    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 1998


                                                      REGISTRATION NO. 333-61967

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                 PRE-EFFECTIVE


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                     TROPICAL SPORTSWEAR INT'L CORPORATION
             (Exact name of registrant as specified in its charter)

                 FLORIDA                                       2325                                     59-3424305
             (State or other                       (Primary Standard Industrial                      (I.R.S. Employer
      jurisdiction of incorporation)               Classification Code Number)                     Identification No.)

                           SAVANE INTERNATIONAL CORP.
             (Exact name of registrant as specified in its charter)
                                 (AS GUARANTOR)

                  TEXAS                                        2325                                     74-1061146
             (State or other                       (Primary Standard Industrial                      (I.R.S. Employer
      jurisdiction of incorporation)               Classification Code Number)                     Identification No.)

                          APPAREL NETWORK CORPORATION
             (Exact name of registrant as specified in its charter)
                                 (AS GUARANTOR)

                 FLORIDA                                       2325                                     59-3331447
             (State or other                       (Primary Standard Industrial                      (I.R.S. Employer
      jurisdiction of incorporation)               Classification Code Number)                     Identification No.)

                       TROPICAL SPORTSWEAR COMPANY, INC.
             (Exact name of registrant as specified in its charter)
                                 (AS GUARANTOR)

                 DELAWARE                                      2325                                     52-2062097
             (State or other                       (Primary Standard Industrial                      (I.R.S. Employer
      jurisdiction of incorporation)               Classification Code Number)                     Identification No.)

                            4902 WEST WATERS AVENUE
                           TAMPA, FLORIDA 33634-1302
                                 (813) 249-4900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 MICHAEL KAGAN
                           EXECUTIVE VICE PRESIDENT,
                            CHIEF FINANCIAL OFFICER
                                 AND SECRETARY
                     TROPICAL SPORTSWEAR INT'L CORPORATION
                            4902 WEST WATERS AVENUE
                           TAMPA, FLORIDA 33634-1302
                                 (813) 249-4900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:

                           MICHAEL R. MCALEVEY, ESQ.
                               ALSTON & BIRD LLP
                              ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                          ATLANTA, GEORGIA 30309-3424
                                 (404) 881-7000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                         PROPOSED             PROPOSED
               TITLE OF EACH CLASS                      AMOUNT            MAXIMUM              MAXIMUM             AMOUNT OF
                  OF SECURITIES                         TO BE         OFFERING PRICE          AGGREGATE          REGISTRATION
                 TO BE REGISTERED                     REGISTERED        PER NOTE(1)       OFFERING PRICE(1)           FEE
---------------------------------------------------------------------------------------------------------------------------------
11% Senior Subordinated Notes due 2008 of Tropical
Sportswear Int'l Corporation......................   $100,000,000          100%             $100,000,000          $29,500(2)
---------------------------------------------------------------------------------------------------------------------------------
Guarantee of Tropical Sportswear Company, Inc.....                                                                  None(3)
---------------------------------------------------------------------------------------------------------------------------------
Guarantee of Apparel Network Corporation..........                                                                  None(3)
---------------------------------------------------------------------------------------------------------------------------------
Guarantee of Savane International Corp............                                                                  None(3)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f), based upon the book value (aggregate outstanding principal amount) of such securities.

(2) Previously paid in connection with the initial filing of this Registration Statement.


(3) No further fee is payable pursuant to Rule 457(n).

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO CHANGE, COMPLETION OR AMENDMENT WITHOUT NOTICE. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 31, 1998

PROSPECTUS

                     TROPICAL SPORTSWEAR INT'L CORPORATION
                     OFFER TO EXCHANGE A NEW SERIES OF ITS
                     11% SENIOR SUBORDINATED NOTES DUE 2008
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                          FOR ANY AND ALL OUTSTANDING
                     11% SENIOR SUBORDINATED NOTES DUE 2008

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                                     , 1998,
             UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION

    Tropical Sportswear Int'l Corporation, a Florida corporation ("TSI" or the "Company"), is hereby offering, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal," which together with this Prospectus constitutes the "Exchange Offer"), to issue $100,000,000 aggregate principal amount of its 11% Senior Subordinated Notes due 2008 (the "Exchange Notes"), in exchange for a like principal amount of its issued and outstanding 11% Senior Subordinated Notes due 2008 (the "Old Notes," and together with the Exchange Notes, the "Notes").

    The current offer and sale of the Exchange Notes are being registered under the Registration Statement of which this Prospectus forms a part in order to satisfy certain obligations of the Company contained in the Exchange and Registration Rights Agreement dated as of June 24, 1998 (the "Registration Rights Agreement") between the Company and the Initial Purchaser. Based on existing interpretations of the Securities Act by the staff of the Securities and Exchange Commission (the "Commission") set forth in several "no-action" letters issued to third parties and unrelated to the Company and the Exchange Offer, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act), without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such Exchange Notes. See "The Exchange Offer -- Procedures for Tendering Old Notes." Each holder of Old Notes wishing to accept the Exchange Offer must represent to the Company, among other things, that it is not an affiliate of the Company and that such conditions have been satisfied. A broker-dealer (a "Participating Broker-Dealer") holding Old Notes may participate in the Exchange Offer provided that it acquired the Old Notes for its own account as a result of market-making or other trading activities. In connection with any resales of Exchange Notes, any Participating Broker-Dealer who receives Exchange Notes for Old Notes pursuant to the Exchange Offer may be an "underwriter" (within the meaning of the Securities Act) and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with this Prospectus, as it may be amended or supplemented from time to time. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes for a period of 180 days. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "Plan of Distribution."

    The Company will not receive any cash proceeds from the Exchange Offer. Pursuant to the Registration Rights Agreement, the Company will pay all the expenses incident to the Exchange Offer (other than agency fees and commissions, underwriting discounts and commissions and the fees and disbursements of counsel and other advisors and experts retained by the holders). In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the holders thereof. The net proceeds of the Offering, together with borrowings under the New Credit Facility, were used to repay all debt of the Company outstanding under the Bridge Facility (as defined herein), which was incurred to finance the acquisition of Farah Incorporated, a Texas corporation now known as Savane International Corp. ("Farah"), pursuant to a tender offer for all outstanding shares of Farah's common stock (the "Tender Offer"). The Tender Offer was consummated on June 10, 1998. See "Use of Proceeds" and "Plan of Distribution."
                                                   (Continued on following page)

                               ------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE EXCHANGE NOTES OFFERED HEREBY.

    THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED, DISAPPROVED OR RECOMMENDED BY THE COMMISSION OR ANY STATE SECURITIES COMMISSION. FURTHERMORE, THE FOREGOING
  AUTHORITIES HAVE NOT REVIEWED THIS PROSPECTUS OR CONFIRMED OR DETERMINED THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                               ------------------

    The Company will accept for exchange Old Notes validly tendered prior to
5:00 p.m., New York City time, on          , 1998, as such date and time may be
extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is subject to certain customary conditions, but is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. See "The Exchange Offer -- Conditions."

                THE DATE OF THIS PROSPECTUS IS           , 1998

(Continued from previous page)

    The Old Notes were sold by the Company on June 24, 1998 to Prudential Securities Incorporated (the "Initial Purchaser") in a transaction not registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon exemptions under the Securities Act. The Initial Purchaser subsequently placed the Old Notes (i) with Qualified Institutional Buyers (as defined in Rule 144A ("Rule 144A") under the Securities Act) in reliance upon Rule 144A and (ii) outside of the United States in compliance with Regulation S ("Regulation S") under the Securities Act (the "Offering"). Accordingly, the Old Notes may not be reoffered, resold, pledged or otherwise transferred except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Old Notes sold in reliance on Rule 144A are designated eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. After the Exchange Offer, the Old Notes that remain outstanding will continue to be subject to the restrictions on transfer contained in the legend thereon and may not be reoffered, resold, pledged or otherwise transferred except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

    The Exchange Notes are a new issuance of securities for which there is currently no trading market. The Exchange Notes will not be listed on any securities exchange. The Company has been advised by the Initial Purchaser that it intends to make a market in the Exchange Notes; however, the Initial Purchaser is not obligated to do so, and any such market making activities may be discontinued at any time without notice. Accordingly, there can be no assurance that an active trading market for the Exchange Notes will develop or as to the liquidity of any such market. See "Risk Factors -- Absence of Established Trading Market."

    The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the Exchange Notes will bear a different CUSIP Number from the Old Notes, (ii) the issuance of the Exchange Notes will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof, and (iii) holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement (as defined herein). The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated as of June 24, 1998 (the "Indenture") among the Company, the Subsidiary Guarantors (as defined herein) named therein and SunTrust Bank, Atlanta, as trustee (the "Trustee"). See "The Exchange Offer" and "Description of the Notes."

    Interest on the Exchange Notes will accrue from the date of original issuance of the Old Notes, i.e., June 24, 1998 (the "Closing Date"), and be payable semiannually in arrears on June 15 and December 15 of each year, commencing December 15, 1998. Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Old Notes.

    The Exchange Notes will be redeemable, in whole or in part, at the option of TSI at any time on or after June 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time on or prior to June 15, 2001, TSI may redeem up to 35% of the original aggregate principal amount of the Notes with the net proceeds of one or more Public Equity Offerings (as defined herein) at a redemption price equal to 111% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided that immediately after giving effect to any such redemption, at least $65.0 million aggregate principal amount of Notes remains outstanding. Upon a Change of Control (as defined herein), each holder of the Notes may require TSI to repurchase all or a portion of such holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes."

    The Exchange Notes will be, and the Old Notes are, general unsecured obligations of TSI, subordinated in right of payment to all existing and future senior debt of TSI, including debt incurred pursuant to the New Credit Facility (as defined herein). The Exchange Notes will rank, and the Old Notes rank, senior in right of payment to all existing and future subordinated debt of TSI, if any. The Exchange Notes will be, and the Old Notes are, guaranteed on a senior subordinated basis by the domestic subsidiaries of the Company (the "Subsidiary Guarantors"). The Exchange Notes will be, and the Old Notes are, effectively subordinated in right of payment to all debt and other liabilities (including trade payables) of TSI's subsidiaries that are not Subsidiary Guarantors. As of July 4, 1998, TSI and the Subsidiary Guarantors had an aggregate of approximately $83.4 million of debt outstanding ranking senior to the Exchange Notes, and TSI's subsidiaries that are not Subsidiary Guarantors had an aggregate of approximately $3.8 million of accounts payable and third-party debt outstanding. See "Description of the Notes -- Subordination."

                             AVAILABLE INFORMATION

     The Company is and, prior to the consummation of the Transactions (as defined herein) Farah was, subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company files and, prior to the consummation of the Transactions Farah filed, reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in Suite 1400, Northwest Atrium Center, West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center (13th floor), New York, New York 10048 and at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006. Copies of such material can be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file electronically with the Commission.

     The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement on Form S-4 under the Securities Act and the rules and regulations thereunder, for the Exchange Notes offered pursuant to the Exchange Offer. For purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information concerning the Company and the Exchange Notes, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices at the locations set forth above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     The Indenture provides that if the Company is not subject to the periodic reporting and informational requirements of the Exchange Act, it will, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, submit to the Commission all reports and other information that would be required to be filed with the Commission if the Company were subject to such periodic reporting and informational requirements.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed financial and other information, including the consolidated financial statements and the notes thereto, included elsewhere in this Prospectus. Unless the context otherwise requires, references herein to (i) "TSI" or the "Company" are to Tropical Sportswear Int'l Corporation and its subsidiaries; and (ii) "Farah" are to Farah Incorporated and its subsidiaries. Unless the context otherwise requires, the unaudited pro forma combined financial data contained herein gives effect to the Transactions as if they had been consummated on September 29, 1996 in the case of statement of operations data for fiscal 1997 and on September 28, 1997 in the case of statement of operations data for the forty weeks ended July 4, 1998. References herein to "fiscal" years are references to fiscal years of TSI (which end on the Saturday nearest September 30th of each year) or to fiscal years of Farah (which end on the first Sunday following October 31st of each year), as the context requires.

                                  THE COMPANY

     On May 1, 1998, TSI entered into an agreement and plan of merger (the "Merger Agreement") with Farah and Foxfire Acquisition Corp., a wholly-owned subsidiary of TSI ("Foxfire"), pursuant to which Foxfire commenced the Tender Offer to purchase all of the outstanding shares of common stock of Farah (the "Shares"). The Tender Offer was consummated on June 10, 1998 and immediately thereafter Foxfire was merged into Farah (the "Merger" and, together with the Tender Offer, the "Farah Acquisition").

     TSI is a leading producer and marketer of high quality casual and dress apparel principally for men, which it markets under proprietary, licensed and private brand names to major apparel retailers such as Costco, Dayton Hudson, Dillard's, Eddie Bauer, Federated Department Stores (including Bloomingdale's and Macy's), J.C. Penney, May Co., Nordstrom, Phillips-Van Heusen, Sam's Club (a division of Wal-Mart) and Sears. Farah is a leading manufacturer of branded apparel, principally for men and boys, which it markets to major apparel retailers such as Belks, Dillard's, Federated Department Stores, Frederick Atkins, May Co., Proffitt's, Sears and Wal-Mart. On a pro forma basis after giving effect to the Transactions, the Company would have had net sales, EBITDA (as defined herein) and a net loss of approximately $335.6 million, $23.1 million and $3.7 million, respectively, for the forty weeks ended July 4, 1998.

     The Company was founded in 1927. Pursuant to a tax-free reorganization, the Company was merged into a newly-formed corporation organized under the laws of the State of Florida on January 27, 1997. The Company's executive offices are located at 4902 West Waters Avenue, Tampa, Florida 33634-1302, and its telephone number is (813) 249-4900.

                                      TSI

     TSI produces and markets high quality casual pants, jeans, shorts and dress pants principally for men, which are marketed under TSI brands, private brands and licensed brand names. In addition, in fiscal 1998 TSI introduced lines of women's sportswear and men's and women's shirts marketed under its existing brands and private brands. TSI's major brands include private brands such as Flyers(TM), TSI brands such as Bay to Bay(R), Banana Joe(TM), Two Pepper(R) and Texas Jeans(TM) and licensed brands such as Bill Blass(R) and Van Heusen(R). TSI markets its apparel to leading apparel retailers in most major retail distribution channels, including department and specialty stores, catalog retailers, discount merchants and wholesale clubs.

     TSI distinguishes itself from traditional private label and branded apparel manufacturers by offering apparel retailers complete merchandise management programs. Key features of these programs include consumer, product and market analysis; design of individual styles and differentiated merchandise assortments; inventory planning and sales forecasting by stock-keeping-unit (an individual style, color and size, or "SKU"); retail pricing strategy; quick response electronic order execution; and automatic replenishment by SKU of store level inventories. These features result from TSI's sophisticated information and production systems and technology and adherence to innovative standard operating policies and procedures throughout its operations.

     TSI's merchandise strategy focuses on basic, recurring styles that TSI believes are less susceptible to fashion obsolescence and less seasonal in nature than fashion styles. All of TSI's products are derived from six production platforms, or "chassis," each of which incorporates basic features requiring distinct manufacturing processes. The six basic "chassis" are modified to produce separate styles through variations in cut, fabric and finish. This process enables TSI to efficiently produce a wide variety of products. All finished goods receive customer-specific labeling and packaging only upon receipt of a customer order confirmation. As a result, a common SKU, differentiated only by labeling and packaging, can be sold by both a high-end department store and a mass merchant at very different retail prices. This merchandise strategy offers quick-response execution of customer orders without the associated risk of carrying customer specific inventories. During fiscal 1997, 16 styles marketed under approximately 80 labels accounted for over 90.0% of TSI's net sales.

     TSI's production strategy focuses on low-cost, flexible and capital-efficient operations. The Company operates its fabric cutting, finished goods processing and distribution facilities in Tampa, Florida, which employ sophisticated technology and systems to enhance product quality and productivity. For labor intensive garment assembly and finishing operations, TSI uses independent manufacturers located primarily in the Dominican Republic, which adhere to TSI's strict operating procedures and standards.

                                     FARAH

     Farah is a leading manufacturer and marketer of high quality casual and dress pants, shorts, sportcoats, suit separates (matching pants and sportcoats), skirts and shirts principally marketed under the well-known Savane(R), Farah(R) and John Henry(R) brands. Farah operates three divisions: Farah U.S.A., Farah International and Savane Direct. Farah U.S.A., which accounted for approximately 75.7% of Farah's fiscal 1997 net sales, produces branded and private label casual and dress apparel marketed to retailers throughout the United States. Farah International, which accounted for approximately 18.1% of Farah's fiscal 1997 net sales, manufactures, sources and markets apparel primarily in the United Kingdom, Australia and New Zealand. Savane Direct, which accounted for approximately 6.2% of Farah's fiscal 1997 net sales, operates 32 United States retail stores.

     The Company believes that retailer and consumer loyalty to the well known Savane(R), Farah(R) and John Henry(R) brands represents Farah's key competitive strength. Savane(R) products are marketed primarily to major department stores, including Belks, Dillard's, Federated Department Stores, Frederick Atkins, May Co. and Proffitt's. Farah(R) brand products are marketed primarily through the mass merchant distribution channel. In fiscal 1997, Farah granted Wal-Mart a non-exclusive license to sell Farah(R) brand products produced by other manufacturers, for which Farah receives a royalty. Farah has an exclusive license to produce and market men's pants, coats and shorts under the John Henry(R) brand within the United States and Canada and, in fiscal 1996, Farah began selling John Henry(R) brand products to Sears.

                   EXPECTED BENEFITS OF THE FARAH ACQUISITION

     The Company believes that the combination of TSI and Farah will position it to offer major retailers complete private label and branded merchandise management programs in core apparel lines featuring both Farah's well-known brands and TSI's brands and private brand programs. The Company intends to apply TSI's proven production technology, comprehensive planning, control and customer service systems and innovative operating policies and procedures to integrate and substantially improve the profitability of Farah's operations. Anticipated benefits of the Farah Acquisition include the following:

          Complementary Branded and Private Label Product Line. TSI believes the Savane(R), Farah(R) and John Henry(R) brands complement TSI's brands and private brands, positioning the Company to offer differentiated branded and private label programs in core apparel lines. The Company believes that it can leverage its strength in these categories to develop customized merchandise management programs featuring branded and private brand men's shirts, women's basic sportswear and products in other core apparel categories.

          Expanded Customer Base and Increased Customer Penetration. The Company believes that its customized merchandise management programs and customer service capabilities, together with the strength of the Farah brands, will enable the Company to increase sales to existing accounts and establish new accounts. The Company believes that substantial cross selling opportunities exist to market TSI brand products to Farah's customers and Farah brand products to TSI's customers. The Company intends to market merchandise management programs to increase sales to these existing customers and generate sales to new customers.

          Greater Critical Mass. The Farah Acquisition will significantly increase the Company's revenue base. On a pro forma basis after giving effect to the Transactions, the Company's net sales for the forty weeks ended July 4, 1998 would have been approximately $335.6 million. The Company believes that its increased size, marketing resources, production capacity and product offerings will enhance its relationships with key suppliers and retailers and strengthen its competitive position in the apparel industry.

          Cost Savings. As part of its integration plan for the Farah Acquisition, the Company believes that it can achieve at least $23.2 million of annual cost savings by the end of fiscal 1999. These cost savings include (i) a reduction of selling, general and administrative expenses (including distribution expenses) resulting in approximately $2.5 million of annual cost savings, (ii) the realization of production efficiencies resulting in approximately $15.2 million of annual cost savings and (iii) improvements in inventory management resulting in approximately $5.5 million of annual cost savings.


          Potential Divestiture Opportunities. Following the Farah Acquisition, the Company intends to evaluate Farah's assets in light of TSI's strategic and financial objectives and, to the extent such assets do not fit within those objectives, dispose of or discontinue operating such assets. The Company is currently considering its alternatives with respect to the Farah International business and is currently engaged in negotiations with a potential buyer regarding the sale of the Savane Direct business. Following the closing of the Farah Acquisition, the Company closed the remainder of Farah's sewing operations in San Jose, Costa Rica, and is currently seeking a buyer for the facilities which housed such operations. There can be no assurance that any such disposition or that additional closures will be consummated. See "Business -- Integration Plan -- Potential Divestiture Opportunities."


                          BUSINESS AND GROWTH STRATEGY

     The Company believes that the Farah Acquisition will position it to take advantage of key industry trends including: (i) an increasing emphasis by major apparel retailers on outsourced merchandise management programs for core apparel lines; (ii) a reduction by major retailers in the number of brands offered in favor of a few of the most well-recognized consumer brands; (iii) an increase in retailer and consumer demand for high-quality private brand apparel; (iv) a shift in consumer preference toward casual dress; and (v) a shift in trade policy which favors the manufacture of products in Mexico, the Caribbean and Latin America. The key elements of the Company's business and growth strategies include:

          Advanced Planning and Control Systems and Procedures. The Company employs advanced technology and comprehensive operating systems and procedures which integrate and monitor each operation to reduce inefficiencies, increase productivity and enhance customer service.

          High-Quality Products. The Company applies stringent quality standards throughout its operations, from the design of its products through the shipment of customer orders. In fiscal 1997, the application of these standards resulted in a rate of production of second quality finished goods of 1.1% of total production.

          Low-Cost and Flexible Operations. The Company is organized to effect a short production cycle from the receipt of raw materials through the shipment of a customer order. TSI believes its "chassis" production concept allows it to execute more cost-effective production runs than those of its competitors. The Company outsources labor intensive garment assembly and finishing operations to independent manufacturers on a fixed cost per unit basis. This strategy reduces the personnel and capital resources invested in the production process and enables TSI to vary production levels with changes in customer demand.

          Minimized Inventory Risk. The Company believes that it minimizes its inventory risk by (i) producing focused lines of core apparel products,
     (ii) minimizing the production cycle and maximizing production flexibility and (iii) tracking customer demand trends by SKU on a per store basis. In fiscal 1997, TSI's production cycle averaged 38 days and average inventory turnover was approximately five times.

          Customer Service. The Company provides customer satisfaction through high-quality products and customized merchandise management programs. These programs serve to increase retailer margins by outsourcing traditional retailer merchandising functions and reducing inventory risk and excessive markdowns.

          Expand Private Brand Programs for Major Retailers. The Company believes its high-quality and low-cost products, strong customer service and merchandise management capabilities position it to increase private brand market share as retailers consolidate and outsource private brand programs.

          New Product Introductions. The Company intends to develop and market products that complement existing core product lines. Targeted product categories include lines of men's casual shirts and women's sportswear. All new product lines will employ the Company's "chassis" production concept.

          Acquisitions. The Company will consider the acquisition of additional established brands as well as the acquisition of producers of complementary new product lines. The Company regularly evaluates acquisition opportunities, but currently has no agreements, arrangements or understandings with respect to any acquisitions, and there can be no assurance that any acquisitions will be consummated.

                                THE TRANSACTIONS

     Pursuant to the Merger Agreement, on May 8, 1998 Foxfire commenced the Tender Offer to purchase all of the Shares at a purchase price of $9.00 per Share. Consummation of the Tender Offer was subject to certain conditions including, among others, that 66 2/3% of the outstanding Shares be validly tendered, and not withdrawn, pursuant to the Tender Offer (the "Minimum Tender Condition"). The Tender Offer was consummated on June 10, 1998 and immediately thereafter Foxfire was merged into Farah in the Merger. Farah was the surviving corporation in the Merger and is a wholly-owned subsidiary of TSI. The aggregate consideration paid to the shareholders and optionholders of Farah was approximately $95.8 million. See "The Transactions -- Farah Acquisition."

     To finance the purchase price for the Farah Acquisition, the repayment of approximately $5.9 million and $57.9 million of debt outstanding under TSI's then existing credit facility and Farah's then existing credit facility, respectively (together, the "Terminated Credit Facilities"), and the redemption of approximately $1.7 million of Farah's 8.50% convertible subordinated debentures due 2004 (the "Convertible Debentures"), concurrently with the consummation of the Tender Offer the Company entered into (i) a $100.0 million bridge financing facility (the "Bridge Facility") with Prudential Securities Credit Corp. (the "Bridge Lender"), an affiliate of the Initial Purchaser, and
(ii) a new $85.0 million revolving credit facility (the "New Credit Facility") arranged by Fleet Capital Corporation ("Fleet"). Following the closing of the Offering, the borrowing availability under the New Credit Facility was increased to $110.0 million, subject to borrowing base limitations. The Company used the net proceeds from the Offering, together with borrowings under the New Credit Facility, to repay all debt outstanding under the Bridge Facility. See "Use of Proceeds."

     The Farah Acquisition, the borrowings under the Bridge Facility and the New Credit Facility to finance the Farah Acquisition, the repayment of the Terminated Credit Facilities, the redemption of the Convertible Debentures and the Offering and the application of the net proceeds therefrom, are collectively referred to herein as the "Transactions."

                              THE INITIAL OFFERING

Old Notes..................  The Old Notes were sold by the Company on June 24,
                             1998 to the Initial Purchaser pursuant to a Purchase Agreement dated June 18, 1998 (the "Purchase Agreement") between the Company and the Initial Purchaser. The Initial Purchaser subsequently placed the Old Notes (i) with Qualified Institutional Buyers in reliance upon Rule 144A and (ii) outside of the United States in compliance with Regulation S.

Registration Rights
Agreement..................  Pursuant to the Purchase Agreement, the Company and
                             the Initial Purchaser entered into the Registration Rights Agreement, which grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights which will, subject to limited exceptions, terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Securities Offered.........  $100,000,000 aggregate principal amount of the
                             Company's 11% Senior Subordinated Notes due 2008.

The Exchange Offer.........  $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Old Notes. As of the date hereof, $100,000,000 aggregate principal amount of Old Notes are outstanding. The Company will issue the Exchange Notes to registered holders on or promptly after the Expiration Date.

                             Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several "no action" letters issued to third parties and unrelated to the Company and the Exchange Offer, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such Exchange Notes. Each holder of Old Notes wishing to accept the Exchange Offer must represent to the Company, among other things, that it is not an affiliate of the Company and that such conditions have been satisfied. See "-- Procedures for Tendering Old Notes."

                             A Participating Broker-Dealer holding Old Notes may participate in the Exchange Offer provided that it acquired the Old Notes for its own account as a result of market-making or other trading activities. In connection with any resales of Exchange Notes, any Participating Broker-Dealer who receives Exchange Notes for Old Notes pursuant to the Exchange Offer may be an "underwriter" (within the meaning of the Securities Act) and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. The Letter of Transmittal states that any acknowledgment by a Participating Broker-Dealer that it will deliver a prospectus in connec-tion with any resale of Exchange Notes, and any such delivery of a prospectus, shall not be deemed an admission by such Participating Broker-Dealer that it is an underwriter. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with this Prospectus, as it may be amended or supplemented from time to time. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes for a period of 180 days. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "Plan of Distribution."

                             Any holder who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes
                             (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above-mentioned "no-action" letters, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer transaction unless such sale or transfer is made pursuant to an exemption from such requirements. Failure to comply with such requirements may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date............  5:00 p.m., New York City time, on           , 1998,
                             unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term
                             "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the
Exchange Notes and the
Old Notes..................  Interest on each Exchange Note will accrue from the
                             Closing Date, i.e., June 24, 1998. Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Old Notes.

Conditions to the Exchange
Offer......................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company, but it is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. See "The Exchange Offer -- Conditions."

Procedures for Tendering
Old Notes..................  Only a registered holder of Old Notes may tender such Old Notes in the Exchange Offer. Each such holder wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to SunTrust Bank, Atlanta, as exchange agent for the Exchange Offer (the "Exchange Agent"), prior to 5:00 p.m., New

                             York City time, on the Expiration Date at the address and in the manner set forth herein under "The Exchange Offer -- Exchange Agent" and on the back cover of this Prospectus. Any delivery not made in accordance with the requirements set forth in this Prospectus and the accompanying Letter of Transmittal will not constitute a valid delivery. By executing the Letter of Transmittal, each holder will represent to the Company (i) that any Exchange Notes to be received by it will be acquired in the ordinary course of such holder's business, (ii) that it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act,
                             (iii) that it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and
                             (iv) if such holder is a Participating
                             Broker-Dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. See "The Exchange
                             Offer -- Purpose and Effect of the Exchange Offer" and "-- Procedures for Tendering Old Notes."

Certain Provisions of the
Registration Rights
Agreement Applicable to
Participating
Broker-Dealers.............  Upon consummation of the Exchange Offer certain provisions of the Registration Rights Agreement shall continue to apply to Participating Broker-Dealers holding Exchange Notes.

Consequences of Failure to
Exchange...................  The Old Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may not be reoffered, resold, pledged or otherwise transferred except in accordance with applicable securities laws of states of the United States and (i) to a person whom the transferor reasonably believes is a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction meeting the requirements of Rule 903 or Rule 904 of Regulation S, (iii) to an institution that is an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act in a transaction exempt from the registration requirements of the Securities Act (if available),
                             (iv) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (v) pursuant to an effective registration statement under the Securities Act. See "The Exchange
                             Offer -- Consequences of Failure to Exchange."

Shelf Registration
Statement..................  In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or upon the request of the Initial Purchaser under certain circumstances, the Company will, in lieu of effecting the registration of the Exchange Notes pursuant to the registration statement for the Exchange Offer and at its cost,
                             (i) as promptly as practicable, file with the Commission a shelf registration statement covering resales of the Old Notes (the "Shelf Registration Statement"), (ii) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 180th day after the Closing Date (or promptly in the event of a request by the Initial Purchaser) and (iii) use its best efforts to keep the Shelf Registration Statement effective until two years after the Closing Date (or until one year after the Closing Date if such Shelf Registration Statement is filed at the request of the Initial Purchaser) or such shorter period ending when all of the Old Notes registered pursuant to such Shelf Registration Statement have been sold or are otherwise eligible for resale pursuant to Rule 144(k) under the Securities Act. The Company will, in the event of the filing of the Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes that sells such Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions of the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments thereon, if any, within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and to receive certain other benefits provided by the Registration Rights Agreement. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

Special Procedures for
Beneficial Owners..........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. Any such transfer of registered ownership may take considerable time. The Company will keep the Exchange Offer open for not less than 20 business days after the date on which notice of the Exchange Offer is mailed to the holders of the Old Notes in order to provide for any necessary transfer of registered ownership.

Guaranteed Delivery
Procedures.................  Holders of Old Notes who wish to tender their Old
                             Notes but who cannot, prior to 5:00 p.m., New York City time, on the Expiration Date (i) deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent or (ii) deliver a confirmation of the book-entry tender of their Old Notes into the Exchange Agent's account at The Depository Trust Company ("DTC") and otherwise complete the procedures for book-entry transfer, must provide a properly completed and duly executed Notice of Guaranteed Delivery (a "Notice of Guaranteed Delivery") to the Exchange Agent and otherwise comply with the guaranteed delivery procedures set forth under "The Exchange
                             Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes and
Delivery of Exchange
Notes......................  Subject to certain conditions, the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Certain Federal Income Tax
Considerations.  ..........  It is anticipated that the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be a taxable event for United States federal income tax purposes, because under existing Treasury regulations, the Exchange Notes will not differ materially in kind or extent from the Old Notes. See "Certain Federal Income Tax Considerations."

Accounting Treatment.......  The Exchange Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company in connection with the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

Use of Proceeds............  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive a like principal amount of Old Notes. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Old Notes, except as described herein. The Old Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. The net proceeds of the Offering of approximately $95.6 million, together with borrowings of approximately $4.4 million under the New Credit Facility, were used to repay all debt of the Company outstanding under the Bridge Facility. Borrowings of $100.0 million under the Bridge Facility and approximately $70.4 million under the New Credit Facility were incurred to finance the purchase price for the Farah Acquisition, the repayment of the Terminated Credit Facilities and the redemption of the Convertible Debentures. See "Use of Proceeds."

Exchange Agent.............  SunTrust Bank, Atlanta.

                               THE EXCHANGE NOTES

General....................  The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the Exchange Notes will bear a different CUSIP Number from the Old Notes, (ii) the issuance of the Exchange Notes will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof, and (iii) holders of Ex-change Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions thereof which provide for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

Exchange Notes Offered.....  $100,000,000 aggregate principal amount of 11%
                             Senior Subordinated Notes due 2008.

Maturity Date..............  June 15, 2008.

Interest Payment Dates.....  June 15 and December 15 of each year, commencing
                             December 15, 1998.

Subsidiary Guarantees......  The Company's payment obligations under the
                             Exchange Notes will be jointly and severally guaranteed on a senior subordinated basis (the "Subsidiary Guarantees") by the Subsidiary Guarantors. The Subsidiary Guarantees will be subordinated to all senior debt of the Subsidiary Guarantors. See "Description of the
                             Notes -- Subsidiary Guarantees."

Optional Redemption........  The Exchange Notes will be redeemable, in whole or in part, at the option of the Company, at any time on or after June 15, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. In addition, at any time on or prior to June 15, 2001, the Company may, at its option, redeem up to 35% of the original aggregate principal amount of the Notes with the net proceeds of one or more Public Equity Offerings, at a redemption price equal to 111% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided that immediately after giving effect to any such redemption, at least $65.0 million aggregate principal amount of Notes remains outstanding. See "Description of the Notes -- Optional Redemption."

Change of Control..........  Upon a Change of Control, each holder of Exchange
                             Notes will have the right to require the Company, subject to certain conditions, to repurchase such holder's Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the
                             Notes -- Repurchase at the Option of Holders Upon Change of Control."

Ranking....................  The Exchange Notes will be, and the Old Notes are, general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior debt of the Company, including debt incurred pursuant to the New Credit Facility. The Exchange Notes will rank, and the Old Notes rank, pari passu in right of payment with all future senior subordinated debt of the Company, if any, and the Exchange Notes will rank, and the Old Notes rank, senior in right of payment to all future subordinated debt of the Company, if any. The Exchange Notes will be, and the Old Notes are, guaranteed, on a senior subordinated basis, by the Subsidiary Guarantors and effectively subordinated in right of payment to all debt and other liabilities (including trade payables) of the Company's subsidiaries that are not Subsidiary Guarantors. As of July 4, 1998, the Company and the Subsidiary Guarantors had an aggregate of approximately $83.4 million of Debt (as defined herein) outstanding ranking senior to the Notes, and the Company's subsidiaries that are not Subsidiary Guarantors had approximately $3.8 million of accounts payable and third-party debt outstanding. The Indenture permits the Company and its subsidiaries to incur additional Debt, including Senior Debt (as defined herein), subject to certain limitations. See "Description of the Notes -- Subordination" and "Description of Other Indebtedness."

Certain Covenants..........  The Indenture contains certain covenants that, among other things, restrict the Company and its Restricted Subsidiaries (as defined herein) with respect to: (i) the incurrence of additional debt;
                             (ii) restricted payments; (iii) asset sales; (iv) transactions with affiliates; (v) dividend and other payment restrictions affecting Restricted Subsidiaries; (vi) issuing stock of subsidiaries to third parties; (vii) certain liens; and (viii) certain consolidations, mergers or sales of assets. All of these restrictions are subject to a number of significant limitations and qualifications. See "Description of the Notes -- Certain Covenants."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered in evaluating an investment in the Exchange Notes.

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The summary unaudited pro forma combined financial data give effect to the Transactions as if they had been consummated on September 29, 1996 and September 28, 1997, in the case of the summary unaudited pro forma combined statement of operations data for fiscal 1997 and the forty weeks ended July 4, 1998, respectively. The summary unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of what the Company's actual results of operations would have been had the Transactions been consummated as of the above-referenced dates or of the results of operations of the Company for any future period. See "Unaudited Pro Forma Combined Financial Data."

                                                                     PRO FORMA
                                                              -----------------------
                                                                            FORTY
                                                                            WEEKS
                                                               FISCAL       ENDED
                                                                1997     JULY 4, 1998
                                                              --------   ------------
                                                                  (IN THOUSANDS,
                                                                  EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
Net sales...................................................  $425,411     $335,598
Cost of goods sold..........................................   315,427      251,272
                                                              --------     --------
Gross profit................................................   109,984       84,326
Selling, general and administrative expenses................    87,279       66,614
Termination of foreign operations...........................     5,106        5,229
Production conversion expenses..............................     2,061          642
Relocation expenses.........................................       904        3,262
                                                              --------     --------
Operating income............................................    14,634        8,579
Interest expense, net(1)....................................    18,750       13,760
Bridge loan funding fee.....................................        --          500
Other expense, net..........................................       231          637
                                                              --------     --------
Loss before income tax......................................    (4,347)      (6,318)
Income tax benefit..........................................    (3,802)      (2,652)
                                                              --------     --------
          Net loss..........................................  $   (545)    $ (3,666)
                                                              ========     ========
OTHER DATA:
Depreciation and amortization(1)............................  $  6,973     $  5,815
EBITDA(2)...................................................    30,199       23,141
Adjusted EBITDA(3)..........................................    53,399       40,541
Cash interest expense(4)....................................    17,433       12,647
Ratio of Adjusted EBITDA to cash interest expense...........       3.1x         3.2x
Ratio of earnings to fixed charges(5).......................        --           --

---------------

(1) Interest expense, net, and depreciation and amortization include amortization of debt issuance costs of $1.3 million and $1.1 million for fiscal 1997 and the forty weeks ended July 4, 1998, respectively. Interest expense, net also includes interest income of $752,000 and $251,000 for fiscal 1997 and the forty weeks ended July 4, 1998, respectively.
(2) EBITDA represents loss before income tax plus, without duplication, (i) depreciation and amortization, (ii) interest expense, and (iii) special charges incurred by Farah during the periods presented relating to the termination of foreign operations, production conversions and/or relocation expenses (the "Farah Charges"). EBITDA is presented because it provides useful information regarding the Company's ability to service debt. EBITDA should not be considered as an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles).
(3) Adjusted EBITDA represents EBITDA plus $23.2 million of annual cost savings (or $17.4 million for the forty weeks ended July 4, 1998) that the Company expects to achieve in connection with the Farah Acquisition assuming that all cost savings were achieved at the beginning of the applicable period. See "-- Expected Benefits of the Farah Acquisition -- Cost Savings."

(4) Cash interest expense reflects, for the applicable period, aggregate interest expense during such period minus non-cash interest expense during such period attributable to the amortization of debt issuance costs. On a pro forma basis after giving effect to the Transactions, non-cash interest expense would have been $1.3 million and $1.1 million for fiscal 1997 and the forty weeks ended July 4, 1998, respectively.
(5) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs), whether expensed or capitalized, and the portion of rental expense that is representative of the interest factor. On a pro forma basis after giving effect to the Transactions, earnings would have been insufficient to cover fixed charges by $4.4 million and $6.4 million for fiscal 1997 and the forty weeks ended July 4, 1998, respectively.

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors in addition to the other information set forth in this Prospectus before making an investment in the Exchange Notes offered hereby.

     Certain of the matters discussed in this Prospectus may constitute forward-looking statements for purposes of the Securities Act and the Exchange Act. All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that TSI expects or anticipates will or may occur in the future, including the successful implementation of TSI's and Farah's new management information systems, the amount and nature of future capital expenditures, business strategies and measures to implement such strategies, competitive strengths, expansion and growth of TSI's business and operations, references to future success, the realization of cost savings and business synergies resulting from the Farah Acquisition and other such matters are forward-looking statements. Such forward-looking statements may involve uncertainties and other factors that may cause the actual results and performance of TSI to be materially different from future results or performance expressed or implied by such statements. Cautionary statements regarding the risks associated with such forward-looking statements include, without limitation, those statements set forth below and elsewhere herein. Among others, factors that could adversely affect actual results and performance include failure to successfully integrate Farah's operations into those of the Company in a timely and efficient manner, the loss of a significant customer, delays in installing or malfunctions of the Company's or Farah's new management information systems, disruption in the operations of independent manufacturers, political or social instability in geographic areas in which the Company's independent manufacturers operate, changes in import and export regulations and sudden increases in raw material or labor prices. All written or oral forward-looking statements attributable to TSI are expressly qualified in their entirety by the foregoing cautionary statement.

INTEGRATION OF FARAH

     The Farah Acquisition will result in a significant increase in the scope of the Company's business. Farah's net sales for fiscal 1997 were approximately $273.7 million, while TSI's net sales for fiscal 1997 were approximately $151.7 million. Specifically, as a result of the Farah Acquisition, the Company will significantly increase (i) the number of its branded and private brand apparel offerings, (ii) the number of its manufacturing and other operating locations,
(iii) the number of its employees, (iv) the geographical scope of its operations and (v) the total scale of its operations. The integration of the operations of Farah with those of the Company, the coordination of purchasing, distribution, manufacturing and warehousing for the combined companies, the coordination of Farah's sales and marketing operations with those of the Company and the implementation of appropriate financial and management systems in connection with the Farah Acquisition will require significant financial resources and substantial attention from the Company's management. Any inability of the Company to successfully integrate Farah in a timely and efficient manner could have a material adverse affect on the Company's business, results of operations and financial condition. In addition, the Company expects to realize certain cost savings and business synergies as a result of the Farah Acquisition. Realization of such cost savings and business synergies could be affected by a number of factors beyond the Company's control, such as general economic conditions, increased operating costs, the response of competitors, customers or employees and regulatory developments. There can be no assurance that the Company will achieve the expected cost savings and business synergies.

SUBSTANTIAL LEVERAGE

     As a result of the consummation of the Transactions, the Company is highly leveraged. As of July 4, 1998, the Company's consolidated debt was approximately $183.4 million and its shareholders' equity was approximately $47.7 million. In addition, on a pro forma basis after giving effect to the Transactions, the Company's earnings would have been insufficient to cover fixed charges by approximately $6.4 million for the forty weeks ended July 4, 1998. See "Capitalization," "Description of the Notes" and "Description of Other Indebtedness."

     The Indenture and the New Credit Facility permit the Company and its subsidiaries to incur additional debt, subject to certain limitations. The degree to which the Company is leveraged will have important consequences for the holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its debt and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be impaired; (iii) the Company's leverage may increase its vulnerability to economic downturns and limit its ability to withstand competitive pressures; (iv) the Company's ability to capitalize on significant business opportunities may be limited; and (v) the Company's leverage may place the Company at a competitive disadvantage in relation to less leveraged competitors.

     The ability of the Company to meet its debt service obligations will depend on the future operating performance and financial results of the Company, which will be subject in part to factors beyond the control of the Company. Although the Company believes that its cash flow will be adequate to meet its interest and principal payments, there can be no assurance that the Company will generate earnings in the future sufficient to cover its fixed charges. If the Company is unable to generate earnings in the future sufficient to cover its fixed charges and is unable to borrow sufficient funds under either the New Credit Facility or from other sources, it may be required to refinance all or a portion of its existing debt (including the Notes) or to sell all or a portion of its assets. There can be no assurance that a refinancing would be possible, nor can there be any assurance as to the timing of any asset sales or the proceeds that the Company could realize therefrom. In addition, the terms of the New Credit Facility and the Indenture restrict the Company's ability to sell assets and the use of the proceeds therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
Resources -- Liquidity and Capital Resources of TSI" and "Description of Other Indebtedness -- New Credit Facility."

     If for any reason, including a shortfall in anticipated operating results or proceeds from asset sales, the Company were unable to meet its debt service obligations, it would be in default under the terms of the New Credit Facility. In the event of such a default, the lenders under the New Credit Facility could elect to declare all debt thereunder to be immediately due and payable, including accrued and unpaid interest, and to terminate their commitments thereunder to provide funding. In addition, such lenders could proceed against their collateral, which consists of substantially all of the current and future personal property of the Company and certain of its subsidiaries. Any default under the New Credit Facility could result in a default under the Company's other debt or result in a bankruptcy of the Company. Such defaults would delay or preclude payment of principal of, premium, if any, and interest on, the Notes. See "Description of the Notes -- Subordination."

ACQUISITIONS

     The Company intends to pursue acquisitions as part of its business strategy. The Company regularly evaluates acquisition opportunities that would complement its ongoing operations. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, obtain sufficient financing on acceptable terms to fund acquisitions, complete acquisitions, integrate acquired operations into its existing operations or profitably manage acquired businesses. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable to those achieved by the Company's existing operations, or otherwise perform as expected. Acquisitions may also involve a number of special risks, including, among others, possible adverse effects on the Company's operating results, diversion of management's attention and the Company's resources, and dependence on retaining, hiring and training key personnel, some or all of which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company competes for acquisition and expansion opportunities with companies that have substantially greater resources than the Company. Although the Company regularly evaluates acquisition opportunities, it currently has no agreements, arrangements or understandings with respect to any acquisitions.

RELIANCE ON KEY CUSTOMERS

     On a pro forma basis after giving effect to the Transactions, sales to the Company's five largest customers would have represented approximately 47.2% of net sales for the forty weeks ended July 4, 1998. On a pro forma basis after giving effect to the Transactions, sales to Wal-Mart, Dillard's and Federated Department Stores would have accounted for approximately 20.0%, 8.0% and 7.0%, respectively, of net sales for the forty weeks ended July 4, 1998. The Company does not have long-term contracts with any of its customers, and sales to customers generally occur on an order-by-order basis and are subject to certain rights of cancellation and rescheduling by the customer or by the Company. Accordingly, the level of unfilled orders at any given time may not be indicative of eventual actual shipments. In addition, the Company's inability to timely fulfill customer orders may materially and adversely affect the Company's relationships with its customers. Any deterioration in the Company's relationship with any key customers could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company's future financial condition and results of operations will depend to a significant extent upon the commercial success of its major customers and their continued willingness to purchase the Company's products. Any significant downturn in the business of the Company's major customers or their commitment to the Company's programs or brands could cause those customers to reduce or discontinue their purchases from the Company, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Customers and Customer Service."

APPAREL INDUSTRY

     The apparel industry has historically been subject to cyclical variations, and a recession in the general economy or uncertainties regarding future economic prospects that affect consumer spending habits could have a material adverse effect on the Company's business, results of operations and financial condition. The Company believes that its success depends in large part upon its ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. Failure by the Company to identify and respond appropriately to changing consumer demands and fashion trends could adversely affect consumer acceptance of the Company's products and may have a material adverse effect on the Company's business, results of operations and financial condition.

     Additionally, a number of apparel retailers have experienced significant changes and difficulties over the past several years, including consolidation of ownership, increased centralization of buying decisions, restructurings, bankruptcies and liquidations. During past years, various apparel retailers, including some of the Company's customers, have experienced financial problems that have increased the risk of extending credit to such retailers. Financial problems with respect to any of the Company's customers could cause the Company to reduce or discontinue business with such customers or require the Company to assume more credit risk relating to such customers' receivables, either of which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Industry."

COMPETITION

     The apparel industry is highly competitive and TSI and Farah compete with numerous apparel manufacturers, including brand name and private brand producers, and retailers which have established, or may establish, internal product development and sourcing capabilities. TSI's and Farah's products also compete with a substantial number of designer and non-designer product lines. Many of TSI's and Farah's competitors and potential competitors have greater financial, manufacturing and distribution resources than TSI and Farah. Any increased competition from manufacturers or retailers, or any increased success by existing competition, could have a material adverse effect on the Company's business, results of operations and financial condition. See
"Business -- Competition."

DEPENDENCE ON INTELLECTUAL PROPERTY; RISK OF INFRINGEMENT CLAIMS

     TSI and Farah use a number of trademarks, certain of which TSI and Farah have registered with the United States Patent and Trademark Office. The Company believes these registered and common law trademarks and other proprietary rights are important to its success and its competitive position. TSI and Farah experience, from time to time, challenges to the use or registration of certain of their trademarks and use of their trade dress. Levi Strauss & Co. recently brought suit against TSI alleging, among other things, that a TSI trademark and the trade dress used in the labeling and packaging of certain TSI products infringe upon certain of Levi Strauss & Co.'s proprietary trademark and trade dress rights. The outcome of the litigation cannot be determined at this time. Nevertheless, in an attempt to limit TSI's liability, if any, with respect to such alleged infringement, TSI has unilaterally altered the trademark and trade dress which are currently the subject of this lawsuit. There can be no assurance, however, that the modifications made to the subject trademark and trade dress do not infringe upon Levi Strauss & Co.'s rights or that Levi Strauss & Co. will not continue to seek to recover damages and attorneys' fees from TSI with respect to the use of this modified trademark and trade dress, or with respect to the trademark and trade dress prior to modification. See "Business -- Legal Proceedings." Additionally, there can be no assurance that TSI's and Farah's other trademarks and proprietary rights do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that TSI or Farah would not be prevented, in any such event, from using its trademarks or other proprietary rights, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. In the event of litigation arising from alleged infringement, any claiming party may have significantly greater resources than the Company to pursue such litigation, and the Company could be forced to incur substantial costs to defend such litigation. In addition, if any such party is successful in challenging the Company's or Farah's trademarks or use of trade dress, the Company could be forced to pay significant damages or required to enter into expensive royalty or licensing arrangements with such third party. Accordingly, any such litigation could have a material adverse effect on the Company's business, results of operations and financial condition.

     In addition, TSI and Farah use various trademarks owned by other companies in the promotion, distribution and sale of their products pursuant to licensing agreements. From time to time, the Company has been engaged in litigation regarding its licensing arrangements. There can be no assurance that any of the licensing agreements will not be terminated or will be renewed in the future. In the event TSI and Farah are unable to use the trademarks of such other companies in the future, the Company's business, results of operations and financial condition may be materially adversely affected. See "Business -- Trademarks and Licenses."

DEPENDENCE ON KEY PERSONNEL

     The Company's continued success is dependent upon its ability to retain its senior management as well as its ability to attract and retain qualified management, administrative and sales personnel to support its existing operations and future growth. The loss of the services of any members of its senior management, or the inability to attract and retain other qualified personnel, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management."

PRICE AND AVAILABILITY OF RAW MATERIALS

     The principal fabrics used in the Company's and Farah's apparel consist of cotton, wool, synthetic and blended fabrics. These fabrics, with the quality the Company and Farah require, are available from a limited number of suppliers. The prices paid by the Company and Farah for such fabrics are largely dependent on the market prices for the raw materials used to produce them, namely cotton, wool, rayon and polyester. The price and availability of such raw materials and, in turn, the fabrics used in the Company's and Farah's apparel may fluctuate significantly, depending on a variety of factors, including crop yields and weather patterns. In the event that the Company is required to obtain fabrics from sources other than its current suppliers, the quality of available fabrics also may fluctuate significantly. Fluctuations in the price, availability and quality of the fabrics or other raw materials used by the Company could have a material adverse effect on the Company's cost of sales or its ability to meet its customers' demands and, as a result, could have a material adverse effect on the Company's business, results of operations and financial condition. There also can be no assurance that the Company will be able to pass along to its customers all, or any portion of, any future increases in the prices paid for the fabrics used in the manufacture of the Company's products. See "Business--Production."

DEPENDENCE ON INDEPENDENT MANUFACTURERS

     TSI and Farah use independent manufacturers to assemble or produce a substantial portion of their respective products. The Company and Farah are dependent upon the ability of their independent manufacturers to adequately finance the assembly or production of goods ordered and maintain sufficient manufacturing capacity. The use of independent manufacturers to assemble or produce finished goods and the resulting lack of direct control could subject the Company to difficulty in obtaining timely delivery of products of acceptable quality. Neither the Company nor Farah generally has long-term contracts with any independent manufacturers. Alternative manufacturers, if available, may not be able to provide the Company with products or services of a comparable quality, at an acceptable price or on a timely basis. There can be no assurance that there will not be a disruption in the supply of the Company's products from its independent manufacturers or, in the event of a disruption, that the Company would be able to substitute in a timely manner suitable alternative manufacturers. The failure of any independent manufacturer to perform or the loss of any independent manufacturer could have a material adverse effect on the Company's business, results of operations and financial condition. See
"Business -- Production."

INTERNATIONAL SOURCING AND MANUFACTURING

     During fiscal 1997 and the forty weeks ended July 4, 1998, all of TSI's products were assembled or produced by independent manufacturers operating outside the United States, primarily in the Dominican Republic and, to a lesser extent, Mexico. In addition, substantially all of Farah's products have historically been assembled outside the United States, with a significant portion of such production occurring in Mexico and Costa Rica. Accordingly, the Company expects that after the Farah Acquisition almost all of its products will be assembled or produced outside the United States. Generally, neither the Company nor Farah has any long-term contracts with its independent manufacturers. There can be no assurance that the Company will not experience difficulties with such manufacturers, which could include a reduced availability of production capacity, failure to meet production deadlines or increases in manufacturing costs. In addition, the use of foreign manufacturers requires the Company to order products further in advance to account for additional transportation time. If the Company overestimates customer demand, it may be required to hold goods in inventory which it may be unable to sell at historical margins; if it underestimates customer demand, the Company may not be able to fill orders on a timely basis.

     International manufacturing is subject to a number of other risks including work stoppages, transportation delays and interruptions, delays and interruptions resulting from natural disasters, political instability, economic disruptions, expropriation, nationalization, the imposition of tariffs and import and export controls, changes in governmental policies and other events. Any such event could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, a significant portion of Farah's manufacturing operations are located in a number of countries outside the United States. As a consequence, following the Farah Acquisition, the Company will be subject to additional risks associated with owning and operating manufacturing facilities abroad. These include, among others, the risks of becoming subject to labor laws and other government regulations imposed by the countries in which the Company operates. Any such adverse change could result in loss of revenues, customer orders and customer goodwill and could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company and Farah are also exposed to foreign currency risk. Although TSI and, to a lesser extent Farah, have historically contracted to assemble or produce substantially all of their goods in United States dollars, reductions in the value of the United States dollar could increase the prices that the Company pays for its products, which increases the Company may not be able to pass on to its customers. Any such price increases could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Production."

IMPORTS AND IMPORT RESTRICTIONS

     Substantially all of TSI's and Farah's import operations are subject to the terms of bilateral textile agreements between the United States and a number of countries, which agreements impose quotas on the amount and type of goods that can be imported into the United States from these countries. Pursuant to international agreements and/or United States laws, these bilateral textile agreements allow, and any future bilateral textile agreement may allow, the United States, under certain circumstances, to impose restraints at any time on the importation of additional or new categories of merchandise. The Company's imported products are also subject to United States customs duties. On a pro forma basis after giving effect to the Transactions, such duties would have represented approximately 4.3% of the Company's cost of goods sold for the forty weeks ended July 4, 1998.

     The United States and the countries in which TSI's and Farah's products are manufactured may from time to time impose new quotas, duties, tariffs or other restrictions or adversely adjust presently prevailing quotas, duties or tariffs. In addition, the United States may bar imports of products that are found to have been manufactured by convict, forced or indentured labor and may withdraw the "most favored nation" status of certain countries, which could result in the imposition of higher tariffs on products imported from such countries. Any such new or adjusted restrictions could have a material adverse effect on the Company's business, results of operations and financial condition. See
"Business -- Imports and Import Regulations."

MANAGEMENT INFORMATION SYSTEMS

     TSI and Farah rely upon the accuracy and proper utilization of their respective management information systems to provide timely distribution services and to properly track their respective operating results. The Company began implementation of a new, integrated management information system in the second quarter of fiscal 1998 and continues to integrate additional functions. The Company expects that it will need to modify its management information systems as a result of the Farah Acquisition. Further modification and refinement will be required as the Company grows and its business needs change. The occurrence of a significant system failure or the Company's inability to modify its management information systems to respond to the Farah Acquisition and other changes in its business needs could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Management Information Systems."

CONTROL BY PRINCIPAL SHAREHOLDERS

     As of August 17, 1998, William W. Compton, the Company's Chairman of the Board and Chief Executive Officer, and Michael Kagan, the Company's Executive Vice President and Chief Financial Officer, owned or controlled approximately 12.5% and 7.5%, respectively, of the outstanding shares of TSI's common stock (the "Common Stock"). As of such date, Accel, S.A. de C.V., a Mexican corporation ("Accel"), owned approximately 21.1% of the outstanding shares of the Common Stock. In addition, pursuant to TSI's Amended and Restated Articles of Incorporation, Accel currently has the right to nominate two persons to stand for election to TSI's seven-member Board of Directors, and separate family limited partnerships controlled by Messrs. Compton and Kagan, respectively, each currently has the right to nominate one person to stand for election to TSI's seven-member Board of Directors. Moreover, Accel and Messrs. Compton and Kagan and their respective family limited partnerships have entered into a shareholders' agreement pursuant to which, among other things, each of them has agreed to vote the shares of Common Stock owned or controlled by them to elect the nominees of the other parties to the shareholders' agreement to TSI's Board of Directors. In light of the foregoing, such persons will effectively have the ability to significantly influence the election of TSI's directors and the outcome of all other issues submitted to TSI's shareholders. See "Management" and "Principal Shareholders."

SEASONALITY

     Historically, TSI's and Farah's businesses have been seasonal, with slightly higher sales and income in their respective second and fourth fiscal quarters, just prior to and during the two peak retail selling seasons for spring and fall merchandise. In addition, certain of TSI's and Farah's products, such as shorts and corduroy pants, tend to be seasonal in nature. In the event such products represent a greater percentage of the Company's sales in the future, the seasonality of the Company's sales may be increased.

RANKING OF THE NOTES AND THE SUBSIDIARY GUARANTEES

     The Exchange Notes will be, and the Subsidiary Guarantees are, general unsecured obligations of the Company and the Subsidiary Guarantors, respectively, subordinated in right of payment to all existing and future senior debt of the Company and the Subsidiary Guarantors, including Debt under the New Credit Facility. As of July 4, 1998, the Company and the Subsidiary Guarantors had an aggregate of approximately $83.4 million of Debt outstanding ranking senior to the Notes, and the Company had $46.4 million of additional borrowing availability under the New Credit Facility (subject to borrowing base limitations), all of which would be Senior Debt. In the event of a bankruptcy, liquidation or reorganization of the Company or a Subsidiary Guarantor, the assets of the Company or such Subsidiary Guarantor would be available to pay obligations on the Notes only after all senior debt of the Company or such Subsidiary Guarantor, as the case may be, has been repaid in full. Consequently, sufficient assets may not exist to pay amounts due on the Notes. In addition, the subordination provisions of the Indenture provide that no cash payments may be made with respect to the Notes during the continuance of a payment default under certain Senior Debt of the Company. Furthermore, if certain nonpayment defaults exist with respect to certain Senior Debt, the holders of such Senior Debt would be able to prevent payments of principal of, premium, if any, and interest on, the Notes for certain periods of time. See "Description of the Notes -- Subordination."

     None of TSI's or Farah's non-United States subsidiaries will be Subsidiary Guarantors, and the Notes are, and the Exchange Notes will be, effectively subordinated in right of payment to all debt and other liabilities (including trade payables) of these subsidiaries. As of July 4, 1998, TSI's subsidiaries that are not Subsidiary Guarantors had approximately $3.8 million of accounts payable and third party debt outstanding. The right of the Company to receive assets of any of its subsidiaries that are not Subsidiary Guarantors upon liquidation or reorganization of such subsidiary will be subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent the Company itself is recognized as a creditor of such subsidiary. See "Description of the Notes -- Subordination."

RESTRICTIONS IMPOSED BY THE NEW CREDIT FACILITY AND THE INDENTURE

     The New Credit Facility and the Indenture contain a number of significant covenants which, among other things, restrict the ability of the Company to dispose of assets, incur additional debt, repay other debt, pay dividends, make certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the best interest of the Company. In addition, the New Credit Facility also requires the Company to maintain compliance with certain financial ratios. The ability of the Company to comply with such ratios may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the required financial ratios could result in a default under the New Credit Facility. In the event of such a default, the lenders under the New Credit Facility could elect to declare all debt thereunder to be immediately due and payable, including accrued and unpaid interest, and to terminate their commitments thereunder to provide funding. In addition, such lenders could proceed against their collateral, which consists of substantially all of the current and future personal property of the Company and certain of its subsidiaries. Any default under the New Credit Facility could result in a default under the Company's other debt or result in a bankruptcy of the Company. Such defaults would delay or preclude payment of principal of, premium, if any, and interest on, the Notes. See "Description of the Notes" and "Description of Other Indebtedness -- New Credit Facility."

LIMITATION ON SUBSIDIARY GUARANTEES; FRAUDULENT CONVEYANCE CONCERNS

     The issuance of a Subsidiary Guarantee by a Subsidiary Guarantor may be subject to review under federal or state fraudulent conveyance laws in the event of the bankruptcy or other financial difficulty of such Subsidiary Guarantor. Depending upon the standard applied in connection with such review, such review could result in the debt evidenced by a Subsidiary Guarantee being voided or subordinated to all other debt of such Subsidiary Guarantor (in addition to the Senior Debt of such Subsidiary Guarantor to which such

Subsidiary Guarantee is expressly subordinated), and could result in payments previously made in respect of such Subsidiary Guarantee being returned to such Subsidiary Guarantor.

     For example, under applicable law, if a court, in a lawsuit by an unpaid creditor or representative of creditors of a Subsidiary Guarantor, were to find that when such Subsidiary Guarantor incurred the debt evidenced by its Subsidiary Guarantee, such Subsidiary Guarantor (a)(i) was insolvent or was rendered insolvent by reason of such incurrence, (ii) was engaged in a business or transaction for which the assets remaining with such Subsidiary Guarantor constituted unreasonably small capital or (iii) intended to incur, or believed (or reasonably should have believed) that it would incur, debt beyond its ability to pay such debt as it matures and (b) received less than reasonably equivalent value or fair consideration for the incurrence of such debt, then the Subsidiary Guarantee could be voided, or claims in respect of the Subsidiary Guarantee could be subordinated to all other debt of such Subsidiary Guarantor. In addition, any amounts previously paid by a Subsidiary Guarantor pursuant to a Subsidiary Guarantee could be voided and required to be returned to such Subsidiary Guarantor, or to a fund for the benefit of the creditors of such Subsidiary Guarantor. The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction being applied. Generally, however, a Subsidiary Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, is greater than the saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured or (ii) it could not pay its debts as they become due.

     A court will likely find that a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for its guarantee to the extent that its liability thereunder exceeds any direct benefit it received from the issuance of the Old Notes. Each Subsidiary Guarantee will limit the liability of the Subsidiary Guarantor thereunder to the maximum amount that it could pay without the guarantee being deemed a fraudulent transfer. There can be no assurance that this limitation will be effective. If this limitation is not effective, the issuance of a Subsidiary Guarantee by a Subsidiary Guarantor could be deemed to render insolvent such Subsidiary Guarantor. If this limitation is effective, there can be no assurance that the limited amount so guaranteed would be sufficient to pay amounts owed under the Notes and the Indenture in full.

LIMITATION ON CHANGE OF CONTROL

     The Indenture requires the Company, in the event of a Change of Control, to make an offer to purchase all outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The New Credit Facility restricts such a purchase and such an offer would require the approval of the lenders thereunder. In addition, certain events involving a change of control may be an event of default under the New Credit Facility or other debt of the Company that may be incurred in the future. Accordingly, the right of the holders of the Notes to require the Company to repurchase the Notes may be of limited value if the Company cannot obtain the required approval under the New Credit Facility. In addition, even if such approval were obtained, there can be no assurance that the Company will have the financial resources necessary to purchase the Notes upon a Change of Control. Failure to offer to repurchase the Notes under such circumstances, however, would constitute an event default under the Indenture. See "Description of the Notes -- Repurchase at the Option of Holders Upon Change of Control."

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "The Exchange Offer."

FAILURE TO FOLLOW EXCHANGE OFFER PROCEDURES COULD ADVERSELY AFFECT HOLDERS

     Issuance of the Exchange Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof, and, upon consummation of the Exchange Offer certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer" and "Plan of Distribution."

ABSENCE OF ESTABLISHED TRADING MARKET

     The Exchange Notes are a new issuance of securities for which there is currently no trading market. The Exchange Notes will not be listed on any securities exchange. The Company has been advised by the Initial Purchaser that it intends to make a market in the Exchange Notes; however, the Initial Purchaser is not obligated to do so, and any such market making activities may be discontinued at any time without notice. Accordingly, there can be no assurance that an active trading market for the Exchange Notes will develop or as to the liquidity of any such market. In addition, if the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and other factors.

YEAR 2000

     The "Year 2000 Issue" is the result of computer programs and systems having been designed and developed to use two digits, rather than four, to define the applicable year. As a result, these computer programs and systems may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     The new or upgraded management information systems which TSI began implementing in the second quarter of fiscal 1998 will, among other things, address problems resulting from the Year 2000 Issue. The Year 2000 Issue impacts TSI's main operating system which includes subsystems related to customer analysis, order processing, planning, procurement, production and sales. While the new management information system, which is Year 2000 compliant, will not be operational until approximately the third quarter of fiscal 1999, TSI plans to have all existing systems Year 2000 compliant by the first quarter of fiscal 1999 and plans to spend up to $500,000 for this portion of its systems upgrade.

     Based on assessments made during fiscal 1996 and 1997, Farah decided to replace its entire inventory management, warehouse distribution and order processing systems so that those systems will be Year 2000 compliant. Farah will utilize both internal and external resources to reprogram or replace and test the software for Year 2000 modifications. The Company plans to complete the inventory management and order processing portions of Farah's Year 2000 project no later than December 31, 1998 and plans to complete the remainder of the project by June 30, 1999. Farah incurred $1.0 million in costs attributable to Year 2000 compliance in fiscal 1997 and expects to incur an additional $2.6 million in fiscal 1998. The majority of these costs have been and will continue to be capitalized, as they relate to software purchases and development.

     The Company and Farah are currently communicating with all significant suppliers and large customers to determine the extent to which the Company and Farah are vulnerable to those third parties' failure to remediate their own Year 2000 Issues. The Company believes that the modifications and conversions that it and Farah are making and plan to make will allow it to mitigate problems resulting from the Year 2000 Issue. However, if such modifications and conversions are not made or are not completed timely, the Year 2000 Issue could have a material adverse effect on the Company's business, results of operations and financial condition.

                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive a like principal amount of Old Notes. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Old Notes, except as described herein. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the debt of the Company. As such, no effect has been given to the Exchange Offer in the capitalization table set forth in this Prospectus under "Capitalization."

     The net proceeds of the Offering of approximately $95.6 million, together with borrowings of approximately $4.4 million under the New Credit Facility, were used to repay all debt of the Company outstanding under the Bridge Facility. Borrowings of $100.0 million under the Bridge Facility and approximately $70.4 million under the New Credit Facility were incurred to finance the purchase price for the Farah Acquisition, the repayment of the Terminated Credit Facilities and the redemption of the Convertible Debentures. For a description of certain terms of the Bridge Facility and the New Credit Facility, see "Description of Other Indebtedness -- Bridge Facility" and "-- New Credit Facility."

     The following table sets forth the approximate sources and uses of funds for the Transactions (assuming that the Transactions occurred concurrently (and consequently no borrowings were necessary under the Bridge Facility) on June 10,
1998).

                                                                  AMOUNT
                                                              --------------
                                                              (IN THOUSANDS)
SOURCES OF FUNDS:
  11% Senior Subordinated Notes due 2008....................     $100,000
  New Credit Facility(1)....................................       70,397
                                                                 --------
          Total sources.....................................     $170,397
                                                                 ========
USES OF FUNDS:
  Farah Acquisition.........................................     $ 95,848
  Repayment of Terminated Credit Facilities(2)..............       63,821
  Redemption of Convertible Debentures(3)...................        1,728
  Estimated fees and expenses(4)............................        9,000
                                                                 --------
          Total uses........................................     $170,397
                                                                 ========

---------------

(1) As of July 4, 1998, the Company had approximately $46.4 million of additional borrowing availability under the New Credit Facility, subject to borrowing base limitations. See "Description of Other Indebtedness -- New Credit Facility."
(2) TSI's Terminated Credit Facility, which was terminated in connection with the consummation of the Transactions, would have expired by its terms in January 1999 and, as of June 10, 1998, debt outstanding thereunder accrued interest at a weighted average interest rate of approximately 9.75% per annum. Farah's Terminated Credit Facility, which was terminated in connection with the consummation of the Transactions, would have expired by its terms in July 2001 and, as of February 1, 1998, debt outstanding thereunder accrued interest at a weighted average interest rate of approximately 8.7% per annum.
(3) The Convertible Debentures, which were redeemed in connection with the consummation of the Transactions, would have matured by their terms in February 2004 and accrued interest at a fixed rate of 8.5% per annum.
(4) Includes (i) an aggregate of $1.0 million of fees paid to the Initial Purchaser in its capacity as dealer manager in connection with the Tender Offer and as financial advisor in connection with the Farah Acquisition,
    (ii) the discount of $2.8 million paid to the Initial Purchaser in connection with the Offering, (iii) fees of $500,000 paid to the Bridge Lender in connection with the Bridge Facility, (iv) fees of $1.1 million paid to Fleet and the other lenders in connection with the New Credit Facility, (v) a fee of $198,000 paid under Farah's Terminated Credit Facility as a prepayment premium and (vi) estimated legal, accounting and other fees and expenses aggregating $3.4 million paid in connection with the Transactions.

                                 CAPITALIZATION

     The following table sets forth the actual capitalization (in thousands) of TSI as of July 4, 1998. This table should be read in conjunction with the Condensed Consolidated Financial Statements of TSI, including the notes thereto, appearing elsewhere in this Prospectus.

Short-term debt(1):
  Current portion of long-term debt and capital leases......  $  3,714
Long-term debt(1):
  New Credit Facility(2)....................................    63,578
  Real estate loan..........................................     9,316
  11% Senior Subordinated Notes due 2008....................   100,000
  Other long-term debt and obligations under capital
     leases.................................................     6,762
                                                              --------
     Total long-term debt...................................   179,656
                                                              --------
          Total debt........................................   183,370
Shareholders' equity:
  Preferred Stock, $.01 par value; 10,000,000 shares
     authorized; no shares issued or outstanding............        --
  Common Stock, $.01 par value; 50,000,000 shares
     authorized; 7,600,000 shares issued and
     outstanding(3).........................................        76
  Additional paid-in capital................................    17,270
  Retained earnings.........................................    30,376
                                                              --------
     Total shareholders' equity.............................    47,722
                                                              --------
          Total capitalization..............................  $231,092
                                                              --------

---------------

(1) See Note 3 to the Condensed Consolidated Financial Statements of the Company at July 4, 1998 for a discussion of the Company's and Farah's outstanding debt, respectively.
(2) As of July 4, 1998, the Company had approximately $46.4 million of additional borrowing availability under the New Credit Facility, subject to borrowing base limitations. See "Description of Other Indebtedness -- New Credit Facility."
(3) Excludes an aggregate of 470,200 shares of Common Stock issuable upon the exercise of outstanding stock options.

                                THE TRANSACTIONS

FARAH ACQUISITION

     On June 10, 1998, the Farah Acquisition was consummated in accordance with the Merger Agreement among TSI, Foxfire and Farah. Pursuant to the Merger Agreement, on May 8, 1998 Foxfire commenced the Tender Offer to purchase all of the Shares at a purchase price of $9.00 per Share. The aggregate consideration paid to the shareholders and optionholders of Farah was approximately $95.8 million. The Board of Directors of Farah unanimously approved the Farah Acquisition, determined that the purchase price was fair to the shareholders of Farah and recommended that all shareholders of Farah tender their Shares pursuant to the Tender Offer.

     Consummation of the Tender Offer was conditioned upon, among other things,
(i) satisfaction of the Minimum Tender Condition and (ii) the expiration or termination of the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Tender Offer (which waiting period expired on June 4, 1998). The Tender Offer expired at 12:00 Midnight, New York City time, on June 5, 1998. The Tender Offer was consummated on June 10, 1998 and immediately thereafter Foxfire was merged into Farah in the Merger. Farah was the surviving corporation in the Merger and is a wholly-owned subsidiary of TSI. Certain customary covenants of the Company contained in the Merger Agreement survived consummation of the Merger.

BRIDGE FACILITY AND NEW CREDIT FACILITY

     To finance the Farah Acquisition, the repayment of the Terminated Credit Facilities and the redemption of the Convertible Debentures, concurrently with the consummation of the Tender Offer the Company entered into the Bridge Facility and the New Credit Facility. The Bridge Facility provided for aggregate borrowing availability of $100.0 million and was fully drawn upon consummation of the Tender Offer. All debt thereunder was repaid in connection with the consummation of the Transactions. For a description of certain terms of the Bridge Facility, see "Description of Other Indebtedness -- Bridge Facility."

     The New Credit Facility, which replaced the Terminated Credit Facilities, was arranged by Fleet and permits revolving borrowings and letter of credit issuances in an aggregate principal amount of $110.0 million, subject to borrowing base limitations. The New Credit Facility has a term of five years. For a description of certain terms of the New Credit Facility, see "Description of Other Indebtedness -- New Credit Facility."

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following Unaudited Pro Forma Combined Financial Data give effect to the Transactions as if they had been consummated: (i) on September 29, 1996 with respect to the Unaudited Pro Forma Combined Statement of Operations for fiscal 1997 and (ii) on September 28, 1997 with respect to the Unaudited Pro Forma Combined Statement of Operations for the forty weeks ended July 4, 1998. The Unaudited Pro Forma Combined Statement of Operations for fiscal 1997 has been derived from the audited statement of operations of TSI and Farah for their respective 1997 fiscal years. The Unaudited Pro Forma Combined Statement of Operations for the forty weeks ended July 4, 1998 has been derived from TSI's unaudited statement of income for the forty weeks ended July 4, 1998 and Farah's unaudited statement of operations for the thirty-nine weeks ended May 3, 1998.

     The Farah Acquisition has been accounted for using the purchase method of accounting. The total purchase price for the Farah Acquisition has been allocated to tangible and intangible assets and liabilities based upon management's preliminary estimates of their fair market values with the excess of cost over the fair market value of the net assets acquired allocated to goodwill. Each of the allocations is subject to revision when additional information concerning asset and liability valuations is obtained. The Company believes, based upon currently available information, that the asset and liability valuation for the Farah Acquisition will not be materially different from that reflected in the Unaudited Pro Forma Combined Financial Data.

     The Company believes that it can achieve at least $23.2 million of annual cost savings in connection with the Farah Acquisition by the end of fiscal 1999 through a reduction of selling, general and administrative expenses (including distribution expenses), the realization of production efficiencies and improvements in inventory management. The Unaudited Pro Forma Combined Financial Data do not give effect to these cost savings.

     The Unaudited Pro Forma Combined Financial Data is presented for illustrative purposes only and is not necessarily indicative of what the Company's actual results of operations would have been had the Transactions been consummated as of the above-referenced dates or of the results of operations of the Company for any future period. The Unaudited Pro Forma Combined Financial Data should be read in conjunction with the Consolidated Financial Statements of TSI and Farah, including the notes thereto, appearing elsewhere in this Prospectus.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 27, 1997

                                                             HISTORICAL               PRO FORMA
                                                         -------------------   -----------------------
                                                           TSI      FARAH(1)   ADJUSTMENTS    COMBINED
                                                         --------   --------   -----------    --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..............................................  $151,692   $273,719    $     --      $425,411
Cost of goods sold.....................................   115,637    199,790          --       315,427
                                                         --------   --------    --------      --------
Gross profit...........................................    36,055     73,929          --       109,984
Selling, general and administrative expenses...........    19,443     66,436       1,400(2)     87,279
Termination of foreign operations......................        --      5,106          --         5,106
Production conversion expenses.........................        --      2,061          --         2,061
Relocation expenses....................................        --        904          --           904
                                                         --------   --------    --------      --------
Operating income (loss)................................    16,612       (578)     (1,400)       14,634
Other (income) expense:
  Interest expense.....................................     2,899      4,108      12,495(3)     19,502
  Interest income......................................       (36)      (716)         --          (752)
  Other (income) expense, net..........................       573       (342)         --           231
                                                         --------   --------    --------      --------
         Total other expense...........................     3,436      3,050      12,495        18,981
                                                         --------   --------    --------      --------
Income (loss) before income taxes......................    13,176     (3,628)    (13,895)       (4,347)
Income taxes (benefit).................................     4,907     (3,898)     (4,811)(4)    (3,802)
                                                         --------   --------    --------      --------
         Net income (loss).............................  $  8,269   $    270    $ (9,084)     $   (545)
                                                         ========   ========    ========      ========
Earnings per share, basic and diluted..................  $   1.37                             $  (0.09)
                                                         ========                             ========
Basic and diluted weighted average number of common
  shares outstanding...................................     6,000                                6,000

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE FORTY WEEKS ENDED JULY 4, 1998

                                                          HISTORICAL                PRO FORMA
                                                      -------------------   --------------------------
                                                        TSI      FARAH(5)   ADJUSTMENTS       COMBINED
                                                      --------   --------   -----------       --------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales...........................................  $152,290   $201,928    $(18,620)(6)     $335,598
Cost of goods sold..................................   114,570    150,648     (13,946)(6)      251,272
                                                      --------   --------    --------         --------
Gross profit........................................    37,720     51,280      (4,674)          84,326
Selling, general and administrative expenses........    22,136     47,345       1,050(2)        66,614
                                                                               (3,917)(6)
Termination of foreign operations...................        --      5,229          --            5,229
Production conversion expenses......................        --        642          --              642
Relocation expenses.................................        --      3,262          --            3,262
                                                      --------   --------    --------         --------
Operating income (loss).............................    15,584     (5,198)     (1,807)           8,579
Other (income) expense:
  Interest expense..................................     2,238      3,907       9,496(3)        14,011
                                                                               (1,630)(6)
  Interest income...................................       (64)      (194)          7(6)          (251)
  Bridge loan funding fee...........................       500         --          --              500
  Other (income) expense, net.......................       731       (144)         50(6)           637
                                                      --------   --------    --------         --------
         Total other expense........................     3,405      3,569       7,923           14,897
                                                      --------   --------    --------         --------
Income (loss) before income taxes...................    12,179     (8,767)     (9,730)          (6,318)
Income taxes (benefit)..............................     4,531     (3,779)     (3,404)(4)       (2,652)
                                                      --------   --------    --------         --------
         Net income (loss)..........................  $  7,648   $ (4,988)   $ (6,326)        $ (3,666)
                                                      ========   ========    ========         ========
Earnings (loss) per share, basic and diluted........  $   1.02                                $  (0.49)
                                                      ========                                ========
Basic weighted average number of common shares
  outstanding.......................................     7,465                                   7,465
Diluted weighted average number of shares
  outstanding.......................................     7,517                                   7,465

                            See accompanying notes.

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

(1) Represents Farah's results of operations for fiscal 1997.
(2) Represents amortization of intangibles of $42.0 million over a 30 year period.
(3) Represents the additional interest expense that would have been incurred if the Notes and borrowings under the New Credit Facility incurred in connection with the Farah Acquisition had been outstanding for the entire period less interest recognized by Farah during the twenty-four days ended July 4, 1998.

                                                                                   FORTY
                                                                                WEEKS ENDED
                                                                  FISCAL 1997   JULY 4, 1998
                                                                  -----------   ------------
                                                                        (IN THOUSANDS)
    Interest expense on the New Credit Facility.................   $  4,810       $  3,607
    Interest expense on the Notes...............................     11,000          8,250
    Interest expense on the Existing Credit Facilities and
      Convertible Debentures....................................     (4,632)        (3,474)
    Bridge Facility funding fee.................................        500            500
    Debt issuance cost amortization.............................        817            613
                                                                   --------       --------
              Net increase in interest expense..................   $ 12,495       $  9,496
                                                                   ========       ========

(4) Reflects the income tax effect of the pro forma adjustments (excluding the non-deductible amortization of intangibles (see Note 2)) based upon an assumed combined effective income tax rate of 38.5%.
(5) Represents Farah's results of operations for the thirty-nine weeks ended May 3, 1998.
(6) Represents actual results of operations for Farah from the date of the Farah Acquisition to July 4, 1998, which are included in TSI's statement of operations for the forty weeks ended July 4, 1998.

                SELECTED HISTORICAL FINANCIAL INFORMATION OF TSI

     The selected consolidated financial data of TSI set forth below for, and as of the end of, fiscal 1993, 1994, 1995, 1996 and 1997, and for, and as of the end of, the thirty-nine weeks ended June 28, 1997 and the forty weeks ended July 4, 1998, have been derived from the consolidated financial statements of TSI, of which (i) the consolidated financial statements of TSI for, and as of the end of, fiscal 1995, 1996 and 1997, the thirty-nine weeks ended June 28, 1997 and the forty weeks ended July 4, 1998 are included elsewhere in this Prospectus,
(ii) the consolidated financial statements for, and as of the end of, fiscal 1993, 1994, 1995, 1996 and 1997 were audited by Ernst & Young LLP, independent auditors, and (iii) the consolidated financial statements for, and as of the end of, the thirty-nine weeks ended June 28, 1997 and the forty weeks ended July 4, 1998 are unaudited. In the opinion of management, the consolidated financial statements for, and as of the end of, the thirty-nine weeks ended June 28, 1997 and the forty weeks ended July 4, 1998 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for, and the financial position at the end of, each of such periods. The results of operations for the forty weeks ended July 4, 1998 are not necessarily indicative of the results to be expected for fiscal 1998 or any future period. The selected consolidated financial data below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                                            THIRTY-NINE
                                                                                               WEEKS      FORTY WEEKS
                                                          FISCAL YEAR                          ENDED         ENDED
                                      ---------------------------------------------------    JUNE 28,       JULY 4,
                                       1993       1994       1995       1996       1997        1997          1998
                                      -------   --------   --------   --------   --------   -----------   -----------
                                                               (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
Net sales...........................  $74,271   $100,359   $110,064   $117,355   $151,692    $115,608      $152,290
Cost of sales.......................   57,726     75,677     87,858     91,132    115,637      88,327       114,570
                                      -------   --------   --------   --------   --------    --------      --------
Gross profit........................   16,545     24,682     22,206     26,223     36,055      27,281        37,720
Selling, general and administrative
  expenses..........................   11,071     14,291     15,060     15,189     19,443      14,745        22,136
                                      -------   --------   --------   --------   --------    --------      --------
Operating income....................    5,474     10,391      7,146     11,034     16,612      12,536        15,584
Interest expense, net(1)............    1,644      2,115      3,160      2,498      2,899       2,233         2,174
Bridge loan funding fee.............       --         --         --         --         --          --           500
Factoring expense...................      463        668        708        373        505         589           620
Other expense (income), net.........    1,053       (983)       293        247         32          29           111
                                      -------   --------   --------   --------   --------    --------      --------
Income before income taxes..........    2,314      8,591      2,985      7,916     13,176       9,685        12,179
Income taxes........................      946      3,613        825      2,745      4,907       3,518         4,531
                                      -------   --------   --------   --------   --------    --------      --------
        Net income..................  $ 1,368   $  4,978   $  2,160   $  5,171   $  8,269    $  6,167      $  7,648
                                      =======   ========   ========   ========   ========    ========      ========
Net income per common share, basic
  and diluted(2):...................  $  0.23   $   0.83   $   0.36   $   0.86   $   1.37    $   1.03      $   1.02
                                      =======   ========   ========   ========   ========    ========      ========
Weighted average number of shares
  used in the calculation:..........    6,015      6,015      6,015      6,015      6,015       6,015         7,517
OTHER DATA:
Depreciation and amortization.......  $   589   $    953   $  1,226   $  1,431   $  2,121    $  1,541      $  2,314
EBITDA(3)...........................    4,554     11,670      7,382     11,885     18,232      13,489        17,231
Cash interest expense...............    1,644      2,115      3,160      2,498      2,899       2,233         2,087
Ratio of earnings to fixed
  charges(4)........................      2.2x       4.5x       1.9x       3.7x       5.2x        5.0x          5.3x
BALANCE SHEET DATA:
Working capital.....................  $ 4,714   $ 23,600   $ 31,655   $ 25,483   $ 30,234    $ 33,904      $115,452
Total assets........................   41,522     52,023     55,237     63,415     69,658      71,412       298,170
Long-term debt and obligations under
  capital leases....................    1,677     20,973     27,175     24,162     24,055      29,740       179,656
Shareholders' equity................    6,073     11,050     13,211     18,382     26,651      24,549        47,722

---------------

(1) Includes interest income of approximately $7,000, $11,000, $11,000, $40,000, $36,000, $30,000 and $64,000 for fiscal 1993, 1994, 1995, 1996, 1997, the thirty-nine weeks ended June 28, 1997 and the forty weeks ended July 4, 1998, respectively.
(2) Computed on the basis described in the Notes to the Consolidated Financial Statements.
(3) EBITDA represents income before income taxes plus, without duplication, (i) depreciation and amortization and (ii) interest expense. EBITDA is presented because it provides useful information regarding the Company's ability to service debt. EBITDA should not be considered as an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles).
(4) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of debt issuance costs), whether expensed or capitalized, and the portion of rental expense that is representative of the interest factor.

               SELECTED HISTORICAL FINANCIAL INFORMATION OF FARAH

     The selected consolidated financial data of Farah set forth below for, and as of the end of, fiscal 1993, 1994, 1995, 1996 and 1997, and for, and as of the end of, the twenty-six weeks ended May 4, 1997 and May 3, 1998, have been derived from the consolidated financial statements of Farah, of which (i) the consolidated financial statements of Farah for, and as of the end of, fiscal 1995, 1996 and 1997 and the twenty-six weeks ended May 4, 1997 and May 3, 1998 are included elsewhere in this Prospectus, (ii) the consolidated financial statements for, and as of the end of, fiscal 1993, 1994 and 1995 were audited by Arthur Andersen LLP, independent public accountants, (iii) the consolidated financial statements for, and as of the end of, fiscal 1996 and 1997 were audited by PricewaterhouseCoopers LLP, independent accountants, and (iv) the consolidated financial statements for, and as of the end of, the twenty-six weeks ended May 4, 1997 and May 3, 1998 are unaudited. In the opinion of management, the financial statements for, and as of the end of, the twenty-six weeks ended May 4, 1997 and May 3, 1998 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for, and the financial position at the end of, each of such periods. The results of operations for the twenty-six weeks ended May 3, 1998 are not necessarily indicative of the results to be expected for fiscal 1998 or any future period. The selected consolidated financial data below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Farah's Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

                                                                                             TWENTY-SIX WEEKS
                                                                                                   ENDED
                                                         FISCAL YEAR                        -------------------
                                     ----------------------------------------------------    MAY 4,     MAY 3,
                                       1993       1994       1995       1996       1997       1997       1998
                                     --------   --------   --------   --------   --------   --------   --------
                                                (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
Net sales..........................  $180,114   $242,775   $240,797   $247,598   $273,719   $132,709   $125,174
Cost of sales......................   127,020    172,300    185,822    183,540    199,790     95,113     93,504
                                     --------   --------   --------   --------   --------   --------   --------
Gross profit.......................    53,094     70,475     54,975     64,058     73,929     37,596     31,670
Selling, general and administrative
  expenses.........................    47,372     58,294     68,002     62,189     66,436     32,882     30,336
Termination of foreign
  operations.......................        --         --         --         --      5,106      2,462      2,585
Production conversion expenses.....     4,000         --         --         --      2,061        849         --
Relocation expenses................        --         --         --         --        904         --      2,696
                                     --------   --------   --------   --------   --------   --------   --------
Operating income (loss)............     1,722     12,181    (13,027)     1,869       (578)     1,403     (3,947)
Interest expense, net(1)...........     1,452      1,756      3,726      3,231      3,392      1,232      2,451
Other (income), net................      (166)      (680)    (1,477)   (11,099)      (342)      (248)      (328)
                                     --------   --------   --------   --------   --------   --------   --------
Income (loss) before income
  taxes............................       436     11,105    (15,276)     9,737     (3,628)       419     (6,070)
Income taxes (benefit).............       304        300     (2,335)     2,981     (3,898)      (837)    (1,665)
                                     --------   --------   --------   --------   --------   --------   --------
         Net income (loss).........  $    132   $ 10,805   $(12,941)  $  6,756   $    270   $  1,256   $ (4,405)
                                     ========   ========   ========   ========   ========   ========   ========
Earnings per Share:
  Basic............................  $    .02   $   1.18   $  (1.28)  $    .66   $    .03   $    .31   $   (.43)
  Diluted..........................  $    .02   $   1.16   $  (1.28)  $    .66   $    .03   $    .31   $   (.43)
OTHER DATA:
Depreciation and amortization......  $    654   $    934   $  1,988   $    864   $  2,135   $    193   $  2,278
EBITDA(2)..........................     6,542     13,795     (9,562)    13,832      9,970      5,155      3,940
Ratio of earnings to fixed
  charges(3).......................       1.1x       3.2x        --        2.4x        --         --         --
BALANCE SHEET DATA:
Working capital....................  $ 33,979   $ 67,384   $ 49,008   $ 58,531   $ 56,063   $ 53,205   $ 45,233
Total assets.......................   118,891    158,051    173,827    153,863    175,592    163,476    171,781
Long-term debt.....................     1,179      5,170     12,568      4,706     13,771      5,549     13,900
Shareholders' equity...............    43,425     85,961     73,970     82,140     82,714     83,043     78,011

---------------

(1) Includes interest income of approximately $723,000, $723,000, $901,000, $834,000, $716,000, $396,000 and $67,000 for fiscal 1993, 1994, 1995, 1996,
    1997 and the twenty-six weeks ended May 4, 1997 and May 3, 1998, respectively.
(2) EBITDA represents income (loss) before income taxes plus, without duplication, (i) depreciation and amortization, (ii) interest expense and
    (iii) the Farah Charges for the periods presented. EBITDA is presented because it provides useful information regarding Farah's ability to service debt. EBITDA should not be considered as an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles).
(3) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of debt issuance costs), whether expensed or capitalized, and the portion of rental expense that is representative of the interest factor. For fiscal 1995, fiscal 1997 and the twenty-six weeks ended May 4, 1997 and May 3, 1998, earnings were insufficient to cover fixed charges by $15.3 million, $3.6 million, $1.3 million and $4.4 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements of TSI and Farah, including the notes thereto, appearing elsewhere in this Prospectus.

GENERAL

     On May 1, 1998, TSI entered into the Merger Agreement with Farah and Foxfire, a wholly-owned subsidiary of TSI, pursuant to which Foxfire commenced the Tender Offer to purchase all of the outstanding Shares. The Tender Offer was consummated on June 10, 1998 and immediately thereafter Foxfire was merged into Farah in the Merger. Farah was the surviving corporation in the Merger and is a wholly-owned subsidiary of the Company. The combination of TSI and Farah has created one of the largest marketers and manufacturers of apparel in the United States. The Company will operate the existing businesses of TSI and Farah on a combined basis under a new capital structure. Accordingly, the financial condition and results of operations of the Company after consummation of the Farah Acquisition will not be directly comparable to the historical financial condition or results of operations of TSI or Farah on a stand alone basis.


     As part of its integration plan for the Farah Acquisition, the Company believes that it can achieve at least $23.2 million of annual cost savings by the end of fiscal 1999. These cost savings include (i) a reduction of selling, general and administrative expenses resulting in approximately $2.5 million of annual cost savings (including distribution expenses), (ii) the realization of production efficiencies resulting in approximately $15.2 million of annual cost savings and (iii) improvements in inventory management resulting in approximately $5.5 million of annual cost savings. In addition, the Company is evaluating Farah's assets in light of TSI's strategic and financial objectives and, to the extent such assets do not fit within those objectives, intends to dispose of or discontinue operating such assets. The Company is currently considering its alternatives with respect to the Farah International business and is currently engaged in negotiations with a potential buyer regarding the sale of the Savane Direct business. Following the consummation of the Farah Acquisition, the Company closed the remainder of Farah's sewing operations in San Jose, Costa Rica, and is currently seeking a buyer for the facility which housed such operations. There can be no assurance that any such disposition or that additional closures will be consummated. See "Business -- Integration
Plan -- Potential Divestiture Opportunities."


     The retail market experienced a down cycle during calendar 1995. Like many other categories of retail products during this period, the apparel industry suffered from weak customer demand and many apparel manufacturers incurred higher than normal order cancellations. This weak apparel retail environment caused TSI and Farah to offer products below normal selling prices and, in some cases, below cost. This resulted in only small sales increases from fiscal 1995 to fiscal 1996 for both TSI and Farah. In addition, both TSI's and Farah's gross margins weakened in fiscal 1995 but improved during fiscal 1996. A recovery in the retail market began early in calendar 1996, and the Company believes that market conditions returned to historical levels in calendar 1997.

     In response to these difficult market conditions and their negative impact on the Company's business, the Company initiated a capital investment program and operating system and procedure enhancements designed to improve production efficiencies, lower production costs and reduce inventory risks. As a result, TSI has reduced its production cycle from 43 days in fiscal 1995 to 38 days in fiscal 1997, and has reduced average inventory from 94 days of net sales in fiscal 1995 to 70 days in fiscal 1997, while improving customer service and customer order execution.

     TSI and Farah produce similar products and use similar production operations. Because Farah principally markets branded products, the Company expects that it will realize higher average unit selling prices and higher gross margins on sales of Farah products than sales of TSI's private brands. However, Farah's branded programs generally require higher selling, marketing, advertising and customer service costs as a percentage of net sales to generate retailer and consumer awareness of, and demand for, its brands. Because of the similarity of TSI's and Farah's product lines, the Company believes that cost of goods sold for Farah products will generally be comparable to TSI's.

RESULTS OF OPERATIONS FOR TSI

     The following table sets forth, for the periods indicated, selected items in the Company's consolidated statements of operations expressed as a percentage of net sales:

                                                                      THIRTY-NINE       FORTY
                                                 FISCAL YEAR          WEEKS ENDED    WEEKS ENDED
                                           -----------------------     JUNE 28,        JULY 4,
                                           1995     1996     1997        1997           1998
                                           -----    -----    -----    -----------    -----------
Net sales................................  100.0%   100.0%   100.0%      100.0%        100.0%
Cost of goods sold.......................   79.8     77.7     76.2        76.4           75.2
                                           -----    -----    -----       -----          -----
Gross profit.............................   20.2     22.3     23.8        23.6           24.8
Selling, general and administrative
  expenses...............................   13.7     12.9     12.8        12.9           14.5
                                           -----    -----    -----       -----          -----
Operating income.........................    6.5      9.4     11.0        10.7           10.3
Interest expense.........................    2.9      2.1      1.9         1.9            1.5
Factoring expense........................    0.6      0.3      0.3         0.4            0.4
Bridge loan funding fee..................     --       --       --          --            0.3
Other expense, net.......................    0.3      0.3      0.1          --            0.1
                                           -----    -----    -----       -----          -----
Income before income taxes...............    2.7      6.7      8.7         8.4            8.0
Provision for income taxes...............    0.7      2.3      3.2         3.1            3.0
                                           -----    -----    -----       -----          -----
Net income...............................    2.0%     4.4%     5.5%        5.3%           5.0%
                                           =====    =====    =====       =====          =====

  Forty Weeks Ended July 4, 1998 Compared to Thirty-Nine Weeks Ended June 28,
1997

     Net Sales. Net sales increased 31.7% to $152.3 million in the forty weeks ended July 4, 1998 from $115.6 million in the thirty-nine weeks ended June 28, 1997. This increase was primarily due to an increase in units sold and higher average selling prices per unit caused primarily by the inclusion of Farah's results of operations in the results of operations of the Company from June 10, 1998, the date of the closing of the Farah Acquisition (the "Acquisition Closing Date").

     Gross Profit. Gross profit increased 38.3% to $37.7 million in the forty weeks ended July 4, 1998, or 24.8% of net sales, from $27.3 million in the thirty-nine weeks ended June 28, 1998, or 23.6% of net sales. The dollar increase was primarily due to the increase in sales volume caused mainly by the inclusion of Farah's results of operations of the Company from the Acquisition Closing Date. The increase in the gross profit percentage was primarily due to a change in mix of products sold to higher margin products.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 49.0% to $22.1 million in the forty weeks ended July 4, 1998, or 14.5% of net sales, from $14.9 million in the thirty-nine weeks ended June 28, 1997, or 12.9% of net sales. The dollar increase was primarily due to an increase in overall volume as a result of including Savane's results of operations in the results of operations of the Company from the Acquisition Closing Date. The increase in selling, general and administrative expenses as a percentage of net sales was primarily due to higher advertising and other brand support related expenses covered by the inclusion of Farah's operations from the Acquisition Closing Date.

     Interest Expense. Interest expense decreased slightly to $2.2 million in the forty weeks ended July 4, 1998 from $2.3 million in the thirty-nine weeks ended June 28, 1997. Interest expense decreased due to a reduction in outstanding indebtedness as a result of the application of the proceeds from the Company's October 1997 initial public offering to repay outstanding borrowings, offset in part by the Company's incurrence of indebtedness in connection with the Farah Acquisition.

     Bridge Loan Funding Fee. As part of the Transactions, the Company entered into the $100 million Bridge Facility. In connection therewith, the Company paid a fee to the Bridge Lender of $500,000.

     Income Taxes. The Company's effective income tax rate for the forty weeks ended July 4, 1998 was 37.2% compared to 36.3% in the thirty-nine weeks ended June 28, 1997. These rates are based on the Company's expected effective annual tax rate. The increase was due to the Company's receipt of the remaining benefit, in fiscal 1997, of previously non-deductible losses from a foreign subsidiary. Additionally, in fiscal 1998, more of the Company's income is expected to be taxed at a higher statutory rate.

     Net Income. As a result of the above factors, net income increased 24.0% to $7.6 million in the forty weeks ended July 4, 1998, or 5.0% of net sales, from $6.2 million in the thirty-nine weeks ended June 28, 1997, or 5.3% of net sales.

  Fiscal 1997 Compared to Fiscal 1996

     Net Sales. Net sales increased 29.3% to $151.7 million in fiscal 1997 from $117.4 million in fiscal 1996. This increase was attributable to a 27.0% increase in the number of units shipped and a 2.0% increase in the average selling price per unit. These increases were primarily the result of increased market penetration and brand acceptance.

     Gross Profit. Gross profit increased 37.5% to $36.1 million in fiscal 1997, or 23.8% of net sales, from $26.2 million in fiscal 1996, or 22.3% of net sales. The increase in gross margin resulted primarily from a significant reduction in the level of markdowns. During the first several weeks of fiscal 1996, a significant number of orders were canceled due to the soft retail market experienced by most major retailers. In an effort to control the cost of rising inventories and in anticipation of a continued weak retail market, the Company sold products below its normal selling prices and, in some cases, below its cost. Also, the Company recorded additional markdown allowances for any remaining excess inventory. During the latter part of fiscal 1996, the retail market strengthened and the level of markdowns decreased significantly. This trend continued during fiscal 1997 and the gross margin returned to historical levels. Concurrent with the improvement in the retail market, the Company initiated a capital investment program and operating system and procedure enhancements designed to improve production efficiencies, lower production costs and reduce inventory risks.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 28.0% to $19.4 million in fiscal 1997, or 12.8% of net sales, from $15.2 million in fiscal 1996, or 12.9% of net sales. The increase in selling, general and administrative expenses was principally due to the overall increase in the level of operations of the Company. The principal components of the increase included $590,000 in distribution center labor, $370,000 in depreciation and occupancy costs related to the Company's new distribution center, $520,000 in commissions and selling costs, $450,000 in information technology costs, $515,000 in merchandising costs, $330,000 in certain legal expenses and $330,000 in bad debts related to a customer bankruptcy.

     Interest Expense. Interest expense increased 16.1% to $2.9 million in fiscal 1997 from $2.5 million in fiscal 1996. The increase in interest expense was the result of higher average outstanding borrowings during fiscal 1997 to support greater working capital needs attributable to increased sales volume and to finance capital expenditures, offset in part by a lower average interest rate due to a renegotiation of the Company's Terminated Credit Facility in November 1996.

     Factoring Expense. Factoring expense increased 35.4% to $505,000 in fiscal 1997 from $373,000 in fiscal 1996, or 0.3% of net sales for both fiscal years.

     Income Taxes. The Company's effective income tax rate for fiscal 1997 was 37.2% compared to 34.7% in fiscal 1996. The increase in the effective rate for fiscal 1997 was primarily due to the Company receiving in fiscal 1996 a benefit for previously unrecognized losses of an international subsidiary, which was closed in fiscal 1995.

     Net Income. As a result of the above factors, net income increased 59.9% to $8.3 million in fiscal 1997, or 5.5% of net sales, from $5.2 million fiscal 1996, or 4.4% of net sales.

  Fiscal 1996 Compared to Fiscal 1995

     Net Sales. Net sales increased 6.6% to $117.4 million in fiscal 1996 from $110.1 million in fiscal 1995. This increase was primarily the result of a 5.8% increase in the average selling price per unit. The provision for returns and allowances was $3.0 million in fiscal 1996 and $3.1 million for fiscal 1995. During the last three quarters of fiscal 1996, the retail market strengthened and the Company was able to significantly reduce the level of markdowns and close out sales experienced during fiscal 1995 and the first quarter of fiscal 1996.

     Gross Profit. Gross profit increased 18.1% to $26.2 million in fiscal 1996, or 22.3% of net sales, from $22.2 million in fiscal 1995, or 20.2% of net sales. The increase in gross margin was primarily attributable to an increase in the average selling price per unit without a corresponding increase in the average cost per unit. As a result of a progressive weakening of the retail market in 1995, the Company sold selected products at selling prices below normal sales prices. These markdowns were concentrated in the first quarter of fiscal 1996 when a significant number of orders was canceled. In limited cases, to control the costs of rising inventories, the Company sold products at prices that were below its costs. Also, the Company recorded additional markdown allowances for any remaining excess inventory. The provision recorded by the Company for such losses increased from $468,000 in fiscal 1995 to $798,000 in fiscal 1996. In addition, during fiscal 1995, the Company incurred increased labor expense, including significant overtime, due to a shift toward smaller individual orders from customers seeking to minimize retail inventories during the industry down cycle. During the latter part of fiscal 1996, order sizes returned to historical levels, which increased the average order size and led to a favorable impact on gross profit.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $15.2 million in fiscal 1996, or 12.9% of net sales, from $15.1 million in fiscal 1995, or 13.7% of net sales. Selling, general and administrative expenses as a percentage of net sales decreased slightly due to the Company's ability to leverage certain fixed overhead costs against the increased level of sales.

     Interest Expense. Interest expense decreased 20.9% to $2.5 million in fiscal 1996 from $3.2 million in fiscal 1995. The decrease was due principally to lower average outstanding borrowings resulting from the reduction of working capital requirements, caused primarily by the reduction in average inventory levels throughout the year.

     Factoring Expense. Factoring expense decreased 47.3% to $373,000 in fiscal 1996, or 0.3% of net sales, from $708,000 in fiscal 1995, or 0.6% of net sales. The decrease was primarily the result of a more favorable factoring arrangement entered into in October 1995.

     Income Taxes. The Company's effective income tax rate for fiscal 1996 was 34.7% compared to 27.6% in fiscal 1995. The lower effective rate during fiscal 1995 was primarily the result of the Company receiving the benefit of previously unrecognized losses of an international subsidiary. The company decided to cease the operations of this subsidiary in September 1995. Prior to this decision, these losses were not deductible for United States income tax purposes.

     Net Income. As a result of the above factors, net income increased 139.4%, to $5.2 million in fiscal 1996, or 4.4% of net sales, from $2.2 million fiscal 1995, or 2.0% of net sales.

RESULTS OF OPERATIONS FOR FARAH

     The following table sets forth, for the periods indicated, selected items in Farah's consolidated statements of operations expressed as a percentage of net sales:

                                                                                  TWENTY-SIX
                                                                                  WEEKS ENDED
                                                            FISCAL YEAR         ---------------
                                                       ---------------------    MAY 4,   MAY 3,
                                                       1995    1996    1997      1997     1998
                                                       -----   -----   -----    ------   ------
Net sales:
  Farah U.S.A........................................   73.5%   73.8%   75.7%    77.2%    76.8%
  Farah International................................   19.7    19.4    18.1     17.0     16.7
  Savane Direct......................................    6.8     6.8     6.2      5.8      6.5
                                                       -----   -----   -----    -----    -----
          Total net sales............................  100.0   100.0   100.0    100.0    100.0
                                                       =====   =====   =====    =====    =====
Cost of sales........................................   77.2    74.1    73.0     71.7     74.7
                                                       -----   -----   -----    -----    -----
Gross profit.........................................   22.8    25.9    27.0     28.3     25.3
Selling, general and administrative expenses.........   28.2    25.1    24.3     24.8     24.2
Termination of foreign operations....................     --      --     1.8      1.9      2.0
Production conversion expenses.......................     --      --     0.8      0.6       --
Relocation expenses..................................     --      --     0.3       --      2.2
                                                       -----   -----   -----    -----    -----
          Operating income (loss)....................   (5.4)    0.8    (0.2)     1.0     (3.1)
Other expense (income), net..........................   (0.9)    3.1    (1.1)    (0.7)    (1.7)
                                                       -----   -----   -----    -----    -----
Income (loss) before income taxes....................   (6.3)    3.9    (1.3)     0.3     (4.8)
Income tax expense (benefit).........................   (0.9)    1.2    (1.4)    (0.6)    (1.3)
                                                       -----   -----   -----    -----    -----
          Net income (loss)..........................   (5.4)%   2.7%    0.1%     0.9%    (3.5)%
                                                       =====   =====   =====    =====    =====

  Six Months Ended May 3, 1998 Compared to Six Months Ended May 4, 1997

     Net Sales. Net sales decreased 5.7% to $125.2 million in the first six months of fiscal 1998 from $132.7 million in the first six months of fiscal 1997. Sales of Farah U.S.A. decreased 6.2%, to $96.1 million in the first six months of fiscal 1998 from $102.5 million in the first six months of fiscal 1997. This decrease was primarily a result of a 5.8% decrease in unit sales due to production delays, lower than normal orders following a poor Christmas retail selling season and start-up problems incurred at Farah's new distribution center which resulted in canceled orders, late deliveries and corresponding price concessions. On a comparative basis from the first six months of fiscal 1997 to the first six months of fiscal 1998, sales of Savane products decreased 8.0%, sales of John Henry products increased 12.5%, sales of Farah label products increased 32.4% and sales of private label products decreased 24.2%.

     Net sales of Farah International decreased 7.3% to $20.8 million in the first six months of fiscal 1998 from $22.5 million in the first six months of fiscal 1997. This decrease was primarily due to an 8.4% decrease in average unit sale prices in the first six months of fiscal 1998, which was partially offset by a 1.2% increase in unit sales. The decrease in the average unit sales prices was due to a decrease in concession sales in the United Kingdom (which typically generate higher per unit sales prices) and a weakening of the United Kingdom, Australian and New Zealand currencies in relation to the United States dollar.

     Net sales of Savane Direct increased 6.2% to $8.2 million in the first six months of fiscal 1998 from $7.8 million in the first six months of fiscal 1997. This increase was primarily due to a 4.8% increase in same store sales in the first six months of fiscal 1998, as well as a 7.4% increase in average selling price per unit. The increase in average price per unit was generated by the closing of unprofitable stores, the opening of new stores in more attractive retail locations and a shift in the Savane Direct product mix to a higher proportion of first quality merchandise.

     Gross Profit. Gross profit decreased 15.8% to $31.7 million in the first six months of fiscal 1998, or 25.3% of net sales, from $37.6 million in the first six months of fiscal 1997, or 28.3% of net sales. Gross profit of Farah U.S.A. decreased 21.7%, to $20.5 million in the first six months of fiscal 1998, or 21.4% of net sales, from $26.3 million in the first six months of fiscal 1997, or 25.6% on net sales. This decrease in gross profit at Farah U.S.A. was primarily due to an increase in the percentage of Farah label products included in total unit sales, which are typically sold for lower prices than other Farah products. Gross profit also decreased during the first six months of fiscal 1998 as a result of higher markdown expenses and price concessions given due to late deliveries resulting from start-up problems at Farah's new distribution center.

     Gross profit of Farah International decreased 5.3% to $7.3 million in the first six months of fiscal 1998, or 34.9% of net sales, from $7.7 million in the first six months of fiscal 1997, or 34.1% of net sales. This decrease was primarily due to lower net sales. The increase in gross profit as a percentage of net sales in the first six months of fiscal 1998 was due to the shift in production of Farah International products to outside contractors and the corresponding reduction in production expenses, which reduced the average cost of sales per unit.

     Gross profit of Savane Direct increased 5.2% to $3.9 million in the first six months of fiscal 1998, or 46.9% of net sales, from $3.7 million in the first six months of fiscal 1997, or 47.3% of net sales. The increase in gross profit was due primarily to an increase in sales of first quality Savane merchandise, which typically has a higher sales price per unit than other Savane Direct merchandise.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased 7.7% to $30.3 million in the first six months of fiscal 1998, or 24.2% of net sales, from $32.9 million in the first six months of fiscal 1997, or 24.8% of net sales. This decrease was primarily attributable to a decrease in advertising and other selling costs, partially offset by higher labor costs and freight chargebacks incurred due to start-up problems incurred at Farah's new distribution center.

     Termination of Foreign Operations. During the first quarter of fiscal 1998, Farah decided to close its finishing facility in Cartago, Costa Rica, and reduce sewing operations in its San Jose, Costa Rica facility. Farah recorded a charge of $4.0 million in the first quarter of fiscal 1998 on the write-down of its Costa Rican assets to expected realizable value and to reflect the accrual of severance payments and other closing expenses.

     On January 5, 1997, certain inventory and manufacturing equipment at Farah's Galway, Ireland facility were either destroyed or damaged by fire. As a result of the fire and its related impact, Farah recorded a charge of $2.5 million (net of insurance proceeds) in the first quarter of fiscal 1997. The Company recognized an additional loss of $2.6 million in the fourth quarter of fiscal 1997 in connection with the sale of its Irish facilities. As a term of the sale, the purchaser (the "Irish Purchaser") agreed to assume certain liabilities of Farah and, in exchange therefor, Farah and the Irish Purchaser entered into a long-term supply contract which required the Irish Purchaser to produce and sell, and Farah to purchase at prices favorable to the Irish Purchaser, minimum quantities of merchandise. In the second quarter of fiscal 1998, the contract was amended to lower the required minimum production levels as a result of the Irish Purchaser's failure to meet the production levels originally required under the contract. As a result of this amendment, the loss of $2.6 million referred to above was reduced by $1.4 million in the second quarter of fiscal 1998.

     Relocation Expenses. Farah recently completed the move of its finished goods inventory to its new distribution center which resulted in duplicate operating costs, moving expenses, costs associated with the testing and modification of systems and procedures and professional fees of $2.7 million in the first six months of fiscal 1998.

     Income Taxes. Farah recorded a tax benefit resulting from a loss in the first six months of fiscal 1998. A tax benefit was also recorded in the first six months of 1997, resulting mainly from the recognition of $1.1 million of deferred tax assets that were generated but not recognized in prior years. Farah's effective tax rates for the first six months of fiscal 1998 and the first six months of fiscal 1997 were 27.4% and (200.0%), respectively. Farah's effective tax rate varies due to the different tax rates in countries in which Farah conducts its business.

     Net Income. As a result of the above factors, net income decreased to a net loss of $4.4 million in the first six months of 1998 from net income of $1.3 million in the first six months of 1997.

  Fiscal 1997 Compared to Fiscal 1996

     Net Sales. Net sales increased 10.5% to $273.7 million in fiscal 1997 from $247.6 million in fiscal 1996. Net sales of Farah U.S.A. increased 13.4%, to $207.2 million in fiscal 1997 from $182.8 million in fiscal 1996. This increase was primarily due to a 12.1% increase in unit sales and a 1.1% increase in average sales price per unit. On a comparative basis from fiscal 1996 to fiscal 1997, sales of Savane@ products increased 18.0%, sales of John Henry@ products increased 54.1%, sales of Farah@ label products increased 25.0% and sales of private label products decreased 15.4%.

     Net sales of Farah International increased 3.4% to $49.7 million in fiscal 1997 from $48.0 million in fiscal 1996. Unit sales and the average selling price per unit increased 2.4% and 1.0%, respectively, at Farah International in fiscal 1997.

     Net sales of Savane Direct remained flat at $16.8 million in both fiscal 1997 and fiscal 1996. Same store sales increased 4.1% in fiscal 1997 compared to fiscal 1996. The average sales price per unit at Savane Direct increased 20.1% in fiscal 1997, while unit sales decreased 16.7%. These changes were primarily due to the relocation of unprofitable stores in better locations and the inclusion of a higher proportion of first quality products in such stores.

     Gross Profit. Gross profit increased 15.4% to $73.9 million in fiscal 1997, or 27.0% of net sales, from $64.0 million in fiscal 1996, or 25.9% of net sales. Gross profit of Farah U.S.A. increased 22.8%, to $49.3 million in fiscal 1997, or 23.8% of net sales, from $40.1 million in fiscal 1996, or 22.0% of net sales. This increase in gross profit at Farah U.S.A. was a result of an increase in the average selling price per unit, as well as the continued effort to reduce production costs. Gross profit increases were partially offset by returns and markdown allowances which resulted from quality problems in selected product lines.

     Gross profit of Farah International increased 2.4% to $16.7 million in fiscal 1997, or 33.6% of net sales, from $16.3 million in fiscal 1996, or 33.9% of net sales. The decrease in gross margin was due primarily to increased production costs, which offset a slight increase in the average price per unit sold. The weakness of the Australian dollar, relative to the United States dollar, also contributed to the decrease in gross margin, as a portion of Farah Australia's raw materials are purchased from the United States.

     Gross profit of Savane Direct increased 4.3% to $8.0 million in fiscal 1997, or 47.5% of net sales, from $7.7 million in fiscal 1996, or 45.5% of net sales. The increase was due to sales of more first quality merchandise as a percentage of net sales, the closing of stores with low margin contribution and improvements in inventory management.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 6.8% to $66.4 million in fiscal 1997, or 24.3% of net sales, from $62.2 million in fiscal 1996, or 25.1% of net sales. The decrease of selling, general and administrative expenses as a percentage of net sales was primarily due to sales increases and reduced expenses at Farah U.S.A., as well as a reduction in overhead costs at Savane Direct. The improvement in selling, general and administrative expenses as a percentage of net sales was partially offset by increased concession, exhibition and personnel expenses at Farah International.

     Termination of Foreign Operations. The loss on the disposal of Farah's Irish facilities resulted from a fire that occurred at a facility leased by Farah in Galway, Ireland, in January 1997. The subsequent reevaluation by Farah of its Irish operations resulted in the decision to terminate manufacturing activity in Ireland and in the sale of its Irish facility in Kiltimagh. The pre-tax charge of $5.1 million (net of insurance proceeds) recorded in connection with the disposal of those facilities consisted primarily of the write-down of equipment, severance payments, and legal and professional fees.

     Production Conversion Expenses. Production conversion expenses aggregated $2.0 million during fiscal 1997. Farah opened two new laundry facilities and expanded a finishing facility in Mexico during fiscal 1997. Due to start-up costs, the facilities incurred higher production costs and produced more irregular units than expected under normal production conditions.

     As a result of the sale of its Piedras Negras facility in fiscal 1996, Farah relied more heavily on outside contractors as sources of production. The establishment of new relationships with contractors in fiscal 1997 resulted in production of irregular units at rates which were higher than expected. The markdown of these excess irregular units resulted in selling prices which were below production costs.

     Relocation Expenses. In the third quarter of fiscal 1997, Farah completed its move to new corporate headquarters. In addition, in fiscal 1997 Farah incurred costs in connection with the relocation of its distribution center. These relocations resulted in duplicate operating costs, moving expenses and professional fees of approximately $900,000.

     Other Income (Expense). Net interest expense increased 5.0% to approximately $3.4 million in fiscal 1997 from interest expense of $3.2 million in fiscal 1996 as a result of a number of significant capital expenditures by Farah in fiscal 1997, including an expansion of a manufacturing facility, a move to new corporate headquarters and a transition to a new distribution facility. Also during fiscal 1997, Farah continued to modify its computer systems with the goal of enabling those systems to use dates beyond December 31, 1999.

     Farah established its Terminated Credit Facility during the third quarter of fiscal 1997. The new agreement reduced the interest rate on Farah's line of credit. Increases in the prime interest rate earlier in the year, combined with higher interest rates on the financing of some capital expenditures, offset the interest rate reduction obtained in Farah's Terminated Credit Facility. Interest income in fiscal 1997 was derived primarily from a note receivable that was scheduled to mature in 2007. In the fourth quarter of fiscal 1997, the note was prepaid by the borrower.

     Income Tax Expense (Benefit). Farah's effective tax rate was 107.4% in fiscal 1997 compared with 30.6% in fiscal 1996. Farah recorded a tax benefit of $3.9 million in fiscal 1997. The recognition of $3.2 million of deferred tax assets that were generated but not recognized in prior years comprised the largest portion of Farah's fiscal 1997 tax benefit.

     Net Income. As a result of the above factors, net income decreased 96.2%, to $270,000 in fiscal 1997, or 0.1% of net sales, from $6.8 million in fiscal 1996, or 2.7% of net sales.

  Fiscal 1996 Compared to Fiscal 1995

     Net Sales. Net sales increased 2.8% to $247.6 million in fiscal 1996 from $240.8 million in fiscal 1995. Net sales of Farah U.S.A. increased 3.2%, to $182.8 million in fiscal 1996 from $177.0 million in fiscal 1995. On a comparative basis from fiscal 1995 to fiscal 1996, sales of Savane@ products increased approximately 9.8%, sales of John Henry@ products decreased by 28.3% sales of Farah@ label products decreased 31.8% and sales of private label product increased 22.7%.

     Net sales of Farah International increased 1.1% to $48.0 million in fiscal 1996 from $47.5 million in fiscal 1995. Unit sales and the average unit sales price both increased by 0.5% in fiscal 1996.

     Net sales of Savane Direct increased 3.6% to $16.8 million in fiscal 1996 from $16.2 million in fiscal 1995. Same store sales decreased approximately 3.0% in fiscal 1996 compared to fiscal 1995. The average unit sales price increased by 13.4% during fiscal 1996 as the mix of sales of first quality product improved. Unit sales decreased by 8.7% as competition in the retail outlet market increased.

     Gross Profit. Gross profit increased 16.5% to $64.1 million in fiscal 1996, or 25.9% of net sales, from $55.0 million in fiscal 1995, or 22.8% of net sales. Gross profit of Farah U.S.A. increased 29.0%, to $40.1 million in fiscal 1996, or 22.0% of net sales, from $31.1 million in fiscal 1995, or 17.6% of net sales. Gross margin improved at Farah U.S.A. as a result of a cost containment program initiated in the latter part of fiscal 1995, including increasing factory efficiencies, reducing overhead and improving first quality production percentages, factory deliveries and work-in-process turns. There were also significant reductions in the production work force, particularly in the United States. Farah also improved product quality and reduced the number of irregulars and second quality products in fiscal 1996. Finally, Farah recorded fewer reserves for inventory markdowns in fiscal 1996 resulting from significantly reduced inventory levels.

     Gross profit of Farah International increased 3.8% to $16.3 million in fiscal 1996, or 33.9% of net sales, from $15.7 million in fiscal 1995, or 33.0% of net sales. Gross profit of Savane Direct decreased 6.5%, to $7.7 million in fiscal 1996, or 45.5% of net sales, from $8.2 million in fiscal 1995, or 50.5% of net sales. Gross margin at Savane Direct was down compared to the prior year, as a result of higher promotional sales, combined with a lower mix of irregulars and closeout goods.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased 8.5% to $62.2 million in fiscal 1996, or 25.1% of net sales, from $68.0 million in fiscal 1995, or 28.2% of net sales. This decrease was primarily attributable to lower advertising expenses at Farah U.S.A. as well as reductions in personnel, professional fees and insurance at Farah U.S.A. and Farah International. These decreases were partially offset by costs associated with the planned realignment of store operations, including labor costs and depreciation expense associated with opening new stores in the United States and increased advertising.

     Other Income (Expense). Net interest expense decreased 13.3% to $3.2 million in fiscal 1996, or 1.3% of net sales, from net interest expense of $3.7 million in fiscal 1995, or 1.5% of net sales. Other income in fiscal 1996 included a pre-tax gain of approximately $9.3 million realized on the sale of Farah's Piedras Negras, Mexico facility.

     Income Tax Expense (Benefit). Farah's effective tax rate was 30.6% in fiscal 1996 compared with 15.3% in fiscal 1995.

     Net Income. As a result of the above factors, net income increased to $6.8 million in fiscal 1996, or 2.7% of net sales, from a loss of $12.9 million in fiscal 1995, or 5.4% of net sales.

LIQUIDITY AND CAPITAL RESOURCES

  Liquidity and Capital Resources of TSI

     The Company's principal liquidity needs have historically been funding growth in operations and capital expenditures. The Company has financed these needs through cash flow from operations, borrowings under its credit facilities and the net proceeds from its October 1997 initial public offering. Following consummation of the Transactions, the Company expects that its principal needs for liquidity will be to fund working capital and meet debt service requirements, and expects that these needs will be funded primarily through cash flow from operations and borrowings under the New Credit Facility.

     As of July 4, 1998, the Company's consolidated debt was approximately $183.4 million. In addition, on a pro forma basis after giving effect to the Transactions, the Company's earnings would have been insufficient to cover fixed charges by approximately $6.4 million for the forty weeks ended July 4, 1998. The Company's significant debt service obligations following consummation of the Transactions could, under certain circumstances, have material adverse consequences to security holders of the Company. See "Risk Factors -- Substantial Leverage."

     During fiscal 1997, the Company generated $7.0 million of cash from operations. This was primarily the result of net income of $8.3 million and a decrease in inventories of $1.9 million, offset by an increase in accounts receivable of $5.1 million and a decrease in accounts payable of $1.1 million. The increase in accounts receivable was primarily the result of a 17.0% increase in net sales in the fourth quarter of fiscal 1997 as compared to the fourth quarter of fiscal 1996. The decreases in accounts payable and inventories were primarily due to a seasonal reduction in production activity. During the forty weeks ended July 4, 1998, the Company used $15.9 million of cash in operations, primarily due to seasonal increases in inventory of $12.8 million and the payment of $5.9 million to Farah's former lender as a deposit for letters of credit outstanding under Farah's Terminated Credit Facility. These were offset in part by net income of $7.6 million (which includes non-cash expenses of $2.3 million).

     The Company's Terminated Credit Facility consisted of a $40.0 million revolving credit line ($5.5 million of which could have been used for letters of credit), a $3.0 million term note and a $5.0 million equipment loan facility. As of June 10, 1998, debt outstanding thereunder accrued interest at a weighted average rate of approximately 9.75% per annum. Although TSI's Terminated Credit Facility was scheduled to expire by its terms in January 1999, both it and Farah's $75.0 million Terminated Credit Facility were replaced by the New

Credit Facility in connection with the consummation of the Transactions. The New Credit Facility provides availability for revolving borrowings and letters of credit in an aggregate principal amount of $110.0 million, subject to borrowing base limitations. The borrowing base is defined to include the value of the Company's inventory and accounts receivable, subject to customary limitations. Borrowings under the New Credit Facility may be made by, or for the account of, the Company and certain of its subsidiaries. As of July 4, 1998, approximately $63.6 million of debt was outstanding under the New Credit Facility and, after giving effect to borrowing base limitations, TSI had approximately $27.9 million of additional borrowing availability thereunder. Revolving loans under the New Credit Facility accrue interest at specified floating rates and, as of July, 4, 1998, debt outstanding thereunder accrued interest at a rate of approximately 9.2% per annum. The New Credit Facility has a five year term. See "Description of Other Indebtedness -- New Credit Facility."

     In addition, on June 10, 1998, the Company closed the Bridge Facility. Borrowings of $100.0 million under the Bridge Facility and approximately $70.4 million under the New Credit Facility were incurred to finance the purchase price for the Farah Acquisition, the repayment of the Terminated Credit Facilities and the redemption of the Convertible Debentures. The Bridge Facility was repaid on June 24, 1998, as discussed below. A funding fee of $500,000 was paid to the Bridge Lender, which was amortized to expense over the 14 day life of the loan.

     On June 24, 1998, the Company closed the issuance and sale of $100 million aggregate principal amount of the Notes. The net proceeds of the Offering of approximately $95.6 million, together with borrowings of approximately $4.4 million under the New Credit Facility, were used to repay all debt of the Company outstanding under the Bridge Facility. Under the terms of the Indenture, the Company is obligated to pay interest on the Notes at a rate of 11% per annum, payable semiannually in arrears on June 15 and December 15 of each year, commencing December 15, 1998. The Notes mature on June 15, 2008. See "Description of the Notes."

     Capital expenditures were $5.2 million and $3.8 million for fiscal 1997 and the forty weeks ended July 4, 1998, respectively. During fiscal 1996 the Company spent $6.2 million to acquire the building and land in Tampa, Florida which houses its distribution and administration functions as well as additional adjacent property for the purpose of constructing an approximately 110,000 square foot cutting facility. During fiscal 1997, the Company's cutting facility was completed at a cost of $5.4 million, a portion of which was incurred in fiscal 1996. The building and land acquisitions and construction of the new cutting facility were financed primarily through a loan (the "Real Estate Loan") obtained from SouthTrust Bank of Alabama, National Association ("SouthTrust") pursuant to the Construction and Term Loan Agreement dated as of May 7, 1996, as amended (the "Real Estate Loan Agreement"). During fiscal 1997, the Company converted the Real Estate Loan into a ten-year term loan. As of July 4, 1998, the outstanding principal amount of the Real Estate Loan was $9.6 million and the Real Estate Loan accrued interest at a rate of 7.38% per annum. See "Description of Other Indebtedness -- Real Estate Loan."

     Capital expenditures are expected to approximate $7.0 million for the balance of fiscal 1998. The expenditures for the forty weeks ended July 4, 1998 and expected expenditures for the remainder of fiscal 1998 primarily relate to the upgrade or replacement of the Company's existing computer systems. During fiscal 1999, the Company plans to spend up to $12.0 million for capital expenditures to upgrade or replace various equipment and systems of the combined companies. These expenditures will be funded through a combination of cash flow from operations, borrowings under the New Credit Facility or purchase money financing. Capital expenditure plans of the Company are frequently reviewed and are modified from time to time depending on cash availability and other economic factors.

     Pursuant to the Factoring Agreement dated October 1, 1995 (the "TSI Factoring Agreement") between the Company and Heller Financial, Inc. (the "TSI Factor"), the Company factors substantially all of its accounts receivable, other than accounts receivable of Farah. The TSI Factoring Agreement provides that the TSI Factor will pay the Company an amount equal to the gross amount of the Company's accounts receivable from customers reduced by certain offsets, including, among other things, discounts, returns and a commission payable by the Company to the TSI Factor. The commission equals 0.30% of the gross amount of the accounts receivable factored. For fiscal 1997 and the forty weeks ended July 4, 1998, the Company paid commissions to the TSI Factor aggregating $504,000 and $620,000, respectively. The TSI Factoring Agreement expires on September 30, 1998. The Company intends to replace the TSI Factoring Agreement with a similar arrangement following such expiration.

     Following the closing of the Farah Acquisition, Farah entered into the Factoring Agreement dated as of June 9, 1998 (the "Savane Factoring Agreement") with NationsBanc Commercial Corporation (the "Savane Factor"), pursuant to which Farah factors substantially all of its accounts receivable. The Savane Factoring Agreement provides that the Savane Factor will pay Farah an amount equal to the gross amount of Farah's accounts receivable from customers reduced by certain offsets, including, among other things, discounts, returns and a commission payable by Farah to the Savane Factor. The commission is equal to (i) for accounts receivable having payment terms equal to or less than 90 days, 0.28% of the gross amount of the receivables factored (the "Standard Commission") or (ii) for accounts receivable having payment terms of more than 90 days, the sum of
(A) the Standard Commission and (B) an additional 0.15% of the gross amount of the accounts receivable factored for each 30 day period (or part thereof) by which the payment terms of such accounts receivable exceed 90 days (such additional amount being referred to as the "Long Term Commission"). However, no Standard Commission is payable by Farah until the day after the aggregate amount of the factored accounts receivable exceeds $125.0 million. The Factoring Agreement expires on June 9, 2001, but it may be terminated at any time by the Savane Factor upon 60 days prior written notice to Farah. See "Description of Other Indebtedness -- Factoring Arrangements."

     As of September 27, 1997 and July 4, 1998, the Company had working capital of $30.2 million and $115.5 million, respectively. The increase in working capital was due primarily to the addition of Farah's working capital of $74.2 million and, to a lesser extent, seasonal and volume related increases in accounts receivable and inventory, offset in part by a seasonal and volume related increase in accounts payable. The Company expects its working capital needs will continue to fluctuate based on seasonal increases in sales and accounts receivable and seasonal decreases in trade accounts payable.

     The Company received $17.3 million in net proceeds from its October 1997 initial public offering. Of the net proceeds, $3.9 million were used to redeem the Company's preferred stock, $10.6 million were used to reduce amounts outstanding under the Company's Terminated Credit Facility and the remainder was used for other working capital purposes.

     The ability of the Company to fund working capital needs and meet debt service requirements will depend on the future operating performance and financial results of the Company, which will be subject in part to factors beyond the control of the Company. In addition, the Company's future performance will depend upon its ability to successfully integrate Farah's operations into those of the Company in a timely and efficient manner and to achieve estimated cost savings and business synergies resulting therefrom. Although the Company believes that cash flow from operations and borrowing availability under the New Credit Facility will be adequate to fund its short-term and long-term liquidity needs, there can be no assurance that the Company will generate sufficient cash flow from operations or that borrowing availability under the New Credit Facility will be sufficient to fund working capital needs and meet debt service requirements. See "Risk Factors -- Substantial Leverage."

  Liquidity and Capital Resources of Farah

     Farah's principal liquidity needs have historically been funding growth in operations and capital expenditures. Farah has financed its liquidity needs through cash flow from operations, borrowings under its credit facilities and borrowings under long-term debt arrangements.

     During fiscal 1997, Farah used $17.0 million of cash in its operations. This primarily resulted from increases in inventories and receivables and a decrease in trade payables. The growth in inventories resulted from expanding the number of products Farah offers and increasing shelf stock to meet customer demand. During the twenty-six weeks ended May 3, 1998, Farah generated $5.4 million of cash from operations, primarily resulting from a decrease in trade receivables. The decrease in trade receivables was consistent with the normal seasonality of Farah's business. The decrease in trade payables in fiscal 1997 resulted mainly from a decrease in payables for piece goods.

     Farah's working capital decreased by $2.5 million to $56.1 million in fiscal 1997 from $58.6 million in fiscal 1996. Increases in short-term borrowings and the current portion of long-term debt, partially offset by increased inventory and decreased accounts payable, were the primary factors reducing Farah's working capital. Farah's working capital decreased $8.0 million to $45.2 million in the twenty-six weeks ended May 3, 1998 from $53.2 million in the twenty-six weeks ended May 4, 1997. This resulted primarily from increases in short-term debt and the current portion of long-term debt, offset in part by increased inventory levels.

     Net cash from financing activities was $27.1 million in fiscal 1997. Short-term borrowings increased by $14.8 million during fiscal 1997, driven primarily by Farah's use of $11.6 million in cash to purchase property and equipment, a $12.8 million increase in inventories and a $3.4 million decrease in accounts payable. The growth in inventories resulted from expanding the number of products Farah offers and increasing shelf stock to meet customer demand. Farah used $7.2 million of proceeds from the early retirement of a note receivable and related certificate of deposit that was previously pledged to reduce the outstanding revolving loans under its Existing Credit Agreement. Approximately $5.0 million of the note receivable was previously classified as non-current. In addition, Farah received a $10.0 million term loan under its Terminated Credit Facility which was also used to reduce the outstanding revolving loans under its Terminated Credit Facility. Net cash used in financing activities was $976,000 for the twenty-six weeks ended May 3, 1998. This resulted primarily from the repayment of long-term debt.

     During fiscal 1997, Farah established its Terminated Credit Facility, which was comprised of (i) a revolving credit facility which provided availability for borrowings and letters of credit in an aggregate principal amount of $75.0 million, subject to borrowing base limitations, and (ii) a term loan payable in monthly installments of $208,333, with the remaining balance due at the end of a 48 month period. As of May 3, 1998, (i) outstanding debt under the revolving credit facility was $39.8 million and (ii) the outstanding balance of the term loan was and $7.9 million. In addition, as of May 3, 1998, Farah had approximately $10.1 million available for additional borrowings under the revolving credit facility. No additional borrowings were available under the term loan. As of May 3, 1998, debt outstanding under Farah's Terminated Credit Facility accrued interest at a weighted average interest rate of approximately 8.6% per annum. Although Farah's Terminated Credit Facility was scheduled to expire by its terms in July 2001, it was replaced by the New Credit Facility in connection with the consummation of the Transactions.

     Capital expenditures for fiscal 1997 were $18.3 million, primarily consisting of $7.2 million for manufacturing equipment and plant improvements, $3.9 million for new shelving, equipment and other leasehold improvements at its new distribution facility and $3.5 million in leasehold improvements and furnishings for its new corporate headquarters. Capital expenditures for the twenty-six weeks ended May 3, 1998 were approximately $6.9 million, primarily for additional leasehold improvements at the new distribution facility and expenditures for replacement of the Company's enterprise-wide computer systems.

     Most of Farah U.S.A.'s major fabric suppliers provide 60-day payment terms, subject to certain limits. During fiscal 1997 and the twenty-six weeks ended May 3, 1998, Farah's maximum outstanding balance at any month-end under these payment terms was $9.4 million. Inflation did not materially effect Farah in fiscal 1997 or the twenty-six weeks ended May 3, 1998.

BACKLOG

     As of May 3, 1998 and July 4, 1998, Farah and TSI had unfilled customer orders of approximately $140.7 million and $86.5 million, respectively. All such orders are scheduled for shipment within the next 12 months. As of May 4, 1997 and June 28, 1997, Farah and TSI had unfilled customer orders of approximately $137.1 million and $81.2 million, respectively. Fulfillment of orders is affected by a number of factors, including revisions in the scheduling of manufacture and shipment of the product which, in some instances, depends on the demands of the retail customer. Accordingly, a comparison of unfilled orders from period to period is not necessarily meaningful, and the level of unfilled orders at any given time may not be indicative of eventual actual shipments. See "Risk Factors -- Reliance on Key Customers."

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components. This statement will require additional disclosures and the Company intends to adopt it in fiscal 1999.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information." This Statement requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their product and services, the geographic areas in which they operate, and their major customers. Upon adoption of this pronouncement, additional disclosures will be required by the Company. This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is encouraged. The Company intends to adopt this statement for fiscal 1998.

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 (SFAS 132), "Employers Disclosure About Pension and Other Postretirement Benefits." SFAS 132 revises employers disclosures about pensions and other post-retirement benefit plans. This statement is effective for fiscal years beginning after December 15, 1997, although earlier application is encouraged. The Company intends to adopt this statement in fiscal 1998.

INFLATION

     To date, the Company believes inflation has not had a material impact on its operations.

IMPACT OF THE YEAR 2000 ISSUE

     The "Year 2000 Issue" is the result of computer programs and systems having been designed and developed to use two digits, rather than four, to define the applicable year. As a result, these computer programs and systems may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     The new or upgraded management information systems which TSI began implementing in the second quarter of fiscal 1998 will, among other things, address problems resulting from the Year 2000 Issue. The Year 2000 Issue impacts TSI's main operating system which includes subsystems related to customer analysis, order processing, planning, procurement, production and sales. While the new management information system, which is Year 2000 compliant, will not be operational until approximately the third quarter of fiscal 1999, TSI plans to have all existing systems Year 2000 compliant by the first quarter of fiscal 1999 and plans to spend up to $500,000 for this portion of its systems upgrade.

     Based on assessments made during fiscal 1996 and 1997, Farah decided to replace its entire inventory management, warehouse distribution and order processing systems so that those systems will be Year 2000 compliant. Farah will utilize both internal and external resources to reprogram or replace and test the software for Year 2000 modifications. The Company plans to complete the inventory management and order processing portions of Farah's Year 2000 project no later than December 31, 1998 and plans to complete the remainder of the project by June 30, 1999. Farah incurred $1.0 million in costs attributable to Year 2000 compliance in fiscal 1997 and expects to incur an additional $2.6 million in fiscal 1998 (including the periods before and after the Farah Acquisition). The majority of these costs have been and will continue to be capitalized, as they relate to software purchases and development.

     The Company and Farah are currently communicating with all significant suppliers and large customers to determine the extent to which the Company and Farah are vulnerable to those third parties' failure to remediate their own Year 2000 Issues. The Company believes that the modifications and conversions that it and Farah are making and plan to make will allow it to mitigate problems resulting from the Year 2000 Issue. However, if such modifications and conversions are not made or are not completed timely, the Year 2000 Issue could have a material adverse effect on the Company's business, results of operations and financial condition.

EURO CONVERSION ISSUE

     On January 1, 1999, 11 of the 15 member countries of the European Union are scheduled to establish fixed conversion rates between their existing currencies and the euro and to adopt the euro as their common legal currency (the "Euro Conversion"). The Company has begun consideration of the effects of the Euro Conversion on its operations, but it is currently unsure of the potential impact that the Euro Conversion will have on its business, financial condition and results of operations, particularly as the Euro Conversion relates to the Company's European operations.

                                    BUSINESS

GENERAL

  TSI

     TSI produces and markets high quality casual pants, jeans, shorts and dress pants principally for men, which are marketed under TSI brands, private brands and licensed brand names. In addition, in fiscal 1998 TSI introduced lines of women's sportswear and men's and women's shirts marketed under its brands and private brands. TSI's major brands include private brands such as Flyers(TM), TSI brands such as Bay to Bay(R), Banana Joe(TM), Two Pepper(R) and Texas Jeans(TM) and licensed brands such as Bill Blass(R) and Van Heusen(R). TSI markets its apparel to leading apparel retailers in most major retail distribution channels, including department and specialty stores, catalog retailers, discount merchants and wholesale clubs. Key customers include Costco Companies, Inc. ("Costco"), Dayton Hudson Corporation ("Dayton Hudson"), Dillard's Department Stores, Inc. ("Dillard's"), Eddie Bauer Int'l ("Eddie Bauer"), Federated Department Stores, Inc. (including Bloomingdale's and Macy's) ("Federated Department Stores"), J.C. Penney Company, Inc. ("J.C. Penney"), May Department Stores Company ("May Co."), Nordstrom, Inc. ("Nordstrom"), Phillips-Van Heusen Corporation ("Phillips-Van Heusen"), Sam's Club (a division of Wal-Mart Stores, Inc. ("Wal-Mart")) ("Sam's Club") and Sears, Roebuck and Co. ("Sears").

  Farah

     Farah is a leading manufacturer and marketer of high quality casual and dress pants, shorts, sportcoats, suit separates (matching pants and sportcoats), skirts and shirts principally marketed under the well-known Savane(R), Farah(R) and John Henry(R) brands. Farah operates three divisions: Farah U.S.A., Farah International and Savane Direct. Farah U.S.A., which accounted for approximately 75.7% of Farah's fiscal 1997 net sales, produces branded and private label casual and dress apparel marketed to retailers throughout the United States. Farah International, which accounted for approximately 18.1% of Farah's fiscal 1997 net sales, manufactures, sources and markets apparel primarily in the United Kingdom, Australia and New Zealand. Savane Direct, which accounted for approximately 6.2% of Farah's fiscal 1997 net sales, operates 32 United States retail stores that sell first quality, close-out and second quality Farah apparel and a limited amount of merchandise purchased from third parties. Key customers include Belks Stores Services, Incorporated ("Belks"), Dillard's, Federated Department Stores, Frederick Atkins Incorporated ("Frederick Atkins"), May Co., Proffitt's, Inc. ("Proffitt's"), Sears and Wal-Mart.

INDUSTRY

     The United States apparel industry (including soft-line home furnishings) totaled approximately $181.0 billion in retail sales in 1997. Of this amount, the men's apparel business represented 28.1%, while the women's apparel business represented 49.4%. In 1996 and 1997, the apparel industry grew approximately 5.8% and 3.5%, respectively. Over the same period, the men's bottoms (i.e., pants and shorts) business, representing approximately 7.4% of the total apparel market, grew approximately 10.5% and 3.4%, respectively, and the women's bottoms (i.e., pants and shorts) business, representing 8.1% of the total apparel market, grew approximately 5.0% and 8.0%, respectively. TSI believes that the apparel industry is characterized by the following trends:

          Trend Toward Retail Merchandise Management Programs. The Company believes that major apparel retailers are increasingly outsourcing apparel merchandise management programs to minimize inventory risks and increase profitability. In addition, the Company believes that major apparel retailers are consolidating their suppliers to increase profitability by improving customer service and enhancing economies of scale. The Company believes that its ability to offer leading brands, including those acquired in the Farah Acquisition, combined with TSI's private brand programs, position it well to capitalize on these trends.

          Retail Consolidation of Branded Merchandise. The Company believes that major apparel retailers are reducing the number of brands they offer in favor of a few of the most well-recognized consumer brands. Department, chain and discount store retailers have allocated increasing retail space to "in-store" apparel shops featuring individual brands merchandised with custom fixturing supplied by the branded producers. The Company believes that Farah's Savane(R), Farah(R) and licensed John Henry(R) brands are favored by their respective customers and are well-positioned to gain market share by investing in enhanced point-of-sale merchandising.

          Trend Toward High Quality Private Brand Apparel. The Company believes that there is a trend toward using high quality, private brand apparel to complement branded programs. Private brand apparel bears the retailer's own name or a proprietary brand name exclusive to the retailer. Producers are able to sell these garments at lower wholesale prices due to certain economies, including lower advertising and promotional costs, lack of brand name license fees and royalties, and reduced markdown and other risks and expenses inherent in the brand-name apparel industry. As a result of the lower wholesale prices, private brand apparel generally provides higher margins for the retailer than brand name products. TSI believes that this shift is due primarily to the education of consumers and retailers as to the quality and value of private brand products. TSI believes consumers increasingly regard private brand products as less expensive than brand name products, but of equal or better quality. This increase in consumer demand for private brand garments, coupled with retailers' demands for higher margins, has resulted in retailers allocating more space to private brand products.

          Trend Toward Casual Dress. TSI believes that there is a growing trend in the United States toward casual dress, as reflected in the implementation of policies such as "casual Fridays." In addition, TSI believes that the number of people who work at home is increasing substantially and that outside of the workplace, people's social activities are focusing on a more casual lifestyle.

          Expansion of Caribbean, Mexican and Latin American Production.   Until
     recently, most apparel was produced domestically or in Pacific Rim countries. Since the passage of Section 807 of the Harmonized Tariff Schedule ("HTS") of the United States (now found under tariff subheading 9802.00.80, but herein referred to as "Section 807"), United States apparel companies have increasingly used production facilities located in the Caribbean Basin, including the Dominican Republic. TSI believes that the Dominican Republic offers certain competitive advantages, including favorable pricing and better quality production, a long-standing and relatively stable production network, and shorter transportation periods as compared to goods assembled in the Pacific Rim. Under Section 807, customs duties on apparel products assembled in the Caribbean Basin may be offset by the costs incurred in the production of components in the United States (plus freight and insurance). More recently, the North American Free Trade Agreement ("NAFTA"), effective in 1994, has permitted Mexican manufacturers to ship finished apparel products into the United States duty-free or at reduced duties. 1996 marked the first year in which apparel products exported to the United States from Mexico exceeded products exported from any other country, including China.

EXPECTED BENEFITS OF THE FARAH ACQUISITION

     The Company believes that the combination of TSI and Farah will position it to offer major retailers complete private label and branded merchandise management programs in core apparel lines featuring both Farah's well-known brands and TSI's brands and private brand programs. The Company intends to apply TSI's proven production technology, comprehensive planning, control and customer service systems and innovative operating policies and procedures to integrate and substantially improve the profitability of Farah's operations. Anticipated benefits of the Farah Acquisition include the following:

          Complementary Branded and Private Label Product Line. TSI believes the Savane(R), Farah(R) and John Henry(R) brands complement TSI's brands and private brands, positioning the Company to offer differentiated branded and private label program in core apparel lines. The Company believes that it can leverage its strength in these categories to develop customized merchandise management programs featuring branded and private brand men's shirts, women's basic sportswear and products in other core apparel categories.

          Expanded Customer Base and Increased Customer Penetration. The Company believes that its customized merchandise management programs and customer service capabilities, together with the strength of the Farah brands, will enable the Company to increase sales to existing accounts and establish new accounts. The Company believes that substantial cross selling opportunities exist to market TSI brand products to Farah's customers and Farah brand products to TSI's customers. The Company intends to market merchandise management programs to increase sales to these existing customers, as well as generate sales to new customers.

          Greater Critical Mass. The Farah Acquisition will significantly increase the Company's revenue base. On a pro forma basis after giving effect to the Transactions, the Company's net sales for the forty weeks ended July 4, 1998 would have been approximately $335.6 million. The Company believes that its increased size, marketing resources, production capacity and product offerings will enhance its relationships with key suppliers and retailers and strengthen its competitive position in the apparel industry.

          Cost Savings. As part of its integration plan for the Farah Acquisition, the Company believes that it can achieve at least $23.2 million of annual cost savings by the end of fiscal 1999. These cost savings include (i) a reduction of selling, general and administrative expenses (including distribution expenses) resulting in approximately $2.5 million of annual cost savings, (ii) the realization of production efficiencies resulting in approximately $15.2 million of annual cost savings and (iii) improvements in inventory management resulting in approximately $5.5 million of annual cost savings.


          Potential Divestiture Opportunities. Following the Farah Acquisition, the Company intends to evaluate Farah's assets in light of TSI's strategic and financial objectives and, to the extent such assets do not fit within those objectives, dispose of or discontinue operating such assets. The Company is currently considering its alternatives with respect to the Farah International business and is currently engaged in negotiations with a potential buyer regarding the sale of the Savane Direct business. Following the closing of the Farah Acquisition, the Company closed the remainder of Farah's sewing operations in San Jose, Costa Rica, and is currently seeking a buyer for the facility which housed such operations. There can be no assurance that any disposition or that additional closures will be consummated.


BUSINESS AND GROWTH STRATEGY

     The Company believes that the Farah Acquisition will position it to take advantage of key industry trends including: (i) an increasing emphasis by major apparel retailers on outsourced merchandise management programs for core apparel lines; (ii) a reduction by major retailers in the number of brands offered in favor of a few of the most well-recognized consumer brands; (iii) an increase in retailer and consumer demand for high-quality private brand apparel; (iv) a shift in consumer preference toward casual dress; and (v) a shift in trade policy which favors the manufacture of products in Mexico, the Caribbean and Latin America. The key elements of the Company's business and growth strategies include:

          Advanced Planning and Control Systems and Procedures. The Company employs advanced technology and comprehensive operating systems and procedures which integrate and monitor each operation to reduce inefficiencies, increase productivity and enhance customer service.

          High-Quality Products. The Company applies stringent quality standards throughout its operations, from the design of its products through the shipment of customer orders. In fiscal 1997, the application of these standards resulted in a rate of production of second quality finished goods of 1.1% of total production.

          Low-Cost and Flexible Operations. The Company is organized to effect a short production cycle from the receipt of raw materials through the shipment of a customer order. TSI believes its "chassis" production concept allows it to execute more cost-effective production runs than those of its competitors. The Company outsources labor intensive garment assembly and finishing operations to independent manufacturers on a fixed cost per unit basis. This strategy reduces the personnel and capital resources invested in the production process and enables TSI to vary production levels with changes in customer demand.

          Minimized Inventory Risk. The Company believes that it minimizes its inventory risks by (i) producing focused lines of core apparel products,
     (ii) minimizing the production cycle and maximizing production flexibility and (iii) tracking customer demand trends by SKU on a per store basis. In fiscal 1997, TSI's production cycle averaged 38 days and average inventory turnover was approximately five times.

          Customer Service. The Company provides customer satisfaction through high-quality products and customized merchandise management programs. These programs serve to increase retailer margins by outsourcing traditional retailer merchandising functions and reducing inventory risk and excessive markdowns.

          Expand Private Brand Programs for Major Retailers. The Company believes its high-quality and low-cost products, strong customer service and merchandise management capabilities position it to increase private brand market share as retailers consolidate and outsource private brand programs.

          New Product Introductions. The Company intends to develop and market products that complement existing core product lines. Targeted product categories include lines of men's casual shirts and women's sportswear. All new product lines will employ the Company's "chassis" production concept.

          Acquisitions. The Company will consider the acquisition of additional established brands as well as the acquisition of producers of complementary new product lines. The Company regularly evaluates acquisition opportunities, but currently has no agreements, arrangements or understandings with respect to any acquisitions, and there can be no assurance that any acquisitions will be consummated. See "Risk
     Factors -- Acquisitions."

INTEGRATION PLAN

     TSI and Farah produce similar products and use similar production operations. Because Farah principally markets branded products, the Company expects that it will realize higher average unit selling prices and higher gross margins on sales of Farah products than sales of products generated by TSI's private label programs. Because of the similarity of TSI's and Farah's product lines, the Company believes that operations and unit production costs will generally be comparable for TSI's and Farah's products.

     Following the Farah Acquisition, TSI intends to implement a comprehensive plan to integrate Farah's products and operations into its existing systems. As part of this integration strategy, TSI intends to take the following actions:

          Rationalize Farah Product Offerings. TSI intends to reduce the number of styles and SKU's of Farah branded products to concentrate on only those products which TSI believes generate appropriate levels of sales and profitability. TSI believes that this reduction of Farah's product line will reduce inventory levels and costly markdown and close-out sales and improve customer service. The Company also intends to integrate Farah's private label programs with those of TSI. In addition, the Company intends to develop new products to merchandise under the Farah brands, which will conform to TSI's "chassis" production concept.

          Develop Independent Brand Strategies. TSI intends to manage the TSI brands and each of the Farah owned Savane(R) and Farah(R) brands and the licensed John Henry(R) brand as separate businesses with distinct brand management programs. The Savane(R) brand will continue to be marketed to the department store channel with key targeted customers including Federated Department Stores, May Co., Dillard's and Proffitt's. The John Henry(R) brand will continue to be marketed exclusively through Sears, and Farah(R) brand pants, shorts and jeans will continue to be marketed through the mass merchant channel. TSI intends to invest in cooperative advertising and merchandising programs with certain key customers to enhance demand for the Farah brands. The Company plans to apply TSI's proven merchandise management and customer service capabilities to improve Farah's partnerships with its key accounts.

          Focus on Market Analysis and Sales Forecasting. Farah has historically forecasted sales based on customer-specific and market data on a monthly basis. TSI generally forecasts sales once per week. TSI intends to initiate semi-weekly sales forecasting for the Farah businesses and integrate the resulting sales forecasts with TSI's purchasing and production planning and control systems. TSI believes that the application of TSI's sales forecasting systems and procedures to Farah's businesses will reduce the amount of excess, slow moving and obsolete Farah inventory.

          Joint Sales and Marketing. The Company intends to consolidate TSI's and Farah's sales management and market Farah's branded products to TSI's customers and TSI's private brand programs to Farah's customers. TSI's sales mix is concentrated in the wholesale clubs and mass merchant channels with modest penetration of chain stores and department stores. Farah's sales mix is strongest with department stores through its Savane(R) line of products. The Company believes that it can increase net sales through focused joint sales and marketing programs targeting the entire TSI and Farah customer base.

          Rationalize Production. The Company intends to apply TSI's sophisticated production planning and control systems and procedures, integrated with its sales forecasting system, to manage Farah's production. TSI intends to integrate and consolidate Farah's cutting, assembly and finishing operations to realize economies of scale, balance production operations and reduce unit production costs. The Company also intends to convert Farah's assembly and finishing operations to modular work teams to reduce work in process inventories and increase productivity. The Company also intends to apply TSI's production planning and control systems to reduce shipping costs and improve customer order execution.

          Consolidate Purchasing. The Company intends to combine TSI's and Farah's raw materials purchasing to realize economies of scale, improve raw materials quality and reduce raw materials inventories. The Company expects to consolidate raw materials suppliers, institute its just-in-time inventory management programs with its leading suppliers and inspect raw materials at supplier mills before receipt.

          Distribution. Farah recently opened its new distribution facility and has experienced difficulties in processing orders which has led to substantial customer order cancellations. The Company intends to apply its comprehensive operating systems and procedures to Farah's distribution system. The Company believes these changes will be implemented by the end of fiscal 1999.

          Reduce General and Administrative Expenses. TSI intends to consolidate Farah into TSI's general and administrative infrastructure, which TSI believes will result in cost savings by eliminating redundancies and nonrecurring activities associated with Farah's public company reporting and administrative costs, insurance coverages and professional fees. Farah's financial reporting and internal control procedures will be integrated with TSI's systems. TSI's chief financial officer and controller will assume supervisory responsibility for Farah's accounting, financial reporting and internal controls.

          Integrate MIS Functions. TSI intends to operate Farah's information systems in parallel with TSI's, evaluate the best practices of both systems and integrate systems functions as appropriate on an application-by-application basis. The separate information systems staffs will be supervised by TSI's chief information officer.


          Potential Divestiture Opportunities. Following the Farah Acquisition, the Company intends to evaluate Farah's assets in light of TSI's strategic and financial objectives and, to the extent such assets do not fit within those objectives, dispose of or discontinue operating such assets. The Company is currently considering its alternatives with respect to Farah International business and is currently engaged in negotiations with a potential buyer regarding the sale of the Savane Direct business. During the first quarter of fiscal 1998, Farah decided to close its finishing facility in Cartago, Costa Rica and reduce its sewing operations in San Jose, Costa Rica. Following the closing of the Farah Acquisition, the Company closed the remainder of Farah's sewing operations in San Jose, Costa Rica, and is currently seeking a buyer for the facility which housed such operations. There can be no assurance that any such disposition or that additional closures will be consummated.

          Farah International sells apparel primarily in the United Kingdom, Australia and New Zealand, under the Savane(R) and Farah(R) labels. Farah International's product lines include principally dress and casual slacks, and shirts and sweaters manufactured by third parties and made from polyester fabrics or polyester blended fabrics. The United Kingdom is Farah International's principal market and in fiscal 1997 accounted for approximately 63.0% of its sales. Farah Australia and Farah New Zealand accounted for approximately 36.0% of Farah International's sales in fiscal 1997. Farah sells most of its products in the Australian and New Zealand markets under the Savane(R) and Farah(R) labels. In fiscal 1997, net sales and EBITDA attributable to Farah International were $49.7 million and $1.9 million, respectively. Farah's retail store division, Savane Direct, currently operates 34 stores in the United States, most of which are located in outlet malls. In fiscal 1997, net sales and EBITDA attributable to Savane Direct were $16.8 million and $86,000, respectively.

PRODUCTS

  TSI

     TSI produces and markets high quality casual pants, jeans, shorts and dress pants principally for men, which are marketed under TSI brands, private brands and licensed brand names. Most of TSI's apparel line focuses on basic, recurring styles that TSI believes are less susceptible to fashion obsolescence and less seasonal in nature than fashion styles. Key fabrics include 100% cotton and synthetic blends using rayon, wool and polyester. Key fabric constructions include twill, denim, corduroy and wrinkle-free fabrications. The table below sets forth sales mix, expressed as a percentage of net sales, and retail price points per product category:

                                               THIRTY-NINE      FORTY
                            FISCAL YEAR        WEEKS ENDED   WEEKS ENDED
                       ---------------------    JUNE 28,       JULY 4,      CURRENT RETAIL
                       1995    1996    1997       1997           1998         PRICE RANGE
                       -----   -----   -----   -----------   ------------   ---------------
Casual pants.........   48.5%   56.8%   53.9%      42.8%         49.4%      $17.99 - $39.99
Shorts (including
  denim).............   42.8    34.4    32.1       45.8          41.4        11.99 -  24.99
Dress casual pants...    0.9     1.7     8.6        7.7           4.8        24.99 -  39.99
Denim jeans..........    7.8     7.1     5.4        3.7           4.4        16.99 -  24.99
                       -----   -----   -----      -----         -----
                       100.0%  100.0%  100.0%     100.0%        100.0%
                       =====   =====   =====      =====         =====

     TSI's design staff examines domestic and international trends in the apparel industry as well as industries completely outside the sphere of clothing manufacture, including the automobile, grocery and home furnishings industries, to determine trends in consumer preferences for styling, color, labeling and packaging, quality and general lifestyle. Virtually all of TSI's products are designed by its in-house staff using CAD technology, which enables TSI to produce computer simulated samples that display how a particular style will look in a given color and fabric. The use of CAD technology reduces the time and costs associated with producing actual sewn samples prior to customer approval and allows TSI to create custom designed products meeting the specific needs of a customer. Product design and development is integrated with production planning and control operations to ensure that individual garment construction specifications are consistent with TSI's "chassis" production strategy and its product quality and production efficiency standards.

  Farah

     Farah U.S.A. manufactures and markets high quality, medium priced, branded and private label apparel for men, boys and women. Products include casual and dress pants, sportcoats, suit separates, skirts and shirts consisting of 100% cotton and blended fabrics that emphasize comfort, fit and performance. The table below sets forth sales mix, expressed as a percentage of net sales, and retail price points per product category:

                                                       TWENTY-SIX
                                                       WEEKS ENDED
                                  FISCAL YEAR        ---------------
                             ---------------------   MAY 4,   MAY 3,     CURRENT RETAIL
                             1995    1996    1997     1997     1998        PRICE RANGE
                             -----   -----   -----   ------   ------    -----------------
Casual pants...............   72.1%   70.5%   68.3%   60.8%    60.7%    $ 17.96 - $ 55.00
Dress pants................   17.7    19.1    20.0    19.7     18.7       19.96 -   60.00
Suit coats/sportcoats......    6.3     5.2     3.6     3.7      2.7      125.00 -  150.00
Shirts.....................     --     0.8     3.6     4.1      3.5       30.00 -   48.00
Shorts.....................    3.8     3.2     3.5    11.5     13.4       19.99 -   35.00
Denim jeans................    0.1     1.2     0.6     0.2      0.4       17.99 -   24.99
Skirts.....................     --      --     0.4      --      0.6       30.00 -   32.00
                             -----   -----   -----   -----    -----
                             100.0%  100.0%  100.0%  100.0%   100.0%
                             =====   =====   =====   =====    =====

     Farah U.S.A.'s products are sold under three primary labels: Savane(R), Farah(R) and John Henry(R). Farah owns the Savane(R) and Farah(R) labels and licenses the John Henry(R) label.

     Farah has positioned products marketed under the Savane(R) label as high quality garments using better fabrics and finer workmanship. Savane(R) casuals include pants and shorts for men and boys and pants, shorts, shirts and skirts for women made primarily from 100% cotton fabrics. Savane(R) dress wear includes men's pants, sportcoats and suit separates made primarily of polyester/wool and polyester/wool/lycra blend fabrics. Products sold under its Farah(R) label include men's casual and dress pants. Dress pants are made from blended fabrics, while casual pants are mainly 100% cotton. The John Henry(R) label is primarily used for dress pants, suit separates and sportcoats produced from blended fabrics.

CUSTOMERS AND CUSTOMER SERVICE

  TSI

     TSI markets its products to approximately 75 department and specialty stores, catalog retailers, discount merchants and wholesale clubs. TSI's products are sold at over 6,000 outlets throughout the United States, Canada, Mexico and Central America. Sales to TSI's five largest customers represented 69.8% and 65.5% of net sales during fiscal 1997 and the forty weeks ended July 4, 1998, respectively. Sales to Wal-Mart (substantially all of which represent sales to Sam's Club), Costco and Phillips-Van Heusen accounted for approximately 28.7%, 17.0%, and 11.0% respectively, of net sales for fiscal 1997 and approximately 28.7%, 14.8% and 8.3%, respectively, of net sales for the forty weeks ended July 4, 1998. TSI also sells its products to other major retailers, including Dayton Hudson, Federated Department Stores, J.C. Penney, May Co. and Nordstrom, none of which accounted for more than 10.0% of the Company's net sales in fiscal 1997 or the forty weeks ended July 4, 1998. TSI believes that its innovative business strategies, customer service capabilities and focus on aggressive inventory management have resulted in large part from servicing the quick response merchandise management demands of Sam's Club and Costco. See "Risk Factors -- Reliance on Key Customers."

     Set forth below are comparative sales mix data, expressed as a percentage of net sales, by marketing channel:

                                                                   THIRTY-NINE      FORTY
                                                FISCAL YEAR        WEEKS ENDED   WEEKS ENDED
                                           ---------------------    JUNE 28,       JULY 4,
CHANNEL                                    1995    1996    1997       1997          1998
-------                                    -----   -----   -----   -----------   -----------
Wholesale club...........................   29.8%   42.3%   46.1%      48.5%         45.5%
Discount and mass merchant...............   31.3    21.4    21.1       22.9          20.4
National chain...........................   20.9    14.5    12.3       11.3          15.3
Department store.........................    8.8    14.4    10.9       10.9          10.7
Specialty store..........................    4.9     4.7     5.4        4.4           6.0
Catalog..................................    2.5     1.1     0.2         .1            .3
Other....................................    1.8     1.6     4.0        1.9           1.8
                                           -----   -----   -----      -----         -----
                                           100.0%  100.0%  100.0%     100.0%        100.0%
                                           =====   =====   =====      =====         =====

     TSI offers its customers comprehensive merchandise management programs, which include: (i) product development and design; (ii) customized planning of store-level merchandise assortments and inventories by SKU; (iii) consistently high quality and high value products; (iv) custom labeling and packaging design;
(v) quick response electronic order execution and automatic store-level merchandise replenishment programs; (vi) real time analysis of store-level sales by SKU to predict consumer demand trends; (vii) retail profitability analysis by style and overall assortment; and (viii) access to sophisticated sales forecasting and inventory management systems. The Company intends to continue to promote these capabilities aggressively to increase sales.

  Farah

     Farah U.S.A. markets its brands in three distinct markets. Savane(R) products are sold to major department stores, John Henry(R) products are sold exclusively to Sears and Farah(R) products are sold to mass-merchants, principally Wal-Mart. During fiscal 1997, Farah's ten largest customers accounted for approximately 66.0% of Farah's net sales. Sales to Federated Department Stores, Dillard's and Wal-Mart accounted for approximately 13.1%, 12.8% and 10.0% respectively, of net sales for fiscal 1997 and approximately 11.1%, 13.8% and 16.2% of net sales for the twenty-six weeks ended May 3, 1998. See "Risk Factors -- Reliance on Key Customers."

     Set forth below are comparative sales mix data, expressed as a percentage of net sales, by marketing channel:

                                                                          TWENTY-SIX
                                                                          WEEKS ENDED
                                                     FISCAL YEAR        ---------------
                                                ---------------------   MAY 4,   MAY 3,
                                                1995    1996    1997     1997     1998
                                                -----   -----   -----   ------   ------
  Department store............................   64.5%   62.7%   63.1%   65.4%    60.9%
  Discount and mass merchant..................   10.7    15.6    20.7    22.2     19.0
  Wholesale club..............................     --      --     1.1      --      7.3
  National chain..............................    7.6     7.5     7.2     6.2      7.3
  Specialty store.............................   13.4    11.4     6.0     4.3      4.9
  Other.......................................    3.8     2.8     1.9     1.9      0.6
                                                -----   -----   -----   -----    -----
                                                100.0%  100.0%  100.0%  100.0%   100.0%
                                                =====   =====   =====   =====    =====

MARKETING AND SALES

  TSI

     TSI employs sales representatives located in eight states having an average of over 16 years of experience in the apparel industry. TSI also maintains a sales and marketing support staff in Tampa dedicated to analyzing sales and marketing data. Using its market data and industry experience, TSI offers each of its existing and prospective customers a marketing plan tailored to the customer's market niche, which details by SKU optimal product assortments and inventory levels, retail sales performance and trends, pricing strategies and profit margins. TSI operates a sophisticated electronic data interchange ("EDI") system to execute customer orders on a quick response basis. In fiscal 1997, TSI processed substantially all of its customer orders via its EDI system and typically shipped customer orders within 72 hours of receiving the purchase order.

  Farah

     Farah U.S.A.'s sales force consists of regional corporate account executives who are directly responsible for certain major retail accounts, including Federated Department Stores, May Co., Dillard's, Sears and Wal-Mart, and regional sales representatives who report to the corporate account executives and assist them with the major retail accounts. The regional sales representatives are also responsible for sales to smaller retailers. Farah U.S.A. employs merchandise coordinators who visit retail stores that carry Farah's branded products to train store personnel to sell Farah products, ensure proper point-of-sale merchandising and presentation of the Farah products, and enhance customer satisfaction with the Farah brands. Farah U.S.A.'s marketing and advertising program consists of point-of-sale merchandising fixtures and materials, national print advertising and participation in cooperative advertising programs with retailers.

     Farah U.S.A. fills retailers' orders from inventory at its distribution center and ships orders directly to retailers' stores or their distribution centers. During the first quarter of fiscal 1998, Farah opened its new distribution center in Santa Teresa, New Mexico. Farah has implemented an EDI system with selected large retailers and, in fiscal 1997, substantially all of its customer orders were processed through its EDI system.

PRODUCTION

  TSI

     Overview. TSI inventories, spreads, marks and cuts virtually all of the fabric used in the manufacture of its products at its owned facility in Tampa, Florida. The components are then assembled by independent manufacturers outside the United States, principally in the Dominican Republic, and shipped back to TSI's Tampa facilities for labeling, packaging and distribution. TSI also imports finished goods, principally denim jeans, shorts and shirts from Mexico, the Pacific Rim and the Middle East. TSI believes that the use of independent garment assembly and finishing contractors enables it to provide customers with high quality goods at significantly lower prices than if it operated its own assembly facilities. In fiscal 1997, products originating from TSI's Tampa cutting facility and imported finished goods represented approximately 83.4% and 16.6%, respectively, of the products sourced by TSI. In fiscal 1997, the production cycle from receipt of raw materials through the availability for shipping of finished goods averaged 38 days compared to 43 days in fiscal 1996 and 52 days in fiscal 1995. In fiscal 1997, TSI's average finished goods inventories, expressed as days of net sales, were 45 days, compared to 57 days in fiscal 1996 and 50 days in fiscal 1995. TSI believes that it is organized to maximize manufacturing productivity and minimize inventory risk. See "Risk Factors -- International Sourcing and Manufacturing."

     Production Planning and Control. TSI applies stringent production planning and control systems and procedures throughout the production process to increase productivity, reduce unit production costs and mitigate inventory risk. Detailed production plans by SKU are developed based on individual long-range customer merchandise plans and are reset twice per week based on TSI's retail sales demand forecasting and market trend analysis. The production plan governs each stage of garment fabrication to enhance high-quality and low-cost production. In fiscal 1997, TSI's average work-in-process inventories, expressed as days of net sales, were 18 days, compared to 25 days in fiscal 1996 and 35 days in fiscal 1995.

     Raw Materials Sourcing. Based on its production plan, TSI purchases raw materials, including fabrics, thread, trim and labeling and packaging materials, on virtually a just-in-time basis from domestic sources based on quality, pricing and availability. TSI's personnel inspect raw materials quality at suppliers' facilities to avoid the handling costs and production plan disruption of receiving off-quality materials. TSI has no long-term contracts with any of its suppliers and maintains multiple sources of supply for key raw materials, which include generally available fabric constructions and trim components. In fiscal 1997 and 1996, TSI's average raw materials inventories, expressed as days of net sales, were 10 days in each fiscal year, compared to 7 days in fiscal 1995. See "Risk Factors -- Price and Availability of Raw Materials."

     Cutting. Since 1989, TSI has invested in computerized equipment for spreading, marking and cutting fabric to ensure color consistency and maximize fabric utilization. In fiscal 1997, TSI's fabric utilization averaged approximately 92.0% compared with an industry average of approximately 87.0%. TSI has also invested in state-of-the-art fabric handling and cutting technology, including 12 air table handling systems, 11 Niebuhr spreaders, and three Gerber computerized cutting systems. TSI has organized its cutting facility with utilities and infrastructure located outside the cutting room to permit conversion of the facility to a distribution center as off-shore cutting capabilities develop.

     Assembly and Finishing. Cut fabric and components (buttons, zippers, etc.) are shipped by common carrier to independent manufacturers, principally in the Dominican Republic, for garment assembly and finishing. TSI currently uses approximately 15 manufacturers in the Dominican Republic that specialize in assembling and finishing products on one or more "chassis" and adhere to TSI's specific operating procedures. TSI has converted all of its contractors to modular work teams from the traditional assembly line production, which TSI believes has improved productivity. In addition, TSI's production planning and control system tracks production at each assembly and finishing stage to identify production difficulties as they occur and thereby increase efficiency and minimize costly rework and off-quality finished goods. TSI's team of 14 quality control personnel inspects production by the independent manufacturers on a daily basis to ensure strict adherence to operating procedures and quality standards. TSI has used these manufacturers for an average of more than three years and enjoys, in effect, exclusive relations with 10 of them.

     TSI believes that manufacturing in the Dominican Republic offers TSI certain competitive advantages, including favorable pricing and better quality production, a long-standing and relatively stable production network, and much shorter transportation periods than goods assembled in the Pacific Rim. In addition, United States customs duties programs, such as Section 807, facilitate assembly in the Caribbean Basin by completely eliminating or substantially reducing the customs duties on the import of assembled United States components. TSI arranges for assembly and finishing on a per unit basis and does not have any long-term contracts with any of its independent contractors. TSI is able to shift its sources of supply depending upon production and delivery requirements and cost, while at the same time reducing the need for significant capital expenditures, work-in-process inventory and a large production work force. TSI believes that its relations with its contractors are generally good.

     Labeling, Packaging and Shipping. Finished goods are shipped from the Dominican Republic and other sources via common carrier to TSI's Tampa distribution center. Quality inspections occur both before shipment to Tampa and when the finished garments are received by the distribution center. TSI currently employs 20 full-time quality control personnel in its Tampa facilities. Upon confirmation of a customer order, TSI picks the appropriate items from its common inventory, applies customer-specific tags, labels and packaging, and prepares shipments in accordance with the customer's specifications. TSI's advanced finished goods processing and distribution systems enable TSI to process a customer order in less than 12 hours, if necessary, and TSI generally ships orders within three days of receipt. The customer pays the applicable freight charges. See "Risk Factors -- Dependence on Independent Manufacturers."

     TSI has implemented comprehensive customer order processing and shipping procedures to enhance customer service and reduce costly customer chargebacks for order execution deficiencies. Cartons containing garments are bar coded, weighed and electronically sorted based on weight standards for each individual garment. Cartons not meeting specifications are removed from order processing for review. Approved cartons are shrink-wrapped together for delivery to customers. As a result of these quality control procedures, customer returns were approximately 1.2% in fiscal 1997.

  Farah

     Farah U.S.A.'s operations are organized similarly to TSI's with domestic cutting and finished goods distribution and foreign garment assembly and finishing. Farah operates one cutting facility in the United

States, one sewing/finishing and one finishing facility in Mexico, and one sewing/finishing facility in Costa Rica. Farah also has a long-term joint venture arrangement in a Mexican finishing facility with a third party Mexican corporation. In fiscal 1998, Farah announced its intention to close its finishing facility in Cartago, Costa Rica, reduce its sewing operations in its San Jose, Costa Rica facility, and move production to its Mexican facilities and independent manufacturers. Finished products are delivered to Farah's United States distribution center for storage, customer order execution, and distribution to Farah customers in the United States. In fiscal 1997, the production cycle from receipt of raw materials through the availability for shipping of finished goods averaged 60 days compared with 51 days in fiscal 1996 and 64 days in fiscal 1995. For fiscal 1997, Farah U.S.A.'s average finished goods inventories, expressed as days of net sales, were 61 days compared to 66 days for fiscal 1996 and 82 days for 1995. In fiscal 1997, Farah U.S.A.'s average work-in-process inventories, expressed as days of net sales, were 40 days compared to 32 days in fiscal 1996 and 41 days in fiscal 1995. In fiscal 1997, Farah U.S.A.'s average raw materials inventories, expressed as days of net sales, were 20 days compared to 19 days in fiscal 1996 and 23 days in fiscal 1995.

IMPORTS AND IMPORT REGULATIONS

     Each of TSI and Farah presently imports garments under three separate scenarios having distinct customs and trade consequences: (i) imports of finished goods (mostly from the Pacific Rim and the Middle East); (ii) imports from the Caribbean Basin and Central America; and (iii) imports from Mexico. See "Risk Factors -- International Sourcing and Manufacturing" and "-- Imports and Import Restrictions."

     For direct imports (mostly from the Pacific Rim and the Middle East), duties on imported garments are normally imposed at most favored nation ("MFN") tariffs rates and are subject to a series of bilateral quotas that regulate the number of garments that may be imported annually into the United States. The tariffs for most of the countries from which TSI and Farah currently import or intend to import have been set by international negotiations under the auspices of the World Trade Organization ("WTO"). These tariffs generally range between 17.0% and 35.0%, depending upon the nature of the garment (e.g., shirt, pant), its construction and its chief weight by fiber. The principal sourcing alternatives that do not enjoy MFN rates in the Far East are Vietnam and Laos.

     In addition to these tariff rates, merchandise from virtually all the countries from which TSI and Farah import is also subject to bilateral quota restraints pursuant to United States domestic law or the multi-lateral Agreement on Textile and Clothing, which is under the auspices of the WTO. Bilateral quotas are implemented on a calendar year basis. After the United States and a particular country agree to a particular level of exports in a particular quota category (for instance, cotton men's bottoms (category 347)), the country that receives the quota has the right to determine the method by which such quota is assigned to its manufacturers. Some jurisdictions, such as Hong Kong, have a free market under which quotas are bought and sold. Most countries, however, assign it to the factories that actually produce the garments. Shipments which are exported to the United States must, in addition to the usual commercial documentation, have appropriate and official textile visas, in either an electronic or paper format, which confirm their quota status. This documentation must be filed prior to the admission and clearance of the merchandise into the United States. Accordingly, TSI and Farah usually demand that this paperwork be submitted prior to payment.

     TSI and Farah also import garments from countries in the Caribbean Basin and Central America. Although much merchandise imported from these jurisdictions is subject to the identical tariff and quota consequences described above for Pacific Rim imports, there are special circumstances which provide a unique tariff and quota preference for some merchandise sourced from the Caribbean Basin or Central America. The principal tariff advantage is the so-called "807" program. Under this program, merchandise produced under tariff subheading 9802.00.80, HTS, is admitted into the United States with a substantial tariff reduction. Specifically, this tariff provision provides a reduction in duty based on the value of exported United States components assembled into a product in a foreign jurisdiction which is subsequently reimported into the United States. In essence, the duty reduction is equal to the value of United States components incorporated into these assembled goods plus southbound international freight and insurance. For apparel products, such United States components normally consist of cut-to-shape United States fabric parts, finishing and trim (buttons, thread, etc.). In addition, if the fabric which is cut to create the cut component parts is also knitted, woven or formed in the United States, there is a special quota provision which provides for more liberalized access to the United States marketplace. This special quota provision is applicable only to certain Caribbean Basin, Central American and northern Latin American countries which have signed special agreements with the United States. Under the terms of these agreements, such products, known in the trade as "807A" or "Super 807" or "Guaranteed Access Level" products, are controlled through a much more liberal quota system. Accordingly, a country such as the Dominican Republic would have a regular quota for men's cotton bottoms produced through a normal cut, make and trim operation or through the traditional 807 process; at the same time, it would have a much larger and, therefore, more liberal quota for merchandise produced from United States cloth under this Super 807 or 807A program. TSI and Farah produce significant garments under one or both of these programs. In those circumstances where garments qualify for both preferences, "807" and "807A," the merchandise is accorded both quota and tariff advantage over Pacific Rim, Middle Eastern or non-qualifying Western hemisphere goods.

     TSI and Farah also import finished goods from Mexico under the North American Free Trade Agreement, commonly known as NAFTA. Under NAFTA, merchandise which qualifies is accorded reduced or duty-free access, depending upon the type of merchandise selected. The key requirement for NAFTA qualification for such garments is that the yarn, cloth, cut, sew and finish of the garments all take place within North America. This is commonly known as the "yarn-forward rule." Merchandise produced pursuant to these rules enters the United States at a preferential or at a zero rate and is not subject to any quota.

     In addition to the regular NAFTA program, certain imports made by the Company are also subject to a tariff preference which was created and enacted as part of the NAFTA-enabling legislation. This tariff provision, subheading 9802.00.90, HTS, provides for immediate duty-free and quota-free entry into the United States from Mexico of garments made from components which are cut to shape in the United States from United States knit, woven or formed cloth. This duty-free, quota-free entry would be available for pant products sourced from United States components cut from United States knitted/woven fabric. This merchandise, therefore, has an even more favorable treatment than merchandise being imported from the Caribbean Basin. The Company currently imports a limited amount of such merchandise from Mexico, but Farah imports a more significant amount from Mexico.

     Finally, non-NAFTA qualifying goods may be imported from Mexico. Such merchandise could be imported at reduced duty rates under the 807 (9802.00.80) program (cut in the United States), or special tariff rate quotas called "TPLs." Otherwise, it is subject to full duty. Such merchandise may also be subject to Mexican quotas which are effective for some products until 2004.

PERSONNEL

     At August 1, 1998, TSI had approximately 3,403 employees (2,640 of which were employees of Farah and its subsidiaries), including 16 in the Dominican Republic, 1,560 in Mexico, 42 in Costa Rica, 39 in Australia and New Zealand, and 126 in the United Kingdom. Of the remainder, approximately 190 are employed in the Company's retail stores, 283 hold executive and administrative positions, approximately 25 are engaged in design and merchandising, approximately 612 are engaged in production (e.g., marking, cutting and labeling), approximately 94 are engaged in sales, approximately 344 are engaged in distribution and approximately 72 are engaged in quality control. Approximately 125 of Farah's United States employees are members of the Union of Needletrades, Industrial and Textile Employees (formerly, Amalgamated Clothing and Textile Union) and approximately 780 of its employees are members of a union in Mexico. The collective bargaining agreement with Farah's United States employees expires in February 2000. The collective bargaining agreement for Farah's employees in Mexico expires in December 1998. The Company considers its relations with its employees to be generally good.

MANAGEMENT INFORMATION SYSTEMS

  TSI

     TSI believes that advanced information processing is important to maintain its competitive position. The Company began implementation of a new, integrated management information system in the second quarter of fiscal 1998 and continues to integrate additional functions. The Company's new management information system, which will cost approximately $5.0 million, will include client server based hardware and the implementation of the latest version of SAP. The SAP software, which will include the apparel specific "AFS" component, will allow the Company to fully integrate functions such as finance, manufacturing, distribution and inventory management. The new system will enable TSI to streamline information entry, enhance analytical and inventory management capabilities, strengthen customer service capabilities and provide a better flow of information throughout its operations.

     The Company's management information systems facilitate inventory and operating controls by providing, among other things, comprehensive order processing, production, accounting and management information for the marketing, manufacturing, importing and distribution functions of TSI's business. TSI has also purchased and implemented a software program that enables TSI to track, among other things, orders, manufacturing schedules, inventory and unit sales of its products. In addition, to support TSI's flexible inventory replenishment program, TSI has an EDI system through which customer inventories can be tracked and orders automatically placed by the retailer with TSI. See "Risk
Factors -- Management Information Systems" and "-- Year 2000" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Impact of the Year 2000 Issue."

  Farah

     Farah has implemented programs to ensure technical competence in the areas of information systems, financial reporting, electronic commerce, order processing, inventory control, computer controlled/assisted warehousing, distribution, manufacturing and Year 2000 compliance. Farah is currently migrating the business systems from an IBM ES 9000 mainframe (operating an enterprise wide software program known as CAMP -- Comprehensive Apparel Manufacturing Package), to an IBM A/S 400 RISC mid-range system (operating an enterprise wide system known as ACS -- Apparel Computing System). The A/S 400 offers operational stability, responsiveness, flexibility, reduced operational costs, increased integration for internet, data warehousing, and electronic commerce technologies and an advanced system security. ACS offers an integrated suite of tools to support EDI, order processing, operations planning, sales, marketing, inventory management, and accounts receivable. The new system will also provide interfaces with other key business systems such as the JD Edwards financial reporting and accounting system and the PkMS warehouse management system. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of the Year 2000 Issue."

COMPETITION

     The apparel industry is highly competitive and TSI and Farah compete with numerous apparel manufacturers, including brand name and private label producers, and retailers which have established, or may establish, internal product development and sourcing capabilities. TSI's and Farah's products also compete with a substantial number of designer and non-designer product lines. Many of TSI's and Farah's competitors and potential competitors have greater financial, manufacturing and distribution resources than TSI. TSI believes that it competes favorably on the basis of quality and value of its programs and products, price, the production flexibility that it enjoys as a result of its "chassis" production concept, cutting and labeling capabilities, sourcing network and the long-term customer relationships it has developed. The Company believes that producers of apparel generally compete on the basis of quality, price and service. Nevertheless, any increased competition from manufacturers or retailers, or any increased success by existing competition, could result in reductions in unit sales or prices, or both, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors -- Competition."

SEASONALITY

     Historically, TSI's and Farah's businesses have been seasonal, with slightly higher sales and income in their respective second and fourth fiscal quarters, just prior to and during the two peak retail selling seasons for spring and fall merchandise. In addition, certain of TSI's and Farah's products, such as shorts and corduroy pants, tend to be seasonal in nature. In the event such products represent a greater percentage of the Company's sales in the future, the seasonality of the Company's sales may be increased. See "Risk Factors -- Seasonality."

TRADEMARKS AND LICENSES

  TSI

     TSI holds or has applied for over 75 United States trademark registrations covering its various brands. TSI believes that its Flyers(TM) and Bay to Bay(R) trademarks are material to its business. Bay to Bay(R) is registered with the United States Patent and Trademark Office. This registration expires in 2001 and is subject to renewal. There are applications pending with the United States Patent and Trademark Office for trademarks which include the Flyers(TM) name. Two of these applications have been opposed. Pursuant to separate license agreements, TSI has the exclusive rights to use (i) the Bill Blass(R) trademark with respect to casual pants and shorts, jeans and prehemmed dress pants distributed or sold in the United States, Mexico and Canada, (ii) the Van Heusen(R) trademark with respect to men's pants, jeans and shorts distributed or sold in the United States and its possessions and territories and (iii) the Generra(R) trademark with respect to the design, manufacture and wholesale in the United States and Canada of men's casual pants, shorts and dress slacks (excluding open bottom construction) and men's jean-constructed bottoms made of denim or heavy weight fabrics (excluding open bottom construction). The Bill Blass(R) license expires in calendar 2000, and the Van Heusen(R) license expires in calendar 1999. The license agreement with respect to the Generra(R) trademark is subject to two renewal options that expire September 30, 2002 and 2005, respectively. TSI believes that it has the exclusive use of all of its owned and licensed trademarks. See "Risk Factors -- Dependence on Intellectual Property; Risk of Infringement Claims."

  Farah

     Farah owns many United States and foreign trademark registrations, including Savane(R), Savane Elements(R), PROCESS 2000(R), Farah(R) and Farah Clothing Company(R), and has several other trademark applications pending in the United States and foreign countries. The John Henry(R) trademark is licensed from Zodiac International Trading Corporation, an affiliate of Salant Corporation, with respect to the manufacture, advertisement, promotion and sale in the United States and Canada of men's slacks and trousers, blazers, sportcoats and jackets, shorts and jeans. The John Henry(R) license is renewable by Farah through 2038. See "Risk Factors -- Dependence on Intellectual Property; Risk of Infringement Claims."

FACILITIES

  TSI

     TSI's corporate headquarters, cutting and warehouse facilities are located in Tampa, Florida and are owned by TSI. In fiscal 1997, TSI completed an approximately 110,000 square foot state-of-the-art cutting facility designed to provide an environment that would increase efficiencies and accommodate TSI's increasing volume. The new facility is located adjacent to TSI's administration and distribution facility (approximately 190,000 square feet). During fiscal 1997, TSI's cutting and labeling, packaging and shipping facilities operated at approximately 65.0% of capacity. TSI's facilities are subject to a mortgage securing the debt outstanding under the Real Estate Loan Agreement, which had an outstanding balance of $9.6 million as of July 4, 1998. TSI also leases approximately 4,000 square feet of showroom offices in New York City. This lease expires in April 2004. TSI believes that its existing facilities are adequate to meet its current and foreseeable needs. TSI also believes its existing facilities are well maintained and in good operating condition. See "Description of Other Indebtedness -- Real Estate Loan" and Note 6 to TSI's Consolidated Financial Statements.

  Farah

     Farah's principal executive offices and United States distribution facility are located in El Paso, Texas. Farah considers both its domestic and international facilities to be suitable and adequate and to have sufficient productive capacity for current operations. Farah leases its corporate headquarters in El Paso, Texas. Farah also leases a new distribution warehouse located in Santa Teresa, New Mexico. Relocation to the new warehouse was completed during the second quarter of fiscal 1998.

     The following table reflects the general location, use and approximate size of Farah's significant real properties currently in use:

                                                                        APPROXIMATE SQUARE
                                                                             FOOTAGE
              LOCATION                              USE                    OWNED/LEASED
              --------                              ---                 ------------------
El Paso, Texas......................  Warehouse                            116,000 Owned(1)
Chihuahua, Mexico...................  Garment manufacturing plant           73,800 Owned
San Jose, Costa Rica................  Garment manufacturing plant          124,000 Owned
Cartago, Costa Rica.................  Garment manufacturing plant           77,000 Owned
Auckland, New Zealand...............  Office/Warehouse                       9,000 Owned
El Paso, Texas......................  Corporate offices                    43,500 Leased
El Paso, Texas......................  Garment manufacturing plant         201,000 Leased
Sydney, Australia...................  Office/Warehouse                     29,000 Leased
Suva, Fiji..........................  Two garment manufacturing plants     35,000 Leased(2)
Witham, United Kingdom..............  Office/Warehouse                     57,000 Leased
Santa Teresa, New Mexico............  Distribution Warehouse              250,000 Leased
Juarez, Mexico......................  Garment manufacturing plant          73,500 Leased
Queretaro, Mexico...................  Warehouse                            32,700 Leased
Torreon, Mexico.....................  Garment manufacturing plant          25,000 Leased(3)

---------------

(1) The facility was formerly a garment manufacturing plant. The underlying land is leased through February 2002.
(2) The facilities are leased by a joint venture in which Farah is a 50% participant.
(3) The facilities are leased by Farah and a co-lessee.

LEGAL PROCEEDINGS

  TSI

     On March 21, 1997, Levi Strauss & Co. brought suit against TSI in United States District Court for the Northern District of California. The complaint alleges, among other things, that TSI's Flyers(TM) trademark and certain trade dress used in the labeling and packaging of TSI's Flyers(TM) and Bay to Bay(R) products infringe upon certain of plaintiff's proprietary trademark and trade dress rights in violation of the federal Lanham Act and California law. The complaint seeks injunctive relief, as well as treble damages and attorneys' fees. Levi Strauss & Co. has filed opposition proceedings in the United States Patent and Trademark Office against TSI's trademark applications for two marks in the Flyers(TM) family of marks. These oppositions proceeding have been suspended pending resolution of the litigation. In addition, plaintiff has indicated that it believes that certain trade dress used in the labeling and packaging of TSI's licensed Bill Blass(R) brand slacks also infringes upon certain of plaintiff's proprietary trade dress rights. Although the outcome of the litigation cannot be determined at this time, TSI has engaged in settlement discussions with Levi Strauss & Co. Nevertheless, in an attempt to limit TSI's liability, if any, with respect to such alleged infringement, TSI has unilaterally altered the trademark and trade dress which are currently the subject of this litigation.

     On July 3, 1997, Out-of-Mexico Apparel, Ltd. brought suit against TSI in California Superior Court for, among other things, breach of contract, breach of a noncircumvention agreement, and violation of the California Unfair Business Practices Act. The complaint alleges that TSI entered into contracts for the manufacture of apparel with certain manufacturers in contravention of a customer non-disclosure and non-circumvention agreement between Out-of-Mexico Apparel, Ltd. and TSI. The complaint seeks compensatory damages and prejudgment interest, and the costs of suit. Although the outcome of the litigation cannot be determined at this time, TSI would consider reasonable settlement opportunities. TSI is vigorously defending the lawsuit.

     On December 30, 1997, TSI brought suit against Bremen Trouser's, Inc. ("Bremen") in the State Circuit Court in Tampa, Florida seeking a declaratory judgment that TSI has the right to manufacture and sell casual pants with "busted seams" using the Bill Blass label pursuant to a license agreement (the "Pincus

License Agreement") between the Company and Pincus Bros., Inc. ("Pincus"). Bremen is a licensee of Pincus under a separate license agreement. In March 1998, TSI filed an amended complaint, which added Pincus as a defendant, alleging breach of contract against Pincus and tortious interference with business relations against Bremen. Also in March 1998, Pincus and Bremen filed a separate complaint against TSI, alleging, among other things, that TSI violated the terms of the Pincus License Agreement by manufacturing "busted seam" pants. Pincus and Bremen have sought unspecified damages and other non-monetary relief. TSI's state claim has been removed to the United States District Court for the Middle District of Florida and consolidated with Pincus and Bremen's complaint. Pincus has taken the position that the Pincus License Agreement gives it the authority to resolve disputes between the Company and Pincus' other licensees, and it claims to have resolved the dispute which is the subject of the litigation in favor of Bremen. Although the outcome of the litigation cannot be determined at this time, TSI intends to vigorously pursue the litigation. The Company does not believe that this litigation will have a material adverse effect on its business, results of operations or financial condition.

     TSI is not involved in any other legal proceedings which TSI believes could reasonably be expected to have a material adverse effect on TSI's business, results of operations or financial condition.

  Farah

     Farah is involved in certain legal proceedings in the normal course of business. Farah does not believe that the outcome of such legal proceedings could reasonably be expected to have a material adverse effect on Farah's business, results of operations or financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     TSI's Board of Directors consists of nine members divided into three classes, with the members of each class serving three-year terms. The following table sets forth information, as of August 17, 1998, regarding the directors and executive officers of TSI.

                                                                                      TERMS AS
                                                                                      DIRECTOR
                 NAME                   AGE                  POSITION                 EXPIRES
                 ----                   ---                  --------                 --------
William W. Compton(1).................  55    Chairman of the Board, Chief Executive      2000
                                                Officer and Director
Richard J. Domino.....................  50    President                                     --
Michael Kagan.........................  60    Executive Vice President, Chief             2001
                                              Financial Officer, Secretary and
                                              Director
N. Larry McPherson....................  34    Executive Vice President -- Finance           --
                                              and Operations and Treasurer
Richard C. Allender(2)(3).............  52    Executive Vice President -- Global          1999
                                              Affairs and Director
Eloy S. Vallina-Laguera(1)(4).........  60    Director                                    1999
Jesus Alvarez-Morodo(5)...............  51    Director                                    2000
Leslie J. Gillock(1)(4)(5)............  42    Director                                    1999
Donald H. Livingstone(5)..............  55    Director                                    1999
Leon H. Reinhart(1)(4)................  56    Director                                    2001
Charles J. Smith(3)...................  71    Director                                    1999

---------------

(1) Member of the Compensation Committee of the Company's Board of Directors.
(2) In connection with the consummation of the Farah Acquisition, Mr. Allender became the Executive Vice President -- Global Affairs of the Company.
(3) In connection with the consummation of the Farah Acquisition, Messrs. Allender and Smith were elected by expansion to the Company's Board of Directors and will serve as directors until the next annual meeting of TSI's shareholders.
(4) Member of the Stock Option Committee of the Company's Board of Directors.
(5) Member of the Audit Committee of the Company's Board of Directors.

     William W. Compton has served as Chairman of the Board, Chief Executive Officer and a Director of TSI since November 1989. He also served as President of TSI from November 1989 to November 1994. Mr. Compton has over 28 years of experience in the apparel industry. Prior to joining TSI, he served as President and Chief Operating Officer of Munsingwear, Inc., an apparel manufacturer and marketer, President/Executive Vice President of Corporate Marketing for five apparel divisions of McGregor/Faberge Corporation and President, U.S.A. and a director of Farah, a men's apparel manufacturer. Mr. Compton currently serves on the Board of Directors of the Brigham Young University Marriott School of Management, and on the Board of Directors of the American Apparel Manufacturers Association.

     Richard J. Domino joined TSI in 1988 and has served as President of TSI since November 1994. Mr. Domino served as Senior Vice President of Sales and Marketing from January 1994 to October 1994 and Vice President of Sales from December 1989 to December 1993. He has over 23 years experience in apparel-related sales and marketing. Before joining TSI, Mr. Domino was employed by Thomson Sportswear, Inc., a men's apparel manufacturer and marketer, as its Sales Manager for the Northwest Territory, and by Haggar Corp., a men's apparel manufacturer and marketer, as its New Jersey Salesman.

     Michael Kagan has served as Executive Vice President, Chief Financial Officer, Secretary and a Director of TSI since November 1989. He was also Treasurer of TSI from November 1989 to January 1998. Mr. Kagan has more than 30 years experience in the apparel industry. Prior to joining TSI, Mr. Kagan served as Senior Vice President of Finance for Munsingwear, Inc. and as Executive Vice President and Chief Operating Officer of Flexnit Company, Inc., a manufacturer of women's intimate apparel.

     N. Larry McPherson joined TSI in January 1998 as Executive Vice President -- Finance and Operations and Treasurer. Prior to joining TSI, Mr. McPherson spent ten years as an independent auditor and financial consultant with Ernst & Young LLP while earning his M.B.A. and license as a C.P.A.

     Richard C. Allender has served as the Chief Executive Officer of Farah since July 1990, the Chairman of its Board of Directors since March 1993 and has served as a Director of Farah since June 1988. In connection with the consummation of the Farah Acquisition, Mr. Allender became the Executive Vice President -- Global Affairs and a Director of the Company.

     Eloy S. Vallina-Laguera has served as a Director of TSI since November 1989. He has been Chairman of the Board of Accel, and its predecessor, Grupo Chihuahua S.A. de C.V. ("Grupo Chihuahua"), since its inception in 1979. Accel is a publicly traded Mexican holding company having subsidiaries engaged in warehousing, distribution and manufacturing. He has been Chairman of the Board of Elamex, S.A. de C.V. ("Elamex"), a manufacturing company controlled by Accel, since 1990. He is also Chairman of Kleentex Corp., and an advisory director of Norwest Bank El Paso. Mr. Vallina-Laguera was Chairman of Banco Commercial Mexicano, later Multibanco Comermex, one of Mexico's largest commercial banks at that time, from 1971 until its expropriation in 1982.

     Jesus Alvarez-Morodo has served as a Director of TSI since November 1989. He has been Vice Chairman of the Board of Elamex since 1995 and President and Chief Executive Officer of Accel since 1992. Mr. Alvarez-Morodo has been a director of Elamex since 1990, and has held various positions with Accel and its predecessor, Grupo Chihuahua and its subsidiaries since 1982, including Vice President from 1989 to 1992.

     Leslie J. Gillock has served as a Director of TSI since August 1997. She has served in various capacities with Fruit of the Loom, Inc. since 1978, including Vice President of Marketing since March 1995, Director of Marketing from January 1993 through February 1995, and Marketing Manager for Intimate Apparel from January 1989 through December 1992. She has over 19 years experience in the apparel industry.

     Donald H. Livingstone has served as a Director of TSI since August 1997. He has been a Teaching Professor at the Brigham Young University Marriott School of Management and the Director of its Center for Entrepreneurship since September 1994. Mr. Livingstone is also a member of the Board of Trustees of the Eureka Funds. From 1976 through March 1995, he was a partner with Arthur Andersen LLP. He joined Arthur Andersen LLP in 1966.

     Leon H. Reinhart has served as a Director of TSI since August 1997. Mr. Reinhart has been President, Chief Executive Officer and a director of First National Bank based in San Diego, California since May 1996. Prior to such time, he served as Chief Credit Officer and Deputy General Manager of Citibank Mexico from 1988 through April 1996. Mr. Reinhart's experience includes more than twenty years as a financial executive with Citibank, N.A. and its affiliates in a variety of domestic and international positions.

     Charles J. Smith has been a director of Farah since March 1994. For more than five years prior to his retirement in 1994, Mr. Smith served in various capacities with Crystal Brands, Inc., an apparel manufacturer and marketer, most recently as an Executive Vice President. Since then, Mr. Smith has served as a consultant to various apparel companies. In May, 1995, Mr. Smith became a partner and director of Phoenix Apparel Group, Inc., a privately-held apparel sourcing and consulting company. In connection with the Farah Acquisition, Mr. Smith became a Director of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation paid to or earned by TSI's Chief Executive Officer and each of TSI's two other most highly compensated executive officers who earned more than $100,000 for fiscal years 1996 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                              SECURITIES
                                                        ANNUAL COMPENSATION   UNDERLYING       ALL
                                               FISCAL   -------------------    OPTIONS/       OTHER
NAME AND PRINCIPAL POSITION                     YEAR     SALARY     BONUS      SAR'S(#)    COMPENSATION
---------------------------                    ------   --------   --------   ----------   ------------
William W. Compton...........................   1997    $390,000   $429,000     23,500       $32,640(1)(2)
  Chairman of the Board and                     1996     336,985    387,200         --        31,522(1)(2)
  Chief Executive Officer
Richard J. Domino............................   1997    $225,000   $225,000      8,000            --
  President                                     1996     191,346    200,000         --            --
Michael Kagan................................   1997    $215,000   $172,000     13,800       $19,343(2)(3)
  Executive Vice President,                     1996     192,000    153,600         --        19,343(2)(3)
  Chief Financial Officer
  and Secretary

---------------

(1) Includes $25,000 in director's fees for each of fiscal 1997 and fiscal 1996 and $7,640 and $6,522 in grossed up premiums for term life insurance for fiscal 1997 and fiscal 1996, respectively, for the benefit of Mr. Compton and his family.
(2) Directors who are executive officers of TSI no longer receive compensation as such for service as members of either the Board of Directors or committees thereof.
(3) Includes $15,000 in director's fees for each of fiscal 1997 and fiscal 1996 and $4,343 in grossed up premiums for term life insurance for each of fiscal 1997 and fiscal 1996, respectively, for the benefit of Mr. Kagan and his family.

     The following table sets forth information with respect to grants of stock options during fiscal 1997 to the executive officers named in the Summary Compensation Table and the year-end value of unexercised options held by such executive officers. No options were outstanding prior to such fiscal year and no options were exercised during such fiscal year.

            OPTION GRANTS IN FISCAL 1997 AND YEAR-END OPTION VALUES

                                                                                    POTENTIAL
                                                                                REALIZABLE VALUE
                                                                                   AT ASSUMED
                                          PERCENT OF                             ANNUAL RATES OF
                                            TOTAL                                  STOCK PRICE                        VALUE OF
                             NUMBER OF     OPTIONS                              APPRECIATION FOR                    UNEXERCISABLE
                             SECURITIES   GRANTED TO                               OPTION TERM      UNEXERCISABLE   IN-THE-MONEY
                             UNDERLYING   EMPLOYEES    EXERCISE                 -----------------      OPTIONS       OPTIONS AT
                              OPTIONS     IN FISCAL    PRICE PER   EXPIRATION     5%        10%        AT YEAR        YEAR END
NAME                         GRANTED(#)      1997        SHARE        DATE      ($)(2)    ($)(2)       END(3)         ($)(3)(4)
----                         ----------   ----------   ---------   ----------   -------   -------   -------------   -------------
William W. Compton.........    23,500        39.2       $10.50      12/18/06    155,100   393,155      23,500          35,250
Richard J. Domino..........     8,000        13.3        10.50      12/18/06     52,800   133,840       8,000          12,000
Michael Kagan..............    13,800        23.0        10.50      12/18/06     91,080   230,874      13,800          20,700

---------------

(1) Options granted under TSI's 1996 Stock Option Plan are exercisable by the named executive officer to the extent of 33 1/3% of the shares subject to such options each year beginning one year after the date of grant subject to certain conditions.
(2) Assumes rates of Common Stock price appreciation that are prescribed by the Commission.
(3) All options issued were unexercisable at fiscal 1997 year-end.
(4) Represents the number of shares of Common Stock that may be acquired upon the exercise of options, multiplied by the difference between (i) the initial public offering price of the Common Stock on October 28, 1997 ($12.00) and (ii) the exercise price per share.

EMPLOYMENT AGREEMENTS

     TSI has employment agreements with each of Messrs. Compton, Kagan and Domino, which became effective as of the completion of the initial public offering in October 1997. The employment agreement with Mr. Compton provides for an initial term ending in 2002, with automatic renewals beginning at the end of the third year such that there shall remain at all times thereafter a rolling two-year term of employment. Notwithstanding the foregoing, in the event the agreement has not otherwise been terminated, it will terminate automatically at the end of TSI's fiscal year in which Mr. Compton reaches age 65. The agreement provides for an annual base salary (currently $448,500) subject to a minimum annual increase equal to the increase in the Consumer Price Index for all Urban Consumers -- All Items Index for Tampa, Florida ("CPI") for the immediately preceding twelve months. Mr. Compton is also entitled to an annual performance bonus of up to 110% of his base salary based on a comparison of TSI's average return on total capital employed over a four-year period as compared to an average target return on total capital as calculated for a select group of publicly traded apparel companies over the same period. To the extent authorized by the Company's Board of Directors, Mr. Compton also shall be entitled to participate in such bonus programs and other benefit plans as are generally made available to other executive officers of TSI.

     The agreement may not be terminated by TSI prior to January 1, 1999 for any reason other than cause (as defined therein) or Mr. Compton's death or disability. If the agreement is terminated by TSI on or after January 1, 1999, for any reason other than cause or Mr. Compton's death or disability, TSI shall pay Mr. Compton a one-time, lump sum severance payment equal to the product of
(i) the greater of two and the number of years (rounded to the nearest 1/12 of a year) remaining in the initial five-year term and (ii) the sum of Mr. Compton's average annual base salary and average annual bonus for the preceding three years. During the two-year period following termination of employment other than as a result of disability, Mr. Compton shall not engage in or have any impermissible financial interest in any business that is engaged in the merchandising, manufacturing, distribution or marketing of men's casual pants, shorts or jeans.

     The agreement also provides for a one-time, lump sum severance payment, in lieu of any other severance payment, if Mr. Compton elects to terminate his employment with TSI either for "good reason" (as defined therein) or upon a "change of control" of TSI. Upon termination for "good reason," the severance payment will equal the product of (i) the greater of two and the number of years (rounded to the nearest 1/12th of a year) remaining in the initial five-year term and (ii) the sum of Mr. Compton's average annual base salary and average annual bonus for the preceding three years. Upon termination upon a "change of control," the severance payment will equal, depending on the extent of the change of control, either (a) two times Mr. Compton's average annual base salary for the preceding three years or (b) two times the sum of Mr. Compton's average annual base salary and average annual bonus for the preceding three years. Under the agreement, a "change of control" shall be deemed to have occurred if (i) any person (other than certain exempt persons, including Messrs. Compton and Kagan, Accel, TSI and their respective affiliates and associates) beneficially owns 25% (or, in certain cases, 33%) or more of the outstanding shares of voting capital stock or (ii) immediately following the sale or transfer of substantially all of TSI's assets, or the merger or consolidation of TSI with or into another person, any person (other than certain exempt persons) shall beneficially own 25% (or, in certain cases, 33%) or more of the surviving or acquiring person.

     TSI's employment agreement with Mr. Kagan is substantially the same as Mr. Compton's except that Mr. Kagan's current annual base salary is $247,250 and his maximum annual performance bonus equals 80% of his base salary.

     TSI's employment agreement with Mr. Domino provides for an initial term ending in 2000, with automatic renewals beginning at the end of the second year such that there shall remain at all times thereunder a rolling one-year term of employment. Notwithstanding the foregoing, in the event the agreement has not been otherwise terminated, it will terminate automatically at the end of TSI's fiscal year in which Mr. Domino reaches age 65. The agreement provides for an annual base salary (currently $258,750) subject to a minimum annual increase equal to the increase in the CPI for the immediately preceding twelve months. Mr. Domino is also entitled to an annual performance bonus of up to 100% of his base salary.

     The agreement provides that, if Mr. Domino's employment is terminated without cause (as defined therein) by TSI, he shall be entitled to severance payments, payable biweekly, at his annual base salary rate at the time of termination until the end of the remaining term under the employment agreement. The agreement further provides that, if Mr. Domino is terminated by TSI for cause, Mr. Domino will not be entitled to any separation benefits and Mr. Domino's salary, bonus, benefits and business expense reimbursements shall cease as of the date of termination, except that payments due to Mr. Domino and not paid up to the date of such termination will be paid to Mr. Domino within forty-five (45) days of such termination.

     In connection with the Farah Acquisition, TSI and Richard C. Allender entered into an Employment Agreement (the "Employment Agreement") to provide for the employment of Mr. Allender following the consummation of the Tender Offer. The term of the Employment Agreement commenced at the effective time of the Merger, and will continue for a three (3) year term (the "Initial Term"), after which the Employment Agreement will be renewed automatically on a daily basis so that the term after the Initial Term will continue for a twelve (12) month term.

     During each year that the Employment Agreement is in effect, TSI and/or its subsidiaries will pay to Mr. Allender a minimum annual salary of $300,000 ("Base Salary"). The Employment Agreement also provides that during each year that the Employment Agreement is in effect, TSI will pay to Mr. Allender an annual bonus of at least $100,000. On the first day of the Initial Term, TSI will grant to Mr. Allender options to purchase 15,000 shares of Common Stock at an exercise price equal to the fair market value of the shares on the date of grant of such option. The options will be vested and immediately exercisable. During each year that the Employment Agreement is in effect, TSI will grant additional options to Mr. Allender upon such terms as are generally available to senior executive officers of TSI or its subsidiaries.

     During the term of his employment, Mr. Allender is entitled to participate in or receive all benefits under TSI's employee benefit plans and arrangements, including, without limitation, TSI's 401(k) plan and all benefits which are available to senior executive officers of TSI or its subsidiaries. TSI will pay the cost of premiums for Mr. Allender's existing split-dollar life insurance policy, not to exceed $121,000 per annum unless otherwise agreed by TSI. Except as otherwise provided in the Employment Agreement, TSI will be obligated from and after the date of the Employment Agreement to pay a minimum of three annual premium payments of $121,000, or an aggregate amount of premiums of $363,000, including any payments made during the Initial Term or any term after the Initial Term (the "Minimum Premium Commitment").

     On the first day of the Initial Term and as an inducement to surrender his rights under his existing employment contract and to remain with the Company following the closing, TSI paid Mr. Allender a bonus of $600,000. In addition, if Mr. Allender is employed by TSI or any of its subsidiaries on the last day of the Initial Term, TSI will pay to Mr. Allender on such date an additional bonus of $500,000 (the "Final Bonus"). During the term of his employment, Mr. Allender will be entitled to receive all perquisites which are available to senior executive officers of TSI or its subsidiaries including, without limitation, country club membership dues of approximately $350 per month; a car allowance of $1,000 per month; and a gas allowance of $250 per month.

     TSI may terminate Mr. Allender's employment at any time for "cause," and Mr. Allender may terminate his employment at any time for "good reason" (each as defined in the Employment Agreement) by giving written notice to TSI which sets forth in reasonable detail the facts and circumstances constituting good reason. If Mr. Allender's employment is terminated by reason of death, his estate will be paid all salary, bonus or other benefits, otherwise payable to Mr. Allender through the end of the month in which his death occurred, and TSI and its subsidiaries will have no further obligations to Mr. Allender under the Employment Agreement. If Mr. Allender's employment is terminated for cause, TSI or its subsidiaries will pay Mr. Allender his Base Salary and benefits through the date of termination specified in the notice of termination, and TSI and its subsidiaries will have no further obligations to Mr. Allender under the Employment Agreement, including, but not limited to, any obligations in respect of the Minimum Premium Commitment.

     If Mr. Allender's employment is terminated (i) by TSI other than as a result of death or for cause, or (ii) by Mr. Allender for good reason, Mr. Allender will be entitled to the following: (a) Mr. Allender's earned but unpaid Base Salary through the date of termination; (b) the Base Salary in effect immediately prior to the date of termination for the remainder of the current term of the Employment Agreement; (c) an annual bonus for the current fiscal year prorated through the date of termination equal to the greater of (x) the annual bonus awarded to Mr. Allender with respect to TSI's most recent fiscal year ending prior to the date of termination or (y) $100,000; (d) the amount of the Minimum Premium Commitment which has not been paid as of the date of termination; and (e) the Final Bonus; and (ii) after such termination, TSI will continue to provide Mr. Allender with those benefits he was entitled to immediately prior to his termination, for thirty-six months.

     To the extent Mr. Allender is an optionee under any of TSI's stock option plans (the "Plans"), if Mr. Allender's employment is terminated without cause or Mr. Allender terminates his employment for good reason, all options held by Mr. Allender will automatically vest and become exercisable in accordance with the Plans.

DIRECTOR COMPENSATION

     Directors who are executive officers of TSI receive no compensation as such for service as members of either the Company's Board of Directors or committees thereof. Directors who are not executive officers of TSI receive $1,000 per Board and/or committee meeting attended, plus reimbursement of reasonable expenses. The outside directors are also eligible to receive options to purchase Common Stock under TSI's Non-Employee Director Stock Option Plan.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of August 17, 1998 with respect to: (i) each of TSI's directors and the executive officers named in the Summary Compensation Table; (ii) all directors and officers of TSI as a group; and (iii) each person known by TSI to own beneficially more than 5% of the Common Stock. Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power over the shares beneficially owned.

                                                               NUMBER OF SHARES    PERCENT
NAME                                                          BENEFICIALLY OWNED   OF CLASS
----                                                          ------------------   --------
William W. Compton(1).......................................        946,233         12.4%
Richard J. Domino(2)........................................          4,767             *
Michael Kagan(3)............................................        567,100           7.5
N. Larry McPherson(4).......................................             --             *
Jesus Alvarez-Morodo(4)(5)..................................      1,600,450          21.1
Eloy S. Vallina-Laguera(4)(5)...............................      1,600,450          21.1
Leslie J. Gillock(4)........................................            200             *
Donald H. Livingstone(4)....................................          1,000             *
Leon H. Reinhart(4).........................................          2,000             *
Richard C. Allender(6)......................................         15,000             *
Charles J. Smith............................................             --             *
Accel, S.A. de C.V.(5)......................................      1,600,450          21.1
All directors and officers as a group (11 persons)..........      3,136,750          41.0

---------------

  * Less than 1%.
(1) Includes 216,000 shares held by the Compton Family Limited Partnership and 7,833 shares of Common Stock issuable upon the exercise of vested stock options. Does not include 120,067 shares of Common Stock issuable upon the exercise of nonvested stock options. The business address of Mr. Compton is 4902 W. Waters Avenue, Tampa, Florida 33634.
(2) Includes 2,667 shares of Common Stock issuable upon the exercise of vested stock options. Does not include 40,633 shares of Common Stock issuable upon the exercise of nonvested stock options. Includes 100 shares held as custodian for the benefit of his minor children.
(3) Includes 562,500 shares held by the Kagan Family Limited Partnership and 4,600 shares of Common Stock issuable upon the exercise of vested stock options. Does not include 70,300 shares of Common Stock issuable upon the exercise of nonvested stock options. The business address of Mr. Kagan is 4902 W. Waters Avenue, Tampa, Florida 33634.
(4) Does not include 10,000 shares of Common Stock issuable upon the exercise of nonvested stock options.
(5) Consists of shares held by Accel. Mr. Vallina-Laguera owns directly 130,862,957 shares, or 37.6%, of the outstanding common stock of Accel, and he controls companies that hold an additional 46,414,851 shares, or 13.3%, of the outstanding common stock of Accel. Mr. Alvarez-Morodo is the President and Chief Executive Officer of Accel. The business address of Mr. Vallina-Laguera is Ave. Zarco No. 2401, Chihuahua, Chih., Mexico 31020, and the business address of Mr. Alvarez-Morodo and Accel is Virginia Fabregas No. 80, Col. San Rafael, 06470 Mexico, D.F. 06470.
(6) Includes 15,000 shares of Common Stock issuable upon the exercise of vested stock options.

                              CERTAIN TRANSACTIONS

     The Audit Committee of the Company's Board of Directors is responsible for reviewing all transactions between TSI and any officer or director of TSI or any entity in which an officer of director has a material interest. Any such transactions must be on terms no less favorable than those that could be obtained on an arms-length basis from independent third parties.

     Pursuant to an underwriting agreement (the "IPO Underwriting Agreement") among TSI, Accel and Shakale International, S.A., as selling shareholders (the "Selling Shareholders"), and certain underwriters which was entered into in connection with TSI's initial public offering in October 1997, TSI and the Selling Shareholders jointly and severally agreed to indemnify such underwriters or to contribute to losses arising out of certain liabilities, including liabilities under the Securities Act. TSI and the Selling Shareholders entered into a separate agreement which allocates between them certain liabilities which may arise under the IPO Underwriting Agreement or otherwise in connection with TSI's initial public offering. Such liabilities have been allocated to TSI, except to the extent that such liabilities arise out of certain information supplied by the Selling Shareholders or their affiliates in writing in connection with the initial public offering or out of certain representations and warranties or covenants and agreements made by them in the IPO Underwriting Agreement.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Exchange Notes offered hereby will be issued under the Indenture dated as of June 24, 1998 among the Company, the Subsidiary Guarantors named therein and SunTrust Bank, Atlanta, as Trustee, a copy of the form of which is available upon receipt from the Company. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the Exchange Notes will bear a different CUSIP Number from the Old Notes, (ii) the issuance of the Exchange Notes will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof, and (iii) holders of the Exchange Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement, including the provisions thereof which provide for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Old Notes (which they replace). Upon the issuance of the Exchange Notes or the effectiveness of the Shelf Registration Statement, as the case may be, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see
"-- Certain Definitions" below.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will mature on June 15, 2008, will be limited initially in aggregate principal amount to $100,000,000 and will be unsecured senior subordinated obligations of the Company. The Indenture provides for the issuance of up to $40,000,000 million aggregate principal amount of additional Notes having identical terms and conditions to the Notes offered hereby (the "Additional Notes"), subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes offered hereby and in the Offering and will vote on all matters with the Notes offered hereby and in the Offering. Unless otherwise indicated, references herein to the Notes do not include the Additional Notes. No offering of any such Additional Notes is being or shall be deemed to be made by this Prospectus. In addition, there can be no assurance as to when or whether the Company will issue any such Additional Notes or as to the aggregate principal amount of such Additional Notes.

     Each Note will bear interest at the rate set forth on the cover page hereof from June 24, 1998 or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually in arrears on June 15 and December 15 of each year, commencing December 15, 1998, until the principal thereof is paid or duly provided for, to the person in whose name the Note (or any predecessor Note) is registered at the close of business on the June 1 or December 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The principal of and premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the office of the Trustee located at SunTrust Bank, Atlanta, c/o First Chicago Trust Company, 14 Wall Street, Suite 4607, New York, New York 10005); provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address appears in the security register. The Old Notes have been, and the Exchange Notes will be, issued only in registered form without coupons, and only in denominations of $1,000 or an integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     As of the Closing Date, all of the Company's Subsidiaries were Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current and future Subsidiaries as Unrestricted

Subsidiaries, subject to certain limitations. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

     Any Old Notes that remain outstanding after the consummation of the Exchange Offer and Exchange Notes issued in connection with the Exchange Offer will be treated as a single class of securities under the Indenture.

     The Notes will not be entitled to the benefit of any sinking fund.

SUBSIDIARY GUARANTEES

     Payment of the principal of and premium, if any, and interest on the Old Notes, when and as the same become due and payable, have been, and the payment thereof on the Exchange Notes, when and as the same become due and payable, will be, guaranteed, jointly and severally, on an unsecured senior subordinated basis by the Subsidiary Guarantors referred to below. The Subsidiary Guarantees are and shall be, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Debt of the Subsidiary Guarantors, upon terms substantially comparable to the subordination of the Notes to all Senior Debt. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are and will be limited so as not to constitute a fraudulent conveyance under applicable law. See "Risk Factors -- Limitation on Subsidiary Guarantees; Fraudulent Conveyance Concerns."

     The Indenture requires that each Domestic Restricted Subsidiary (other than a Receivables Subsidiary) be a Subsidiary Guarantor, as well as each other Restricted Subsidiary that guarantees any other Debt of the Company or of a Domestic Restricted Subsidiary.

     Subject to the provisions of the following paragraph, the Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into any other Person or convey, sell, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other Person unless: (a) the Person formed by or surviving such consolidation or merger (if other than such Subsidiary Guarantor) or to which such properties and assets are transferred assumes all of the obligations of such Subsidiary Guarantor under the Indenture and its Subsidiary Guarantee, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, (b) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing and (c) immediately after giving effect to such transaction, the Person formed by or surviving such consolidation or merger (if other than such Subsidiary Guarantor) or to which such properties and assets are transferred could incur at least $1.00 of additional Debt (other than Permitted
Debt) pursuant to the first paragraph of the covenant described under "-- Certain Covenants -- Limitation on Debt and Issuance of Disqualified Stock."

     The Indenture provides that, in the event of (a) a conveyance, sale, assignment, transfer or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (by way of merger, consolidation or otherwise), (b) a conveyance, sale, assignment, transfer or other disposition of all or substantially all of the assets of such Subsidiary Guarantor to any Person (by way of merger, consolidation or otherwise), (c) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary, in any such case in compliance with the terms of the Indenture, then such Subsidiary Guarantor will be deemed automatically and unconditionally released and discharged from all of its obligations under its Subsidiary Guarantee without any further action on the part of the Trustee or any Holder of the Notes or (d) the release or discharge of the guarantee that resulted in the creation of such guarantee of the Notes, except a discharge or release by or as a result of payment under the guarantee; provided that the Net Cash Proceeds of such conveyance, sale, assignment, transfer or other disposition (if any) are applied in accordance with the covenant described under "-- Certain Covenants -- Limitation on Asset Sales."

SUBORDINATION

     The Old Notes are, and the Exchange Notes will be, unsecured senior subordinated obligations of the Company. The Old Notes are, and the Exchange Notes will be, to the extent set forth in the Indenture, subordinate in right of payment to the prior payment in full of all Senior Debt, whether outstanding on the

Closing Date or thereafter incurred. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, whether voluntary or involuntary (except in connection with the consolidation or merger of the Company or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially as an entirety, upon the terms and conditions described under "-- Consolidation, Merger and Sale of Assets"), the holders of Senior Debt will first be entitled to receive payment in full, in cash or cash equivalents, of all amounts due or to become due on or in respect of such Senior Debt (including interest accruing after the commencement of any such proceeding at the rate specified in the applicable Senior Debt whether or not such interest is an allowed claim in such proceeding) before the Holders of Notes are entitled to receive any payment of principal of and premium, if any, and interest on the Notes or on account of the purchase or redemption or other acquisition of Notes by the Company or any Subsidiary of the Company. In the event that, notwithstanding the foregoing, the Trustee or the Holder of any Note receives any payment or distribution of assets of the Company of any kind or character (excluding equity or subordinated securities of the Company provided for in a plan of reorganization or readjustment that, in the case of subordinated securities, are subordinated in right of payment to all Senior Debt to at least the same extent as the Notes are so subordinated), before all the Senior Debt is paid in full, then such payment or distribution will be held in trust for the holders of Senior Debt and will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full. Notwithstanding the foregoing, following the commencement of a proceeding under the Bankruptcy Code and if the holders of Senior Debt receive less than payment in full, the Holders may retain any payment or distribution paid by the Company with respect to the Notes pursuant to a plan of reorganization if

          (a) the holders of claims for Designated Senior Debt (who are entitled to vote for such plan in accordance with the Bankruptcy Code) approve such plan by a vote which equals at least (x) 66 2/3% in principal amount of such claims and (y) one-half in number of such claims or

          (b) in the event that there is more than one class of Designated Senior Debt in such proceeding, the holders of claims for each such class (who are entitled to vote for such plan in accordance with the Bankruptcy
     Code) approve such plan by a vote which equals at least (x) 66 2/3% in principal amount of such claims of such class and (y) one-half in number of such claims of such class.

     The Company may not make any payments on account of the Notes or on account of the purchase or redemption or other acquisition of Notes if a default in the payment of principal of (or premium, if any) or interest on Designated Senior Debt has occurred and is continuing or a default in the payment when due of any other obligation under Designated Senior Indebtedness has occurred and is continuing (a "Senior Payment Default"). In addition, if any default (other than a Senior Payment Default) has occurred and is continuing with respect to any Designated Senior Debt permitting the holders thereof (or a trustee or agent on behalf thereof) to accelerate the maturity thereof (a "Senior Nonmonetary Default") and the Company and the Trustee have received written notice thereof from the agent under the New Credit Facility or from an authorized Person on behalf of any holder of Designated Senior Debt, then the Company may not make any payments on account of the Notes or on account of the purchase or redemption or other acquisition of Notes for a period (a "blockage period") commencing on the date the Company and the Trustee receive such written notice (a "Blockage Notice") and ending on the earliest of (x) 179 days after the date on which the applicable Blockage Notice is received unless a Senior Payment Default has occurred and is continuing at the end of such 179-day period, (y) the date, if any, on which the Designated Senior Debt to which such default relates is discharged or such default is waived or otherwise cured and (z) the date, if any, on which such blockage period has been terminated by written notice to the Company or the Trustee from the agent under the New Credit Facility or from the Person who gave the Blockage Notice. However, the Company may make payments on the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from a representative of the Designated Senior Debt affected by such Senior Payment Default or Senior Nonmonetary Default. In any event, not more than one blockage period may be commenced during any period of 360 consecutive days, and there must be a period of at least 181 consecutive days in each period of 360 consecutive days when no blockage period is in effect. No Senior Nonmonetary Default that existed or was continuing on the date of the commencement of any blockage period with respect to the Designated Senior Debt initiating such blockage period will be, or can be, made the basis for the commencement of a subsequent blockage period, unless such default has been cured or waived for a period of not less than 90 consecutive days. In the event that, notwithstanding the foregoing, the Company makes any payment to the Trustee or the Holder of any Note prohibited by these blockage provisions, then such payment will be held in trust for the holders of Senior Debt and will be required to be paid over and delivered forthwith to the holders of the Senior Debt remaining unpaid, to the extent necessary to pay in full all the Senior Debt.

     Whenever the Company is prohibited from making any payment on or in respect of the Notes, the Company will also be prohibited from making, directly or indirectly, any legal defeasance or covenant defeasance of the Notes as described under "-- Legal Defeasance or Covenant Defeasance" and from making any payment of any kind on account of the redemption, purchase or other acquisition of the Notes.

     The Subsidiary Guarantees are and will be, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full of all Senior Debt of the Subsidiary Guarantors upon terms substantially comparable to the subordination of the Notes to all Senior Debt.

     The subordination provisions described above will cease to be applicable to the Notes upon any defeasance or covenant defeasance of the Notes as described under "-- Legal Defeasance or Covenant Defeasance."

     As a result of the subordination provisions described above, in the event of an insolvency, bankruptcy, reorganization or liquidation of the Company, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the holders of the Notes, and assets which would otherwise be available to pay obligations in respect of the Notes will be available only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes. See "Risk Factors -- Ranking of Notes and the Subsidiary Guarantees."

     As of July 4, 1998, the Company and the Subsidiary Guarantors had an aggregate of approximately $83.4 million of Debt outstanding ranking senior to the Notes, and the Company had borrowing availability of $46.4 million under the New Credit Facility (subject to borrowing base limitations), all of which would be Senior Debt, if borrowed. The terms of the Indenture permit the Company and its Restricted Subsidiaries to incur additional Senior Debt, subject to certain limitations, including Debt that may be secured by Liens on property of the Company and its Restricted Subsidiaries. See the discussion below under "-- Certain Covenants -- Limitation on Debt and Issuance of Disqualified Stock" and "-- Certain Covenants -- Limitation on Liens." In addition, the Old Notes are, and the Exchange Notes will be, effectively subordinated to all existing and future Debt and other liabilities (including trade payables) of the Company's subsidiaries that are not Subsidiary Guarantors (the "Non-Guarantor Subsidiaries"). As of July 4, 1998, the Non-Guarantor Subsidiaries had an aggregate of approximately $3.8 million of accounts payable and third-party debt outstanding. See "Risk Factors -- Ranking of the Notes and the Subsidiary Guarantees."

OPTIONAL REDEMPTION

     Except as provided below, the Old Notes are not, and the Exchange Notes will not be, redeemable at the Company's option prior to June 15, 2003. Thereafter, the Notes will be redeemable at the option of the Company, as a whole or from time to time in part, on not less than 30 nor more than 60 days' prior notice to the Holders at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on June 15 of the years indicated below:

                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2003........................................................   105.500%
2004........................................................   103.667
2005........................................................   101.833
2006 and thereafter.........................................   100.000%

     Notwithstanding the foregoing, at any time or from time to time prior to June 15, 2001, the Company may redeem, on one or more occasions, up to 35% of the sum of (i) the initial aggregate principal amount of the Notes and (ii) the initial aggregate principal amount of any Additional Notes with the net proceeds of one or more Public Equity Offerings at a redemption price equal to 111% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that, immediately after giving effect to any such redemption at least $65.0 million aggregate principal amount of the Notes (including any Additional Notes) remains outstanding; provided further that such redemptions occur within 90 days of the date of closing of the related Public Equity Offering.

     If less than all the Notes or Additional Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee by lot or such other method as the Trustee deems fair and appropriate.

REPURCHASE AT THE OPTION OF HOLDERS UPON CHANGE OF CONTROL

     If a Change of Control occurs at any time, then each Holder will have the right to require that the Company purchase such Holder's Notes and Additional Notes, if any, in whole or in part at a purchase price in cash equal to 101% of the principal amount of such Notes and Additional Notes, if any, plus accrued and unpaid interest, if any, to the date of purchase, pursuant to the offer described below (the "Change of Control Offer") and the other procedures set forth in the Indenture.

     Within 30 days following any Change of Control, the Company will notify the Trustee thereof and give written notice of such Change of Control to each Holder of Notes and Additional Notes by first-class mail, postage prepaid, at its address appearing in the security register, stating, among other things, (i) the purchase price and the purchase date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed or such later date as is necessary to comply with requirements under the Exchange Act;
(ii) that any Note not tendered will continue to accrue interest; (iii) that, unless the Company defaults in the payment of the purchase price, any Notes or Additional Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control purchase date; and
(iv) certain other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes and Additional Notes that might be tendered by Holders of the Notes and Additional Notes seeking to accept the Change of Control Offer. The New Credit Facility restricts such a purchase of Notes and Additional Notes by the Company prior to repayment in full of Debt outstanding under the New Credit Facility and a Change of Control Offer would require the approval of the lenders thereunder. In addition, certain events involving a Change of Control may be an event of default under the New Credit Facility or other Debt of the Company that may be incurred in the future. Accordingly, the right of the Holders of the Notes and Additional Notes, if any, to require the Company to repurchase the Notes and Additional Notes, if any, may be of limited value if the Company cannot obtain the required approval under the New Credit Facility. There can be no assurance that in the event of a Change in Control the Company will be able to obtain the necessary consents from the lenders under the Credit Facility to consummate a Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the Holders of the Notes and Additional Notes, if any, the rights described under "-- Events of Default and Remedies."

     The existence of a Holder's right to require the Company to purchase such Holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes a Change of Control.

     The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford Holders of Notes or Additional Notes, if any, the right to require the Company to repurchase such Notes or Additional Notes, if any, in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its affiliates) that may adversely affect Holders of the Notes or Additional Notes if such transaction is not a transaction defined as a Change of Control. See "-- Certain Definitions" below for the definition of "Change of Control."

     The Company will comply with the applicable tender offer rules including Rule l4e-l under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer.

CERTAIN DEFINITIONS

     "Acquired Debt" means Debt of a Person (a) existing at the time such Person is merged with or into the Company or becomes a Restricted Subsidiary or (b) assumed in connection with the acquisition of assets from such Person.

     "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Capital Stock or any executive officer or director of any specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption no more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer") by the Company or a Restricted Subsidiary, directly or indirectly, in one transaction or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (b) all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries representing a division or line of business or (c) any other properties or assets of the Company or any Restricted Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" does not include any transfer of properties or assets (i) that is governed by the provisions of the Indenture described under "-- Consolidation, Merger and Sale of Assets," (ii) between or among the Company and its Restricted Subsidiaries pursuant to transactions that do not violate any other provision of the Indenture, (iii) to any Person to the extent it constitutes a Restricted Payment that is permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," (iv) consisting of inventory or wornout, obsolete or permanently retired equipment and facilities, (v) consisting of Receivables and Related Assets transferred pursuant to a Receivables Program, (vi) consisting of Receivables and Related Assets transferred pursuant to a Factoring Agreement provided that such transfer is non-recourse to the Company or any Restricted Subsidiary with respect to not less than 99.85% of the face amount of such Receivables and Related Assets, (vii) the gross proceeds of which do not exceed $1.0 million in connection with any transfer or $2.0 million in the aggregate for any fiscal year of the Company or (viii) that constitutes a Permitted Investment.

     "Bankruptcy Code" means Title 11, United States Code, as amended.

     "Banks" means the banks and other financial institutions that from time to time are lenders under the New Credit Facility.

     "Board of Directors" means, as the context requires, either the board of directors of the Company or a Subsidiary Guarantor, as the case may be, or any duly authorized committee of that board.

     "Borrowing Base" means, as of any date, an amount equal to the sum of (a) 75% of the aggregate book value of the accounts receivable of the Company and its Restricted Subsidiaries (net of bad debt reserves) and (b) 50% of the aggregate net book value of the inventory of the Company and its Restricted Subsidiaries, all calculated on a consolidated basis in accordance with GAAP as of the last day of the immediately preceding fiscal quarter for which internal financial statements are available.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" of any Person means any and all shares, partnership interests, participations, rights in or other equivalents of, or interests in, the equity of such Person, but excluding any debt securities convertible into such equity.

     "Cash Equivalents" means (a) any evidence of Debt with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the Untied States of America is pledged in support thereof); (b) certificates of deposit or acceptances or Eurodollar time deposits with a maturity of 180 days or less of, and overnight bank deposits and demand accounts with, any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; (c) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's; and (d) funds which invest in any of the foregoing.

     "Change of Control" means the occurrence of any of the following events:

          (a) Any Person or "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting power of all classes of Voting Stock of the Company;

          (b) During any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

          (c) The Company is liquidated or dissolved or adopts a plan of liquidation or dissolution, other than a transaction that complies with the provisions of the covenant described under "-- Consolidation, Merger and Sales of Assets."

     "Closing Date" means June 24, 1998, the date on which the Notes were originally issued under the Indenture.

     "Consolidated EBITDA" means, for any period, the sum of, without duplication, (a) cash dividends paid on Disqualified Stock by the Company or any Restricted Subsidiary (to any Person other than the Company and its Restricted Subsidiaries) plus (b) Consolidated Net Income for such period, plus (or, in the case of clause (iv) below, plus or minus) the following items to the extent included in computing Consolidated Net Income for such period (i) Fixed Charges for such period, plus (ii) the federal, state, local and foreign income tax expense of the Company and its Restricted Subsidiaries for such period, plus
(iii) the depreciation and amortization expense of the Company and its Restricted Subsidiaries for such period, plus (iv) any other non-cash charges for such period and minus non-cash credits for such period, other than non-cash charges or credits resulting from changes in prepaid assets or accrued liabilities in the ordinary course of business; provided that income tax expense, depreciation and amortization expense and non-cash charges and credits of a Restricted Subsidiary will be included in Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income for such period.

     "Consolidated Net Income" means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (a) any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the net income (but not the net loss) of any Person (other than the Company or a Restricted Subsidiary), in which the Company or any Restricted Subsidiary has an equity interest, except that the aggregate amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash during such period will be included in such Consolidated Net Income, (d) the net income (or loss) of any Person acquired by the Company or any Restricted Subsidiary in a "pooling of interests" transaction attributable to any period prior to the date of such acquisition, and (e) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is at the date of determination restricted, directly or indirectly, except that the aggregate amount of such net income that could be paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise will be included in such Consolidated Net Income.

     "Consolidated Net Worth" means, at any date of determination, the stockholders' equity of the Company and its Restricted Subsidiaries as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Debt, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any of its Restricted Subsidiaries and less, to the extent included in calculating such stockholders' equity of the Company and its Restricted Subsidiaries, the stockholders' equity attributable to Unrestricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "Currency Agreements" means, with respect to any Person, any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by such Person or any of its Restricted Subsidiaries in the ordinary course of business and designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed, (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services, (e) every Capitalized Lease Obligation of such Person, (f) all Disqualified Stock of such Person valued at its maximum fixed repurchase price (including, without duplication, accrued and unpaid dividends), (g) all obligations of such Person under or in respect of Hedging Obligations to the extent such Hedging Obligations would appear as a liability on the balance sheet of such Person prepared in accordance with GAAP and (h) every obligation of the type referred to in clauses (a) through (g) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed. For purposes of this definition, the "maximum fixed repurchase price" of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Debt is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person will not be considered Debt for purposes of this definition.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Assets" means the properties and assets used in Farah's European, Far East and South Pacific operations identified in Note 10 to the Consolidated Financial Statements of Farah for its fiscal year ended November 2, 1997 included elsewhere in this Prospectus.

     "Designated Senior Debt" means (i) all Senior Debt under the New Credit Facility and (ii) any other issue of Senior Debt or refinancing thereof permitted by the definition of Senior Debt, having a principal amount of at least $25.0 million and which has been designated by the Company as Designated Senior Debt in the instrument evidencing or governing such Senior Debt.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors, to make a finding or otherwise take action under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

     "Disqualified Stock" means any class or series of Capital Stock that, either by its terms, or by the terms of any security into which it is convertible or exchangeable or by contract or otherwise (a) is, or upon the happening of an event or passage of time would be, required to be redeemed prior to one year after the final Stated Maturity of the Notes, (b) is redeemable at the option of the holder thereof at any time prior to one year after such final Stated Maturity or (c) at the option of the holder thereof, is convertible into or exchangeable for debt securities at any time prior to one year after such final Stated Maturity; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions therein giving holders thereof the right to cause the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes will not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the covenants described under "-- Certain Covenants -- Limitation on Asset Sales" and "-- Repurchase at the Option of Holders Upon Change of Control" and such Capital Stock specifically provides that the issuer will not repurchase or redeem any of such stock pursuant to such provision prior to the Company's repurchase of such of the Notes as are required to be repurchased pursuant to the covenants described under "-- Certain Covenants -- Limitation on Asset Sales" and "Repurchase at the Option of Holders Upon Change of Control."

     "Domestic Subsidiary" means any Subsidiary whose jurisdiction of incorporation, organization or formation is the United States, any state thereof or the District of Columbia.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Factoring Agreement" means (i) the Factoring Agreement dated October 1, 1995 between the Company and Heller Financial, Inc. or (ii) any other factoring agreement between the Company and/or one or more Restricted Subsidiaries, on the one hand, and a financial institution, on the other hand, on substantially similar terms to the factoring agreement referred to in the foregoing clause (i) pursuant to which the Company and/or such Restricted Subsidiaries factor Receivables and Related Assets.

     "Fixed Charges" means, for any period, without duplication, the sum of (a) the amount that, in conformity with GAAP, would be set forth opposite the caption "interest expense" (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of Interest Rate Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) amortization of debt issuance costs and (v) the interest component of Capitalized Lease Obligations, plus (b) cash dividends paid on Preferred Stock and Disqualified Stock by the Company and any Restricted Subsidiary (to any Person other than the Company and its Restricted Subsidiaries), plus (c) all interest on any Debt of any Person guaranteed by the Company or any of its Restricted Subsidiaries; provided, however, that Fixed Charges will not include (i) any gain or loss from extinguishment of debt, including the write-off of debt issuance costs and (ii) the fixed charges of a Restricted Subsidiary to the extent (and in the same proportion) that the net income of such Subsidiary was excluded in calculating Consolidated Net Income pursuant to clause (e) of the definition thereof for such period.

     "Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Fixed Charges for such period.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect on the date of determination.

     "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of all or any part of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limitation, the payment of amounts drawn down under letters of credit.

     "Hedging Obligations" means the obligations of any Person under (i) Interest Rate Agreements and (ii) Currency Agreements.

     "Holder" means the Person in whose name a Note is, at the time of determination, registered on the Registrar's books.

     "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and other related agreements entered into in the ordinary course of business and designed to protect against or manage exposure to fluctuations in interest rates.

     "Investment" in any Person means (a) any direct or indirect advance, loan or other extension of credit or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase, acquisition or ownership of any Capital Stock, Debt or other securities issued by such Person, the acquisition (by purchase or otherwise) of all or substantially all of the business or assets of such Person, or the making of any investment of cash or other property in such Person, (b) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (c) the transfer of any assets or properties from the Company or a Restricted Subsidiary to an Unrestricted Subsidiary, other than the transfer of assets or properties made in the ordinary course of business and
(d) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary. Investments exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations, but only as and when received, in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (a) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) related to such Asset Sale, (b) provisions for all taxes payable or required to be accrued in accordance with GAAP as a result of such Asset Sale, (c) payments made to retire Debt where payment of such Debt is secured by a Lien on the assets that are the subject of such Asset Sale, (d) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets that are subject to the Asset Sale and (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

     "New Credit Facility" means the credit agreement dated as of June 10, 1998 among the Company, the Banks and Fleet Capital Corporation, as agent, as such agreement may be amended, renewed, extended, substituted, replaced, restated, refinanced, restructured, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, renewals, extensions, substitutions, replacements, restatements, refinancings, restructuring, supplements or other modifications of the foregoing); provided that with respect to any agreement providing for the refinancing, substitution or replacement of Debt under the New Credit Facility (including any such agreement which increases the principal amount thereof), such agreement shall be the New Credit Facility for the purposes of this definition only if a notice to that effect is delivered by the Company to the Trustee and there shall be at any time only one credit agreement that is the New Credit Facility under the Indenture.

     "Pari Passu Debt" means any Debt of the Company or any Subsidiary Guarantor, whether outstanding at the date of the Indenture or incurred thereafter, that ranks pari passu in right of payment with the Notes or any Subsidiary Guarantee, as the case may be.

     "Permitted Debt" means:

          (i) Debt of the Company or any Restricted Subsidiary under the New Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $110.0 million or (y) the amount of the Borrowing Base, less in either case (A) any amounts applied to the permanent reduction of the New Credit Facility pursuant to the covenant described under "-- Certain Covenants -- Limitation on Asset Sales" and (B) the amount of Debt of all Receivables Subsidiaries then outstanding under clause (ix).

          (ii) Debt of the Company or any Restricted Subsidiary outstanding on the Closing Date, other than Debt described under clause (i) above.

          (iii) Debt owed by the Company to any Wholly Owned Restricted Subsidiary or owed by any Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary (provided that such Debt is held by the Company or such Wholly Owned Restricted Subsidiary); provided, however, that if the Company is the obligor on such Debt, such Debt is unsecured and subordinated in all respects to the Company's obligations under the Notes and provided, further, however, that if any such Wholly Owned Restricted Subsidiary ceases to be (for any reason) a Wholly Owned Restricted Subsidiary, then this clause (iii) shall no longer be applicable to Debt owed by the Company or any Restricted Subsidiary to such Restricted Subsidiary that was formerly a Wholly Owned Restricted Subsidiary.

          (iv) Debt represented by the Notes (other than any Additional Notes) and the Subsidiary Guarantees.

          (v) Debt of the Company or any Restricted Subsidiary in respect of Hedging Obligations.

          (vi) Capital Lease Obligations of the Company or any Restricted Subsidiary, provided that the aggregate amount of Debt under this clause
     (vi) does not exceed $5.0 million at any one time outstanding.

          (vii) Debt of the Company or any Restricted Subsidiary under purchase money mortgages or secured by purchase money security interests so long as
     (x) such Debt is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (y) such Debt is created within 90 days of the acquisition of the related property; provided that the aggregate amount of Debt under this clause (vii) does not exceed $5.0 million at any one time outstanding.

          (viii) guarantees by the Company or any Restricted Subsidiary of Debt that was permitted to be incurred by the provisions of the covenant described under "-- Certain Covenants -- Limitation on Debt and Issuance of Disqualified Stock" and, with respect to guarantees by any Restricted Subsidiary, made in accordance with the provisions of the covenant described under "-- Certain Covenants -- Guarantees of Debt by Restricted Subsidiaries."

          (ix) Debt incurred by a Receivables Subsidiary, other than Debt described in clause (iii) above, in an amount not exceeding 95% of the aggregate unpaid balance of the Receivables and Related Assets of such Receivables Subsidiary at the time of such incurrence pursuant to a Receivables Program.

          (x) Debt of the Company or any Restricted Subsidiary, not otherwise permitted by any other clause of this definition, in an aggregate principal amount not to exceed $12.0 million at any one time outstanding.

          (xi) Debt of one or more Foreign Subsidiaries under one or more credit facilities in an aggregate principal amount not to exceed $7.0 million at any one time outstanding.

          (xii) Debt evidenced by letters of credit securing obligations entered into in the ordinary course of business in an aggregate principal amount not to exceed $10.0 million at any one time outstanding to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed not later than the fifth Business Day following receipt of a demand for reimbursement following payment on such letter of credit.

          (xiii) Any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of any outstanding Debt incurred pursuant to clause (ii) and (iv) above, including any successive refinancings thereof, so long as (A) the principal amount of such refinancing Debt does not exceed (1) the principal amount of the Debt being refinanced, plus (2) the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus (3) the amount of the expenses of the Company reasonably estimated to be incurred in connection with such refinancing, (B) in the case of any refinancing of Subordinated Debt of the Company or any Subsidiary Guarantors, such refinancing Debt is subordinated to the Notes or the Subsidiary Guarantees, as the case may be, at least to the same extent as the Debt being refinanced and (C) such refinancing Debt has a Weighted Average Life equal to or greater than the Weighted Average Life of the Debt being refinanced and has a final Stated Maturity no earlier than the final Stated Maturity of the Debt being refinanced.

     "Permitted Holders" means each of William W. Compton, Michael Kagan and their respective Affiliates.

     "Permitted Investments" means any of the following:

          (a) Investments in Cash Equivalents.

          (b) Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment such other Person (i) becomes a Restricted Subsidiary or (ii) is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary.

          (c) Investments by the Company or any of the Restricted Subsidiaries in any one of the other of them.

          (d) Investments existing on the Closing Date.

          (e) Investments made as a result of the receipt of non-cash consideration in an Asset Sale permitted under the covenant described under "-- Certain Covenants -- Limitation on Asset Sales."

          (f) Investments consisting of loans and advances to officers and employees of the Company or any Restricted Subsidiary for reasonable travel, relocation and business expenses in the ordinary course of business or other loans or advances to officers or employees of the Company or a Restricted Subsidiary in an aggregate principal amount not to exceed $500,000 at any one time outstanding.

          (g) Investments the payment for which consists exclusively of Capital Stock (exclusive of Disqualified Stock) of the Company.

          (h) Investments by the Company or a Restricted Subsidiary in a Receivables Subsidiary.

          (i) Investments in any Person the primary business of which is related, ancillary or complementary to the business of the Company and its Restricted Subsidiaries on the date of such Investment not to exceed $5.0 million at any one time outstanding.

          (j) Other Investments by the Company or a Restricted Subsidiary that do not exceed $5.0 million in the aggregate at any one time outstanding.

     "Person" means any individual, corporation, limited or general partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the Closing Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Public Equity Offering" means an offer and sale of common stock (which is Qualified Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

     "Qualified Equity Interest" means any Qualified Stock and all warrants, options or other rights to acquire Qualified Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

     "Qualified Stock" of any Person means any and all Capital Stock of such Person, other than Disqualified Stock.

     "Receivables and Related Assets" means accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, including interests in merchandise or goods, the sale or lease of which give rise to the foregoing, related contractual rights, guarantees, insurance proceeds, collections, other related assets and proceeds of all of the foregoing.

     "Receivables Program" means, with respect to any Person, any accounts receivable securitization program pursuant to which such Person, directly or indirectly, pledges, sells or otherwise transfers or encumbers its accounts receivable, including to a trust, limited liability company, special purpose entity or other similar entity.

     "Receivables Subsidiary" means a Wholly Owned Restricted Subsidiary of the Company (i) created for the purpose of financing receivables created in the ordinary course of business of the Company and its

Restricted Subsidiaries and (ii) the sole assets of which consist of Receivables and Related Assets of the Company and its Restricted Subsidiaries and related Permitted Investments.

     "Restricted Payment" means any of the following:

          (a) the declaration or payment of any dividend on, or the making of any distribution to holders of, any shares of the Capital Stock of the Company or any Restricted Subsidiary other than (i) dividends or distributions payable solely in Qualified Equity Interests, (ii) dividends or distributions by a Restricted Subsidiary payable to the Company or another Restricted Subsidiary or (iii) pro rata dividends or distributions on common stock of a Restricted Subsidiary held by minority stockholders, provided that such dividends do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiary's net income from the first day of the Company's fiscal quarter during which the Closing Date occurs;

          (b) the purchase, redemption or other acquisition or retirement for value, directly or indirectly of any shares of Capital Stock (or any options, warrants or other rights to acquire shares of Capital Stock) of
     (i) the Company or any Unrestricted Subsidiary or (ii) any Restricted Subsidiary held by any Affiliate of the Company (other than, in either case, any such Capital Stock owned by the Company or any of its Restricted Subsidiaries);

          (c) the making of any principal payment on, or the repurchase, redemption, defeasance or other acquisition or retirement for value, prior to any scheduled principal payment, sinking fund payment or maturity, of any Subordinated Debt; or

          (d) the making of any Investment (other than a Permitted Investment) in any Person.

     "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

     "Senior Debt" means the principal of and premium, if any, and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not allowed) and other amounts due on or in connection with any Debt of the Company (other than the Notes or Pari Passu Debt), whether outstanding on the date of the Indenture or thereafter Incurred, unless, in the case of such Debt, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Debt will be pari passu with or subordinate in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" includes the principal of and premium, if any, and interest (including interest accruing after the occurrence of an event of default or after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not allowed) on all obligations of every nature of the Company from time to time owed to the Banks under the New Credit Facility, provided, however, that any Debt under any refinancing, refunding or replacement of the New Credit Facility will not constitute Senior Debt to the extent that the Debt thereunder is by its express terms subordinate to any other Debt of the Company. Notwithstanding the foregoing, "Senior Debt" will not include (a) Debt represented by Disqualified Stock, (b) any trade payables, (c) Debt of or amounts owed by the Company for compensation to employees or for services rendered to the Company, (d) any liability for foreign, federal, state, local or other taxes owed or owing by the Company, (e) Debt of the Company to a Subsidiary of the Company or any other Affiliate of the Company or any of such Affiliate's Subsidiaries, (f) that portion of any Debt that, at the time of the incurrence, is incurred by the Company in violation of the Indenture, (g) amounts owing under leases (other than Capital Lease Obligations) and (h) Debt that is without recourse to the Company (regardless of any election under Section 1111(b) of the Bankruptcy Code).

     "Significant Subsidiary" means any Restricted Subsidiary of the Company that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-K promulgated by the Commission as such Rule is in effect on the date of the Indenture.

     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable and, when used with respect to any other Debt, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or any installment of interest thereon is due and payable, and will not, in either case, include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Debt" means Debt of the Company or a Subsidiary Guarantor that is subordinated in right of payment to the Notes or the Subsidiary Guarantee issued by such Subsidiary Guarantor, as the case may be.

     "Subsidiary" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company and/or one or more Subsidiaries of the Company.

     "Subsidiary Guarantee" means a guarantee of the Notes by a Restricted Subsidiary in accordance with the provisions of the Indenture.

     "Subsidiary Guarantor" means any Restricted Subsidiary that issues a Subsidiary Guarantee.

     "Unrestricted Subsidiary" means (a) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the covenant described under "-- Certain Covenants -- Unrestricted Subsidiaries" and
(b) any Subsidiary of an Unrestricted Subsidiary.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

     "Weighted Average Life" means, as of the date of determination with respect to any Debt or Disqualified Stock, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal or liquidation value payment of such Debt or Disqualified Stock, respectively, multiplied by (ii) the amount of each such principal or liquidation value payment by (b) the sum of all such principal or liquidation value payments.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary, all of the outstanding Capital Stock (other than directors' qualifying shares or shares of foreign Restricted Subsidiaries required to be owned by foreign nationals pursuant to applicable law) of which is owned, directly or indirectly, by the Company.

CERTAIN COVENANTS

     Limitation on Debt and Issuance of Disqualified Stock. The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur") any Debt (including Acquired
Debt), other than Permitted Debt, or issue any Disqualified Stock, except that the Company or a Restricted Subsidiary may incur Debt or issue Disqualified Stock if, at the time of such incurrence or issuance, the Fixed Charge Coverage Ratio for the four full fiscal quarters (taken as one accounting period) immediately preceding the incurrence of such Debt or the issuance of such Disqualified Stock for which internal financial statements are available would have been equal to at least 2.0 to 1.0 if such incurrence is on or prior to the second anniversary of the Closing Date and 2.25 to 1.0 if thereafter.

     In making the foregoing calculation for any four-quarter period that includes the Closing Date, pro forma effect will be given to the Transactions as if such transactions had occurred at the beginning of such four-quarter period. In addition (but without duplication), in making the foregoing calculation, pro forma effect will be given to: (i) the incurrence of such Debt and (if applicable) the application of the net proceeds therefrom, including to refinance other Debt, as if such Debt was incurred and the application of such proceeds occurred at the beginning of such four-quarter period, (ii) the incurrence, repayment or retirement of any other Debt by the Company or its Restricted Subsidiaries since the first day of such four-quarter period as if such Debt was incurred, repaid or retired at the beginning of such four-quarter period, (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any other company, entity or business acquired or disposed of by the Company or any Restricted Subsidiary, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred at the beginning of such four-quarter period. In making a computation under the foregoing clause (i) or (ii), (A) interest on Debt bearing a floating interest rate will be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Debt if such Hedging Obligations have a remaining term at the date of determination in excess of 12 months), (B) if such Debt bears, at the option of the Company, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of the Company, either the fixed or floating rate and (C) the amount of Debt under a revolving credit facility will be computed based upon the average daily balance of such Debt during such four-quarter period.

     Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment unless at the time of, and immediately after giving effect to, the proposed Restricted Payment: (i) no Default or Event of Default has occurred and is continuing, (ii) the Company could incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph of the covenant described under "-- Certain Covenants -- Limitation on Debt and Issuance of Disqualified Stock," and (iii) the aggregate amount of all Restricted Payments declared or made after the Closing Date does not exceed the sum of:

          (A) 50% of the Consolidated Net Income of the Company accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the Company's fiscal quarter during which the Closing Date occurs and ending on the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income is a loss, minus 100% of such amount), plus

          (B) the aggregate net cash proceeds received by the Company after the Closing Date from the issuance or sale (other than to a Subsidiary) of, or as a capital contribution in respect of, Qualified Equity Interests of the Company (excluding from this computation proceeds of a Public Equity Offering used to redeem Notes as discussed above), plus

          (C) the aggregate net proceeds, including the fair market value of property other than cash (as determined by the Board of Directors, whose good faith determination will be conclusive), received by the Company after the Closing Date from the issuance or sale (other than to a Subsidiary) of debt securities or Disqualified Stock that have been converted into or exchanged for Qualified Stock of the Company, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange, plus

          (D) $5.0 million.

     (b) Notwithstanding paragraph (a) above, the Company and its Restricted Subsidiaries may take any of the following actions, so long as, with respect to clauses (ii), (v) and (viii), no Default or Event of Default has occurred and is continuing or would occur:

          (i) The payment of any dividend within 60 days after the date of declaration thereof, if at the declaration date such payment would not have been prohibited by the foregoing provision;

          (ii) The repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, Qualified Equity Interests of the Company;

          (iii) The purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Debt in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of Qualified Equity Interests of the Company;

          (iv) The purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt in exchange for, or out of the net cash proceeds of a substantially concurrent issuance or sale (other than to a Subsidiary) of, new Subordinated Debt, so long as the Company or a Restricted Subsidiary would be permitted to refinance such original Subordinated Debt with such new Subordinated Debt pursuant to clause (xiii) of the definition of Permitted Debt;

          (v) The repurchase of any Subordinated Debt at a purchase price not greater than 101% of the principal amount of such Subordinated Debt in the event of a "change of control" in accordance with provisions similar to the "Change of Control" covenant; provided that, prior to or simultaneously with such repurchase, the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

          (vi) The purchase of any Capital Stock, or options to purchase Capital Stock, of Farah pursuant to the Merger Agreement;

          (vii) The payment of amounts to shareholders of Farah pursuant to appraisal rights in respect of up to 33 1/3% of the Capital Stock of Farah required by law in connection with the Merger; and

          (viii) The repurchase of, or options to purchase, Qualified Equity Interests of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors or their respective estates), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option or right to purchase or sell such Qualified Equity Interests; provided further, however, that the aggregate amount of such repurchases shall not exceed $1.0 million in any calendar year (excluding any such repurchases funded with the proceeds of any life insurance policy or policies maintained by the Company or under which the Company is the beneficiary).

     The payments described in clauses (ii), (iii), (v) and (viii) of this paragraph will be Restricted Payments that will be permitted to be taken in accordance with this paragraph (b) but will reduce the amount that would otherwise be available for Restricted Payments under the clause (iii) of paragraph (a) of this covenant and the payments described in clauses (i), (iv),
(vi) and (vii) of this paragraph (b) will be Restricted Payments that will be permitted to be taken in accordance with this paragraph (b) and will not reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of paragraph (a) of this covenant.

     (c) For the purpose of making any calculations under the Indenture, (i) if a Restricted Subsidiary is designated an Unrestricted Subsidiary, the Company will be deemed to have made an Investment in amount equal to the greater of fair market value or net book value of the net assets of such Restricted Subsidiary at the time of such designation as determined by the Board of Directors of the Company, whose good faith determination will be conclusive, (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, as determined by the Board of Directors of the Company, whose good faith determination will be conclusive and (iii) subject to the foregoing, the amount of any Restricted Payment, if other than cash, will be determined by the Board of Directors of the Company, whose good faith determination will be conclusive.

     If the aggregate amount of all Restricted Payments calculated under paragraph (a) of this covenant includes an Investment in an Unrestricted Subsidiary or other Person that thereafter becomes a Restricted Subsidiary, the aggregate amount of all Restricted Payments calculated under the first paragraph of this covenant will be reduced by the lesser of (x) the net asset value of such Subsidiary at the time it becomes a Restricted Subsidiary and (y) the initial amount of such Investment.

     If an Investment resulted in the making of a Restricted Payment, the aggregate amount of all Restricted Payments calculated under this covenant will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise), to the extent such net reduction is not included in the Company's Consolidated Net Income; provided that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of
(x) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (y) the initial amount of such Investment.

     Limitation on Asset Sales. The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold (as determined by the Board of Directors of the Company, whose good faith determination will be conclusive and evidenced by a resolution of the Board of Directors) and (ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the most recent balance sheet of the Company or such Restricted Subsidiary) of the Company or any of its Restricted Subsidiaries (other than liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), shall be deemed to be cash or Cash Equivalents, as the case may be, for purposes of this provision.

     If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may, at its option, within 360 days after such Asset Sale, (i) apply all or a portion of the Net Cash Proceeds to the permanent reduction of amounts outstanding under the New Credit Facility or to the repayment of other Senior Debt of the Company or a Restricted Subsidiary or (ii) invest (or enter into a legally binding agreement to invest or cause a Restricted Subsidiary to invest or enter into such agreement to invest) all or a portion of such Net Cash Proceeds in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, as such businesses are conducted prior to such Asset Sale. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, the Company may, within 90 days of such termination or within 360 days of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or
(ii) (without regard to the parenthetical contained in such clause (ii)) above. Notwithstanding clause (ii) of the immediately preceding paragraph, if the Company or a Restricted Subsidiary engages in an Asset Sale of Designated Assets within 365 days after the Closing Date, the Company or the relevant Restricted Subsidiary shall be required to receive, with respect to consideration of up to $11.0 million received in respect of such Asset Sale of Designated Assets, 25% of such consideration in the form of cash and Cash Equivalents and, with respect to consideration, if any, in excess of $11.0 million received in respect of such Asset Sale of Designated Assets, 75% of such consideration in the form of cash and Cash Equivalents. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph constitutes "Excess Proceeds."

     When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will, within 30 days thereafter, make an offer to purchase from all Holders of Notes and the Additional Notes, if any, on a pro rata basis, the maximum principal amount (expressed as a multiple of $1,000) of the Notes and the Additional Notes, if any, that may be purchased with the Excess Proceeds (an "Asset Sale Offer"). The offer price as to each Note will be payable in cash in an amount equal to 100% of the principal amount of such Note, plus in each case accrued and unpaid interest, if any, to the date of repurchase. To the extent that the aggregate principal amount of Notes and the Additional Notes, if any, tendered pursuant to such Asset Sale Offer is less than the Excess Proceeds, the Company may use the portion of the Excess Proceeds not required to be used to repurchase the Notes and the Additional Notes, if any, for any other purpose as determined by the Company which is not prohibited by the Indenture. If the aggregate principal amount of Notes and the Additional Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, the Notes and the Additional Notes to be purchased will be selected on a pro rata basis (based upon the principal amount of Notes). Upon completion of such Asset Sale Offer, the amount of Excess Proceeds will be reset to zero.

     Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create, incur, affirm or suffer to exist any Lien of any kind securing any Pari Passu Debt or Subordinated Debt (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) upon any property or assets (including any intercompany notes) of the Company or any Restricted Subsidiary now owned or acquired after the Closing Date, or any income or profits therefrom, unless the Notes are directly secured equally and ratably with (or prior to in the case of Subordinated Debt) the obligation or liability secured by such Lien, and except for any Lien securing Acquired Debt created prior to the incurrence of such Debt by the Company or any Restricted Subsidiary, provided that any such Lien only extends to the assets that were subject to such Lien securing such Acquired Debt prior to the related acquisition by the Company or the Restricted Subsidiary.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Debt owed to the Company or any other Restricted Subsidiary, (c) make loans or advances to the Company or any other Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) the Indenture, the New Credit Facility, as originally executed and any other agreement in effect on the Closing Date to the extent listed on a schedule attached to the Indenture, (ii) applicable law, (iii) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary, (iv) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (v) any encumbrance or restriction contained in contracts for sales of Capital Stock or assets permitted by the covenant described under "-- Certain Covenants -- Limitation on Asset Sales" with respect to the assets to be sold pursuant to such contract and (vi) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses
(i) and (iv); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the Holders of Notes than those under or pursuant to the agreement so extended, renewed, refinanced or replaced.

     Limitation on Layering Debt. The Company and each Subsidiary Guarantor will not, directly or indirectly, incur or otherwise permit to exist any Debt that is subordinate in right of payment to any Debt of the Company or such Subsidiary Guarantor, as the case may be, unless such Debt is also pari passu with, or subordinate in right of payment to, the Notes or the Subsidiary Guarantee issued by such Subsidiary Guarantor, as the case may be, or subordinate in right of payment to the Notes or such Subsidiary Guarantee, as the case may be.

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions with, or for the benefit of, any Affiliate of the Company or any of its Restricted Subsidiaries, unless (a) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's length transaction with third parties who are not Affiliates and (b) either (i) with respect to any transaction or series of related transactions involving aggregate payments in excess of $1.0 million, but less than $5.0 million, the Company delivers a resolution of the Board of Directors of the Company set forth in an officers' certificate to the Trustee certifying that such transaction or series of related transactions comply with clause (a) above and that such transaction or transactions have been approved by the Board of Directors (including a majority of the Disinterested Directors) of the Company or (ii) with respect to a transaction or series of related transactions involving aggregate payments equal to or greater than $5.0 million the Company delivers to the Trustee (x) an officers' certificate certifying that such transaction or series of related transactions have been approved by the Board of Directors (including a majority of the Disinterested Directors) of the Company and (y) a written opinion from a nationally recognized investment banking firm to the effect that such transaction or series of related transactions are fair to the Company or such Restricted Subsidiary from a financial point of view.

     The foregoing covenant will not restrict any of the following:

          (A) Transactions among the Company and/or its Restricted Subsidiaries.

          (B) The Company from paying reasonable and customary regular compensation or fees to, or entering into customary expense reimbursement, indemnification or similar arrangements with, directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary.

          (C) The issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans or incentive plans approved by the Board of Directors.

          (D) Transactions permitted by the provisions of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments."

          (E) In the case of joint ventures existing on the Closing Date in which the Company has an interest, so long as other parties to the joint venture that are not Affiliates of the Company own at least 50% of the equity of such joint venture, transactions between such joint venture and the Company or any Restricted Subsidiary.

          (F) Transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an investment.

     Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to issue, convey, sell, assign, transfer, lease or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (a) to the Company or a Wholly Owned Restricted Subsidiary or (b) in a transaction or series of related transactions consisting of a sale, provided that immediately after giving effect to such sale neither the Company nor any of its Subsidiaries owns any shares of Capital Stock of such Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) and such sale complies with the covenant described under "-- Certain Covenants -- Limitation on Asset Sales."

     The Company will not permit any Restricted Subsidiary that is a Subsidiary Guarantor to issue Preferred Stock.

     Guarantees of Debt by Restricted Subsidiaries. All of the Company's Domestic Restricted Subsidiaries (other than any Receivables Subsidiary) are and will be Subsidiary Guarantors. As described above, the Indenture permits, under certain circumstances, the release and discharge of the Subsidiary Guarantee issued by a Subsidiary Guarantor. The Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Debt of the Company or any Debt of any other Restricted Subsidiary unless (a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a guarantee of payment of the Notes by such Restricted Subsidiary and (b) with respect to any guarantee of Subordinated Debt by a Restricted Subsidiary, any such guarantee is subordinated to such Restricted Subsidiary's guarantee with respect to the Notes at least to the same extent as such Subordinated Debt is subordinated to the Notes, provided that the foregoing provision will not be applicable to any guarantee by any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

     Unrestricted Subsidiaries. (a) The Board of Directors of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Debt of such Subsidiary, (ii) no default with respect to any Debt of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Debt of the Company or any Restricted Subsidiary to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an

Unrestricted Subsidiary will not violate the provisions of the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments,"
(iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company and (v) neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results.

     (b) The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) no Default or Event of Default has occurred and is continuing following such designation and (ii) the Company could incur at least $1.00 of additional Debt (other than Permitted
Debt) pursuant to the first paragraph of the covenant described under "-- Certain Covenants -- Limitation on Debt and Issuance of Disqualified Stock" (treating any Debt of such Unrestricted Subsidiary as the incurrence of Debt by a Restricted Subsidiary).

     Limitation on Conduct of Business. The Company will not, and will not permit any of its Restricted Subsidiaries to, conduct any business other than the business the Company and its Restricted Subsidiaries was conducting on the Closing Date or businesses reasonably related or ancillary thereto, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

     Reports. The Company is required to file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15(d) of the Exchange Act. The Company is also required (a) to supply to the Trustee and each Holder of Notes, or supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective Holder of Notes promptly upon written request.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate with or merge with or into any other Person (whether or not the Company is the surviving Person) or, directly or indirectly, sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Subsidiaries taken as a whole) to any other Person or Persons, in one transaction or a series of related transactions, unless each of the following conditions is satisfied:

          (a) Either (i) the Company is the surviving corporation or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or other disposition all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis (the "Surviving Entity")
     (A) is a corporation, partnership limited liability company or trust duly organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and (B) expressly assumes, by a supplemental indenture in form satisfactory to the Trustee, all of the Company's obligations under the Indenture and the Notes.

          (b) Immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default has occurred and is continuing.

          (c) Immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Consolidated Net Worth of the Company (or of the Surviving Entity if the Company is not the continuing obligor under the Indenture) is equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions.

          (d) Immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the first paragraph of the covenant described under "-- Certain
     Covenants -- Limitation on Debt and Issuance of Disqualified Stock."

          (e) If the Company is not the continuing obligor under the Indenture, each Subsidiary Guarantor, unless it is the other party to the transaction described above, has by supplemental indenture confirmed that its Subsidiary Guarantee applies to the Surviving Entity's obligations under the Indenture and the Notes.

          (f) If any of the property or assets of the Company or its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the covenant described under "-- Certain Covenants -- Limitation on Liens" are complied with.

          (g) The Company delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.

     In the event of a merger of a Wholly Owned Restricted Subsidiary into the Company, the Company need not comply with the foregoing clauses (c) and (d).

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries that constitutes all or substantially all of the properties and assets of the Company on a consolidated basis, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     In the event of any transaction or series of related transactions described in and complying with the conditions listed in the first paragraph of this covenant in which the Company is not the continuing obligor under the Indenture, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the Company will, except in the case of a lease, be discharged from all its obligations and covenants under the Indenture and Notes.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an "Event of Default" under the Indenture:

          (a) Default in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days (whether or not prohibited by the subordination provisions of the Indenture).

          (b) Default in the payment of the principal of or premium, if any, on any Note when due (whether or not prohibited by the subordination provisions of the Indenture).

          (c) Failure to perform or comply with the Indenture provisions described under "Consolidation, Merger and Sale of Assets" or to make or consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the covenant described under "-- Repurchase at the Option of the Holders Upon Change of Control" or "-- Certain
     Covenants -- Limitation on Asset Sales," respectively.

          (d) Default in the performance, or breach, of any covenant or agreement of the Company or any Subsidiary Guarantor contained in the Indenture or any Subsidiary Guarantee (other than as contemplated by clauses (a), (b) and (c) above) and continuance of such default or breach for a period of 60 days after written notice has been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding.

          (e) The occurrence of an event of default under any mortgage, bond, indenture, loan agreement or other document evidencing Debt of the Company or any Significant Subsidiary, which Debt has an aggregate outstanding principal amount of $5.0 million or more, and such default (i) results in the acceleration of such Debt prior to its Stated Maturity or (ii) constitutes a failure to make any payment with respect to any such Debt when due and payable after the expiration of any applicable grace period.

          (f) Failure by the Company or any of its Restricted Subsidiaries to pay one or more final judgments the uninsured portion of which exceeds in the aggregate $5.0 million, which judgment or judgments are not paid, discharged or stayed for a period of 60 days.

          (g) Any Subsidiary Guarantee ceases to be in full force and effect or is declared null and void or any Subsidiary Guarantor denies that it has any further liability under any Subsidiary Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture), and such condition has continued for a period of 30 days after written notice of such failure requiring the Subsidiary Guarantor and the Company to remedy the same has been given (x) to the Company by the Trustee or (y) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding.

          (h) The occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary.

     If an Event of Default (other than as specified in clause (h) above) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such Holders will, declare the principal of and premium, if any, and accrued and unpaid interest on all of the outstanding Notes immediately due and payable and, upon any such declaration, all such amounts will become due and payable immediately. If an Event of Default specified in clause (h) above occurs and is continuing, then the principal and premium, if any, and accrued and unpaid interest on all the outstanding Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Notes.

     At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if (i) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Notes,
(B) all unpaid principal of (and premium, if any, on) any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (C) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes and, (D) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (ii) all Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.

     No Holder has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

     The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all of the Notes, waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the Holder of each Note outstanding.

     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each Holder of the Notes notice of the Default or Event of Default within 90 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of and premium, if any, or interest on any Notes, the Trustee may withhold the notice to the Holders of the Notes if a committee of its trust officers in good faith determines that withholding such notice is in the interests of the Holders of the Notes.

     The Company is required to furnish to the Trustee annual statements as to the performance by the Company and the Subsidiary Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any Default.

LEGAL DEFEASANCE OR COVENANT DEFEASANCE

     The Company may, at its option and at any time, terminate the obligations of the Company and any Subsidiary Guarantors with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of and premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Subsidiary Guarantor with respect to certain covenants set forth in the Indenture and described under "-- Repurchase at the Option of the Holders Upon Change of Control" and "-- Certain Covenants" above, and any omission to comply with such obligations would not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").

     In order to exercise either defeasance or covenant defeasance, (a) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Notes, money in an amount, or U.S. Government Obligations (as defined in the Indenture) that through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of (and premium, if any, on) and interest on the outstanding Notes at maturity (or upon redemption, if applicable) of such principal or installment of interest; (b) no Default or Event of Default has occurred and is continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (h) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (c) such defeasance or covenant defeasance may not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound; (d) in the case of defeasance, the Company must deliver to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date hereof there has been a change in applicable federal income tax law, to the effect, and based thereon such opinion must confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (e) in the case of covenant defeasance, the Company must have delivered to the Trustee an opinion of counsel to the effect that the Holders of the Notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (f) the Company must have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

     Upon the request of the Company, the Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when (a) either (i) all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes that have been subject to defeasance under "-- Legal Defeasance or Covenant Defeasance") have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable, (B) will become due and payable at maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in trust for the purpose in an amount sufficient to pay and discharge the entire Debt on such Notes not theretofore delivered to the Trustee for cancellation, for principal and premium, if any, and interest on the Notes to the date of such deposit (in the case of Notes that have become due and payable) or to the Stated Maturity or redemption date, as the case may be; (b) the Company has paid or caused to be paid all sums payable under the Indenture by the Company; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Modifications and amendments of the Indenture and any Subsidiary Guarantee may be made by the Company, any affected Subsidiary Guarantor and the Trustee with the consent of the Holders of a majority in aggregate outstanding principal amount of the Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby:

          (a) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

          (b) reduce the percentage in aggregate principal amount of outstanding Notes required to consent to any amendment of, or waiver of compliance with, any provision of or defaults under the Indenture;

          (c) waive a Default or Event or Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes issued under the Indenture, if any);

          (d) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture;

          (e) amend, change or modify in any manner adverse to the Holders the obligation of the Company to make and consummate a Change of Control Offer or Asset Sale Offer in accordance with the provisions of the covenant described under "-- Repurchase at the Option of the Holders Upon Change of Control" and "-- Certain Covenants -- Limitation on Asset Sales," respectively.

          (f) amend, change or modify any of the provisions of the Indenture relating to the subordination of the Notes or the Subsidiary Guarantees in a manner adverse to the Holders; or

          (g) amend, change or modify any of the foregoing modification and amendment provisions.

     The Holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

     Without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes: (a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes or to add any Subsidiary Guarantor of the Notes; or (b) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company; or (c) to add additional Events of Default; or (d) to provide for uncertificated Notes in addition to or in place of the certificated Notes; or (e) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee; or (f) to secure the Notes or any Subsidiary Guarantee; or (g) to cure any ambiguity, to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause (g) do not adversely affect the interests of the Holders; or (h) to comply with any requirements of the Commission in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act.

THE TRUSTEE

     SunTrust Bank, Atlanta, the Trustee under the Indenture, is the initial paying agent and registrar for the Notes.

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. Under the Indenture, the Holders of a majority in outstanding principal amount of the Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that, if it acquires any conflicting interest (as defined), it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

GOVERNING LAW

     The Indenture, the Notes and the Subsidiary Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

FORM AND DENOMINATION

     Except as provided below, the Old Notes offered and sold in the Offering to Qualified Institutional Buyers in reliance on Rule 144A are represented by a global note in definitive, fully registered form without interest coupons (the "Rule 144A Global Note"), which was, on the Closing Date, deposited with the Trustee, as custodian for DTC, and registered in the name of a nominee of DTC. The Old Notes offered and sold in the Offering pursuant to Regulation S are represented by a global note in definitive, fully registered form without interest coupons (together with the Rule 144A Global Note, the "Restricted Global Notes"), which was, on the Closing Date, deposited with the Trustee, as custodian for DTC, for the accounts of the Euroclear System and Cedel Bank, S.A., and registered in the name of a nominee of DTC. The Exchange Notes will be issued in the form of one or more global notes in definitive, fully registered form without interest coupons (the "Exchange Global Notes" and, together with the Restricted Global Notes, the "Global Notes") and will be deposited on the date of the closing of the Exchange Offer with or on behalf of DTC, or with the Trustee, as custodian for DTC, and registered in the name of a nominee of DTC.

     Except in the limited circumstances described below under "-- Certificated Notes," owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes. The Notes are not issuable in bearer form. The Notes have been and will be issued only in fully registered form in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith.

     The Company has initially appointed the Trustee at its corporate trust office as paying agent and registrar for the Notes. In such capacities, the Trustee is responsible for, among other things, (i) maintaining a record of the aggregate holdings by Holders of Notes represented by the Global Notes and accepting Notes for exchange and registration of transfer; (ii) ensuring that payments of principal, premium, if any, and interest in respect of the Notes received by the Trustee from the Company are duly paid to DTC or its nominees; and (iii) transmitting to the Company any notices from Holders.

     The Company has agreed in the Indenture to cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration of the Notes and registration of transfers of the Notes. The Company may vary or terminate the appointment of any paying agent or registrar, or appoint additional or other such agents or approve any change in the office through which any such agent acts; provided that there shall at all times be a paying agent and registrar in the Borough of Manhattan, The City of New York, New York. The Company will cause notice of any resignation, termination or appointment of the Trustee or any paying agent or registrar, and of any change in the office through which any such agent will act, to be provided to Holders of the Notes.

GLOBAL NOTES

     The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact DTC or its participants directly to discuss these matters.

     Upon the issuance of the Restricted Global Notes, DTC credited, and upon the issuance of the Exchange Global Notes DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

     As long as DTC, or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Unless DTC notifies the Company that it is unwilling or unable to continue as a depositary for a Global Note, or ceases to be a "Clearing Agency" registered under the Exchange Act, or announces an intention permanently to cease business or does in fact do so, or an Event of Default under the Indenture has occurred and is continuing with respect to a Global Note, owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders of the Global Note (or any Notes represented thereby) under the Indenture or the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to other restrictions set forth in the Indenture). In the event that owners of beneficial interests in a Global Note become entitled to receive Notes in certificated form, such Notes will be issued only in registered form in denominations of $1,000 and integral multiples thereof.

     Investors may hold their interests in the Global Notes directly through DTC if they are DTC participants, or indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of such participants, as well as the procedures and requirements of DTC.

     Payments of the principal of, premium, if any, and interest on Global Notes will be made to DTC or its nominee as the registered holder thereof. Neither the Company, the Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Subject to the following considerations, beneficial interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any Notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note for such Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC reserves the right to exchange the Restricted Global Notes for legended Notes in certificated form and the Exchange Global Notes for unlegended Notes in certificated form, and to distribute such notes to its participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial owner interests in Global Notes.

CERTIFICATED NOTES

     If DTC is at any time unwilling or unable to continue as a depositary for the reasons set forth above under "-- Global Notes," the Company will issue certificates for the Notes in definitive, fully registered, non-global form without interest coupons in exchange for the applicable Global Notes. In all cases, certificates for Notes

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

delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC.

     In the case of certificates for Old Notes in non-global form issued in exchange for a Restricted Global Note, such certificates will, as provided in the Indenture, bear legends restricting the transfer thereof (unless the Company determines otherwise in accordance with applicable law). The holder of a Note in non-global form may transfer such Note (subject, in the case of Old Notes, to compliance with the provisions of such legend) by surrendering it at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, which initially is the office of the Trustee.

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

                       DESCRIPTION OF OTHER INDEBTEDNESS

     The following summary of certain agreements and instruments of the Company does not purport to be complete and is qualified in its entirety by reference to the various agreements and instruments described, certain of which have been included as exhibits to various filings by TSI and Farah with the Commission. See "Available Information."

BRIDGE FACILITY

     The Bridge Facility provided for aggregate borrowing availability of $100.0 million and was fully drawn on June 10, 1998, the date the Tender Offer was consummated (the "Bridge Closing Date"). The Bridge Facility was an unsecured senior subordinated obligation of the Company. Payment of all amounts outstanding under the Bridge Facility was guaranteed, jointly and severally, on an unsecured senior subordinated basis by each domestic subsidiary of the Company and Farah. As of June 10, 1998, interest accrued thereunder at a rate of 9.7% per annum. Although the Bridge Facility would have matured by its terms on the first anniversary of the Bridge Closing Date, it was repaid in full on June 24, 1998 with the net proceeds of the Offering, together with borrowings under the New Credit Facility. See "Use of Proceeds."

NEW CREDIT FACILITY

     In connection with the Farah Acquisition, concurrently with the consummation of the Tender Offer, the Company entered into the New Credit Facility, which replaced the Terminated Credit Facilities. The New Credit Facility provides for revolving borrowings and letters of credit in an aggregate principal amount of up to $110.0 million (the "Commitment") and permits borrowings by, or for the account of, TSI, Tropical Sportswear Company, Inc., Apparel Network Corporation and Farah (each, a "Borrower"). The total amount of
(i) revolving borrowings, (ii) undrawn amounts of letters of credit and (iii) reimbursement obligations under letters of credit, may not exceed the lesser of the Commitment and the borrowing base. The borrowing base is defined to include the value of the Company's inventory and accounts receivable, subject to customary limitations. Each Borrower has effectively guaranteed on a senior basis the obligations of each other Borrower under the New Credit Facility, and each Borrower has granted a security interest in substantially all of its current and future personal property to the lenders as collateral for its obligations thereunder.

     The New Credit Facility has a five-year term. In addition, subject to certain limitations, the New Credit Facility requires that all or a portion of the outstanding borrowings thereunder be repaid upon (i) certain non-ordinary course asset sales by any Borrower, (ii) the issuance of any debt or equity securities by any Borrower or (iii) the receipt by any Borrower of certain insurance proceeds or condemnation awards.

     Revolving loans accrue interest at a variable rate equal, at the option of the Borrower to which a loan is made, to (i) a LIBOR-based rate plus a margin which will be determined from time to time based on the Company's financial performance (not exceeding 2.75% per annum) or (ii) the base rate (defined to mean the higher of (a) Fleet Bank's publicly announced "prime rate" and (b) a rate tied to the rates on overnight Federal funds transactions with members of the Federal Reserve System) plus a margin that will be determined from time to time based on the Company's financial performance (not exceeding 1.25% per annum). All drawings under letters of credit which are not promptly reimbursed will accrue interest at a variable rate equal to the base rate. Interest on base rate loans and LIBOR loans will be payable monthly in arrears on the first day of each month and, in the case of LIBOR loans, at the end of each interest period. Upon the occurrence of an event of default, the rate at which interest accrues on borrowings outstanding under the New Credit Agreement will increase by 2.0% per annum. As of July 4, 1998, interest accrued on revolving loans outstanding thereunder at a rate of 9.2% per annum and there were no unreimbursed drawings under letters of credit.

     The New Credit Facility contains a number of customary affirmative and negative covenants, including, among others, covenants restricting the Borrowers and their subsidiaries with respect to the incurrence of debt (including guarantees); the creation of liens; substantially changing the nature of the Borrowers' or their subsidiaries' businesses; the consummation of certain transactions such as dispositions of substantial assets, mergers, acquisitions, reorganizations and recapitalizations; the making of certain investments and loans, non-ordinary course asset sales and capital expenditures; the making of dividends and other distributions; and transactions with affiliates. The Borrowers are also required to comply with certain financial tests and maintain certain financial ratios. Certain of these financial tests and ratios include: (i) maintaining a minimum tangible net worth; (ii) maintaining a maximum ratio of debt to EBITDA; (iii) maintaining a maximum ratio of senior debt to EBITDA; and
(iv) maintaining a minimum ratio of earnings to fixed charges.

     The New Credit Facility contains customary events of default. An event of default under the New Credit Facility will allow the lenders thereunder to accelerate or, in certain cases, will automatically cause the acceleration of, the maturity of the debt under the New Credit Facility and will restrict the ability of the Company and the Subsidiary Guarantors to meet their obligations to the holders of the Notes.

REAL ESTATE LOAN

     Pursuant to the Real Estate Loan Agreement, TSI obtained the Real Estate Loan from SouthTrust to finance in part TSI's acquisition of the building and land in Tampa, Florida which houses TSI's distribution and administration functions, as well as the acquisition of adjacent property and the construction thereon of an approximately 110,000 square foot cutting facility (collectively, the "Land and Improvements"). All amounts outstanding under the Real Estate Loan Agreement are secured by the Land and Improvements.

     As of July 4, 1998, $9.6 million principal amount of the Real Estate Loan was outstanding. The Real Estate Loan accrues interest at 7.38% per annum until July 18, 2002 and, thereafter, the interest rate will be adjusted in accordance with the Real Estate Loan Agreement. Accrued interest and principal payments of $81,280 are payable monthly, with a final payment of $6.8 million due on May 7, 2006. In addition, the Company may, at its option, prepay the Real Estate Loan, subject to certain prepayment premiums. If TSI fails to make any payment within ten days of when such payment is due, the interest rate on the Real Estate Loan will increase to the maximum rate permitted by applicable law.

     The Real Estate Loan Agreement contains customary covenants and events of default. An event of default under the Real Estate Loan Agreement will allow SouthTrust to accelerate or, in certain cases, will automatically cause the acceleration of, the maturity of the Real Estate Loan and will restrict the ability of the Company to meet its obligations to the holders of the Notes.

FACTORING ARRANGEMENTS

     Pursuant to the TSI Factoring Agreement between the Company and the TSI Factor, the Company factors substantially all of its accounts receivable, other than accounts receivable of Farah. The TSI Factoring Agreement provides that the TSI Factor will pay the Company an amount (the "TSI Net Amount") equal to the gross amount of the Company's accounts receivable from customers reduced by certain offsets, including, among others, discounts, returns, and a commission payable by the Company to the TSI Factor. The commission equals 0.3% of the gross amount of the accounts receivable factored. For fiscal 1997 and the forty weeks ended July 4, 1998, the Company paid commissions to the TSI Factor aggregating $504,000 and $620,000, respectively. The TSI Factor reviews the creditworthiness of the Company's customers prior to sales by the Company to each customer. If the TSI Factor approves of the sale based on its credit review, it assumes 99.85% of the credit risk for the accounts receivable factored. If the TSI Factor disapproves of the sale and the Company then proceeds with the sale, the TSI Factor will not purchase the account receivable and the Company will bear the credit risk associated with the account receivable. The TSI Factor will pay the Company the TSI Net Amount of the factored account receivable upon the earlier of (i) receipt by the TSI Factor of payment from the Company's customer and (ii) 120 days after the due date of such account receivable. The TSI Factoring Agreement expires on September 30, 1998. The Company intends to replace the TSI Factoring Agreement with a similar arrangement following such expiration.

     Following the closing of the Farah Acquisition, Farah entered into the Savane Factoring Agreement with the Savane Factor, pursuant to which Farah factors substantially all of its accounts receivable. The Savane Factoring Agreement provides that the Savane Factor will pay Farah an amount (the "Savane Net Amount") equal to the gross amount of Farah's accounts receivable from customers reduced by certain offsets, including, among other things, discounts, returns and a commission payable by Farah to the Savane Factor. The commission is equal to (i) for accounts receivable having payment terms equal to or less than 90 days, the Standard Commission (i.e., 0.28% of the gross amount of the receivables factored) or (ii) for accounts receivable having payment terms of more than 90 days, the sum of (A) the Standard Commission and (B) the Long Term Commission (i.e., an additional 0.15% of the gross amount of the accounts receivable factored for each 30 day period (or part thereof) by which the payment terms of such accounts receivable exceed 90 days). However, no Standard Commission is payable by Farah until the day after the aggregate amount of the factored accounts receivable exceeds $125.0 million. The Savane Factor reviews the creditworthiness of Farah's customers prior to sales by Farah to each customer. If the Savane Factor approves of the sale based on its credit review, it assumes 99.90% of the credit risk for the accounts receivable factored. For any such approved sale, the Savane Factor will pay Farah the Savane Net Amount of the factored account receivable upon the earlier of (i) two business days after receipt by the Savane Factor of payment from Farah's customer and (ii) 120 days after the due date of such account receivable. For any non-approved sales, Farah will bear the credit risk associated with the factored account receivable. The Savane Factor will, however, pay Farah the Savane Net Amount of the factored account receivable two business days after such account receivable is paid. The Factoring Agreement expires on June 9, 2001, but it may be terminated at any time by the Savane Factor upon 60 days prior written notice to Farah.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were originally sold by the Company on June 24, 1998 to the Initial Purchaser pursuant to the Purchase Agreement. The Initial Purchaser subsequently placed the Old Notes (i) with Qualified Institutional Buyers in reliance upon Rule 144A and (ii) outside the United States in compliance with Regulation S. In accordance with a condition set forth in the Purchase Agreement, the Company and the Initial Purchaser entered into the Registration Rights Agreement on the Closing Date pursuant to which the Company agreed, for the benefit of the holders of the Old Notes, that it will, at its cost, (i) use its best efforts to file, within 60 days after the Closing Date, a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to the Exchange Offer for the Exchange Notes and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Closing Date. Promptly after the Registration Statement of which this Prospectus is a part (which is the Exchange Offer Registration Statement referred to above) has been declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Old Notes. The Company will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Old Notes. For each Old Note validly tendered to the Company pursuant to the Exchange Offer and not withdrawn by the holder thereof, the holder of such Old Note will receive an Exchange Note having a principal amount equal to the principal amount of such surrendered Old Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Note surrendered in exchange therefor or, if no interest has been paid on such Exchange Note, from the Closing Date.

     Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several "no-action" letters to third parties and unrelated to the Company and the Exchange Offer, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such Exchange Notes. Any holder who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above-mentioned "no action" letters, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer transaction unless such sale or transfer is made pursuant to an exemption from such requirements. Failure to comply with such requirements may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

     A Participating Broker-Dealer holding Old Notes may participate in the Exchange Offer provided that it acquired the Old Notes for its own account as a result of market-making or other trading activities. In connection with any resales of Exchange Notes, any Participating Broker-Dealer who receives Exchange Notes for Old Notes pursuant to the Exchange Offer may be an "underwriter" (within the meaning of the Securities Act) and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. The Letter of Transmittal states that any acknowledgment by a Participating Broker-Dealer that it will deliver a prospectus in connection with any resale of Exchange Notes, and any such delivery of a prospectus, shall not be deemed an admission by such Participating Broker-Dealer that it is an underwriter. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with this Prospectus, as it may be amended or supplemented from time to time. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes for a period of 180 days.

     Each holder of Old Notes wishing to accept the Exchange Offer must represent to the Company (i) that any Exchange Notes to be received by it will be acquired in the ordinary course of such holder's business, (ii) that it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (iii) that it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and (iv) if such holder is a Participating Broker-Dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By executing the Letter of Transmittal, each holder will make the foregoing representations.

     In the event that any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or upon the request of the Initial Purchaser under certain circumstances, the Company will, in lieu of effecting the registration of the Exchange Notes pursuant to the Exchange Offer Registration Statement and at its cost, (i) as promptly as practicable, file with the Commission the Shelf Registration Statement covering resales of the Old Notes, (ii) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 180th day after the Closing Date (or promptly in the event of a request by the Initial Purchaser) and (iii) use its best efforts to keep the Shelf Registration Statement effective until two years after the Closing Date (or until one year after the Closing Date if such Shelf Registration Statement is filed at the request of the Initial Purchaser) or such shorter period ending when all of the Old Notes registered pursuant to such Shelf Registration Statement have been sold or are otherwise eligible for resale pursuant to Rule 144(k) under the Securities Act. The Company will, in the event of the filing of the Shelf Registration Statement, provide to each holder of the Old Notes copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. A holder of Old Notes that sells such Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions of the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments thereon, if any, within the time periods set forth in the Registration Rights Agreement in order to have their Old Notes included in the Shelf Registration Statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.

     In the event that (a) the Exchange Offer is not consummated or a Shelf Registration Statement with respect to the Old Notes is not declared effective on or prior to the 180th day following the Closing Date or (b) any registration statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement filed and declared effective, then the interest rate borne by the Old Notes shall be increased by 0.5% per annum following such 180-day period in the case of clause (a) above and following the date on which the relevant registration statement ceases to be effective in the case of clause
(b) above (in any such case, a "Registration Default"). The amount of such additional interest will increase by an additional 0.5% per annum for each subsequent 90-day period until such Registration Default has been cured. The aggregate amount of such increase from the original interest rate pursuant to these provisions will in no event exceed 1.5% per annum. Upon (i) the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, after the 180-day period described in clause (a) above or (ii) the effectiveness of a succeeding registration statement after the date in clause (b) above, the interest rate borne by the Old Notes from the date of such consummation or effectiveness, as the case may be, will be reduced to the original interest rate thereof.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, tenders of Old Notes must be in a minimum principal amount of $1,000 or an integral multiple of $1,000 in excess thereof.

     The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the Exchange Notes will bear a different CUSIP Number from the Old Notes, (ii) the issuance of the Exchange Notes will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions thereof which provide for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture. See "Description of the Notes."

     As of the date of this Prospectus, $100,000,000 aggregate principal amount of Old Notes were outstanding. This Prospectus and the Letter of Transmittal are being mailed to persons who were Holders of Old Notes on the close of business on the date of this Prospectus. Holders of Old Notes do not have any appraisal or dissenters' rights under the Business Corporation Act of Florida or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
                    , 1998, unless the Company in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent thereof by written notice and will mail to the registered holders an announcement of such extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON EXCHANGE NOTES

     Interest on each Exchange Note will accrue from the Closing Date, i.e., June 24, 1998, and be payable semiannually in arrears on June 15 and December 15 of each year, commencing December 15, 1998, at the rate of 11% per annum. Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Old Notes.

PROCEDURES FOR TENDERING OLD NOTES

     Only a Holder of Old Notes may tender such Old Notes in the Exchange Offer. Each such Holder wishing to accept the Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the Old Notes, the Letter of Transmittal and all other required documents must be properly completed and received by the Exchange Agent at the address set forth below under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each holder will make the representations set forth above in the fourth paragraph under the heading
"-- Purpose and Effect of the Exchange Offer" to the Company. The tender by a holder and the acceptance thereof by the Company will constitute an agreement between such holder and the Company that such holder will participate in the Exchange Offer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF THE OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or is a savings institution, commercial bank or trust company having an office or correspondent in the United States, or is otherwise an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, and which is, in each case, a member of a recognized signature guarantee program (i.e., Securities Transfer Agents Medallion Program, Stock Exchange Medallion Program or New York Stock Exchange Medallion Signature Program) (an "Eligible Institution"), unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the Letter of
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

Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account through the facilities of DTC for receipt of the tender of Old Notes through book-entry delivery thereof. For the purpose of facilitating the Exchange Offer, any financial institution that is a DTC participant may participate in the Exchange Offer through book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account for the Old Notes. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address and in the manner set forth below under "-- Exchange Agent" and on the back cover of this Prospectus on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as promptly as practicable following the Expiration Date.

     NO LETTER OF TRANSMITTAL, OLD NOTES, NOTICE OF GUARANTEED DELIVERY OR OTHER DOCUMENTS SHOULD BE SENT TO THE COMPANY OR DTC. DELIVERY THEREOF TO THE COMPANY OR DTC WILL NOT CONSTITUTE VALID DELIVERY.

GUARANTEED DELIVERY PROCEDURES

     Holders of Old Notes who wish to tender their Old Notes but who cannot, prior to 5:00 p.m., New York City time, on the Expiration Date (i) deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent or (ii) deliver a confirmation of the book-entry tender of their Old Notes into the Exchange Agent's account at DTC and otherwise complete the procedures for book-entry transfer, may effect a tender of Old Notes if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to 5:00 p.m., New York City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, registered or certified mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificates(s) representing the Old Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at DTC), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and duly executed Letter of Transmittal (or facsimile thereof), as well as the certificates(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at
     DTC), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, additional copies of the Notice of Guaranteed Delivery will be sent to holders.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Old Notes. For a description of certain conditions to the Exchange Offer, see "-- Conditions" below. For purposes of the Exchange Offer, the Company will be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given written notice thereof to the Exchange Agent. For each Old Note accepted for exchange, the holder of such Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note.

     In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes (or a timely confirmation that such Old Notes have been transferred into the Exchange Agent's account at DTC), a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the applicable book-entry procedures, such non-exchanged Old Notes will be credited to an appropriate account maintained with DTC) as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the applicable book-entry procedures, the name and number of the account at DTC to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination shall be final and binding. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned, without expense, to the holder thereof as promptly as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering Old Notes" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by any governmental or quasi-governmental agency which might materially impair the ability of the Company or any Subsidiary Guarantor to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any Subsidiary Guarantor;

          (b) the Exchange Offer violates applicable law or any applicable interpretation of the staff of the Commission; or

          (c) any governmental or quasi-governmental approval has not been obtained, which approval the Company shall deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its sole discretion that any of the foregoing conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions and accept all properly tendered Old Notes which have not been withdrawn. In addition, the Company has reserved the right, notwithstanding the satisfaction or failure of any or all of the foregoing conditions, to terminate or amend the Exchange Offer in any manner it shall determine in its sole discretion, which determination shall be binding.

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered or accepted for exchange.

EXCHANGE AGENT

     SunTrust Bank, Atlanta, which also acts as Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Each holder wishing to accept the Exchange Offer must deliver (i) a Letter of Transmittal, such holder's tendered Old Notes and all other required documents or (ii) a Notice of Guaranteed Delivery and all other documents described under "-- Guaranteed Delivery Procedures," to the Exchange Agent as follows:

By Hand or Registered or Certified Mail:   By Facsimile Transmission:      By Overnight Courier:
         SunTrust Bank, Atlanta              SunTrust Bank, Atlanta       SunTrust Bank, Atlanta
     c/o First Chicago Trust Company             (404) 240-2030          Corporate Trust Division
               of New York                   Attention: Susan Knight        3495 Piedmont Road
             Corporate Trust                                              Building 10, Suite 810
                8th Floor                     Confirm by Telephone:       Atlanta, Georgia 30305
             14 Wall Street                      (404) 240-1952
        New York, New York 10005             Attention: Susan Knight

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE VALID DELIVERY.

     Questions and requests for assistance, and requests for additional copies of this Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery, should be directed to the Exchange Agent as follows:

                             For Information Call:

                             SunTrust Bank, Atlanta
                                 (404) 240-1952
                            Attention: Susan Knight

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers, employees or agents of the Company and its affiliates. The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others to solicit acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the Exchange Offer. All other expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company in connection with the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may not be reoffered, resold, pledged or otherwise transferred except in accordance with applicable securities laws of states of the United States and
(i) to a person whom the transferor reasonably believes is a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction meeting the requirements of Rule 903 or Rule 904 of Regulation S, (iii) to an institution that is an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act in a transaction exempt from the registration requirements of the Securities Act (if available), (iv) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available) or (v) pursuant to an effective registration statement under the Securities Act.

     Following consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will generally not have any further registration rights under the Registration Rights Agreement, and such Old Notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes the material federal income tax consequences expected to result to holders whose Old Notes are exchanged for Exchange Notes in the Exchange Offer. The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought with respect to the Exchange Offer. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH HOLDER OF OLD NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

     The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be considered a taxable exchange for United States federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Old Notes. Exchange Notes received by a holder of Old Notes will be treated as a continuation of the Old Notes. Accordingly, there will not be any United States federal income tax consequences to holders exchanging Old Notes for Exchange Notes in the Exchange Offer.

                              PLAN OF DISTRIBUTION

     Except as provided herein, this prospectus may not be used for an offer to resell, a resale or other transfer of Exchange Notes. Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several "no-action" letters to third parties and unrelated to the Company and the Exchange Offer, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by the holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such Exchange Notes. Any holder who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above-mentioned "no action" letters, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer transaction unless such sale or transfer is made pursuant to an exemption from such requirements.

     A Participating Broker-Dealer holding Old Notes may participate in the Exchange Offer provided that it acquired the Old Notes for its own account as a result of market-making or other trading activities. In connection with any resales of Exchange Notes, any Participating Broker-Dealer who receives Exchange Notes for Old Notes pursuant to the Exchange Offer may be an "underwriter" (within the meaning of the Securities Act) and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with this Prospectus, as it may be amended or supplemented from time to time. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this Prospectus, as it may be amended or supplemented from time to time, in connection with the resale of such Exchange Notes for a period of 180 days. Each Participating Broker-Dealer wishing to accept the Exchange Offer must represent to the Company that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes.

     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive a like principal amount of Old Notes. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Old Notes, except as described herein.

     Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, or at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any person that participates in the distribution of such Exchange Notes may be deemed an "underwriter" (within the meaning of the Securities Act) and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such broker-dealers may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that any acknowledgment by a Participating Broker-Dealer that it will deliver a prospectus in connection with any resale of Exchange Notes, and any such delivery of a prospectus, shall not be deemed an admission by such Participating Broker-Dealer that it is an underwriter.

     For a period of 180 days after the Expiration Date, the Company will send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in such Participating Broker-Dealer's Letter of Transmittal. By acceptance of the Exchange Offer, each broker-dealer that receives Exchange Notes for Old Notes pursuant thereto agrees that, upon receipt of notice from the Company of the happening of any event which makes any statement in this Prospectus untrue in any material respect or which requires the making of any changes in this Prospectus in order to make the statements herein not materially misleading (which notice the Company has agreed to deliver to such broker-dealer), such broker-dealer will suspend the use of this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such broker-dealer.

     The Company has agreed, pursuant to the Registration Rights Agreement, to pay all expenses incident to the Company's performance of and compliance with the Exchange Offer and the Registration Rights Agreement (other than agency fees and commissions, underwriting discounts and commissions and the fees and disbursements of counsel and other advisors and experts retained by the holders). In addition, the Company has agreed to indemnify the holders of the Exchange Notes against certain liabilities, including liabilities under the Securities Act.

     The Exchange Notes are a new issuance of securities for which there is currently no trading market. The Exchange Notes will not be listed on any securities exchange. The Company has been advised by the Initial Purchaser that it intends to make a market in the Exchange Notes; however, the Initial Purchaser is not obligated to do so, and any such market making activities may be discontinued at any time without notice. Accordingly, there can be no assurance that an active trading market for the Exchange Notes will develop or as to the liquidity of any such market. In addition, if the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and other factors.

                                 LEGAL MATTERS

     The legality of the Exchange Notes offered hereby will be passed upon for the Company by Alston & Bird LLP, Atlanta, Georgia. As to matters of Texas law, Alston & Bird LLP has relied upon the opinion of Haynes and Boone, LLP, Dallas, Texas. As to matters of Florida law, Alston & Bird LLP has relied upon the opinion of Mechanik Nuccio Smith & Williams, P.A., Tampa, Florida.

                                    EXPERTS

     The Consolidated Financial Statements of Tropical Sportswear Int'l Corporation at September 27, 1997 and September 28, 1996 and for each of the three years in the period ended September 27, 1997 included elsewhere in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The Consolidated Financial Statements of Farah at November 2, 1997 and November 3, 1996 and for each of the two years in the period ended November 2, 1997 included elsewhere in this Prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon appearing elsewhere herein.

     The Consolidated Financial Statements of Farah for the year ended November 3, 1995 included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
TROPICAL SPORTSWEAR INT'L CORPORATION
Unaudited Interim Condensed Consolidated Financial
  Statements:
Condensed Consolidated Balance Sheets as of July 4, 1998 and
  September 27, 1997........................................   F-2
Condensed Consolidated Statements of Income for the Thirteen
  Weeks and Forty Weeks Ended July 4, 1998 and for the
  Thirteen Weeks and Thirty-Nine Weeks Ended June 28,
  1997......................................................   F-3
Condensed Consolidated Statements of Cash Flows for the
  Forty Weeks Ended July 4, 1998 and for the Thirty-Nine
  Weeks Ended June 28, 1997.................................   F-4
Notes to Condensed Consolidated Financial Statements........   F-5
Audited Consolidated Financial Statements:
Report of Independent Certified Public Accountants..........  F-10
Consolidated Balance Sheets as of September 27, 1997 and
  September 28, 1996........................................  F-11
Consolidated Statements of Income for the Years Ended
  September 27, 1997, September 28, 1996 and September 30,
  1995......................................................  F-12
Consolidated Statements of Shareholders' Equity for the
  Years Ended September 30, 1995, September 28, 1996 and
  September 27, 1997........................................  F-13
Consolidated Statements of Cash Flows for the Years Ended
  September 27, 1997, September 28, 1996, and September 30,
  1995......................................................  F-14
Notes to Consolidated Financial Statements..................  F-15
FARAH INCORPORATED AND SUBSIDIARIES
Unaudited Interim Condensed Consolidated Financial
  Statements:
Condensed Consolidated Statements of Operations and Retained
  Earnings for the Quarters and Six Months Ended May 3, 1998
  and May 4, 1997...........................................  F-25
Condensed Consolidated Balance Sheets as of May 3, 1998 and
  November 2, 1997..........................................  F-26
Condensed Consolidated Statements of Cash Flows for the Six
  Months Ended May 3, 1998 and May 4, 1997..................  F-27
Notes to Condensed Consolidated Financial Statements........  F-28
Audited Consolidated Financial Statements:
Report of Independent Accountants...........................  F-39
Report of Independent Accountants...........................  F-40
Consolidated Statements of Operations for the Years Ended
  November 2, 1997, November 3, 1996, and November 3,
  1995......................................................  F-41
Consolidated Balance Sheets as of November 2, 1997 and
  November 3, 1996..........................................  F-42
Consolidated Statements of Shareholders' Equity for the
  Years Ended November 2, 1997, November 3, 1996 and
  November 3, 1995..........................................  F-43
Consolidated Statements of Cash Flows for the Years Ended
  November 2, 1997, November 3, 1996 and November 3, 1995...  F-44
Notes to Consolidated Financial Statements..................  F-45

                     TROPICAL SPORTSWEAR INT'L CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                JULY 4,
                                                                 1998       SEPTEMBER 27,
                                                              (UNAUDITED)       1997
                                                              -----------   -------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                  SHARE AND PER SHARE
                                                                       AMOUNTS)
                                         ASSETS
Current assets:
  Cash......................................................   $  4,851        $   116
  Accounts receivable.......................................     71,234         24,981
  Inventories...............................................     86,049         21,351
  Deferred income taxes.....................................      9,865          1,495
  Prepaid expenses..........................................     12,558            812
                                                               --------        -------
          Total current assets..............................    184,557         48,755
Property and equipment, net.................................     59,262         20,283
Deferred income taxes.......................................      1,137             --
Intangible assets, including trademarks and goodwill........     42,380            393
Other assets................................................     10,834            227
                                                               --------        -------
          Total assets......................................   $298,170        $69,658
                                                               ========        =======
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $ 33,568        $12,828
  Accrued expenses..........................................     24,184          2,322
  Accrued incentive compensation............................      1,505          1,934
  Income taxes payable......................................      1,261            102
  Current portion of long-term debt and capital leases......      3,714          1,335
  Due to Farah shareholders.................................      4,873             --
                                                               --------        -------
          Total current liabilities.........................     69,105         18,521
Senior subordinated debt....................................    100,000             --
Long-term debt and noncurrent portion of capital leases.....     79,656         24,055
Deferred income taxes.......................................        431            431
Other noncurrent liabilities................................      1,256             --
Shareholders' equity:
  Preferred stock, $.01 par value; 10,000,000 shares
     authorized; 38,630 shares
     issued and outstanding at September 27, 1997...........         --          3,863
  Common stock $.01 par value; 50,000,000 shares
     authorized; 7,600,000 and 6,000,000 shares issued
     and outstanding at July 4, 1998 and September 27,
     1997, respectively.....................................         76             60
  Additional paid-in capital................................     17,270             --
  Retained earnings.........................................     30,376         22,728
                                                               --------        -------
          Total shareholders' equity........................     47,722         26,651
                                                               --------        -------
          Total liabilities and shareholders' equity........   $298,170        $69,658
                                                               ========        =======

                            See accompanying notes.

                     TROPICAL SPORTSWEAR INT'L CORPORATION

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                                           THIRTY-NINE
                                                  THIRTEEN      THIRTEEN        FORTY         WEEKS
                                                 WEEKS ENDED   WEEKS ENDED   WEEKS ENDED      ENDED
                                                   JULY 4,      JUNE 28,       JULY 4,      JUNE 28,
                                                    1998          1997          1998          1997
                                                 -----------   -----------   -----------   -----------
                                                                      (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales......................................    $69,823       $44,249      $152,290      $115,608
Cost of goods sold.............................     51,874        33,737       114,570        88,327
                                                   -------       -------      --------      --------
  Gross profit.................................     17,949        10,512        37,720        27,281
Selling, general and administrative expenses...     10,776         5,272        22,136        14,859
                                                   -------       -------      --------      --------
  Operating income.............................      7,173         5,240        15,584        12,422
Other expense:
  Interest.....................................      1,435           819         2,238         2,263
  Bridge loan funding fee......................        500            --           500            --
  Other, net...................................        288           199           667           474
                                                   -------       -------      --------      --------
                                                     2,223         1,018         3,405         2,737
                                                   -------       -------      --------      --------
Income before income taxes.....................      4,950         4,222        12,179         9,685
Provision for income taxes.....................      1,860         1,547         4,531         3,518
                                                   -------       -------      --------      --------
  Net income...................................    $ 3,090       $ 2,675      $  7,648      $  6,167
                                                   =======       =======      ========      ========
  Net income per common share
     Basic.....................................    $  0.41       $  0.45      $   1.02      $   1.03
                                                   =======       =======      ========      ========
     Diluted...................................    $  0.40       $  0.44      $   1.02      $   1.03
                                                   =======       =======      ========      ========

                            See accompanying notes.

                     TROPICAL SPORTSWEAR INT'L CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 FORTY      THIRTY-NINE
                                                              WEEKS ENDED   WEEKS ENDED
                                                                JULY 4,      JUNE 28,
                                                                 1998          1997
                                                              -----------   -----------
                                                                     (UNAUDITED)
                                                                   (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................   $   7,648      $ 6,167
Adjustments to reconcile net income to net cash used by
  operating activities:
  Depreciation and amortization.............................       2,314        1,541
  Other, net................................................        (583)         533
  Changes in operating assets and liabilities:
     Accounts receivable....................................     (12,818)      (8,428)
     Inventories............................................        (678)       3,736
     Accounts payable.......................................      (1,327)      (3,780)
     Accrued incentive compensation.........................        (429)        (513)
     Other, net.............................................      (4,942)       1,570
                                                               ---------      -------
          Net cash used by operating activities.............     (10,815)         826
INVESTING ACTIVITIES
Capital expenditures........................................      (3,766)      (4,407)
Acquisition of Farah, Inc., net of cash acquired............     (84,179)          --
Other, net..................................................         121            9
                                                               ---------      -------
          Net cash used by investing activities.............     (87,824)      (4,398)
FINANCING ACTIVITIES
Proceeds of long-term debt..................................     100,108        4,246
Proceeds from sale of common stock..........................      17,286           --
Retirement of preferred stock...............................      (3,863)          --
Principal payments of long-term debt........................     (56,094)      (2,860)
Net change in capital leases................................        (378)        (341)
Net change in long-term revolving credit line borrowings....      51,442        2,768
Payment of debt issuance costs..............................      (5,127)          --
                                                               ---------      -------
          Net cash provided by financing activities.........     103,374        3,813
                                                               ---------      -------
Net increase in cash........................................       4,735          241
Cash at beginning of period.................................         116          261
                                                               ---------      -------
Cash at end of period.......................................   $   4,851      $   502
                                                               =========      =======

                            See accompanying notes.

                     TROPICAL SPORTSWEAR INT'L CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                  JULY 4, 1998
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of Tropical Sportswear Int'l Corporation (the "Company") include the accounts of Tropical Sportswear Int'l Corporation and its subsidiaries, including Savane International Corp. (formerly known as Farah Incorporated and referred to herein as "Savane") which was acquired on June 9, 1998. These financial statements have been prepared in accordance with the instructions for Form 10-Q and, therefore, do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. The unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and related notes included in the Company's Annual Report on Form 10-K for the year ended September 27, 1997. In the opinion of management, the unaudited condensed consolidated financial statements contain all necessary adjustments (which include only normal, recurring adjustments) for a fair presentation for the interim periods presented. Operating results for the forty weeks ended July 4, 1998 are not necessarily indicative of results that may be expected for the entire fiscal year ending October 3, 1998.

     In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 128, Earnings per Share. Statement 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented to conform to the Statement 128 requirements.

2. INVENTORIES

     Inventories consist of the following:

                                                              JULY 4,    SEPTEMBER 27,
                                                                1998         1997
                                                              --------   -------------
Raw materials...............................................  $ 12,379      $ 2,255
Work in process.............................................    18,977        5,617
Finished goods..............................................    54,693       13,479
                                                              --------      -------
                                                              $ 86,049      $21,351
                                                              ========      =======

3. DEBT AND CAPITAL LEASES

     Long-term debt and capital leases consists of the following:

                                                              JULY 4,    SEPTEMBER 27,
                                                                1998         1997
                                                              --------   -------------
Revolving credit line.......................................  $ 63,578      $12,135
Equipment loan facility.....................................        --        2,354
Real estate loan............................................     9,583        9,754
Senior Subordinated Notes...................................   100,000           --
Capital leases..............................................     8,151        1,147
Other.......................................................     2,058           --
                                                              --------      -------
                                                               183,370       25,390
Less current maturities.....................................     3,714        1,335
                                                              --------      -------
                                                              $179,656      $24,055
                                                              ========      =======

                     TROPICAL SPORTSWEAR INT'L CORPORATION

     On June 10, 1998, the Company closed on a new senior credit facility (the Facility) which provides for borrowings of up to $110 million, subject to certain borrowing base limitations. The Facility was obtained in conjunction with the Company's acquisition of Savane (See Note 6) and was used to refinance indebtedness then outstanding under the Company's previous senior credit facility, to refinance indebtedness of Savane, to pay fees incurred in connection with the acquisition of Savane and with the Facility, and for general corporate purposes. Borrowings under the Facility bear variable rates of interest (9.2% at July 4, 1998) and are secured by substantially all of the Company's domestic assets. The Facility matures in June 2003. Debt issue costs of $1,358 were incurred to date in connection with the Facility and are included in other assets. These costs will be amortized to expense over the life of the Facility using the effective interest method. As of July 4, 1998, an additional $27,851 was available for borrowings under the Facility.

     On June 10, 1998, the Company closed on a $100 million interim financing facility (the Bridge Facility). The net proceeds from the Bridge Facility were used to acquire Savane and pay related fees and expenses. The Bridge Facility was repaid on June 24, 1998 as described below. A funding fee of $500 was incurred and amortized to expense over the 14 day life of the loan.

     On June 24, 1998, the Company closed on the sale of $100 million of Senior Subordinated Notes (The Notes) through a private placement. Under the terms of the indenture agreement underlying the Notes, the Company will pay semi-annual interest at the rate of 11% for ten years, at which time the entire principal amount is due. The net proceeds from the Notes were used to repay a portion of the borrowings outstanding under the Bridge Facility. Debt issue costs of $3,769 were incurred to date and are included in other assets. These costs will be amortized to expense over the life of the Notes using the effective interest method.

4. SHAREHOLDERS' EQUITY

     The Company completed an initial public offering (the "Offering") on October 28, 1997. The Company sold 1,600,000 shares of its Common Stock at $12.00 per share and received net proceeds of $17,286 after deducting underwriters' discounts and offering expenses. Proceeds from the Offering were used to retire existing Preferred Stock, reduce amounts outstanding under the Company's revolving credit facility and for other working capital purposes.

5. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                         THIRTEEN      THIRTEEN        FORTY      THIRTY-NINE
                                        WEEKS ENDED   WEEKS ENDED   WEEKS ENDED   WEEKS ENDED
                                          JULY 4,      JUNE 28,       JULY 4,      JUNE 28,
                                           1998          1997          1998          1997
                                        -----------   -----------   -----------   -----------
Numerator for basic and diluted
  earnings per share:
  Net income..........................    $3,090        $2,675        $7,648        $6,167
                                          ======        ======        ======        ======
Denominator for basic earnings per
  share:
  Weighted average shares of common
     stock outstanding................     7,600         6,000         7,465         6,000
  Effect of dilutive stock options
     using the treasury stock
     method...........................       135            15            52            15
                                          ------        ------        ------        ------
Denominator for diluted earnings per
  share...............................     7,735         6,015         7,517         6,015
                                          ======        ======        ======        ======
Earnings per share -- basic...........    $ 0.41        $ 0.45        $ 1.02        $ 1.03
                                          ======        ======        ======        ======
Earnings per share -- diluted.........    $ 0.40        $ 0.44        $ 1.02        $ 1.03
                                          ======        ======        ======        ======

                     TROPICAL SPORTSWEAR INT'L CORPORATION

6. ACQUISITION OF SAVANE INTERNATIONAL

     On June 10, 1998, the Company closed on the acquisition of Savane. Total purchase price, including amounts paid for common stock acquired, amounts paid for the value of outstanding stock options, and fees and expenses amounted to $98,514. Of the total purchase price, $4,873 remains unpaid and represents amounts due to Savane shareholders who did not submit their shares during the tender process. The $4,873 will be paid as these shareholders submit their common stock through a forced merger process.

     The acquisition has been accounted for using the purchase method of accounting. The preliminary fair value of identifiable net assets acquired is $56,518. Additional appraisals are being obtained and further analysis is currently being performed which could cause the $56,518 to be adjusted. The preliminary excess of $41,996 will be allocated to the value of the Savane(R) and Farah(R) trademarks with the remainder, if any, being allocated to goodwill. The value of the trademarks and goodwill will be amortized over their estimated useful lives of 30 years.

     The Notes are jointly and severally guaranteed by Tropical's domestic subsidiaries. The wholly-owned foreign subsidiaries are not guarantors with respect to the Notes and do not have any credit arrangements senior to the Notes except for their local overdraft facility and capital lease obligations.

     The unaudited pro forma results presented below include the effects of the acquisition as if it had been consummated at the beginning of the year prior to acquisition. The unaudited pro forma financial information below is not necessarily indicative of either future results of operations or results that might have been achieved had the acquisitions been consummated at the beginning of the year prior to acquisition.

                                                              FORTY WEEKS   THIRTY-NINE
                                                                 ENDED      WEEKS ENDED
                                                                JULY 4,      JUNE 28,
                                                                 1998          1997
                                                              -----------   -----------
Net sales...................................................   $335,598      $324,374
Net income (loss)...........................................     (3,666)        1,198
Earnings (loss) per share...................................      (0.49)         0.20

7. SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

     The following is the supplemental combining condensed balance sheet as of July 4, 1998 and the supplemental combining condensed statement of operations for the thirteen week periods ended July 4, 1998 and June 28, 1997 and the forty and thirty-nine weeks ended July 4, 1998 and June 28, 1997, respectively, and the statement of cash flows for the forty and thirty-nine weeks ended July 4, 1998 and June 28, 1997, respectively. The only intercompany eliminations are the normal intercompany sales, borrowings and investments in wholly-owned subsidiaries. Separate complete financial statements of the guarantor subsidiaries are not presented because management has determined that they are not material to investors.

BALANCE SHEET

                                                                          NON-
                                             PARENT     GUARANTOR      GUARANTOR
                                            COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                            --------   ------------   ------------   ------------   ------------
                                                     ASSETS
Current assets:
  Cash....................................  $    440     $  1,143       $ 3,268       $      --     $      4,851
  Accounts receivable, net................    37,343       27,979         6,318            (406)          71,234
  Inventories.............................    23,963       50,159        11,927              --           86,049
  Other current assets....................    61,369       19,813           740         (59,499)          22,423
                                            --------     --------       -------       ---------     ------------
         Total current assets.............   123,115       99,094        22,253         (59,905)         184,557
Property, plant and equipment, net........    21,641       28,463         9,158              --           59,262
Investment in subsidiaries and other
  assets..................................   121,905       98,016        (6,824)       (158,746)          54,351
                                            --------     --------       -------       ---------     ------------
         Total assets.....................  $266,661     $225,573       $24,587       $(218,651)    $    298,170
                                            ========     ========       =======       =========     ============

                     TROPICAL SPORTSWEAR INT'L CORPORATION

                                                                          NON-
                                             PARENT     GUARANTOR      GUARANTOR
                                            COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                            --------   ------------   ------------   ------------   ------------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt and
    capital leases........................  $    652     $  2,751       $   311       $      --     $      3,714
  Accounts payable and accrued
    liabilities...........................    25,656       30,746         9,418            (429)          65,391
                                            --------     --------       -------       ---------     ------------
         Total current liabilities........    26,308       33,497         9,729            (429)          69,105
Long-term debt and noncurrent portion of
  capital leases..........................   173,254        9,831         2,919          (6,348)         179,656
Other noncurrent liabilities..............    19,377       60,627           106         (78,423)           1,687
Stockholders' equity......................    47,722      121,618        11,833        (133,451)          47,722
                                            --------     --------       -------       ---------     ------------
         Total liabilities and
            stockholders' equity..........  $266,661     $225,573       $24,587       $(218,651)    $    298,170
                                            ========     ========       =======       =========     ============

STATEMENTS OF OPERATIONS

                                                             THIRTEEN WEEKS ENDED JULY 4, 1998
                                            --------------------------------------------------------------------
                                                                          NON-
                                             PARENT     GUARANTOR      GUARANTOR
                                            COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                            --------   ------------   ------------   ------------   ------------
Net sales.................................  $ 51,108     $16,577         $3,077        $  (939)       $ 69,823
Gross profit..............................    13,235       4,096            618             --          17,949
Operating income (loss)...................     6,980         301           (108)            --           7,173
Interest, income taxes and other, net.....     3,247         944            (50)           (58)          4,083
Net income (loss).........................     3,733        (643)           (58)            58           3,090

                                                             THIRTEEN WEEKS ENDED JUNE 28, 1997
                                            --------------------------------------------------------------------
                                                                          NON-
                                             PARENT     GUARANTOR      GUARANTOR
                                            COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                            --------   ------------   ------------   ------------   ------------
Net sales.................................  $ 44,270     $    90         $   --        $  (111)       $ 44,249
Gross profit..............................    10,586          37             --           (111)         10,512
Operating income (loss)...................     5,228          12             --             --           5,240
Interest, income taxes and other, net.....     2,560           5             --             --           2,565
Net income (loss).........................     2,668           7             --             --           2,675

                                                               FORTY WEEKS ENDED JULY 4, 1998
                                            --------------------------------------------------------------------
                                                                          NON-
                                             PARENT     GUARANTOR      GUARANTOR
                                            COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                            --------   ------------   ------------   ------------   ------------
Net sales.................................  $133,416     $16,860         $3,077        $(1,063)       $152,290
Gross profit..............................    32,937       4,166            617             --          37,720
Operating income (loss)...................    15,385         308           (109)            --          15,584
Interest, income taxes and other, net.....     7,552         493            (51)           (58)          7,936
Net income (loss).........................     7,833        (185)           (58)            58           7,648

                                                           THIRTY-NINE WEEKS ENDED JUNE 28, 1997
                                            --------------------------------------------------------------------
                                                                          NON-
                                             PARENT     GUARANTOR      GUARANTOR
                                            COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                            --------   ------------   ------------   ------------   ------------
Net sales.................................  $155,504     $   228         $   --        $  (124)       $115,608
Gross profit..............................    27,328          77             --           (124)         27,281
Operating income (loss)...................    12,419           3             --             --          12,422
Interest, income taxes and other, net.....     6,253           2             --             --           6,255
Net income (loss).........................     6,166           1             --             --           6,167

                     TROPICAL SPORTSWEAR INT'L CORPORATION

STATEMENTS OF CASH FLOWS

                                                             FORTY WEEKS ENDED JULY 4, 1998
                                          --------------------------------------------------------------------
                                                                        NON-
                                           PARENT     GUARANTOR      GUARANTOR
                                          COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                          --------   ------------   ------------   ------------   ------------
Net cash used by operating activities...  $ (1,098)    $(8,818)        $ (957)        $  58         $(10,815)
Net cash used by investing activities...   (97,018)      5,673          3,372           149          (87,824)
Net cash provided by financing
  activities............................    98,446       4,282            853          (207)         103,374
Net increase in cash....................       330       1,137          3,268            --            4,735
Cash, beginning of period...............       110           6             --            --              116
Cash, end of period.....................       440       1,143          3,268            --            4,851

                                                         THIRTY-NINE WEEKS ENDED JUNE 28, 1997
                                          --------------------------------------------------------------------
                                                                        NON-
                                           PARENT     GUARANTOR      GUARANTOR
                                          COMPANY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                          --------   ------------   ------------   ------------   ------------
Net cash provided by operating
  activities............................  $    871     $   (45)        $   --         $  --         $    826
Net cash used by investing activities...    (4,396)         (2)            --            --           (4,398)
Net cash provided by financing
  activities............................     3,813          --             --            --            3,813
Net increase in cash....................       288         (47)            --            --              241
Cash, beginning of period...............       209          52             --            --              261
Cash, end of period.....................       497           5             --            --              502

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Tropical Sportswear Int'l Corporation

     We have audited the accompanying consolidated balance sheets of Tropical Sportswear Int'l Corporation as of September 27, 1997 and September 28, 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended September 27, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tropical Sportswear Int'l Corporation at September 27, 1997 and September 28, 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 27, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Tampa, Florida
November 5, 1997, except for Note 15,
  as to which the date is May 1, 1998

                     TROPICAL SPORTSWEAR INT'L CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                              SEPTEMBER 27,   SEPTEMBER 28,
                                                                  1997            1996
                                                              -------------   -------------
                                                               (IN THOUSANDS, EXCEPT SHARE
                                                                 AND PER SHARE AMOUNTS)
                                          ASSETS
Current assets:
  Cash......................................................     $   116         $   261
  Accounts receivable.......................................      24,981          20,197
  Inventories...............................................      21,351          23,282
  Deferred income taxes.....................................       1,495           1,816
  Prepaid income taxes......................................          --             269
  Prepaid expenses..........................................         812             163
                                                                 -------         -------
          Total current assets..............................      48,755          45,988
Property and equipment......................................      25,245          20,145
Less accumulated depreciation and amortization..............       4,962           3,475
                                                                 -------         -------
                                                                  20,283          16,670
Other assets................................................         227             350
Excess of cost over fair value of net assets of
  acquired subsidiary less accumulated amortization
  of $82 at September 27, 1997 and $68 at
  September 28, 1996........................................         393             407
                                                                 -------         -------
          Total assets......................................     $69,658         $63,415
                                                                 =======         =======
                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................     $12,828         $13,949
  Accrued expenses..........................................       2,322           1,581
  Accrued incentive compensation............................       1,934           2,365
  Income taxes payable......................................         102              --
  Current installments of long-term debt....................         801           2,155
  Current installments of obligations under capital
     leases.................................................         534             455
                                                                 -------         -------
          Total current liabilities.........................      18,521          20,505
Long-term debt..............................................      23,442          23,676
Obligations under capital leases............................         613             486
Deferred income taxes.......................................         431             366
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $100 par value; 10,000,000 shares
     authorized; 38,630 shares issued and outstanding.......       3,863           3,863
  Common stock, $.01 par value; 50,000,000 shares
     authorized; 6,000,000 shares issued and outstanding....          60              60
  Retained earnings.........................................      22,728          14,459
                                                                 -------         -------
          Total shareholders' equity........................      26,651          18,382
                                                                 -------         -------
          Total liabilities and shareholders' equity........     $69,658         $63,415
                                                                 =======         =======

                            See accompanying notes.

                     TROPICAL SPORTSWEAR INT'L CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                           YEAR ENDED
                                                          ---------------------------------------------
                                                          SEPTEMBER 27,   SEPTEMBER 28,   SEPTEMBER 30,
                                                              1997            1996            1995
                                                          -------------   -------------   -------------
                                                                   (IN THOUSANDS, EXCEPT SHARE
                                                                     AND PER SHARE AMOUNTS)
Net sales...............................................    $151,692        $117,355        $110,064
Cost of goods sold......................................     115,637          91,132          87,858
                                                            --------        --------        --------
Gross profit............................................      36,055          26,223          22,206
Selling, general and administrative expenses............      19,443          15,189          15,060
                                                            --------        --------        --------
Operating income........................................      16,612          11,034           7,146
Other expense:
  Interest..............................................       2,899           2,498           3,160
  Factoring.............................................         505             373             708
  Other, net............................................          32             247             293
                                                            --------        --------        --------
                                                               3,436           3,118           4,161
                                                            --------        --------        --------
Income before income taxes..............................      13,176           7,916           2,985
Provision for income taxes..............................       4,907           2,745             825
                                                            --------        --------        --------
Net income..............................................    $  8,269        $  5,171        $  2,160
                                                            ========        ========        ========
Net income per common share, basic and diluted..........    $   1.37        $   0.86        $   0.36
                                                            ========        ========        ========

                            See accompanying notes.

                     TROPICAL SPORTSWEAR INT'L CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                 PREFERRED STOCK    COMMON STOCK
                                                 ---------------   ---------------   RETAINED
                                                 SHARES   AMOUNT   SHARES   AMOUNT   EARNINGS    TOTAL
                                                 ------   ------   ------   ------   --------   -------
                                                                     (IN THOUSANDS)
Balance at October 1, 1994.....................    39     $3,863   6,000     $60     $ 7,128    $11,051
  Net income...................................    --         --      --      --       2,160      2,160
                                                   --     ------   -----     ---     -------    -------
Balance at September 30, 1995..................    39      3,863   6,000      60       9,288     13,211
  Net income...................................    --         --      --      --       5,171      5,171
                                                   --     ------   -----     ---     -------    -------
Balance at September 28, 1996..................    39      3,863   6,000      60      14,459     18,382
  Net income...................................    --         --      --      --       8,269      8,269
                                                   --     ------   -----     ---     -------    -------
Balance at September 27, 1997..................    39     $3,863   6,000     $60     $22,728    $26,651
                                                   ==     ======   =====     ===     =======    =======

                            See accompanying notes.

                     TROPICAL SPORTSWEAR INT'L CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           YEAR ENDED
                                                          ---------------------------------------------
                                                          SEPTEMBER 27,   SEPTEMBER 28,   SEPTEMBER 30,
                                                              1997            1996            1995
                                                          -------------   -------------   -------------
                                                                         (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..............................................     $ 8,269        $  5,171         $ 2,160
Adjustments to reconcile net income to net cash provided
  (used) by operating activities:
  (Gain) loss on disposal of property and equipment.....          (6)            152             215
  Depreciation and amortization.........................       2,121           1,431           1,226
  Provision for doubtful accounts.......................         331              --              --
  Deferred income taxes.................................         386            (204)            327
  Changes in operating assets and liabilities:
  (Increase) decrease in assets:
     Accounts receivable................................      (5,115)            704          (3,396)
     Inventories........................................       1,931            (848)          1,060
     Prepaid income taxes...............................         269             898          (1,167)
     Prepaid expenses and other assets..................        (526)           (119)             94
  Increase (decrease) in liabilities:
     Accounts payable...................................      (1,121)          3,863          (4,476)
     Accrued expenses...................................         741             (73)            689
     Accrued incentive compensation.....................        (431)          1,576            (758)
     Income taxes payable...............................         102              --            (732)
                                                             -------        --------         -------
Net cash provided (used) by operating activities........       6,951          12,551          (4,758)
INVESTING ACTIVITIES
Capital expenditures....................................      (5,162)        (10,119)         (1,467)
Proceeds from sale of property and equipment............          78             234              39
                                                             -------        --------         -------
Net cash used by investing activities...................      (5,084)         (9,885)         (1,428)
FINANCING ACTIVITIES
Proceeds of long-term debt..............................       4,676           7,330             803
Principal payments of long-term debt....................      (3,253)         (1,628)         (1,750)
Principal payments of capital leases....................        (424)           (500)           (540)
Net proceeds from (repayment of) long-term revolving
  credit line borrowings................................      (3,011)         (7,675)          7,333
                                                             -------        --------         -------
Net cash provided (used) by financing activities........      (2,012)         (2,473)          5,846
                                                             -------        --------         -------
Net increase (decrease) in cash.........................        (145)            193            (340)
Cash at beginning of year...............................         261              68             408
                                                             -------        --------         -------
Cash at end of year.....................................     $   116        $    261         $    68
                                                             =======        ========         =======

                            See accompanying notes.

                     TROPICAL SPORTSWEAR INT'L CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED SEPTEMBER 27, 1997
                                 (IN THOUSANDS)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Tropical Sportswear Int'l Corporation (the Company) and its wholly-owned subsidiary, Apparel Network Corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS

     The Company's principal line of business is the marketing, design, manufacture and distribution of men's casual pants and shorts. The principal markets for the Company include major retailers within the United States. The Company subcontracts the assembly of substantially all of its products with independent manufacturers in the Dominican Republic and Mexico and, at any point in time, a majority of the Company's work-in-process inventory is located in those countries.

ACCOUNTING PERIOD

     The Company operates on a 52/53 week annual accounting period ending on the Saturday nearest September 30th. Each of the years ended September 27, 1997, September 28, 1996, and September 30, 1995 contains 52 weeks.

NET INCOME PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (Statement 128). The overall objective of Statement 128 is to simplify the calculation of earnings per share (EPS) and achieve comparability with the recently issued International Accounting Standard No. 33, Earnings Per Share. Statement 128 is effective for both interim and annual financial statements for periods ending after December 15, 1997. The new standard has been applied in the accompanying financial statements with no material impact on the Company's EPS for the periods presented herein.

     Basic and diluted earnings per share has been calculated based on the weighted average number of shares outstanding for all periods presented (6,000 shares); the number of shares used in the diluted calculation does not materially differ from the amount used in the basic calculation.

REVENUE RECOGNITION

     Based on its terms of F.O.B. shipping point, the Company records sales upon the shipment of finished product to the customer.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method. The Company records provisions for markdowns and losses on excess and slow-moving inventory to the extent the cost of inventory exceeds estimated net realizable value.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. The Company primarily uses straight-line depreciation methods over periods that approximate the assets' estimated useful lives.

                     TROPICAL SPORTSWEAR INT'L CORPORATION

EXCESS OF COST OVER FAIR VALUE OF NET ASSETS OF ACQUIRED SUBSIDIARY

     The excess of cost over fair value of net assets of the acquired subsidiary is amortized on the straight-line basis over a period of 40 years.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from the estimates.

FINANCIAL INSTRUMENTS

     The Company's financial instruments include cash, accounts receivable, accounts payable, long-term debt and obligations under capital leases. The carrying amounts of these financial instruments approximate their fair values.

STATEMENT OF CASH FLOWS

     Supplemental cash flow information:

                                                                   YEAR ENDED
                                                  ---------------------------------------------
                                                  SEPTEMBER 27,   SEPTEMBER 28,   SEPTEMBER 30,
                                                      1997            1996            1995
                                                  -------------   -------------   -------------
Cash paid for:
  Interest......................................     $2,937          $2,439          $3,160
  Income taxes..................................      4,150           2,051           2,373

     Supplemental disclosure of non-cash investing and financing activities:

     Capital lease obligations of $630 and $349 were incurred when the Company entered into leases for new equipment in the years ended September 27, 1997 and September 30, 1995 respectively.

IMPAIRMENT OF LONG-LIVED ASSETS

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (SFAS 121). This standard requires impairment losses to be recorded on long-lived assets used in operations when impairment indicators are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The Company adopted the provisions of SFAS 121 during fiscal 1996 with no impact on the financial statements.

2. ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                              SEPTEMBER 27,   SEPTEMBER 28,
                                                                  1997            1996
                                                              -------------   -------------
Receivable from factor......................................     $24,631         $19,627
Receivable from trade accounts..............................         997           1,094
Reserve for returns and allowances and bad debts............        (647)           (524)
                                                                 -------         -------
                                                                 $24,981         $20,197
                                                                 =======         =======

                     TROPICAL SPORTSWEAR INT'L CORPORATION

     On October 1, 1995, the Company entered into a factoring agreement whereby substantially all of the Company's trade receivables are assigned on an ongoing basis, without recourse, except for credit losses on the first .15% of amounts factored. The factoring agreement is with a national company which, in management's opinion, is highly creditworthy. The purchase price of each receivable is the net face amount, less a factoring discount of .30%. Prior to October 1, 1995, the Company factored its trade receivables without recourse and under this agreement, the purchase price of each receivable was the net face amount less a factoring discount of .65%.

3. INVENTORIES

     Inventories consist of the following:

                                                              SEPTEMBER 27,   SEPTEMBER 28,
                                                                  1997            1996
                                                              -------------   -------------
Raw materials...............................................     $ 2,255         $ 2,399
Work in process.............................................       5,617           5,946
Finished goods..............................................      13,479          14,937
                                                                 -------         -------
                                                                 $21,351         $23,282
                                                                 =======         =======

     The Company has made provisions for inventory loss of approximately $2,200, $2,200 and $1,780 at September 27, 1997, September 28, 1996 and September 30, 1995, respectively, to reflect a write down of excess and slow-moving inventory to net realizable value.

4. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                      SEPTEMBER 27,   SEPTEMBER 28,    LIFE
                                                          1997            1996        (YEARS)
                                                      -------------   -------------   -------
Land................................................     $ 3,976         $ 3,976        --
Land improvements...................................       1,581               6        15
Buildings and improvements..........................       9,317           6,243       39.5
Machinery and equipment.............................      10,313           7,824        3-7
Leasehold improvements..............................          58              64      15-39.5
Construction in progress............................          --           2,032        --
                                                         -------         -------
                                                         $25,245         $20,145
                                                         =======         =======

     During the years ended September 27, 1997 and September 28, 1996, the Company capitalized $72 and $71 of interest expense, respectively.

                     TROPICAL SPORTSWEAR INT'L CORPORATION

5. DEBT

     Long-term debt consists of the following:

                                                              SEPTEMBER 27,   SEPTEMBER 28,
                                                                  1997            1996
                                                              -------------   -------------
Note payable to former owners...............................     $    --         $ 1,827
Revolving credit line.......................................      12,135          15,147
Equipment loan facility.....................................       2,354           1,557
Term note...................................................          --           1,000
Construction and term loan..................................       9,754           6,292
Other notes payable.........................................          --               8
                                                                 -------         -------
                                                                  24,243          25,831
Less current maturities.....................................         801           2,155
                                                                 -------         -------
                                                                 $23,442         $23,676
                                                                 =======         =======

     The note payable to former owners (the Acquisition Note) was issued on July 8, 1994 in conjunction with the settlement of the final purchase price to be paid for the Company. The Acquisition Note bears no interest and is, therefore, recorded at its net present value using a discount rate of 9%. The outstanding face value amounted to $2,000 as of September 28, 1996. The Acquisition Note was repaid on January 31, 1997.

     On September 28, 1994, the Company entered into a secured revolving credit and term loan agreement (the Credit Agreement). The Credit Agreement, as amended, consists of a $40,000 revolving credit line ($5,500 of which can be utilized for letters of credit), a $3,000 term note and a $5,000 equipment loan facility. The Credit Agreement expires on October 31, 1998, at which time any outstanding balances become due. Borrowings under the revolving credit line are limited to the lesser of $40,000 or qualifying accounts receivable and eligible inventory. Available borrowings under the revolving credit line were approximately $17,056 and $7,233 at September 27, 1997 and September 28, 1996, respectively. The revolving credit line bears interest at a variable rate of prime or LIBOR plus an applicable margin (8.70% and 8.75% at September 27, 1997 and September 28, 1996, respectively).

     The equipment loan facility is payable in monthly installments of $31 and bears interest at a variable rate of prime or LIBOR plus an applicable margin (8.46% and 8.41% at September 27, 1997 and September 28, 1996, respectively). Available borrowings under the equipment loan facility were approximately $1,990 and $3,400 at September 27, 1997 and September 28, 1996, respectively.

     The term note is payable in monthly installments of $83 and bears interest at prime plus an applicable margin (10.25% and 11.0% at September 27, 1997 and September 28, 1996, respectively). No additional borrowings are available under the term note.

     On May 7, 1996, the Company entered into a construction and term loan agreement (the Loan Agreement). The Loan Agreement consists of a $9,600 construction loan, which is secured by a mortgage. The construction loan was utilized to purchase the Company's previously leased operating facility and to finance the construction of a new adjacent cutting facility. Interest is payable monthly at prime plus an applicable margin (8.75% at September 28, 1996). On July 18, 1997, the construction loan was converted to a $9,800 term loan which will mature on May 7, 2006. Principal and interest at 8.88% are due monthly based on a 19-year amortization.

                     TROPICAL SPORTSWEAR INT'L CORPORATION

     The Company's debt agreements contain certain covenants, the most restrictive of which are as follows: (i) maintenance of consolidated net worth at specified levels, (ii) achievement of specified adjusted net earnings from operations, (iii) maintenance of debt service coverage ratio at specified levels, (iv) limitations on annual capital expenditures, (v) limitations on liens, and (vi) prohibition of the payment of dividends. The Company is in compliance with all such covenants. The Credit Agreement is secured by substantially all of the assets of the Company.

     The scheduled maturities of long-term debt as of September 27, 1997 are as follows:

FISCAL YEAR                                                   AMOUNT
-----------                                                   -------
1998........................................................  $   801
1999........................................................   14,105
2000........................................................      236
2001........................................................      261
2002........................................................      286
Thereafter..................................................    8,554

6. LEASES

     The Company leases administrative facilities and certain equipment under non-cancelable leases. Future minimum lease payments under operating leases and the present value of future minimum capital lease payments as of September 27, 1997 are:

                                                              OPERATING   CAPITAL
FISCAL YEAR                                                    LEASES     LEASES
-----------                                                   ---------   -------
1998........................................................   $  308     $  601
1999........................................................      239        375
2000........................................................      231        132
2001........................................................      192        132
2002........................................................      144         66
Thereafter..................................................      207         --
                                                               ------     ------
          Total minimum lease payments......................   $1,321      1,306
                                                               ======
Less amount representing interest...........................                 159
                                                                          ------
Present value of minimum capital lease payments.............               1,147
Less current installments...................................                 534
                                                                          ------
                                                                          $  613
                                                                          ======

     The following summarizes the Company's assets under capital leases:

                                                              SEPTEMBER 27,   SEPTEMBER 28,
                                                                  1997            1996
                                                              -------------   -------------
Machinery and equipment.....................................     $2,893          $2,253
Accumulated amortization....................................      1,588           1,242

     Amortization of assets under capital leases has been included in depreciation.

     Total rental expense for operating leases for the years ended September 27, 1997, September 28, 1996, and September 30, 1995 was approximately $465, $859, and $982, respectively.

                     TROPICAL SPORTSWEAR INT'L CORPORATION

7. CLOSURE OF INTERNATIONAL SUBSIDIARY

     In September 1995, a decision was made to close the Company's international subsidiary, Confecciones Siglo, S.A., and, at September 30, 1995, the Company had accrued $500 for costs associated with the closing. These costs included employee severance, relocation of certain equipment and estimated losses on disposals of property and equipment. During fiscal 1996, the assets of the subsidiary were liquidated.

8. INCOME TAXES

     The provision for income taxes consists of the following:

                                                                   YEAR ENDED
                                                  ---------------------------------------------
                                                  SEPTEMBER 27,   SEPTEMBER 28,   SEPTEMBER 30,
                                                      1997            1996            1995
                                                  -------------   -------------   -------------
Current:
  Federal.......................................     $4,143          $2,713           $375
  State.........................................        378             236            123
                                                     ------          ------           ----
                                                      4,521           2,949            498
Deferred expense (benefit):
  Federal.......................................        365            (188)           309
  State.........................................         21             (16)            18
                                                     ------          ------           ----
                                                        386            (204)           327
                                                     ------          ------           ----
                                                     $4,907          $2,745           $825
                                                     ======          ======           ====

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     A reconciliation of the difference between the effective income tax rate and the statutory federal tax rate follows:

                                                                   YEAR ENDED
                                                  ---------------------------------------------
                                                  SEPTEMBER 27,   SEPTEMBER 28,   SEPTEMBER 30,
                                                      1997            1996            1995
                                                  -------------   -------------   -------------
Income tax expense at federal statutory rate
  (34.0%).......................................     $4,480          $2,691          $1,015
State income taxes, net of federal benefit......        348             144              90
Losses of international subsidiary..............         --            (162)           (312)
Amortization of goodwill........................          4              48               4
Other items.....................................         75              24              28
                                                     ------          ------          ------
                                                     $4,907          $2,745          $  825
                                                     ======          ======          ======

     In fiscal 1996 and 1995, as a result of closing the Company's international subsidiary, the Company recorded tax benefits for losses of the international subsidiary which were previously not deductible for income tax purposes.

                     TROPICAL SPORTSWEAR INT'L CORPORATION

     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                              SEPTEMBER 27,   SEPTEMBER 28,
                                                                  1997            1996
                                                              -------------   -------------
Deferred tax assets:
  Inventory related.........................................     $  962          $1,060
  Accounts receivable related...............................        233             185
  Various accrued expenses..................................        351             599
Deferred tax liabilities:
  Depreciation..............................................       (431)           (366)
  Other items...............................................        (51)            (28)
                                                                 ------          ------
Net deferred tax asset......................................     $1,064          $1,450
                                                                 ======          ======
Classified as follows:
  Current asset.............................................     $1,495          $1,816
  Non-current liability.....................................       (431)           (366)
                                                                 ------          ------
                                                                 $1,064          $1,450
                                                                 ======          ======

9. SIGNIFICANT CUSTOMERS

     In fiscal 1997, three customers accounted for approximately 29%, 19% and 11% of sales. In fiscal 1996, three customers accounted for approximately 26%, 17% and 14% of sales. In fiscal 1995, four customers accounted for approximately 18%, 15%, 15% and 14% of sales.

10. COMMITMENTS AND CONTINGENCIES

     As of September 27, 1997 and September 28, 1996, the Company had approximately $1,004 and $4,704, respectively, of outstanding letters of credit with various expiration dates through January 1998.

     On March 21, 1997, Levi Strauss & Co. brought suit against the Company in U.S. District Court for the Northern District of California. The complaint alleges, among other things, that the Company's Flyers(TM) trademark and certain trade dress used in the labeling and packaging of the Company's Flyers(TM) and Bay to Bay(R) products infringe upon certain of plaintiff's proprietary trademark and trade dress rights in violation of the federal Lanham Act and California law. The complaint seeks injunctive relief, as well as treble damages and attorneys' fees. The Company has also received notice that the plaintiff intends to seek to amend its complaint to allege that certain trade dress used in the labeling and packaging of the Company's licensed Bill Blass(R) brand dress slack also infringes upon certain of the plaintiff's proprietary trade dress rights. Although the outcome of the litigation cannot be determined at this time and the Company would consider reasonable settlement opportunities, the Company currently intends to vigorously defend against such allegations. Nevertheless, in an attempt to limit the Company's liability, if any, with respect to such alleged infringement, the Company has unilaterally altered the trademark and trade dress which are currently the subject of this litigation.

     On July 3, 1997, Out-of-Mexico Apparel, Ltd. brought suit against the Company in California Superior Court for, among other things, breach of contract, breach of an implied covenant of good faith and fair dealing, and violation of the California Unfair Business Practices Act. The complaint alleges that the Company entered into contracts for the manufacture of apparel with certain manufacturers in contravention of a customer non-disclosure and non-circumvention agreement between Out-of-Mexico Apparel, Ltd. and the Company. The complaint seeks compensatory damages and prejudgment interest, punitive damages and the costs of suit. Although the outcome of the litigation cannot be determined at this time, the Company intends to vigorously defend against such allegations.

                     TROPICAL SPORTSWEAR INT'L CORPORATION

     The Company has not recorded any amounts related to the above two matters. The Company is not involved in any other legal proceedings which the Company believes could reasonably be expected to have a material adverse effect on the Company's business, financial position or results of operations.

11. EMPLOYEE BENEFIT PLAN

     The Company has established a 401(k) profit sharing plan under which all employees are eligible to participate. Employee contributions are voluntary and subject to Internal Revenue Service limitations. The Company matches, based on annually determined factors, employee contributions provided the employee completes 1,000 hours of service annually and is employed as of December 31 of each plan year. For the years ended September 27, 1997, September 28, 1996, and September 30, 1995, the Company charged to expense $114, $112, and $86, respectively, related to this plan.

12. STOCK OPTION PLANS

     The Board of Directors has adopted two stock option plans, which became effective on October 28, 1997. The Employee Stock Option Plan (the Employee
Plan) and the Non-Employee Director Stock Option Plan (the Director Plan) reserve 700,000 shares of common stock for future issuance under the plans. The per share exercise price of each stock option granted under the plans will be equal to the quoted fair market value of the stock on the date of grant. Under the Employee Plan, on October 28, 1997, the effective date of the initial public offering, the Board granted options to purchase 300,000 shares of common stock of the Company to key employees. Under the Director Plan, on October 28, 1997, the Board also granted options to purchase 60,000 shares of common stock of the Company to non-employee directors.

     In December 1996 and January 1997, The Board of Directors granted to key members of management, non-qualified options to purchase 60,000 shares of common stock of the Company at an exercise price of $10.50 per share, its estimated fair value at the date of grant.

     All options granted have 10 year terms and vest and become fully exercisable at the end of three years of continued employment.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123 (Statement 123), "Accounting for Stock Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for Fiscal 1997: risk-free interest rate of 5.7%; a dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of .31; and a weighted-average expected life of the option of 5 years.

                     TROPICAL SPORTSWEAR INT'L CORPORATION

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for fiscal 1997 is (in thousands except for earnings per share information):

Pro forma net income........................................  $8,230
Pro forma earnings per share (basic and diluted)............  $ 1.37

     A summary of the Company's stock option activity, and related information for the year ended September 27, 1997 follows:

                                                              OPTIONS   WEIGHTED AVERAGE
                                                               (000)     EXERCISE PRICE
                                                              -------   ----------------
Outstanding -- beginning of year............................      --            n/a
  Granted...................................................      60         $10.50
  Exercised.................................................      --            n/a
Canceled/expired............................................      --            n/a
                                                               -----
Outstanding -- end of year..................................      60         $10.50
                                                               =====
  Exercisable at end of year................................      --            n/a
  Weighted-average fair value of options granted during the
     year...................................................   $3.95

     The exercise price for options outstanding as of September 27, 1997 was $10.50. The weighted-average remaining contractual life of those options is 9 years.

13. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following is a summary of the unaudited quarterly results of operations for the years ended September 27, 1997 and September 28, 1996:

                                                                               NET INCOME
                                                   NET      GROSS     NET      (LOSS) PER
                                                  SALES    PROFIT    INCOME   COMMON SHARE
                                                 -------   -------   ------   ------------
Fiscal year ended September 27, 1997
  First Quarter................................  $30,727   $ 6,745   $  919      $ 0.15
  Second Quarter...............................   40,632    10,024    2,573        0.43
  Third Quarter................................   44,249    10,512    2,675        0.45
  Fourth Quarter...............................   36,084     8,774    2,102        0.35
Fiscal year ended September 28, 1996
  First Quarter................................  $20,396   $ 3,141   $ (481)     $(0.08)
  Second Quarter...............................   32,389     7,491    1,792        0.30
  Third Quarter................................   33,808     7,994    2,216        0.37
  Fourth Quarter...............................   30,762     7,597    1,644        0.27

                     TROPICAL SPORTSWEAR INT'L CORPORATION

14. SUBSEQUENT EVENTS

     An initial public offering (the Offering) of the Company's common stock was completed on October 28, 1997 in which the company raised approximately $17,300 (net of offering costs). In connection with the Offering, the Board formed a new corporation, Tropical Sportswear Int'l Corporation (the Company). Outstanding common and preferred stock of the predecessor company, Apparel International Group, Inc. (AIG), was exchanged for an equal amount of common and preferred stock of the Company. Immediately preceding the closing of the Offering, the subsidiaries of AIG, Tropical Acquisition Corporation and Tropical Sportswear International Corporation, were merged into the Company.

     The preferred stock of AIG had a par value of $100 per share. These shares were exchanged for a special class of preferred stock which has a $.01 par value and a $100 per share liquidation preference. These shares were redeemed upon the closing of the Offering.

     Effective October 23, 1997, the Board of Directors approved a change in the Company's capital stock to authorize 50,000,000 shares of $.01 par value common stock and 10,000,000 shares of $.01 par value preferred stock. At this time, the Board also authorized a 6,000-for-1 stock split for holders of its common stock. The accompanying consolidated financial statements have been restated to reflect this change in capitalization.

15. RECENT DEVELOPMENT -- MERGER AGREEMENT AND SUPPLEMENTAL CONDENSED FINANCIAL INFORMATION

     Pursuant to a definitive merger agreement dated May 1, 1998, the Company formed Foxfire Acquisition Corp. to acquire all of the issued and outstanding stock of Farah Incorporated. The acquisition will be financed through senior subordinated notes of the Company (the "Notes"). The Notes will be jointly and severally guaranteed by the Company's two wholly-owned subsidiaries and Farah Incorporated's domestic subsidiaries.

     The Company's wholly-owned subsidiary, Tropical Sportswear Company, Inc., formed on September 25, 1997, is a finance subsidiary with all of its assets and operations resulting from transactions with its parent. Apparel Network Corporation is a retail subsidiary. Financial information for Apparel Network Corporation as of September 27, 1997 and September 28, 1996 and for the three years in the period ended September 27, 1997 is as follows:

                                                              SEPTEMBER 27,   SEPTEMBER 28,
                                                                  1997            1996
                                                              -------------   -------------
Current assets..............................................      $ 92            $ 98
Non-current assets..........................................        21             122
Current liabilities.........................................       153             178
Non-current liabilities.....................................        --              --

                                                                   YEAR ENDED
                                                  ---------------------------------------------
                                                  SEPTEMBER 27,   SEPTEMBER 28,   SEPTEMBER 30,
                                                      1997            1996            1995
                                                  -------------   -------------   -------------
Net sales.......................................      $324            $192            $  2
Gross profit....................................       118              24              --
Income before income taxes......................        28             (79)            (14)
Net income......................................        17             (48)             (9)

     Separate financial statements of the guarantors are not presented because management has determined they will not be material to investors.

                      FARAH INCORPORATED AND SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
           QUARTERS AND SIX MONTHS ENDED MAY 3, 1998 AND MAY 4, 1997

                                                   QUARTER ENDED                   SIX MONTHS ENDED
                                            ----------------------------     ----------------------------
                                            MAY 3, 1998     MAY 4, 1997      MAY 3, 1998     MAY 4, 1997
                                            ------------    ------------     ------------    ------------
                                                    (UNAUDITED)                      (UNAUDITED)
                                            (THOUSANDS OF DOLLARS EXCEPT     (THOUSANDS OF DOLLARS EXCEPT
                                             SHARE AND PER SHARE DATA)        SHARE AND PER SHARE DATA)
Net sales.................................    $66,130         $70,771          $125,174        $132,709
Cost of sales.............................     50,364          50,883            93,504          95,113
                                              -------         -------          --------        --------
Gross profit..............................     15,766          19,888            31,670          37,596
Selling, general and administrative
  expenses................................    (16,261)        (16,881)          (30,336)        (32,882)
Termination of foreign operations.........      1,395              --            (2,585)         (2,462)
Relocation expenses.......................     (1,904)             --            (2,696)             --
Production conversion expenses............         --            (577)               --            (849)
                                              -------         -------          --------        --------
  Operating income (loss).................     (1,004)          2,430            (3,947)          1,403
Other income (expense):
  Interest expense........................     (1,319)           (921)           (2,518)         (1,628)
  Interest income.........................         37             205                67             396
  Foreign currency transaction gains......        208              13               364             124
  Other, net..............................         47              82               (36)            124
                                              -------         -------          --------        --------
Income (loss) before income taxes.........     (2,031)          1,809            (6,070)            419
Income tax benefit........................       (696)         (1,402)           (1,665)           (837)
                                              -------         -------          --------        --------
          Net income (loss)...............     (1,335)          3,211            (4,405)          1,256
Retained earnings:
  Beginning...............................      5,516           6,361             8,586           8,316
                                              -------         -------          --------        --------
  Ending..................................    $ 4,181         $ 9,572          $  4,181        $  9,572
                                              =======         =======          ========        ========
          Net income (loss) per
            share -- basic and diluted....    $ (0.13)        $  0.31          $  (0.43)       $   0.12
                                              =======         =======          ========        ========

     See accompanying notes to condensed consolidated financial statements.

                      FARAH INCORPORATED AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                        MAY 3, 1998 AND NOVEMBER 2, 1997

                                                                 MAY 3,      NOVEMBER 2,
                                                                  1998          1997
                                                              ------------   -----------
                                                              (UNAUDITED)
                                                                (THOUSANDS OF DOLLARS
                                                                   EXCEPT SHARE AND
                                                                   PER SHARE DATA)
                                         ASSETS
Current assets:
  Cash......................................................    $  3,121      $  2,332
  Trade receivables, net....................................      35,804        43,053
  Inventories:
     Raw materials..........................................      14,398        12,339
     Work in process........................................      17,369        18,457
     Finished goods.........................................      42,752        43,996
                                                                --------      --------
          Total inventories.................................      74,519        74,792
  Other current assets......................................      10,109        10,851
                                                                --------      --------
          Total current assets..............................     123,553       131,028
Property, plant and equipment, net..........................      34,790        36,033
Other non-current assets....................................      13,438         8,531
                                                                --------      --------
                                                                $171,781      $175,592
                                                                ========      ========
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt...........................................    $ 39,944      $ 35,572
  Current installments of long-term debt....................       5,438         5,301
  Trade payables............................................      20,828        20,600
  Other current liabilities.................................      12,110        13,492
                                                                --------      --------
          Total current liabilities.........................      78,320        74,965
Long-term debt, excluding current installments..............      13,900        13,771
Other non-current liabilities...............................       1,381         2,957
Deferred gain on sale of building...........................         169         1,185
Shareholders' equity:
  Common stock no par value, $.01 stated value, 20,000,000
     shares authorized; issued 10,322,632 in 1998 and
     10,315,264 in 1997.....................................      46,026        46,026
  Additional paid-in capital................................      30,804        30,627
  Cumulative foreign currency translation adjustment........      (2,891)       (2,416)
  Retained earnings.........................................       4,181         8,586
                                                                --------      --------
                                                                  78,120        82,823
Less: Treasury stock 36,275 shares in 1998 and 1997, at
  cost......................................................         109           109
                                                                --------      --------
          Total shareholders' equity........................      78,011        82,714
                                                                --------      --------
                                                                $171,781      $175,592
                                                                ========      ========

     See accompanying notes to condensed consolidated financial statements.

                      FARAH INCORPORATED AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                  SIX MONTHS ENDED MAY 3, 1998 AND MAY 4, 1997

                                                              MAY 3, 1998   MAY 4, 1997
                                                              -----------   -----------
                                                                     (UNAUDITED)
                                                               (THOUSANDS OF DOLLARS)
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net income (loss)...........................................    $(4,405)      $ 1,256
Adjustments to reconcile net income (loss) to net cash from
  (used in) operating activities:
  Depreciation and amortization.............................      3,294         2,531
  Amortization of deferred gain on building sale............     (1,016)       (1,016)
  Amortization of deferred gain on subsidiary sale..........         --        (1,322)
  Writedown of property, plant and equipment................      2,856         1,345
  Gain on sale of assets....................................        (18)          (19)
  Deferred income taxes.....................................     (1,807)       (1,107)
Decrease (increase) in:
  Trade receivables.........................................      7,249         3,028
  Inventories...............................................        273        (6,942)
  Other current assets......................................        150          (594)
Increase (decrease) in:
  Trade payables............................................        228         1,663
  Other current liabilities.................................     (1,382)         (839)
                                                                -------       -------
          Net cash from (used in) operating activities......      5,422        (2,016)
                                                                -------       -------
CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property, plant and equipment..................     (3,699)       (5,761)
Proceeds from sales of property, plant and equipment........         79            19
                                                                -------       -------
          Net cash used in investing activities.............     (3,620)       (5,742)
                                                                -------       -------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Net increase in short-term debt.............................      4,372         8,402
Repayment of long-term debt.................................     (2,979)         (853)
Proceeds from sale of common stock..........................         --           529
Other.......................................................     (2,369)         (802)
                                                                -------       -------
          Net cash from (used in) financing activities......       (976)        7,276
                                                                -------       -------
Effect of exchange rate changes on cash.....................        (37)          (28)
                                                                -------       -------
  Net increase (decrease) in cash...........................        789          (510)
  Cash, beginning of period.................................      2,332         3,777
                                                                -------       -------
  Cash, end of period.......................................    $ 3,121       $ 3,267
                                                                =======       =======
Supplemental cash flow disclosures:
  Interest paid.............................................      2,499         1,459
  Income taxes paid.........................................        159           275
  Assets acquired through direct financing loans or capital
     leases.................................................      3,245         2,609

     See accompanying notes to condensed consolidated financial statements.

                      FARAH INCORPORATED AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     1. The attached condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. As a result, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Farah believes that the disclosures made are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes included in Farah's 1997 Annual Report on form 10-K.

     2. The foregoing financial information reflects all adjustments (which consist only of normal recurring adjustments) which are, in the opinion of management, necessary to present a fair statement of the financial position and the results of operations and cash flows for the interim periods. Certain prior year amounts have been reclassified to conform with the fiscal 1998 presentation.

     3. On May 1, 1998, Farah signed a definitive merger agreement with Tropical Sportswear Int'l Corporation ("Tropical") pursuant to which Tropical offered to acquire 100% of the outstanding shares of Farah common stock in a tender offer. Pursuant to the agreement, Tropical paid $9.00 per share for each of the approximately 10.3 million outstanding shares of Farah common stock. The transaction was structured as a cash tender offer followed by a cash merger to acquire any shares not previously tendered. As a result of the transaction, Farah became a wholly owned subsidiary of Tropical.

     4. During the first quarter of fiscal 1998, Farah decided to close its finishing facility in Cartago, Costa Rica and reduce sewing operations in Farah's San Jose, Costa Rica facility. Farah recorded a charge of $4.0 million in the first quarter of fiscal 1998 on the write-down of its Costa Rican assets to expected realizable value and the accrual of severance payments and other closing expenses. This amount has been classified as "Termination of foreign operations" in the Condensed Consolidated Statement of Operations and Retained Earnings. The reduction of activity in Costa Rica will result in the termination of approximately 680 production and 20 administrative employees at the two facilities. Farah expects the reduction in activity and the termination of the employees to occur prior to the end of fiscal 1998. Farah will hold the Cartago facility for sale, as well as some of the manufacturing equipment in both locations. These assets have an estimated fair value of $2.1 million, after a write-down for impairment, and are included in "Other non-current assets" on Farah's May 3, 1998 Condensed Consolidated Balance Sheet. Farah is uncertain as to the timing of the disposal of the Costa Rican assets held for sale. See subsequent event discussion in footnote 9.

     5. Farah completed the move of its inventory to its new distribution center in March 1998. In moving to the new distribution center, Farah incurred duplicate operating costs, moving expenses, costs associated with testing and modification of systems and procedures, and professional fees of $1,904,000 and $2,696,000 for the quarter and six months ended May 3, 1998 respectively.

                      FARAH INCORPORATED AND SUBSIDIARIES

     6. On January 5, 1997, a fire occurred at Farah's leased garment manufacturing plant in Galway, Ireland, in which certain inventory and manufacturing equipment owned by Farah were either destroyed or damaged. As a result of the fire and its related impact, Farah recorded a charge (after tax and net of insurance proceeds) of $2.5 million in the first quarter of fiscal 1997. This amount was classified as "Termination of foreign operations" in the Condensed Consolidated Statement of Operations and Retained Earnings for the six months ended May 4, 1997. Farah recognized an additional loss of $2.6 million in the fourth quarter of fiscal 1997 in connection with the sale of its entire Irish operations. Losses related to the sale were to be paid pursuant to a long-term supply contract with the purchaser. The contract required quality production at stipulated levels. In the second quarter of 1998, the contract was revised, lowering future required production levels. This revision resulted from failure on the part of the supplier to produce under the terms of the contract. As a result of this revision, the loss previously recognized in fiscal 1997, was reduced by $1.4 million in the second quarter of fiscal 1998. This amount was classified as "Termination of foreign operations" in the Condensed Consolidated Statement of Operations and Retained Earnings.

     7. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128) "Earnings Per Share." SFAS 128 superseded APB Opinion No. 15, "Earnings Per Share." SFAS 128 requires dual presentation of basic and diluted earnings per share for entities with complex capital structures. SFAS 128 is effective for interim and annual periods ending after December 15, 1997. Farah implemented SFAS 128 in its first fiscal quarter of 1998. Prior periods have been restated to conform with the presentation required by SFAS 128. The implementation of this standard did not have a material impact of Farah's calculation of earnings per share for the periods presented in fiscal 1997 or 1998.

     Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by including the potential dilutive effect of securities or contracts that are convertible to common stock such as options and convertible debt.

     Basic and diluted earnings per share has been calculated based on the weighted average number of shares outstanding for all periods presented (10,284,090 shares, 10,265,762 shares, 10,281,540 and 10,228,432 shares for the quarters and six months ended May 3, 1998 and May 4, 1997, respectively); the number of shares used in the diluted calculation does not materially differ from the amount used in the basic calculation, therefore no reconciliation of the basic and diluted loss per share calculations is presented.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components. This statement will require additional disclosures and Farah intends to adopt it in fiscal 1999.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information." This statement requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their product and services, the geographic areas in which they operate, and their major customers. Upon adoption of this pronouncement, additional disclosures will be required by Farah. This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is encouraged. Farah intends to adopt this statement for fiscal 1999 year-end disclosures.

                      FARAH INCORPORATED AND SUBSIDIARIES

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 (SFAS 132), "Employers Disclosure About Pension and Other Postretirement Benefits." SFAS 132 revises employers disclosures about pensions and other post-retirement benefit plans. This statement is effective for fiscal years beginning after December 15, 1997, although earlier application is encouraged. Farah intends to adopt this statement in fiscal 1998 year-end disclosures.

     8. Subsequent to the merger discussed in Note 3, the Company closed the remainder of Farah's sewing operations in San Jose, Costa Rica. All employees of the corporation were severed effective July 9, 1998. The Company is currently seeking a buyer for the facility that housed such operations. There can be no assurance that any such disposition will be consummated.

     9. Pursuant to the merger discussed in Note 3, Tropical acquired all of the issued and outstanding capital stock of Farah Incorporated. The Acquisition was financed through senior subordinated notes of Tropical (the "Notes"). The Notes are jointly and severally guaranteed by Tropical's and Farah Incorporated's domestic subsidiaries. The wholly-owned foreign subsidiaries of Farah Incorporated will not be guarantors with respect to the Notes and are not anticipated to have any credit arrangements senior to the Notes except for their local overdraft facility and capital lease obligations. Among other things, proceeds from the Notes were used to repay amounts outstanding under Farah Incorporated's Credit Agreement and to redeem the 8.5% convertible subordinated debentures.

     The following are the supplemental combining condensed balance sheets as of May 3, 1998 and November 2, 1997, the supplemental combining condensed statements of operations for the quarters and six months ended May 3, 1998 and May 4, 1997 and the condensed combining statements of cash flows for the six months ended May 3, 1998 and May 4, 1997. The only intercompany eliminations are the normal intercompany eliminations with regards to intercompany sales and Farah Incorporated's investment in wholly-owned subsidiaries. Separate complete financial statements of the guarantor subsidiaries are not presented because management has determined that they are not material to investors.

                      FARAH INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           QUARTER ENDED MAY 3, 1998
                                  (UNAUDITED)

                                                      GUARANTOR     NON-GUARANTOR
                                      PARENT ONLY    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                      ------------   ------------   --------------   ------------   ------------
                                                                    (IN THOUSANDS)
Net sales...........................    $    --        $ 55,107        $15,847         $(4,824)       $66,130
Cost of sales.......................         --          42,974         12,214          (4,824)        50,364
                                        -------        --------        -------         -------        -------
  Gross profit......................         --          12,133          3,633              --         15,766
Selling, general and administrative
  expenses..........................         --         (12,701)        (3,560)             --        (16,261)
Termination of foreign operations...         --           1,395             --              --          1,395
Relocation expenses.................         --          (1,904)            --              --         (1,904)
                                        -------        --------        -------         -------        -------
  Operating income (loss)...........         --          (1,077)            73              --         (1,004)
Interest, net.......................        (35)         (1,193)           (54)             --         (1,282)
Other, net..........................         --             (30)           285              --            255
Equity in losses from
  subsidiaries......................     (1,300)             --             --           1,300             --
                                        -------        --------        -------         -------        -------
Income (loss) before income taxes...     (1,335)         (2,300)           304           1,300         (2,031)
Income tax provision (benefit)......         --            (749)            53              --           (696)
                                        -------        --------        -------         -------        -------
          Net income (loss).........    $(1,335)       $ (1,551)       $   251         $ 1,300        $(1,335)
                                        =======        ========        =======         =======        =======

                      FARAH INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           QUARTER ENDED MAY 4, 1997
                                  (UNAUDITED)

                                                      GUARANTOR     NON-GUARANTOR
                                       PARENT ONLY   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                       -----------   ------------   -------------   ------------   ------------
                                                                    (IN THOUSANDS)
Net sales............................    $   --        $58,690         $16,041        $(3,960)       $70,771
Cost of sales........................        --         43,309          11,534         (3,960)        50,883
                                         ------        -------         -------        -------        -------
  Gross profit.......................        --         15,381           4,507             --         19,888
Selling, general and administrative
  expenses...........................        --        (13,046)         (3,835)            --        (16,881)
Production conversion expenses.......        --           (577)             --             --           (577)
                                         ------        -------         -------        -------        -------
  Operating income...................        --          1,758             672             --          2,430
Interest, net........................       (35)          (699)             18             --           (716)
Other, net...........................        --             30              65             --             95
Equity in earnings from
  subsidiaries.......................     3,246             --              --         (3,246)            --
                                         ------        -------         -------        -------        -------
Income before income taxes...........     3,211          1,089             755         (3,246)         1,809
Income tax provision (benefit).......        --         (1,479)             77             --         (1,402)
                                         ------        -------         -------        -------        -------
          Net income.................    $3,211        $ 2,568         $   678        $(3,246)       $ 3,211
                                         ======        =======         =======        =======        =======

                      FARAH INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          SIX MONTHS ENDED MAY 3, 1998
                                  (UNAUDITED)

                                                      GUARANTOR     NON-GUARANTOR
                                       PARENT ONLY   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                       -----------   ------------   -------------   ------------   ------------
                                                                    (IN THOUSANDS)
Net sales............................    $    --       $104,327        $29,942        $(9,095)       $125,174
Cost of sales........................         --         79,619         22,980         (9,095)         93,504
                                         -------       --------        -------        -------        --------
Gross profit.........................         --         24,708          6,962             --          31,670
Selling, general and administrative
  expenses...........................         --        (23,563)        (6,773)            --         (30,336)
Termination of foreign operations....         --           (256)        (2,329)            --          (2,585)
Relocation expenses..................         --         (2,696)            --             --          (2,696)
                                         -------       --------        -------        -------        --------
Operating loss.......................         --         (1,807)        (2,140)            --          (3,947)
Interest, net........................        (70)        (2,283)           (98)            --          (2,451)
Other, net...........................         --           (164)           492             --             328
Equity in losses from subsidiaries...     (4,335)            --             --          4,335              --
                                         -------       --------        -------        -------        --------
Loss before income taxes.............     (4,405)        (4,254)        (1,746)         4,335          (6,070)
Income tax provision (benefit).......         --         (1,914)           249             --          (1,665)
                                         -------       --------        -------        -------        --------
          Net loss...................    $(4,405)      $ (2,340)       $(1,995)       $ 4,335        $ (4,405)
                                         =======       ========        =======        =======        ========

                      FARAH INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          SIX MONTHS ENDED MAY 4, 1997
                                  (UNAUDITED)

                                                      GUARANTOR     NON-GUARANTOR
                                       PARENT ONLY   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                       -----------   ------------   -------------   ------------   ------------
                                                                    (IN THOUSANDS)
Net sales............................    $   --        $110,211        $29,536        $(7,038)       $132,709
Cost of sales........................        --          80,417         21,734         (7,038)         95,113
                                         ------        --------        -------        -------        --------
Gross profit.........................        --          29,794          7,802             --          37,596
Selling, general and administrative
  expenses...........................        --         (25,543)        (7,339)            --         (32,882)
Termination of foreign operations....        --              --         (2,462)            --          (2,462)
Production conversion expenses.......        --            (849)            --             --            (849)
                                         ------        --------        -------        -------        --------
Operating income (loss)..............        --           3,402         (1,999)            --           1,403
Interest, net........................       (70)         (1,184)            22             --          (1,232)
Other, net...........................        --             111            137             --             248
Equity in earnings from
  subsidiaries.......................     1,326              --             --         (1,326)             --
                                         ------        --------        -------        -------        --------
Income (loss) before income taxes....     1,256           2,329         (1,840)        (1,326)            419
Income tax provision (benefit).......        --          (1,057)           220             --            (837)
                                         ------        --------        -------        -------        --------
          Net income (loss)..........    $1,256        $  3,386        $(2,060)       $(1,326)       $  1,256
                                         ======        ========        =======        =======        ========

                      FARAH INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  MAY 3, 1998
                                  (UNAUDITED)

                                                      GUARANTOR     NON-GUARANTOR
                                       PARENT ONLY   SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                       -----------   ------------   --------------   ------------   ------------
                                                                    (IN THOUSANDS)
                                                     ASSETS
Cash.................................    $    --       $    396        $ 2,725         $     --       $  3,121
Accounts receivable, net.............         --         28,977          7,221             (394)        35,804
Inventories..........................         --         62,362         12,157               --         74,519
Other current assets.................         --          9,532            577               --         10,109
                                         -------       --------        -------         --------       --------
          Total current assets.......         --        101,267         22,680             (394)       123,553
                                         -------       --------        -------         --------       --------
Property, plant and equipment, net...         --         30,511          4,279               --         34,790
Other assets, net....................     79,674        (41,200)           956          (25,992)        13,438
                                         -------       --------        -------         --------       --------
          Total assets...............    $79,674       $ 90,578        $27,915         $(26,386)      $171,781
                                         =======       ========        =======         ========       ========

                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt and current
     installments of long-term
     debt............................    $    --       $ 41,454        $ 3,928         $     --       $ 45,382
  Trade payables and other current
     liabilities.....................         --         26,253          7,079             (394)        32,938
                                         -------       --------        -------         --------       --------
          Total current
            liabilities..............         --         67,707         11,007             (394)        78,320
                                         -------       --------        -------         --------       --------
Long-term debt and capital lease
  obligations........................      1,663         12,187             50               --         13,900
Other noncurrent liabilities.........         --          4,706            217           (3,542)         1,381
Deferred gain on sale of building....         --            169             --               --            169
Shareholders' equity.................     78,011          5,809         16,641          (22,450)        78,011
                                         -------       --------        -------         --------       --------
          Total liabilities and
            shareholders' equity.....    $79,674       $ 90,578        $27,915         $(26,386)      $171,781
                                         =======       ========        =======         ========       ========

                      FARAH INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                NOVEMBER 2, 1997

                                                      GUARANTOR     NON-GUARANTOR
                                       PARENT ONLY   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                       -----------   ------------   -------------   ------------   ------------
                                                                    (IN THOUSANDS)
                                                    ASSETS
Cash.................................    $    --       $    536        $ 1,796        $     --       $  2,332
Accounts receivable, net.............         --         36,078          7,490            (515)        43,053
Inventories..........................         --         60,404         14,388              --         74,792
Other current assets.................         --         10,371            480              --         10,851
                                         -------       --------        -------        --------       --------
          Total current assets.......         --        107,389         24,154            (515)       131,028
                                         -------       --------        -------        --------       --------
Property, plant and equipment, net...         --         28,756          7,277              --         36,033
Other assets, net....................     84,377        (44,758)          (239)        (30,849)         8,531
                                         -------       --------        -------        --------       --------
          Total assets...............    $84,377       $ 91,387        $31,192        $(31,364)      $175,592
                                         =======       ========        =======        ========       ========

                                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt and current
     installments of long-term
     debt............................    $    --       $ 36,880        $ 3,993        $     --       $ 40,873
  Trade payables and other current
     liabilities.....................         --         27,078          7,529            (515)        34,092
                                         -------       --------        -------        --------       --------
          Total current
            liabilities..............         --         63,958         11,522            (515)        74,965
                                         -------       --------        -------        --------       --------
Long-term debt and capital lease
  obligations........................      1,663         12,017             91              --         13,771
Other noncurrent liabilities.........         --          6,159            385          (3,587)         2,957
Deferred gain on sale of building....         --          1,185             --              --          1,185
Shareholders' equity.................     82,714          8,068         19,194         (27,262)        82,714
                                         -------       --------        -------        --------       --------
          Total liabilities and
            shareholders' equity.....    $84,377       $ 91,387        $31,192        $(31,364)      $175,592
                                         =======       ========        =======        ========       ========

                      FARAH INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          SIX MONTHS ENDED MAY 3, 1998
                                  (UNAUDITED)

                                                      GUARANTOR     NON-GUARANTOR
                                       PARENT ONLY   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                       -----------   ------------   -------------   ------------   ------------
                                                                    (IN THOUSANDS)
CASH FLOWS FROM (USED IN) OPERATING
  ACTIVITIES:
  Net loss...........................    $(4,405)      $(2,340)        $(1,995)       $ 4,335        $(4,405)
  Adjustments to reconcile net loss
     to net cash from (used in)
     operating activities:
     Depreciation and amortization...         --         2,997             297             --          3,294
     Other adjustments...............         --        (1,425)          1,440             --             15
     Changes in operating assets and
       liabilities...................         --         4,565           1,953             --          6,518
                                         -------       -------         -------        -------        -------
          Net cash from (used) in
            operating activities.....     (4,405)        3,797           1,695          4,335          5,422
                                         =======       =======         =======        =======        =======

CASH FLOWS USED IN INVESTING
  ACTIVITIES:
  Purchases of property, plant and
     equipment.......................         --        (3,426)           (273)            --         (3,699)
  Proceeds from disposition of
     property, plant and equipment...         --            79              --             --             79
                                         -------       -------         -------        -------        -------
          Net cash used in investing
            activities...............         --        (3,347)           (273)            --         (3,620)
                                         =======       =======         =======        =======        =======

CASH FLOWS FROM (USED IN) FINANCING
  ACTIVITIES:
  Net change in debt.................         --         1,498            (105)            --          1,393
  Net change in equity...............       (261)           81            (521)           440           (261)
  Other..............................      4,703        (2,169)            170         (4,812)        (2,108)
                                         -------       -------         -------        -------        -------
          Net cash from (used in)
            financing activities.....      4,442          (590)           (456)        (4,372)          (976)
                                         -------       -------         -------        -------        -------
Effect of exchange rate changes on
  cash...............................        (37)           --             (37)            37            (37)
                                         -------       -------         -------        -------        -------
Net increase (decrease) in cash......         --          (140)            929             --            789
Cash beginning of period.............         --           536           1,796             --          2,332
                                         -------       -------         -------        -------        -------
Cash end of period...................    $    --       $   396         $ 2,725        $    --        $ 3,121
                                         =======       =======         =======        =======        =======

                      FARAH INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          SIX MONTHS ENDED MAY 4, 1997
                                  (UNAUDITED)

                                                      GUARANTOR     NON-GUARANTOR
                                       PARENT ONLY   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                       -----------   ------------   -------------   ------------   ------------
                                                                    (IN THOUSANDS)
CASH FLOWS FROM (USED IN) OPERATING
  ACTIVITIES:
  Net income (loss)..................    $1,256         $3,386         $(2,060)       $(1,326)        $1,256
  Adjustments to reconcile net income
     (loss) to net cash from (used
     in) operating activities:
     Depreciation and amortization...        --          2,163             368             --          2,531
     Other adjustments...............        --         (3,447)          1,328             --         (2,119)
     Changes in operating assets and
       liabilities...................        --         (2,973)           (711)            --         (3,684)
                                         ------         ------         -------        -------         ------
          Net cash from (used in)
            operating activities.....     1,256           (871)         (1,075)        (1,326)        (2,016)
                                         ======         ======         =======        =======         ======
CASH FLOWS USED IN INVESTING
  ACTIVITIES:
  Purchases of property, plant and
     equipment.......................        --         (5,302)           (459)            --         (5,761)
  Proceeds from disposition of
     property, plant and equipment...        --              2              17             --             19
                                         ------         ------         -------        -------         ------
          Net cash used in investing
            activities...............        --         (5,300)           (442)            --         (5,742)
                                         ======         ======         =======        =======         ======
CASH FLOWS FROM (USED IN) FINANCING
  ACTIVITIES:
  Net change in debt.................        --          6,437           1,112             --          7,549
  Net change in equity...............      (325)            50          (1,072)         1,022           (325)
  Other..............................      (903)          (274)            953            276             52
                                         ------         ------         -------        -------         ------
          Net cash from (used in)
            financing activities.....    (1,228)         6,213             993          1,298          7,276
                                         ------         ------         -------        -------         ------
Effect of exchange rate changes on
  cash...............................       (28)            --             (28)            28            (28)
                                         ------         ------         -------        -------         ------
Net increase (decrease) in cash......        --             42            (552)            --           (510)
Cash beginning of period.............        --            542           3,235             --          3,777
                                         ------         ------         -------        -------         ------
Cash end of period...................    $   --         $  584         $ 2,683        $    --         $3,267
                                         ======         ======         =======        =======         ======

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE SHAREHOLDERS OF FARAH INCORPORATED:

     We have audited the accompanying consolidated balance sheets of Farah Incorporated (a Texas corporation) and subsidiaries as of November 2, 1997 and November 3, 1996 and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of Farah's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Farah Incorporated and subsidiaries as of November 2, 1997 and November 3, 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                          PricewaterhouseCoopers LLP

El Paso, Texas
December 17, 1997, except for
the information in Note 13 for
which the date is May 1, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE SHAREHOLDERS OF FARAH INCORPORATED:

     We have audited the accompanying consolidated statements of operations, shareholders' equity, and cash flows of Farah Incorporated (a Texas corporation) and subsidiaries for the year ended November 3, 1995. These financial statements are the responsibility of Farah's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of Farah Incorporated and their subsidiaries' operations and cash flows for the year ended November 3, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Dallas, Texas
December 15, 1995
(except with respect to the matter
discussed in Note 13, as to which
the date is May 1, 1998).

                      FARAH INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
      YEARS ENDED NOVEMBER 2, 1997, NOVEMBER 3, 1996 AND NOVEMBER 3, 1995

                                                                1997       1996       1995
                                                              --------   --------   --------
                                                               (THOUSANDS OF DOLLARS EXCEPT
                                                                     PER SHARE DATA)
Net sales...................................................  $273,719   $247,598   $240,797
Cost of sales...............................................   199,790    183,540    185,822
                                                              --------   --------   --------
Gross profit................................................    73,929     64,058     54,975
Selling, general and administrative expenses................    66,436     62,189     68,002
Termination of foreign operations...........................     5,106         --         --
Production conversion expenses..............................     2,061         --         --
Relocation expenses.........................................       904         --         --
                                                              --------   --------   --------
Operating income (loss).....................................      (578)     1,869    (13,027)
Other income (expense):
  Interest expense..........................................    (4,108)    (4,065)    (4,627)
  Interest income...........................................       716        834        901
  Foreign currency transaction gains........................       163        374        512
  Gain (loss) on sale of assets.............................       (24)    10,041        756
  Other, net................................................       203        684        209
                                                              --------   --------   --------
                                                                (3,050)     7,868     (2,249)
                                                              --------   --------   --------
Income (loss) before income taxes...........................    (3,628)     9,737    (15,276)
Income tax provision (benefit)..............................    (3,898)     2,981     (2,335)
                                                              --------   --------   --------
  Net income (loss).........................................  $    270   $  6,756   $(12,941)
                                                              ========   ========   ========
  Net income (loss) per share -- basic and diluted..........  $    .03   $    .66   $  (1.28)
                                                              ========   ========   ========

          See accompanying notes to consolidated financial statements.

                      FARAH INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     NOVEMBER 2, 1997 AND NOVEMBER 3, 1996

                                                                1997        1996
                                                              ---------   ---------
                                                              (THOUSANDS OF DOLLARS
                                                               EXCEPT SHARE DATA)
                                      ASSETS
Current assets:
  Cash......................................................  $  2,332    $  3,777
  Trade receivables, net of allowance of $746 in 1997 and
     $662 in 1996...........................................    43,053      41,671
  Inventories:
     Raw materials..........................................    12,339      11,404
     Work-in-process........................................    18,457      15,251
     Finished goods.........................................    43,996      35,378
                                                              --------    --------
          Total inventories.................................    74,792      62,033
  Other current assets......................................    10,851      10,857
                                                              --------    --------
          Total current assets..............................   131,028     118,338
Note receivable.............................................        --       5,260
Property, plant and equipment, net..........................    36,033      25,370
Other non-current assets....................................     8,531       4,895
                                                              --------    --------
                                                              $175,592    $153,863
                                                              ========    ========

                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt...........................................  $ 35,572    $ 20,744
  Current installments of long-term debt....................     5,301       1,288
  Trade payables............................................    20,600      24,038
  Accrued compensation......................................     2,755       3,101
  Other current liabilities.................................    10,737      10,636
                                                              --------    --------
          Total current liabilities.........................    74,965      59,807
Long-term debt, excluding current installments..............    13,771       4,706
Other non-current liabilities...............................     2,957       3,992
Deferred gain on sale of building...........................     1,185       3,218
Commitments and contingencies
Shareholders' equity:
  Common stock, no par value, $.01 stated value, 20,000,000
     shares authorized; issued 10,315,264 in 1997 and
     10,209,246 in 1996.....................................    46,026      46,024
  Additional paid-in capital................................    30,627      29,894
  Cumulative foreign currency translation adjustment........    (2,416)       (742)
  Minimum pension liability adjustment......................        --      (1,243)
  Retained earnings.........................................     8,586       8,316
                                                              --------    --------
                                                                82,823      82,249
  Less: Treasury stock, 36,275 shares, at cost..............       109         109
                                                              --------    --------
          Total shareholders' equity........................    82,714      82,140
                                                              --------    --------
                                                              $175,592    $153,863
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                      FARAH INCORPORATED AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
      YEARS ENDED NOVEMBER 2, 1997, NOVEMBER 3, 1996 AND NOVEMBER 3, 1995

                                                                            CUMULATIVE
                                                                              FOREIGN      MINIMUM
                                            COMMON STOCK       ADDITIONAL    CURRENCY      PENSION                TREASURY STOCK
                                        --------------------    PAID-IN     TRANSLATION   LIABILITY    RETAINED   ---------------
                                          SHARES     AMOUNT     CAPITAL     ADJUSTMENT    ADJUSTMENT   EARNINGS   SHARES   AMOUNT
                                        ----------   -------   ----------   -----------   ----------   --------   ------   ------
                                                                (THOUSANDS OF DOLLARS EXCEPT SHARE DATA)
BALANCE, NOVEMBER 4, 1994.............  10,116,616   $46,018    $28,497       $(1,066)     $(1,880)    $14,501    36,275    $109
Net loss..............................          --        --         --            --           --     (12,941)       --      --
Foreign currency translation
  adjustment..........................          --        --         --          (229)          --          --        --      --
Minimum pension liability
  adjustment..........................          --        --         --            --          245          --        --      --
Exercise of stock options and other...      64,985         6        928            --           --          --        --      --
                                        ----------   -------    -------       -------      -------     -------    ------    ----
BALANCE, NOVEMBER 3, 1995.............  10,181,601    46,024     29,425        (1,295)      (1,635)      1,560    36,275     109
Net income............................          --        --         --            --           --       6,756        --      --
Foreign currency translation
  adjustment..........................          --        --         --           553           --          --        --      --
Minimum pension liability
  adjustment..........................          --        --         --            --          392          --        --      --
Exercise of stock options and other...      27,645        --        469            --           --          --        --      --
                                        ----------   -------    -------       -------      -------     -------    ------    ----
BALANCE, NOVEMBER 3, 1996.............  10,209,246    46,024     29,894          (742)      (1,243)      8,316    36,275     109
Net income............................          --        --         --            --           --         270        --      --
Foreign currency translation
  adjustment..........................          --        --         --        (1,674)          --          --        --      --
Minimum pension liability
  adjustment..........................          --        --         --            --        1,243          --        --      --
Exercise of stock options and other...     106,018         2        733            --           --          --        --      --
                                        ----------   -------    -------       -------      -------     -------    ------    ----
BALANCE, NOVEMBER 2, 1997.............  10,315,264   $46,026    $30,627       $(2,416)     $    --     $ 8,586    36,275    $109
                                        ==========   =======    =======       =======      =======     =======    ======    ====

          See accompanying notes to consolidated financial statements.

                      FARAH INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
      YEARS ENDED NOVEMBER 2, 1997, NOVEMBER 3, 1996 AND NOVEMBER 3, 1995

                                                                1997       1996       1995
                                                              --------   --------   --------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
Net income (loss)...........................................  $    270   $  6,756   $(12,941)
Adjustments to reconcile net income (loss) to net cash from
  (used in)
  operating activities:
  Depreciation and amortization.............................     5,675      5,434      4,020
  Amortization of deferred gain on building sale............    (2,033)    (2,032)    (2,032)
  Amortization of deferred gain on subsidiary sale..........    (1,507)    (2,538)        --
  Deferred income taxes.....................................    (5,107)     1,654     (1,934)
  (Gain) or loss on sale of assets..........................        24    (10,041)      (756)
  Write-off of property, plant and equipment................     1,524         --         --
  Loss on discount of note receivable.......................       665         --         --
Decrease (increase) in:
  Trade receivables, net....................................    (1,382)    (1,847)    (2,893)
  Inventories...............................................   (12,759)    10,730      2,661
  Other current assets......................................     1,326      1,931     (1,016)
Increase (decrease) in:
  Trade payables............................................    (3,438)     6,394     (4,662)
  Other.....................................................      (246)      (990)    (1,098)
                                                              --------   --------   --------
          Net cash from (used in) operating activities......   (16,988)    15,451    (20,651)
                                                              --------   --------   --------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
Purchases of property, plant and equipment..................   (11,618)    (4,397)   (11,756)
Proceeds from disposition of property, plant and
  equipment.................................................        85     22,689      1,785
                                                              --------   --------   --------
          Net cash from (used in) investing activities......   (11,533)    18,292     (9,971)
                                                              --------   --------   --------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
Net increase (decrease) in short-term debt..................    14,828    (24,035)    26,771
Proceeds from issuance of long-term debt....................    10,000          4      6,426
Repayment of long-term debt.................................    (3,099)    (9,371)    (1,284)
Proceeds from repayment of note receivable..................     4,935         --         --
Proceeds from sale of common stock..........................       566         19        934
Other.......................................................      (135)      (318)      (923)
                                                              --------   --------   --------
          Net cash from (used in) financing activities......    27,095    (33,701)    31,924
                                                              --------   --------   --------
Effect of exchange rate changes on cash.....................       (19)        78        (17)
                                                              --------   --------   --------
          Net increase (decrease) in cash...................    (1,445)       120      1,285
Cash, beginning of year.....................................     3,777      3,657      2,372
                                                              --------   --------   --------
Cash, end of year...........................................  $  2,332   $  3,777      3,657
                                                              ========   ========   ========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid...............................................  $  4,061   $  4,449   $  4,116
Income taxes paid...........................................     1,364      1,019      1,625
Assets acquired through direct financing loans or capital
  leases....................................................     6,643        726      3,923
Exchange of non-monetary assets.............................      (466)        --         --

          See accompanying notes to consolidated financial statements.

                      FARAH INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            NOVEMBER 2, 1997, NOVEMBER 3, 1996 AND NOVEMBER 3, 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Farah Incorporated is a multinational apparel marketer and manufacturer headquartered in the United States. Farah's principal business is the sale of men's and boys' pants, coats and shirts and women's slacks and skirts. The principal markets for Farah's products are retail customers in the United States, Europe and the South Pacific.

PRINCIPLES OF PRESENTATION

     The consolidated financial statements include the accounts of Farah Incorporated (the "Parent Company") and its subsidiaries ("Farah"). All significant intercompany transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform with the 1997 presentation. The Parent Company's assets consist of investments in and advances to subsidiaries. The Parent Company does not have any significant amount of separate debt, credit facilities or other liabilities, except for the 8.5% convertible subordinated debentures discussed in Note 3.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including inventory markdowns and valuation allowances for deferred taxes. Such estimates and assumptions also affect the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components. Farah has several items of other comprehensive income and will adopt this standard in its 1998 fiscal year.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information." This Statement requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their product and services, the geographic areas in which they operate, and their major customers. Upon adoption of this pronouncement, additional disclosures will be required by Farah. This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is encouraged. Farah intends to adopt this statement for fiscal 1998 year-end disclosures.

CASH EQUIVALENTS

     Cash equivalents include demand deposits and short-term investments with original maturities of three months or less. Farah had no cash equivalents at November 2, 1997 and November 3, 1996.

INVENTORIES

     Inventories are stated at the lower of first-in, first-out (FIFO) cost or market and include purchased materials, manufacturing labor and overhead. Market is based upon estimated selling price less costs to sell.

                      FARAH INCORPORATED AND SUBSIDIARIES

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Depreciation is provided by the straight-line method over the estimated useful lives (Note 2) of the related classes of assets.

     Maintenance and repairs are charged to expense as incurred, and renewals and betterments are capitalized. The cost and accumulated depreciation of assets retired or otherwise disposed are removed from the accounts. Generally the resulting gains and losses are included in operations. Gains on assets sold and leased back are recognized over the initial lease term, net of any obligations required by the lease agreements. See Note 7 for further discussion.

INTANGIBLE ASSETS

     At November 2, 1997 and November 3, 1996, intangible assets were approximately $1.0 million and $1.4 million, respectively, and consisted primarily of goodwill and trademarks. Intangible assets are carried at cost less accumulated amortization. Most intangible assets are amortized on a straight-line basis over their estimated useful lives ranging from 2 to 30 years. Amortization expense was $281,000 in 1997, $353,000 in 1996 and $283,000 in 1995.

REVENUE RECOGNITION

     Revenue is recognized upon shipment of product.

ADVERTISING AND PROMOTION COSTS

     Advertising and promotion costs are expensed in the year incurred. Advertising expense was $14.0 million in 1997, $10.7 million in 1996 and $17.0 million in 1995.

FOREIGN CURRENCIES

     Foreign entities whose functional currency is the U.S. dollar translate monetary assets and liabilities at year-end exchange rates and non-monetary items at historical rates. Income and expense accounts are translated at the average rates in effect during the year, except for depreciation which is translated at historical rates. Gains and losses from changes in exchange rates are recognized in consolidated income in the year of occurrence.

     Foreign entities whose functional currency is the local currency translate net assets at year-end rates and income and expense accounts at average exchange rates. Adjustments resulting from these translations are reflected in the Shareholders' equity section titled "Cumulative foreign currency translation adjustment."

     Also included in foreign currency transaction gains and losses for 1997 is a gain of $758,000 due to cumulative translation adjustments transferred from equity to operations upon the sale of one of Farah's foreign subsidiaries.

INCOME TAXES

     Deferred income taxes reflect the tax effect of temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes and are measured by applying currently enacted tax laws. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is more likely than not.

                      FARAH INCORPORATED AND SUBSIDIARIES

INCOME (LOSS) PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share." SFAS 128 supersedes ABP Opinion No. 15, "Earnings Per Share." SFAS 128 requires dual presentation of basic and diluted earnings per share on the face of the income statement for entities with complex capital structures. SFAS 128 has been applied to all years presented. Income per share in 1997 and 1996 is based on the weighted average number of shares and common stock equivalents outstanding. Stock options are included as common stock equivalents under the treasury stock method, where dilutive. The 8.5% convertible subordinated debentures (Note 3), were not considered common stock equivalents as their effect would be anti-dilutive. Loss per share in 1995 is based on the weighted average number of shares outstanding.

     Basic and diluted earnings per share has been calculated based on the weighted average number of shares outstanding for all periods presented (10,252,969 shares, 10,161,762 shares, and 10,122,308 shares for the years ended November 2, 1997, November 3, 1996 and November 3, 1995, respectively); the number of shares used in the diluted calculation does not materially differ from the amount used in the basic calculation.

2. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is comprised of the following:

                                                           ESTIMATED
                                                            USEFUL
                                                         LIVES (YEARS)    1997      1996
                                                         -------------   -------   -------
                                                                           (THOUSANDS OF
                                                                             DOLLARS)
Factory machinery and equipment........................       9-12       $29,594   $27,060
Buildings..............................................      20-50         5,193     5,479
Building improvements..................................       3-20         7,418     4,373
Other fixtures and equipment...........................       3-20        16,580    13,813
Land...................................................                      770       770
Factory machinery and other fixtures and equipment
  under capital lease..................................                    4,170     3,440
Construction in progress...............................                    5,378       937
                                                                         -------   -------
          Total property, plant and equipment..........                   69,103    55,872
Less accumulated depreciation and amortization.........                   33,070    30,502
                                                                         -------   -------
          Net property, plant and equipment............                  $36,033   $25,370
                                                                         =======   =======

     Accumulated amortization on assets under capital leases totaled $2.1 million at November 2, 1997 and $1.3 million at November 3, 1996.

     At November 2, 1997, construction in progress consisted of $3.9 million of equipment purchased for Farah's new distribution center, and approximately $800,000 for hardware, software and installation costs incurred related to replacement of Farah's enterprise wide computer systems. Construction in progress under capital leases was $2.6 million and $348,000 at November 2, 1997 and November 3, 1996, respectively.

     During 1997, Farah closed its manufacturing plant in Galway Ireland and sold its remaining Irish facility located in Kiltimagh. Assets abandoned or sold in Ireland approximated $1.5 million. See additional discussion in Note 8.

                      FARAH INCORPORATED AND SUBSIDIARIES

     In June 1996, Farah sold its facility located in Piedras Negras, Mexico for a purchase price of approximately $22.2 million in cash. Proceeds from the sale, net of expenses, were used to retire a long-term capital lease obligation of approximately $7.2 plus other long-term obligations. The balance of the proceeds of approximately $13.8 million was applied to Farah's Credit Agreement.

     Depreciation and amortization of property, plant and equipment approximated $5.4 million in 1997, $5.1 million in 1996 and $3.7 million in 1995.

3. DEBT AND LIQUIDITY

SHORT-TERM DEBT

     Farah's primary Credit Agreement provides up to $75 million of credit through July 1, 2001, for Farah's United States and United Kingdom operations for either borrowings or letters of credit. The Credit Agreement includes a term loan payable in monthly installments over a 48 month period. The balance of the term loan was $9.2 million as of November 2, 1997. Formulas derived from accounts receivable and inventory define borrowing capacity under the Credit Agreement. The Credit Agreement is collateralized by substantially all assets of Farah U.S.A., Farah U.K. Limited and Savane Direct and is guaranteed by its parent company and each of Farah U.S.A.'s domestic affiliates. Such guarantees are collateralized by substantially all of the assets of the related affiliates. The interest rate for the Credit Agreement and term loan is prime (8 1/2% at November 2, 1997) plus 1/2% for borrowings and 1/6% per month for letters of credit. Farah may also from time to time convert all or part of the loans outstanding under the Credit Agreement or term loan into a loan based on the LIBOR Rate. Upon conversion, the interest rate is [TO] be the LIBOR Rate, plus 2.75%. The conversion to and continued applicability of the LIBOR Rate is conditioned upon specific notification requirements, a minimum of $5 million of LIBOR Rate loans outstanding, and various other requirements. At November 2, 1997, Farah had $33.5 million, including $8.0 million of the term loan balance, in LIBOR loans outstanding under the Credit Agreement. Interest rates on the LIBOR contracts outstanding at November 2, 1997 ranged from 8.38% to 8.41%. An unused credit line fee of 1/2% per annum is charged on the unused portion of the line when borrowings decrease below $17.5 million. As of November 2, 1997, usage under the Credit Agreement was $36.5 million (including letters of credit of $1.3 million) and the excess credit line available was $23.5 million. The Credit Agreement restricts certain additional indebtedness and requires the maintenance of minimum tangible net worth, minimum working capital and limits capital expenditures. As of November 2, 1997, Farah was in compliance with these covenants. The Credit Agreement prohibits the payment of dividends by Farah, and except for debt service of Farah's 8.5% convertible subordinated debentures, the Credit Agreement restricts the subsidiaries from transferring substantially all net assets to the Parent Company through intercompany loans, advances or dividends.

     The following table reflects short-term debt balances and interest rates in 1997, 1996 and 1995:

                                                             1997      1996      1995
                                                            -------   -------   -------
                                                              (THOUSANDS OF DOLLARS)
Average outstanding balance...............................  $31,813   $31,473   $36,842
Maximum month-end balance outstanding.....................   42,899    41,816    47,338
Weighted average interest rate:
  During year.............................................      9.4%      9.4%      9.7%
  Year-end................................................      8.5       9.2       9.8

                      FARAH INCORPORATED AND SUBSIDIARIES

LONG-TERM DEBT

                                                                1997          1996
                                                              ---------     --------
                                                              (THOUSANDS OF DOLLARS)
Term note, collateralized by substantially all assets of
  Company, bearing interest at prime plus .5% and LIBOR plus
  2.75% for LIBOR Rate Loans, due July 1, 2001, payable in
  monthly installments of $208,333..........................   $ 9,167       $   --
8.5% convertible subordinated debentures due February 1,
  2004, convertible into Farah's common stock at $15.2375
  per share.................................................     1,663        1,663
Collateralized loan for aircraft purchase...................        --        1,165
Collateralized loan for aircraft purchase bearing interest
  at 8.85%, fixed through April 2, 2000, then at prime plus
  1%, due in monthly installments through April 2, 2007.....     1,078           --
Various notes, collateralized by property, plant and
  equipment, bearing interest at rates ranging from 9.0% to
  10.93%, due in monthly installments through 2001..........     1,288          554
Various obligations under other capital leases..............     5,876        2,612
                                                               -------       ------
  Total long-term debt......................................    19,072        5,994
  Less current installments.................................     5,301        1,288
                                                               -------       ------
          Net long-term debt................................   $13,771       $4,706
                                                               =======       ======

     Installments of long-term debt and capital lease obligations mature as follows:

                                                                            CAPITAL
                                                              LONG-TERM      LEASE
                                                                DEBT      OBLIGATIONS
                                                              ---------   -----------
                                                              (THOUSANDS OF DOLLARS)
1998........................................................   $ 3,237      $2,490
1999........................................................     3,040       1,715
2000........................................................     2,728         957
2001........................................................     1,771         507
2002........................................................       104         445
2003 and beyond.............................................     2,316         819
                                                               -------      ------
                                                                13,196       6,933
Less interest portion.......................................        --       1,057
                                                               -------      ------
                                                               $13,196      $5,876
                                                               =======      ======

     Farah believes that its borrowing availability from its Credit Agreement, its ability to access other capital markets, if necessary, and its projected cash from operations will be sufficient to meet anticipated liquidity requirements for fiscal 1998.

4. EMPLOYEE AND DIRECTOR STOCK OPTIONS AND AWARDS

     Farah has several stock-based compensation plans, which are described below. Farah applies APB Opinion 25 and related Interpretations in accounting for its employee stock-based compensation plans. In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") which, if fully adopted by Farah, would change the methods Farah applies in recognizing the cost of its stock-based compensation plans. Adoption of the cost recognition provisions of SFAS 123 is optional and Farah has decided not to elect these provisions. However, pro forma disclosures as if Farah adopted the cost recognition provisions of SFAS 123 are presented below.

                      FARAH INCORPORATED AND SUBSIDIARIES

STOCK OPTION PLAN

     The current stock option plan is the Farah Incorporated 1991 Stock Option and Restricted Stock Plan (the "1991 Plan"). Under the 1991 Plan, Farah is authorized to issue up to 1,225,000 shares of common stock pursuant to stock options (or, as described below, as shares of restricted stock). Farah is authorized under the 1991 Plan to grant stock options as incentive stock options (intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended) and/or as options that are not intended to qualify as incentive stock options.

     The 1991 Plan provides that the exercise price of any stock option shall be determined by the Stock Option and Compensation Committee in its discretion. All options granted have an exercise price equal to the per share fair market value as of the date of the grant. All stock options granted in 1995 have a term of ten years and vest at the rate of fifty percent (50%) per year on each anniversary of the date of grant, commencing on the first anniversary of the date of grant. The options granted in 1996 and 1997 have a term of approximately ten years, are 50% vested on the date of grant, and fully vest on the first anniversary of the date of grant.

     Farah granted 4,000 options in 1997, 489,000 options in 1996 and 7,000 options in 1995. In accordance with APB 25, Farah has not recognized any compensation cost for the stock options granted in these years.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLANS

     Farah adopted two non-employee director stock option plans, the Farah Incorporated 1988 Stock Option Plan for Non-Employee Directors and the Farah Incorporated 1996 Non-Employee Directors Stock Option Plan (collectively, the "Director Stock Option Plans"). Under the Director Stock Option Plans, Farah is authorized to issue up to 150,000 and 300,000 shares, respectively, of common stock pursuant to stock options to selected directors. Farah is authorized under the Director Stock Option Plans to grant only non-qualified stock options. The Director Stock Option Plans provide that the exercise price of any stock option shall be the fair market value as of the date the option is granted.

     Farah granted options for 57,500, 31,000 and 9,000 shares under the Director Stock Option Plans in 1997, 1996 and 1995, respectively. Stock options granted from the 1988 Stock Option Plan have a term of ten years and are fully vested as of the date of grant. Stock options granted from the 1996 plan have a term of five years and vest at the rate of 50% per year on each anniversary of the date of grant, commencing on the first anniversary of the date of grant. In accordance with APB 25, Farah has not recognized any compensation cost for the stock options granted in 1997, 1996 and 1995.

                      FARAH INCORPORATED AND SUBSIDIARIES

     A summary of the status of Farah's stock options as of November 2, 1997, November 3, 1996 and November 3, 1995 and the changes during the years ended on those dates is presented below:

                                 1997 STOCK OPTIONS      1996 STOCK OPTIONS      1995 STOCK OPTIONS
                                ---------------------   ---------------------   ---------------------
                                NUMBER OF    WEIGHTED   NUMBER OF    WEIGHTED   NUMBER OF    WEIGHTED
                                SHARES OF    AVERAGE    SHARES OF    AVERAGE    SHARES OF    AVERAGE
                                UNDERLYING   EXERCISE   UNDERLYING   EXERCISE   UNDERLYING   EXERCISE
                                 OPTIONS      PRICES     OPTIONS      PRICES     OPTIONS      PRICES
                                ----------   --------   ----------   --------   ----------   --------
Outstanding at beginning of
  year........................    949,713     $ 8.21      455,637     $10.87     478,985      $10.68
Granted.......................     61,500       8.05      520,000       5.94      16,000        8.53
Exercised.....................    (98,650)      5.74       (3,500)      5.48     (25,514)       5.81
Forfeited.....................    (41,000)     14.01      (17,924)     11.08     (10,834)      11.02
Expired.......................     (6,063)      7.50       (4,500)      6.96      (3,000)       9.81
                                 --------                --------                -------
Outstanding at end of year....    865,500       8.21      949,713       8.21     455,637       10.87
                                 ========                ========                =======
Exercisable at end of year....    801,000       8.25      678,463       9.07     448,637       10.91
Weighted-average fair market
  value of options granted
  during the year.............   $   3.85                $   2.66                $  3.78

     As of November 2, 1997, the weighted average remaining term for outstanding options is 7.17 years. The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 1997, 1996 and 1995: dividend yield of 0% for all years; expected volatility of 45.1% in 1997 and 51.3% in 1996 and 1995; risk-free interest rates are different for each grant and range from 6.1% to 7.1%; and the expected lives of options are different for each grant and range from 3.6 years to 4.8 years.

RESTRICTED STOCK

     Restricted stock may be granted pursuant to the 1991 Plan.

     Farah may grant, as restricted common stock, all or a portion of the 1,225,000 shares of common stock reserved under the 1991 Plan. During fiscal 1997, 1996 and 1995 there were no shares of restricted stock granted.

     During 1994 and 1993, 104,000 and 80,000 shares, respectively, of Farah's common stock were awarded to certain officers and directors pursuant to the 1991 Plan. The awards vest over varying periods ending in 1998, of which 12,500 shares vested in 1997, 37,665 shares vested in 1996 and 62,666 shares vested in 1995. Farah recognizes the expense related to these awards over the period of service specified in the vesting provision of the awards and recorded compensation expense of $77,000 in 1997, $266,000 in 1996 and $704,000 in 1995
for restricted stock awards.

                      FARAH INCORPORATED AND SUBSIDIARIES

PRO FORMA NET INCOME (LOSS) AND NET INCOME (LOSS) PER COMMON SHARE

     Had the compensation cost for Farah's employee based compensation plans been determined consistent with SFAS 123, Farah's net income (loss) and net income (loss) per common share for 1997, 1996 and 1995 would approximate the pro forma amounts below (in thousands except per share data):

                                                              1997   1996     1995
                                                              ----   -----   -------
Net income (loss):
  As reported...............................................  $270   6,756   (12,941)
  Pro forma.................................................   (78)  5,945   (12,973)
Net income (loss) per share:
  Basic and diluted as reported.............................  $.03     .66     (1.28)
  Basic pro forma...........................................  (.01)    .59     (1.28)
  Diluted pro forma.........................................  (.01)    .58     (1.28)

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to awards prior to 1995.

5. INCOME TAXES

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at November 2, 1997 and November 3, 1996 are as follows:

                                                               1997      1996
                                                              -------   -------
                                                                (THOUSANDS OF
                                                                  DOLLARS)
DEFERRED TAX ASSETS:
  U.S. federal NOL carryforwards............................  $ 3,949   $ 2,062
  Foreign NOL carryforwards.................................    1,382       771
  Deferred gains............................................      403     1,871
  Foreign tax credit carryforwards..........................      626       451
  Other accrued expenses....................................    4,031     3,563
  Other.....................................................      759       235
                                                              -------   -------
          Total deferred tax assets.........................   11,150     8,953
                                                              -------   -------
DEFERRED TAX LIABILITIES:
  Tax in excess of financial statement depreciation and
     amortization...........................................    1,732     1,980
  Other.....................................................      699       600
                                                              -------   -------
          Total deferred tax liabilities....................    2,431     2,580
                                                              -------   -------
  Net deferred tax asset....................................    8,719     6,373
  Valuation allowance.......................................   (1,064)   (3,825)
                                                              -------   -------
     Deferred income tax asset, net.........................    7,655     2,548
     Less current portion...................................   (4,207)   (2,548)
                                                              -------   -------
     Long-term deferred income tax asset, net...............  $ 3,448   $    --
                                                              =======   =======

                      FARAH INCORPORATED AND SUBSIDIARIES

     The fiscal 1997 increase in Farah's deferred tax assets was primarily due to Farah's domestic and foreign net operating losses incurred for the year. Realization of the deferred tax assets is dependent upon Farah generating future taxable income from operations in the respective taxing jurisdictions. Farah has domestic net operating loss carryforwards of $11.6 million, of which $7.1 million expire in 2010. The remaining $4.5 million of domestic net operating loss carryforwards expire in 2012. Farah does not believe it is more likely than not that it will generate sufficient taxable income during the carryforward periods for certain portions of the deferred tax assets and accordingly, provided a valuation allowance of $1.1 million and $3.8 million at November 2, 1997 and November 3, 1996, respectively.

     During fiscal 1997, Farah reevaluated the realizability of its deferred tax assets pursuant to the criteria of Statement of Financial Accounting Standards No. 109, and concluded that it is more likely than not that Farah will realize tax benefits associated with its domestic net operating losses, together with certain other tax benefits, that were previously subject to valuation allowance. As a result of this reevaluation, the beginning of the year valuation allowance was reduced by approximately $3.2 million.

     The federal examination of Farah's United States tax returns for fiscal years 1994 and 1995 was completed during the year without any proposed income or expense adjustments or modifications to its tax credits. Farah is waiting for acceptance of the auditor's report from the Joint Committee on Taxation of the United States Treasury Department.

     Income (loss) before taxes and incomes taxes in 1997, 1996 and 1995 are shown below:

                                                             1997      1996      1995
                                                            -------   ------   --------
                                                              (THOUSANDS OF DOLLARS)
INCOME (LOSS) BEFORE INCOME TAXES:
Domestic operations.......................................  $  (855)  $6,277   $(16,728)
Foreign operations........................................   (2,773)   3,460      1,452
                                                            -------   ------   --------
          Total consolidated..............................  $(3,628)  $9,737   $(15,276)
                                                            =======   ======   ========
INCOME TAX PROVISION:
Domestic operations
  Current.................................................  $   668   $  450   $ (1,087)
  Deferred................................................   (3,956)   1,654     (1,934)
                                                            -------   ------   --------
          Total domestic..................................   (3,288)   2,104     (3,021)
Foreign operations
  Current.................................................      541      877        686
  Deferred................................................   (1,151)      --         --
                                                            -------   ------   --------
          Total foreign...................................     (610)     877        686
                                                            -------   ------   --------
          Total consolidated..............................  $(3,898)  $2,981   $ (2,335)
                                                            =======   ======   ========

                      FARAH INCORPORATED AND SUBSIDIARIES

     The effective tax rate differs from the U.S. statutory rate of 34% as summarized below:

                                                              1997      1996     1995
                                                             -------   ------   -------
                                                               (THOUSANDS OF DOLLARS)
Expected income taxes at U.S. statutory rate...............  $(1,234)  $3,311   $(5,194)
  Non-deductible expenses..................................       92      212        87
  Permanent differences on assets sold.....................       --      172        --
  Effect of differing tax rates in foreign countries.......      191      (91)       46
  Unrecognized deferred tax benefits.......................      244       --     2,633
  U.S. taxes on dividends from foreign countries...........      166       --        93
  Recognition of previously unrecognized deferred tax
     benefits..............................................   (3,226)    (761)       --
  Other....................................................     (131)     138        --
                                                             -------   ------   -------
Income taxes, as reported..................................  $(3,898)  $2,981   $(2,335)
                                                             =======   ======   =======

     At November 2, 1997, Farah's foreign subsidiaries had net deferred tax assets of $2.0 million from net operating loss carryforwards and deferred charges that are available to offset future foreign taxable income. In addition, at November 2, 1997, Farah had $626,000 in foreign tax credit carryforwards to offset any U.S. tax generated by future foreign income repatriated and taxed in the U.S. These credits expire in the years 1998 through 2001 if not used.

     Certain of Farah's foreign subsidiaries have undistributed accumulated earnings of approximately $25.5 million, as adjusted for U.S. tax purposes at November 2, 1997. No U.S. tax has been provided on the undistributed earnings because Farah intends to indefinitely reinvest such earnings in the foreign operations. The amount of the unrecognized deferred tax liability associated with the undistributed earnings that have not been previously taxed in the U.S. was approximately $7.1 million at November 2, 1997. If earnings are repatriated, foreign tax credits can offset a portion of the U.S. tax on such earnings.

6. EMPLOYEE BENEFIT PLANS

     Farah has two retirement plans: (1) a defined contribution plan established pursuant to Section 401(k) of the Internal Revenue Code which covers all non-union U.S. employees, and (2) a defined benefit plan which covers substantially all bargaining unit employees and retirees.

     Under the defined contribution plan, each participant may contribute from 1% to 15% of his/her compensation. Farah matches contributions up to 3% of the participant's compensation. In 1997, 1996 and 1995, Farah's contribution to the plan was approximately $418,000, $306,000 and $444,000, respectively.

     Under the defined benefit plan, the basic monthly pension payable to a participant upon normal retirement equals the product of the participant's monthly benefit rate times the number of years of credited service. Assets of the defined benefit plan are invested primarily in U.S. government obligations, corporate bonds and equity securities.

                      FARAH INCORPORATED AND SUBSIDIARIES

     Farah's policy is to fund accrued pension cost when such costs are deductible for tax purposes. Net periodic pension cost for the years ended November 2, 1997, November 3, 1996 and November 3, 1995, included the following components:

                                                               1997     1996     1995
                                                              -------   -----   -------
                                                               (THOUSANDS OF DOLLARS)
Service cost-benefits earned during the period..............  $    60   $  64   $    47
Interest cost on projected benefit obligation...............      579     576       577
Actual return on plan assets................................   (1,300)   (786)   (1,514)
Net amortization and deferral...............................      705     263     1,165
                                                              -------   -----   -------
  Net periodic pension cost.................................  $    44   $ 117   $   275
                                                              =======   =====   =======

     The following table sets forth the funded status at November 2, 1997 and November 3, 1996, of the defined benefit plan:

                                                                1997          1996
                                                              ---------     ---------
                                                              (THOUSANDS OF DOLLARS)
ACTUARIAL PRESENT VALUE OF BENEFIT OBLIGATION:
Vested benefit obligation...................................   $(7,694)      $(7,601)
Nonvested benefit obligation................................      (129)         (174)
                                                               -------       -------
          Accumulated benefit obligation....................   $(7,823)      $(7,775)
                                                               =======       =======
Projected benefit obligation................................   $(7,823)      $(7,775)
Plan assets at market value.................................     8,371         7,437
                                                               -------       -------
          Funded status.....................................       548          (338)
Unrecognized transition liability being recognized over
  average future
  service of plan participants..............................       335           401
Unrecognized net loss from past experience different from
  that assumed
  and effects of changes in assumptions.....................       793         1,243
Adjustment required to recognize minimum liability..........        --        (1,644)
                                                               -------       -------
          Prepaid/(Unfunded Reserve)........................   $ 1,676       $  (338)
                                                               =======       =======

     In determining the benefit obligations and service cost of Farah's defined benefit plan, weighted average discount rates of 7.5% and 7.75% were used in 1997 and 1996, respectively. The expected long-term rate of return on plan assets was 9.5% in both years.

7. COMMITMENTS AND CONTINGENCIES

LEASE AND CAPITAL EXPENDITURE COMMITMENTS

     During 1988, Farah consummated a sale and leaseback of its main El Paso, Texas, manufacturing and office facility. In connection with the sale, Farah entered into a 10 year operating lease of the facility which expires in May 1998. A deferred gain was recognized on the sale, of which $1.2 million remains to be recognized through 1998. A portion of the sale was paid by delivery of a $7.5 promissory note to Farah, collateralized by a second mortgage on the property. In the fourth quarter of 1997, this note receivable was prepaid by the borrower. In consideration for this prepayment, Farah discounted the note 12.5%. A loss of approximately $665,000 was recognized in this transaction, and is reflected in the caption "Other, net" on the Consolidated Statement of Operations.

                      FARAH INCORPORATED AND SUBSIDIARIES

     Farah and its subsidiaries occupy certain facilities and use certain equipment under operating leases which expire at various dates from fiscal 1998 to 2016. The following is a summary by year of the noncancelable portion of future minimum lease payments under operating leases:

                                                              THOUSANDS
                                                              OF DOLLARS
                                                              ----------
  1998......................................................   $ 8,640
  1999......................................................     5,096
  2000......................................................     3,965
  2001......................................................     3,179
  2002......................................................     2,951
  Later years...............................................    25,185
                                                               -------
Lease payments*.............................................   $49,016
                                                               =======

---------------

* Minimum payments have not been reduced by minimum sublease rental income of $820,000 due in the future under noncancelable subleases.

     Farah has subleased approximately 70% of its El Paso manufacturing facility. The noncancelable portion of future minimum rental income due in 1998 is $820,000.

     Rental expense for all operating leases for 1997, 1996 and 1995 was $8.4 million, $8.2 million and $8.7 million, respectively (net of sublease income of approximately $1.3 million in 1997, $1.1 million in 1996 and $1.0 million in
1995).

     At November 2, 1997, Farah had commitments for capital expenditures of approximately $4.4 million.

CREDIT RISKS

     Financial instruments which potentially expose Farah to concentrations of credit risk, as defined by Statement of Financial Accounting Standards No. 105, consist primarily of cash and trade accounts receivable. Farah restricts investment of cash to financial institutions of high credit standing. In addition, Farah performs ongoing credit evaluations of its customers' financial condition. Farah establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historic trends and other information. Farah's customers are not concentrated in any specific geographic region but are concentrated in the retail industry. In 1997, 1996 and 1995, one U.S. customer accounted for $35.9 million (13.1%), $36.3 million (14.6%) and $30.2 million (12.5%), respectively, of Farah's consolidated sales. In addition, in 1997 and 1996 another U.S. customer accounted for $35.2 million (12.8%) and $26.6 million (10.7%) of consolidated sales, respectively. A third customer accounted for $27.3 million (10.0%) of consolidated sales in 1997.

LEGAL PROCEEDINGS

     Farah is involved in certain legal proceedings in the normal course of business. Based on advice of legal counsel, Farah believes that the outcome of such litigation will not materially affect its consolidated financial position, results of operations or cash flows.

                      FARAH INCORPORATED AND SUBSIDIARIES

8. TERMINATION OF FOREIGN OPERATIONS, PRODUCTION CONVERSION EXPENSES AND RELOCATION EXPENSES

     Termination of foreign operations. During fiscal 1997, Farah incurred a loss related to a fire and ultimate disposition of its Irish operations. A total loss of approximately $5.1 million was recognized related to these events. This loss resulted mainly from the write-down of fixed assets, severance payments and legal and professional fees incurred. This amount has been classified as "Termination of foreign operations" in the Consolidated Statement of Operations.

     Production conversion expenses. In fiscal 1997, Farah incurred start-up costs related to two new laundry facilities in Juarez and Torreon, Mexico and the expansion of Farah's existing facility in Chihuahua, Mexico. Conversion costs were also incurred as Farah began to source more product from global contractors. Expenses related to these items totaled approximately $2.1 million, and have been separately stated in the line item "Production conversion expenses" in the Consolidated Statement of Operations.

     Relocation expenses. In the third quarter of fiscal 1997, Farah completed its move to new corporate headquarters. In addition, Farah is currently in the process of relocating its distribution center to a new facility from which it expects to realize improved distribution and inventory management efficiencies. Farah anticipates completion of the distribution center relocation in the second quarter of fiscal 1998. In moving to the new headquarters and distribution center, Farah incurred duplicate operating costs, moving expenses and professional fees. These expenses approximated $904,000, and have been separately stated under the caption "Relocation expenses" in the Consolidated Statement of Operations.

9. FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by Farah in estimating the fair value disclosures for its financial instruments. For cash and trade receivables, the carrying amounts reported in the Consolidated Balance Sheets approximate fair value because of the short-term maturity of these instruments. The carrying values of the borrowings under the Credit Agreement approximate fair value, as interest rates for these instruments approximate current market rates. The carrying amount of Farah's convertible debentures was $1.7 million at November 2, 1997 and November 3, 1996. The fair value for these debentures for the same periods was $1.3 million and $1.2 million respectively. The fair value of the convertible debentures was based upon quoted market prices at November 2, 1997 and November 3, 1996.

                      FARAH INCORPORATED AND SUBSIDIARIES

10. GEOGRAPHIC SEGMENT INFORMATION

     Farah is engaged in one business segment. This includes the design, manufacture, distribution and sale of men's, young men's, boys' and women's apparel in the United States and certain foreign countries, principally in Europe and the South Pacific. The following table presents information regarding geographic segments for 1997, 1996 and 1995. Transfers between the United States and foreign areas are recorded at normal selling prices. Operating profit is total revenue less operating expenses. In computing operating profit, general corporate expenses, interest expense and income taxes have been excluded.

                                                                1997       1996       1995
                                                              --------   --------   --------
                                                                  (THOUSANDS OF DOLLARS)
NET SALES:
  United States to unaffiliated customers...................  $224,051   $199,574   $193,274
  Transfers between areas...................................        --         --        266
                                                              --------   --------   --------
          Total United States...............................   224,051    199,574    193,540
  Europe....................................................    31,752     30,677     32,033
  South Pacific.............................................    17,916     17,347     15,490
  Adjustments and eliminations..............................        --         --       (266)
                                                              --------   --------   --------
          Total.............................................  $273,719   $247,598   $240,797
                                                              ========   ========   ========
OPERATING PROFIT (LOSS):
  United States.............................................  $  5,180   $  1,981   $(12,489)
  Europe....................................................    (4,801)         3        385
  South Pacific.............................................     1,970      2,626      1,549
  Adjustments and eliminations..............................        --         --         --
                                                              --------   --------   --------
          Total.............................................     2,349      4,610    (10,555)
Net gain (loss) on sale of assets...........................       (24)    10,041        755
General corporate expenses..................................    (2,561)    (1,683)    (1,751)
Interest expense, net.......................................    (3,392)    (3,231)    (3,725)
                                                              --------   --------   --------
Income (loss) before income taxes...........................  $ (3,628)  $  9,737   $(15,276)
                                                              ========   ========   ========
IDENTIFIABLE ASSETS:
  United States.............................................  $143,182   $123,520   $146,172
  Europe....................................................    15,513     16,552     17,326
  Far East and the South Pacific............................    21,000     17,645     14,357
  Adjustments and eliminations..............................    (4,103)    (3,854)    (4,028)
                                                              --------   --------   --------
          Total.............................................  $175,592   $153,863   $173,827
                                                              ========   ========   ========

     Approximately 66% and 26% of all product sold in the United States in 1997 was assembled in Mexico and Costa Rica, respectively, in Farah's owned facilities or by contractors. Included in Farah's consolidated balance sheet at November 2, 1997 were net assets located in Mexico and Costa Rica totaling approximately $6.7 million and $8.3 million respectively.

                      FARAH INCORPORATED AND SUBSIDIARIES

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information." This Statement requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their product and services, the geographic areas in which they operate, and their major customers. Upon adoption of this pronouncement, additional disclosures will be required by Farah. This Statement is effective for fiscal years beginning after December 15, 1997. Earlier application is encouraged. Farah intends to adopt this statement for its 1998 fiscal year.

11. QUARTERLY UNAUDITED INFORMATION

     Quarterly unaudited information for fiscal 1997 compared to fiscal 1996 is as follows:

                                         FIRST        SECOND         THIRD        FOURTH
                                        QUARTER       QUARTER       QUARTER       QUARTER
                                      -----------   -----------   -----------   -----------
                                            (THOUSANDS OF DOLLARS EXCEPT SHARE DATA)
1997
Net sales...........................  $    61,938   $    70,771   $    64,256   $    76,754
Gross profit........................       17,708        19,888        16,723        19,610
Net income (loss)...................       (1,955)        3,211          (403)         (583)
Net income (loss) per share -- basic
  and diluted.......................         (.19)          .31          (.04)         (.06)
Weighted average shares of common
  stock outstanding -- basic........   10,191,103    10,265,762    10,276,022    10,278,989
Weighted average shares of common
  stock and common stock equivalents
  outstanding -- diluted............   10,191,103    10,543,165    10,276,022    10,278,989
1996
Net sales...........................  $    51,510   $    64,058   $    55,973   $    76,057
Gross profit........................       13,797        16,134        14,562        19,565
Net income (loss)...................         (989)         (176)        6,887         1,034
Net income (loss) per
  share -- basic....................         (.10)         (.02)          .68           .10
Net income (loss) per
  share -- diluted..................         (.10)         (.02)          .67           .10
Weighted average shares of common
  stock outstanding -- basic........   10,149,070    10,167,647    10,166,594    10,169,739
Weighted average shares of common
  stock and common stock equivalents
  outstanding -- diluted............   10,149,070    10,161,647    10,344,513    10,234,442

     In the first quarter of 1997 an after tax loss of $2.5 million was recorded related to a loss incurred in one of Farah's Irish facilities, as a result of a fire.

     In the fourth quarter of 1997 an additional after tax loss of $1.1 million was recorded related to the final disposition of Farah's Irish facilities.

     In the third quarter of 1996, Farah sold its Piedras Negras, Mexico facility, resulting in an after-tax gain of approximately $6.9 million.

                      FARAH INCORPORATED AND SUBSIDIARIES

12. SUBSEQUENT EVENTS

     Subsequent to November 2, 1997, Farah's Board of Directors approved the closure of Farah's finishing facility in Cartago, Costa Rica and a reduction of sewing operations in Farah's San Jose, Costa Rica facility. The Cartago facility, as well as some of the manufacturing equipment in both locations will be held for sale. Farah expects to record a pre-tax charge of $3.5 to $4.0 million in the first quarter of 1998 on the write-down of these assets to expected realizable value and the accrual of costs related to severance payments and other closing expenses. Approximately 680 production and 20 administrative employees will be terminated between the two facilities. Farah expects the completion of these events to occur prior to the end of fiscal 1998. This decision will eliminate certain fixed costs and should result in lower product costs as Farah sources more goods from Mexico and other lower cost suppliers (See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors Affecting Farah's Business and Prospects").

13. RECENT DEVELOPMENT -- MERGER AGREEMENT AND SUPPLEMENTAL COMBINED CONDENSED FINANCIAL STATEMENTS

     Pursuant to a definitive merger agreement dated May 1, 1998, Foxfire Acquisition Corp., a company formed by Tropical Sportswear Int'l Corporation ("Tropical") in contemplation of the acquisition (the "Acquisition") of Farah Incorporated will, subject to conditions, acquire all of the issued and outstanding capital stock of Farah Incorporated. The Acquisition will be financed through senior subordinated notes of Tropical (the "Notes"). The Notes will be jointly and severally guaranteed by Tropical's and Farah Incorporated's domestic subsidiaries. The wholly-owned foreign subsidiaries of Farah Incorporated will not be guarantors with respect to the Notes and are not anticipated to have any credit arrangements senior to the Notes except for their local overdraft facility and capital lease obligations. Proceeds from the Notes will be used to repay amounts outstanding under Farah Incorporated's Credit Agreement and to redeem the 8.5% convertible subordinated debentures.

     The following are the supplemental combining condensed balance sheets as of November 2, 1997 and November 3, 1996 and the supplemental combining condensed statements of operations and of cash flows for each of the three years in the period ended November 2, 1997. The only intercompany eliminations are the normal intercompany eliminations with regards to intercompany sales and Farah Incorporated's investment in the wholly-owned subsidiaries. Separate complete financial statements of the guarantor subsidiaries are not presented because management has determined that they are not material to investors.

                      FARAH INCORPORATED AND SUBSIDIARIES

                          YEAR ENDED NOVEMBER 2, 1997

                                                                        NON-
                                            PARENT    GUARANTOR      GUARANTOR
                                             ONLY    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                            ------   ------------   ------------   ------------   ------------
                                                                      (IN THOUSANDS)
Net sales.................................  $  --      $224,051       $65,269        $(15,601)      $273,719
Cost of sales.............................     --       167,078        48,313         (15,601)       199,790
                                            -----      --------       -------        --------       --------
  Gross profit............................     --        56,973        16,956              --         73,929
Selling, general and administrative
  expenses................................     --        51,100        15,336              --         66,436
Termination of foreign operations.........     --         3,493         1,613              --          5,106
Production conversion expenses............     --         2,061            --              --          2,061
Relocation expenses.......................     --           904            --              --            904
                                            -----      --------       -------        --------       --------
  Operating income (loss).................     --          (585)            7              --           (578)
Interest, net.............................   (141)       (3,165)          (86)             --         (3,392)
Other, net................................     --          (201)          543              --            342
Equity in earnings of subsidiaries........    411            --            --            (411)            --
                                            -----      --------       -------        --------       --------
Income (loss) before income taxes.........    270        (3,951)          464            (411)        (3,628)
Income tax provision (benefit)............     --        (4,439)          541              --         (3,898)
                                            -----      --------       -------        --------       --------
          Net income (loss)...............  $ 270      $    488       $   (77)       $   (411)      $    270
                                            =====      ========       =======        ========       ========

                          YEAR ENDED NOVEMBER 3, 1996

                                                                        NON-
                                           PARENT     GUARANTOR      GUARANTOR
                                            ONLY     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                          --------   ------------   ------------   ------------   ------------
                                                                     (IN THOUSANDS)
Net sales...............................  $     --     $199,574       $66,103        $(18,079)      $247,598
Cost of sales...........................        --      152,107        49,512         (18,079)       183,540
                                          --------     --------       -------        --------       --------
  Gross profit..........................        --       47,467        16,591              --         64,058
Selling, general and administrative
  expenses..............................        --       48,271        13,918              --         62,189
                                          --------     --------       -------        --------       --------
  Operating income (loss)...............        --         (804)        2,673              --          1,869
Interest, net...........................      (141)      (3,006)          (84)             --         (3,231)
Other, net..............................        --       10,308           791              --         11,099
Equity in earnings of subsidiaries......     6,897           --            --          (6,897)            --
                                          --------     --------       -------        --------       --------
Income before income taxes..............     6,756        6,498         3,380          (6,897)         9,737
Income tax provision....................        --        2,103           878              --          2,981
                                          --------     --------       -------        --------       --------
          Net income....................  $  6,756     $  4,395       $ 2,502        $ (6,897)      $  6,756
                                          ========     ========       =======        ========       ========

                      FARAH INCORPORATED AND SUBSIDIARIES

                          YEAR ENDED NOVEMBER 3, 1995

                                                                        NON-
                                           PARENT     GUARANTOR      GUARANTOR
                                            ONLY     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                          --------   ------------   ------------   ------------   ------------
                                                                     (IN THOUSANDS)
Net sales...............................  $     --     $193,540       $73,225        $(25,968)      $240,797
Cost of sales...........................        --      154,235        57,555         (25,968)       185,822
                                          --------     --------       -------        --------       --------
  Gross profit..........................        --       39,305        15,670              --         54,975
Selling, general and administrative
  expenses..............................        --       53,872        14,130              --         68,002
                                          --------     --------       -------        --------       --------
  Operating income (loss)...............        --      (14,567)        1,540              --        (13,027)
Interest, net...........................      (141)      (3,441)         (144)             --         (3,726)
Other, net..............................        --        1,419            58              --          1,477
Equity in losses of subsidiaries........   (12,800)          --            --          12,800             --
                                          --------     --------       -------        --------       --------
Income (loss) before income taxes.......   (12,941)     (16,589)        1,454          12,800        (15,276)
Income tax provision (benefit)..........        --       (3,021)          686              --         (2,335)
                                          --------     --------       -------        --------       --------
          Net income (loss).............  $(12,941)    $(13,568)      $   768        $ 12,800       $(12,941)
                                          ========     ========       =======        ========       ========

                                NOVEMBER 2, 1997

                                                                        NON-
                                           PARENT     GUARANTOR      GUARANTOR
                                            ONLY     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                           -------   ------------   ------------   ------------   ------------
                                                                     (IN THOUSANDS)
                                                    ASSETS
Cash.....................................  $    --     $    536       $ 1,796        $     --       $  2,332
Accounts receivable, net.................       --       36,078         7,490            (515)        43,053
Inventories..............................       --       60,404        14,388              --         74,792
Other current assets.....................       --       10,371           480              --         10,851
                                           -------     --------       -------        --------       --------
          Total current assets...........       --      107,389        24,154            (515)       131,028
                                           -------     --------       -------        --------       --------
Property, plant and equipment, net.......       --       28,756         7,277              --         36,033
Other assets, net........................   84,377      (44,758)         (239)        (30,849)         8,531
                                           -------     --------       -------        --------       --------
          Total assets...................  $84,377     $ 91,357       $31,192        $(31,364)      $175,592
                                           =======     ========       =======        ========       ========
                                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt and current
     installments of long-term debt......  $    --     $ 36,880       $ 3,993        $     --       $ 40,873
  Trade payables and other current
     liabilities.........................       --       27,078         7,529            (515)        34,092
                                           -------     --------       -------        --------       --------
          Total current liabilities......       --       63,958        11,522            (515)        74,965
                                           -------     --------       -------        --------       --------
Long-term debt and capital lease
  obligations............................    1,663       12,017            91              --         13,771
Other noncurrent liabilities.............       --        7,344           385          (3,587)         4,142
Shareholders' equity.....................   82,714        8,068        19,194         (27,262)        82,714
                                           -------     --------       -------        --------       --------
          Total liabilities and
            shareholders' equity.........  $84,377     $ 91,387       $31,192        $(31,364)      $175,592
                                           =======     ========       =======        ========       ========

                      FARAH INCORPORATED AND SUBSIDIARIES

                                NOVEMBER 3, 1996

                                                                        NON-
                                           PARENT     GUARANTOR      GUARANTOR
                                            ONLY     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS   CONSOLIDATED
                                           -------   ------------   ------------   ------------   ------------
                                                                     (IN THOUSANDS)
                                                    ASSETS
Cash.....................................  $    --     $    542       $ 3,235        $     --       $  3,777
Accounts receivable, net.................       --       33,738         8,283            (350)        41,671
                                           -------     --------       -------        --------       --------
Inventories..............................       --       50,044        11,989              --         62,033
Other current assets.....................       --        7,915         2,942              --         10,857
                                           -------     --------       -------        --------       --------
          Total current assets...........       --       92,239        26,449            (350)       118,338
                                           -------     --------       -------        --------       --------
Property, plant and equipment, net.......       --       16,712         8,658              --         25,370
Other assets, net........................   83,803      (42,522)         (344)        (30,782)        10,155
                                           -------     --------       -------        --------       --------
          Total assets...................  $83,803     $ 66,429       $34,763        $(31,132)      $153,863
                                           =======     ========       =======        ========       ========
                                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt and current
     installments of long-term debt......  $    --     $ 19,959       $ 2,073        $     --       $ 22,032
  Trade payables and other current
     liabilities.........................       --       30,065         8,060            (350)        37,775
                                           -------     --------       -------        --------       --------
          Total current liabilities......       --       50,024        10,133            (350)        59,807
                                           -------     --------       -------        --------       --------
Long-term debt and capital lease
  obligations............................    1,663        2,739           304              --          4,706
Other noncurrent liabilities.............       --       10,238           475          (3,503)         7,210
Shareholders' equity.....................   82,140        3,428        23,851         (27,279)        82,140
                                           -------     --------       -------        --------       --------
          Total liabilities and
            stockholders' equity.........  $83,803     $ 66,429       $34,763        $(31,132)      $153,863
                                           =======     ========       =======        ========       ========

                      FARAH INCORPORATED AND SUBSIDIARIES

                          YEAR ENDED NOVEMBER 2, 1997

                                           PARENT    GUARANTOR     NON-GUARANTOR
                                            ONLY    SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                           ------   ------------   -------------   ------------   ------------
                                                                     (IN THOUSANDS)
CASH FLOWS FROM (USED IN) OPERATING
  ACTIVITIES:
  Net income (loss)......................  $ 270      $    488        $   (77)        $(411)        $    270
  Adjustments to reconcile net income
     (loss) to net cash from (used in)
     operating activities:
     Depreciation and amortization.......     --         4,968            707            --            5,675
     Other adjustments...................     --        (7,768)         1,334            --           (6,434)
     Changes in operating assets and
       liabilities.......................     --       (16,824)           325            --          (16,499)
                                           -----      --------        -------         -----         --------
          Net cash from (used in)
            operating activities.........    270       (19,136)         2,289          (411)         (16,988)
                                           -----      --------        -------         -----         --------

CASH FLOWS USED IN INVESTING ACTIVITIES:
  Purchases of property, plant and
     equipment...........................     --       (11,059)          (993)          434          (11,618)
  Proceeds from disposition of property,
     plant and equipment.................     --            63            456          (434)              85
                                           -----      --------        -------         -----         --------
          Net cash used in investing
            activities...................     --       (10,996)          (537)           --          (11,533)
                                           -----      --------        -------         -----         --------

CASH FLOWS FROM (USED IN) FINANCING
  ACTIVITIES:
  Net change in debt.....................     --        20,249          1,480            --           21,729
  Net change in equity...................    323         4,152         (4,561)          409              323
  Other..................................   (574)        5,725            (91)          (17)           5,043
                                           -----      --------        -------         -----         --------
          Net cash from (used in)
            financing activities.........   (251)       30,126         (3,172)          392           27,095
                                           -----      --------        -------         -----         --------
Effect of exchange rate changes on
  cash...................................    (19)           --            (19)           19              (19)
                                           -----      --------        -------         -----         --------
Net decrease in cash.....................     --            (6)        (1,439)           --           (1,445)
Cash, beginning of period................     --           542          3,235            --            3,777
                                           -----      --------        -------         -----         --------
Cash, end of period......................  $  --      $    536        $ 1,796         $  --         $  2,332
                                           =====      ========        =======         =====         ========

                      FARAH INCORPORATED AND SUBSIDIARIES

                          YEAR ENDED NOVEMBER 3, 1996

                                         PARENT     GUARANTOR     NON-GUARANTOR
                                          ONLY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                         -------   ------------   -------------   ------------   ------------
CASH FLOWS FROM (USED IN) OPERATING
  ACTIVITIES:
  Net income...........................  $ 6,756     $  4,395        $ 2,502        $(6,897)       $  6,756
  Adjustments to reconcile net income
     to net cash from operating
     activities:
     Depreciation and amortization.....       --        4,483            951             --           5,434
     Other adjustments.................       --      (13,505)           213             --         (13,292)
     Changes in operating assets and
       liabilities.....................       --       20,043         (3,664)           174          16,553
                                         -------     --------        -------        -------        --------
          Net cash from operating
            activities.................    6,756       15,416              2         (6,723)         15,451
                                         -------     --------        -------        -------        --------

CASH FLOWS USED IN INVESTING
  ACTIVITIES:
  Purchases of property, plant and
     equipment.........................       --         (559)        (3,838)            --          (4,397)
  Proceeds from disposition of
     property, plant and equipment.....       --       21,674          1,015             --          22,689
                                         -------     --------        -------        -------        --------
          Net cash from (used in)
            investing activities.......       --       21,115         (2,823)            --          18,292
                                         -------     --------        -------        -------        --------

CASH FLOWS FROM (USED IN) FINANCING
  ACTIVITIES:
  Net change in debt...................       --      (30,791)        (2,611)            --         (33,402)
  Net change in equity.................    1,336        5,517            287         (5,804)          1,336
  Other................................   (8,170)     (11,417)         5,347         12,605          (1,635)
                                         -------     --------        -------        -------        --------
       Net cash from (used in)
          financing activities.........   (6,834)     (36,691)         3,023          6,801         (33,701)
                                         -------     --------        -------        -------        --------
Effect of exchange rate changes on
  cash.................................       78           --             78            (78)             78
                                         -------     --------        -------        -------        --------
Net increase (decrease) in cash........       --         (160)           280             --             120
Cash, beginning of period..............       --          702          2,955             --           3,657
                                         -------     --------        -------        -------        --------
Cash, end of period....................  $    --     $    542        $ 3,235        $    --        $  3,777
                                         =======     ========        =======        =======        ========

                      FARAH INCORPORATED AND SUBSIDIARIES

                          YEAR ENDED NOVEMBER 3, 1995

                                         PARENT     GUARANTOR     NON-GUARANTOR
                                          ONLY     SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
                                        --------   ------------   -------------   ------------   ------------
CASH FLOWS FROM (USED IN) OPERATING
  ACTIVITIES:
  Net income (loss)...................  $(12,941)    $(13,568)       $   768        $ 12,800       $(12,941)
  Adjustments to reconcile net income
     (loss) to net cash from (used in)
     operating activities:
     Depreciation and amortization....        --        3,088            932               0          4,020
     Other adjustments................        --       (5,132)           410               0         (4,722)
  Changes in operating assets and
     liabilities......................        --       (8,172)         1,374            (210)        (7,008)
          Net cash from (used in)
            operating activities......   (12,941)     (23,784)         3,484          12,590        (20,651)
                                        --------     --------        -------        --------       --------

CASH FLOWS USED IN INVESTING
  ACTIVITIES:
  Purchases of property, plant and
     equipment........................        --       (9,616)        (2,140)             --        (11,756)
  Proceeds from disposition of
     property, plant and equipment....        --        1,761             24              --          1,785
                                        --------     --------        -------        --------       --------
          Net cash used in investing
            activities................        --       (7,855)        (2,116)             --         (9,971)
                                        --------     --------        -------        --------       --------

CASH FLOWS FROM (USED IN) FINANCING
  ACTIVITIES:
  Net change in debt..................        --       29,031          2,882              --         31,913
  Net change in equity................       967        2,971         (2,940)            (31)           967
  Other...............................    11,991         (323)           (48)        (12,576)          (956)
                                        --------     --------        -------        --------       --------
          Net cash from (used in)
            financing activities......    12,958       31,679           (106)        (12,607)        31,924
                                        --------     --------        -------        --------       --------
Effect of exchange rate changes on
  cash................................       (17)          --            (17)             17            (17)
                                        --------     --------        -------        --------       --------
Net increase in cash..................        --           40          1,245              --          1,285
Cash, beginning of period.............        --          662          1,710              --          2,372
                                        --------     --------        -------        --------       --------
Cash, end of period...................  $     --     $    702        $ 2,955        $     --       $  3,657
                                        ========     ========        =======        ========       ========

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Available Information................     1
Prospectus Summary...................     2
Risk Factors.........................    15
Use of Proceeds......................    25
Capitalization.......................    27
The Transactions.....................    28
Unaudited Pro Forma Combined
  Financial Data.....................    29
Selected Historical Financial
  Information of TSI.................    32
Selected Historical Financial
  Information of Farah...............    34
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    36
Business.............................    50
Management...........................    66
Principal Shareholders...............    72
Certain Transactions.................    73
Description of the Notes.............    74
Description of Other Indebtedness....   103
The Exchange Offer...................   106
Certain Federal Income Tax
  Considerations.....................   114
Plan of Distribution.................   115
Legal Matters........................   116
Experts..............................   116
Index to Financial Statements........   F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                           TROPICAL SPORTSWEAR INT'L
                                  CORPORATION


                         OFFER TO EXCHANGE A NEW SERIES


                      OF ITS 11% SENIOR SUBORDINATED NOTES


                      DUE 2008 WHICH HAVE BEEN REGISTERED


                        UNDER THE SECURITIES ACT OF 1933


                          FOR ANY AND ALL OUTSTANDING


                         11% SENIOR SUBORDINATED NOTES


                                    DUE 2008

                             ---------------------

                                   PROSPECTUS
                             ---------------------
                      The Exchange Agent for the Exchange
                                   Offer is:

                             SUNTRUST BANK, ATLANTA
                                 BY FACSIMILE:
                                 (404) 240-2030
                            Attention: Susan Knight

                             Confirm by Telephone:
                                 (404) 240-1952
                            Attention: Susan Knight

                             BY OVERNIGHT COURIER:
                             SUNTRUST BANK, ATLANTA
                            Corporate Trust Division
                               3495 Piedmont Road
                             Building 10, Suite 810
                             Atlanta, Georgia 30305

                    BY HAND OR REGISTERED OR CERTIFIED MAIL
                             SUNTRUST BANK, ATLANTA
                  c/o First Chicago Trust Company of New York
                                Corporate Trust
                                   8th Floor
                                 14 Wall Street

                            New York, New York 10005

                                                 , 1998
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

     The Company's Articles of Incorporation ("Articles") and Bylaws provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, the Company may enter into Indemnification Agreements with its directors and executive officers in which the Company agrees to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act.

     The indemnification provided by the Florida Act and the Company's Articles and Bylaws is not exclusive of any other rights to indemnification to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the number of circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses.

     The Company may obtain a liability insurance policy for its directors and officers as permitted by the Florida Act which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of this Registration
Statement:


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1      --   Purchase Agreement dated June 18, 1998 between Tropical
               Sportswear Int'l Corporation and Prudential Securities
               Incorporated.*
 2.1      --   Agreement and Plan of Merger dated May 1, 1998 among
               Tropical Sportswear Int'l Corporation, Foxfire Acquisition
               Corp. and Farah Incorporated (incorporated by reference to
               Exhibit (c)(1) to Tropical Sportswear Int'l Corporation's
               Schedule 14D-1 filed May 8, 1998).
 2.2      --   Agreement and Plan of Merger dated as of August 15, 1997
               between Tropical Sportswear Int'l Corporation and Apparel
               International Group, Inc. (incorporated by reference to
               Exhibit 2.1 to Tropical Sportswear Int'l Corporation's
               Annual Report on Form 10-K405 filed December 23, 1997).
 2.3      --   Agreement and Plan of Merger dated as of October 23, 1997
               among Tropical Sportswear Int'l Corporation, Tropical
               Acquisition Corporation and Tropical Sportswear
               International Corporation (incorporated by reference to
               Exhibit 2.2 to Tropical Sportswear Int'l Corporation's
               Annual Report on Form 10-K405 filed December 23, 1997).
 2.4      --   Asset Purchase Agreement dated May 20, 1996 among Farah
               Incorporated, Farah U.S.A, Inc., Galey & Lord, Inc. and
               Galey & Lord Industries Inc. (incorporated by reference to
               Exhibit 10.57 to Farah Incorporated's Quarterly Report on
               Form 10-Q filed May 5, 1996).
 3.1      --   Amended and Restated Articles of Incorporation of Tropical
               Sportswear Int'l Corporation (incorporated by reference to
               Exhibit 3.1 to Tropical Sportswear Int'l Corporation's
               Registration Statement on Form S-1 filed August 15, 1997).

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 3.2      --   Amended and Restated By-Laws of Tropical Sportswear Int'l
               Corporation (incorporated by reference to Exhibit 3.2 to
               Tropical Sportswear Int'l Corporation's Registration
               Statement on Form S-1 filed August 15, 1997).
 4.1      --   Specimen Certificate for the Common Stock of Tropical
               Sportswear Int'l Corporation (incorporated by reference to
               Exhibit 4.1 to Amendment No. 1 to Tropical Sportswear Int'l
               Corporation's Registration Statement on Form S-1 filed
               October 2, 1997).
 4.2      --   Shareholders' Agreement dated as of September 29, 1997 among
               Tropical Sportswear Int'l Corporation, William W. Compton,
               the Compton Family Limited Partnership, Michael Kagan, the
               Kagan Family Limited Partnership, Shakale Internacional,
               S.A. and Accel, S.A. de C.V. (incorporated by reference to
               Exhibit 4.2 to Amendment No. 1 to Tropical Sportswear Int'l
               Corporation's Registration Statement on Form S-1 filed
               October 2, 1997).
 4.3      --   Exchange and Registration Rights Agreement dated as of June
               24, 1998 between Tropical Sportswear Int'l Corporation and
               Prudential Securities Incorporated.*
 4.4      --   Indenture dated as of June 24, 1998 among Tropical
               Sportswear Int'l Corporation, the Subsidiary Guarantors
               named therein, and SunTrust Bank, Atlanta, as trustee.*
 5.1      --   Opinion of Alston & Bird LLP (filed herewith).
 5.2      --   Opinion of Haynes and Boone, LLP (filed herewith).
 5.3      --   Opinion of Mechanik Nuccio Smith & Williams (filed
               herewith).
10.1      --   Construction and Term Loan Agreement dated as of May 7, 1996 between Tropical Sportswear Int'l Corporation and SouthTrust
               Bank of Alabama, National Association, as amended by
               Amendment Nos. 1, 2, 3, 4, 5 and 6 (incorporated by
               reference to Exhibit 10.2 to Tropical Sportswear Int'l
               Corporation's Registration Statement on Form S-1 filed
               August 15, 1997 and to Exhibit 10.2.1 to Tropical Sportswear
               Int'l Corporation's Quarterly Report on Form 10-Q filed
               February 11, 1998).
10.2      --   Retail -- Domestic Collection Factoring Agreement dated
               October 1, 1995, between Heller Financial, Inc. and Tropical
               Sportswear Int'l Corporation (incorporated by reference to
               Exhibit 10.3 of Tropical Sportswear Int'l Corporation's
               Registration Statement on Form S-1 filed August 15, 1997).
10.3      --   Factoring Agreement dated as of June 9, 1998 between
               NationsBanc Commercial Corporation and Farah Incorporated.*
10.4      --   Loan and Security Agreement dated June 10, 1998 (the "Loan and Security Agreement") among Tropical Sportswear Int'l
               Corporation, Tropical Sportswear Company, Inc., Savane
               International Corp. and Apparel Network Corporation, as
               borrowers, the Lenders named therein and Fleet Capital
               Corporation, as agent.*
10.5      --   First Amendment to the Loan and Security Agreement dated
               July 9, 1998.*
10.6      --   Senior Subordinated Loan Agreement (Bridge Facility) dated as of June 10, 1998 between Tropical Sportswear Int'l
               Corporation and Prudential Credit Corporation.*
10.7      --   Employment Agreement effective November 3, 1997 between
               William W. Compton and Tropical Sportswear Int'l Corporation
               (incorporated by reference to Exhibit 10.4 to Tropical
               Sportswear Int'l Corporation's Annual Report on Form 10-K405
               filed December 23, 1997).
10.8      --   Employment Agreement effective November 3, 1997 between
               Michael Kagan and Tropical Sportswear Int'l Corporation
               (incorporated by reference to Exhibit 10.5 to Tropical
               Sportswear Int'l Corporation's Annual Report on Form 10-K405
               filed December 27, 1997).
10.9      --   Employment Agreement effective November 3, 1997 between
               Richard J. Domino and Tropical Sportswear Int'l Corporation
               (incorporated by reference to Exhibit 10.6 to Tropical
               Sportswear Int'l Corporation's Annual Report on Form 10-K405
               filed December 27, 1997).
10.10     --   Employment Agreement dated May 1, 1998 between Richard C.
               Allender and Tropical Sportswear Int'l Corporation
               (incorporated by reference to Exhibit (c)(5) to Tropical
               Sportswear Int'l Corporation's Schedule 14D-1 filed May 8,
               1998).
10.11     --   Employment Agreement dated June 9, 1998 between Russell G.
               Gibson and Farah Incorporated.*
10.12     --   Employment Agreement dated June 9, 1998 between Gary J.
               Kernaghan and Farah Incorporated.*

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.13     --   Employment Agreement dated June 9, 1998 between Polly Vaughn and Farah Incorporated.*
10.14     --   Employment Agreement dated June 9, 1998 between Michael R.
               Mitchell and Farah Incorporated.*
10.15     --   Employment Agreement dated July 9, 1998 between Gilbert
               Martinez and Farah Incorporated.*
10.16     --   Employment Agreement dated June 9, 1998 between Jackie L.
               Boatman and Farah Incorporated.*
10.17     --   Employee Stock Option Plan of Tropical Sportswear Int'l
               Corporation (incorporated by reference to Exhibit 10.7 to
               Tropical Sportswear Int'l Corporation's Registration
               Statement on Form S-1 filed August 15, 1997).
10.18     --   Non-Employee Director Stock Option Plan of Tropical
               Sportswear Int'l Corporation (incorporated by reference to
               Exhibit 10.8 to Tropical Sportswear Int'l Corporation's
               Registration Statement on Form S-1 filed August 15, 1998).
10.19     --   Amended and Restated Farah Savings and Retirement Plan as of
               January 1, 1991 (incorporated by reference to Exhibit 10.125 to Farah Incorporated's Annual Report on Form 10-K filed
               November 6, 1992).
10.20     --   Addendum to Amended and Restated Farah Savings and
               Retirement Plan dated August 22, 1997.*
10.21     --   Amended and Restated Farah U.S.A. Bargaining Unit Pension
               Plan dated December 31, 1994, effective as of January 1,
               1990.*
10.22     --   Amendment to the Amended and Restated Farah U.S.A.
               Bargaining Unit Pension Plan dated December 13, 1995.*
12.1      --   Statement re: Computation of Ratios.*
21.1      --   Subsidiaries of the Registrant.*
23.1      --   Consent of Alston & Bird, LLP (included in Exhibit 5.1).
23.2      --   Consent of Haynes and Boone, LLP (included in Exhibit 5.2).
23.3      --   Consent of Mechanik Nuccio Smith & Williams, P.A. (included in Exhibit 5.3).
23.4      --   Consent of Ernst & Young LLP.*
23.5      --   Consent of PricewaterhouseCoopers LLP.*
23.6      --   Consent of Arthur Andersen LLP.*
24.1      --   Power of Attorney.*
25.1      --   Statement of Eligibility of Trustee.*
99.1      --   Form of Letter of Transmittal.*


---------------


  * Previously filed


     (b) Financial Statement Schedules.

     Schedule II -- Valuation and Qualifying Accounts of Tropical Sportswear Int'l Corporation (incorporated by reference to such schedule to Tropical Sportswear Int'l Corporation's Annual Report on Form 10-K405 filed December 27,
1997).

     Schedule II -- Valuation and Qualifying Accounts of Farah Incorporated (incorporated by reference to such schedule to Farah Incorporated's Annual Report on Form 10-K filed January 28, 1998).

ITEM 22.  UNDERTAKINGS.

     (a) The Undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on August 31, 1998.


                                          TROPICAL SPORTSWEAR INT'L
                                          CORPORATION


                                          By:       /s/ MICHAEL KAGAN

                                            ------------------------------------

                                                       Michael Kagan


                                                 Executive Vice President,


                                                Chief Financial Officer and
                                                          Secretary



     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on August 31, 1998.



                      SIGNATURE                                     TITLE
                      ---------                                     -----

                          *                            Chairman of the Board, Chief
-----------------------------------------------------    Executive Officer and Director
                 William W. Compton                      (principal executive officer)

                          *                            Executive Vice President, Chief
-----------------------------------------------------    Financial Officer, Secretary
                    Michael Kagan                        and
                                                         Director (principal financial
                                                         officer)

                          *                            Executive Vice
-----------------------------------------------------    President -- Finance
                 N. Larry McPherson                      and Operations and Treasurer
                                                         (principal accounting officer)

                          *                            Executive Vice
-----------------------------------------------------    President -- Global
                 Richard C. Allender                     Affairs and Director

                          *                            Director
-----------------------------------------------------
               Eloy S. Vallina-Laguera

                          *                            Director
-----------------------------------------------------
                Jesus Alvarez-Morodo

                          *                            Director
-----------------------------------------------------
                  Leslie J. Gillock

                          *                            Director
-----------------------------------------------------
                Donald H. Livingstone

                          *                            Director
-----------------------------------------------------
                  Leon H. Reinhart

                      SIGNATURE                                     TITLE
                      ---------                                     -----

                          *                            Director
-----------------------------------------------------
                  Charles J. Smith

               *By: /s/ MICHAEL KAGAN
  ------------------------------------------------
                    Michael Kagan
                  Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on August 31, 1998.


                                          SAVANE INTERNATIONAL CORP.


                                          By:       /s/ MICHAEL KAGAN

                                            ------------------------------------

                                                       Michael Kagan


                                                 Executive Vice President,


                                                Chief Financial Officer and
                                                          Secretary



     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on August 31, 1998.



                      SIGNATURE                                     TITLE
                      ---------                                     -----

                          *                            Chairman of the Board, Chief
-----------------------------------------------------    Executive Officer and
                 William W. Compton                      Director (principal executive
                                                         officer)

                          *                            Executive Vice President, Chief
-----------------------------------------------------    Financial Officer, Secretary
                    Michael Kagan                        and Director (principal
                                                         financial officer)

                          *                            Executive Vice President --
-----------------------------------------------------    Finance and Operations
                 N. Larry McPherson                      (principal accounting
                                                         officer)

                          *                            Director
-----------------------------------------------------
               Eloy S. Vallina-Laguera

                          *                            Director
-----------------------------------------------------
                Jesus Alvarez-Morodo

                          *                            Director
-----------------------------------------------------
                  Leslie J. Gillock

                          *                            Director
-----------------------------------------------------
                Donald H. Livingstone

                          *                            Director
-----------------------------------------------------
                  Leon H. Reinhart

               *By: /s/ MICHAEL KAGAN
  ------------------------------------------------
                    Michael Kagan
                  Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on August 31, 1998.


                                          APPAREL NETWORK CORPORATION


                                          By:       /s/ MICHAEL KAGAN

                                            ------------------------------------

                                                       Michael Kagan


                                                 Executive Vice President,


                                                  Secretary and Treasurer



     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on August 31, 1998.



                      SIGNATURE                                     TITLE
                      ---------                                     -----

                          *                            Chief Executive Officer and
-----------------------------------------------------    Director (principal executive
                 William W. Compton                      officer)
                          *                            Executive Vice President,
-----------------------------------------------------    Secretary, Treasurer and
                    Michael Kagan                        Director (principal financial
                                                         officer)
                          *                            Executive Vice President --
-----------------------------------------------------    Finance and Operations
                 N. Larry McPherson                      (principal accounting
                                                         officer)
                          *                            President and Director
-----------------------------------------------------
                  Richard J. Domino

               *By: /s/ MICHAEL KAGAN
  ------------------------------------------------
                    Michael Kagan
                  Attorney-in-fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on August 31, 1998.


                                          TROPICAL SPORTSWEAR COMPANY, INC.


                                          By:       /s/ MICHAEL KAGAN

                                            ------------------------------------

                                                       Michael Kagan


                                               Vice President, Secretary and
                                                          Treasurer



     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on August 31, 1998.



                      SIGNATURE                                            TITLE
                      ---------                                            -----

                          *                            President and Director (principal executive
-----------------------------------------------------    officer)
                 William W. Compton

                          *                            Vice President, Secretary, Treasurer and
-----------------------------------------------------    Director (principal financial officer)
                    Michael Kagan

                          *                            Executive Vice President -- Finance and
-----------------------------------------------------    Operations (principal accounting officer)
                 N. Larry McPherson

                          *                            Director
-----------------------------------------------------
                    Barbara Steen

               *By: /s/ MICHAEL KAGAN
   -----------------------------------------------
                    Michael Kagan
                  Attorney-in-fact